As filed with the Securities and Exchange Commission on June 18, 2004.

Registration No. 333-115552

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAFLINK CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	7370	95-4346070
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

(425) 278-1100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Glenn L. Argenbright

President and Chief Executive Officer

SAFLINK CORPORATION

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

(425) 278-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

W. Michael Hutchings, Esq. Gray Cary Ware & Freidenrich LLP 701 Fifth Avenue, Suite 7000 Seattle, Washington 98104 (206) 839-4800	Gregg Amber, Esq. Rutan & Tucker, LLP 611 Anton Boulevard, Suite 1400 Costa Mesa, California 92626 (714) 641-5100

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective and the effective time of the merger of a wholly-owned subsidiary of the registrant with and into SSP Solutions, Inc., as described in the Agreement and Plan of Merger and Reorganization, dated as of March 22, 2004, included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(a) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this joint proxy statement/prospectus is a part becomes effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 18, 2004.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT!

SAFLINK Corporation and SSP Solutions, Inc. have agreed to a combination of the two companies under the terms of a merger agreement. SAFLINK and SSP are proposing the merger because they believe that the merger will provide substantial strategic and financial benefits to the stockholders of both companies.

Upon completion of the merger, SSP stockholders will be entitled to receive 0.6 shares of SAFLINK common stock in exchange for each share of SSP common stock held by them at the effective time of the merger. Given the current capital structures of both companies, we anticipate that the security holders of SSP would receive approximately 49% of the combined company’s outstanding fully-converted shares at closing and SAFLINK’s security holders would continue to hold the remaining 51% of the combined company’s outstanding fully-converted shares at closing. SAFLINK common stock is traded on the Nasdaq SmallCap Market under the trading symbol “SFLK.” On June 15, 2004, the last sale price of SAFLINK’s common stock was $2.44 per share, as reported on the Nasdaq SmallCap Market.

SAFLINK and SSP cannot complete the merger unless SAFLINK’s stockholders approve the issuance of shares of SAFLINK common stock pursuant to the merger agreement and SSP’s stockholders approve and adopt the merger agreement and the merger. The obligations of SAFLINK and SSP to complete the merger are also subject to the satisfaction or waiver of several conditions. More information about SAFLINK, SSP and the merger is contained in this joint proxy statement/prospectus. We encourage you to read this joint proxy statement/prospectus, including the section entitled “ Risk Factors” beginning on page 18, before voting.

SAFLINK has filed a separate registration statement relating to the resale by the selling stockholders named in that registration statement of an additional 4,496,400 shares of SAFLINK’s common stock (SEC file number 333-114594). SAFLINK has also filed a separate registration statement relating to the resale by the selling stockholders named in that registration statement of an additional 1,423,540 shares of SAFLINK’s common stock (SEC file number 333-112287).

The SAFLINK board of directors has unanimously approved the merger agreement and the issuance of SAFLINK common stock pursuant to the merger agreement. SAFLINK’s board of directors unanimously recommends that SAFLINK stockholders vote “FOR” the proposal to issue shares of SAFLINK’s common stock pursuant to the merger agreement.

The SSP board of directors has unanimously approved the merger agreement and the merger. SSP’s board of directors unanimously recommends that SSP stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger.

The merger proposal will be voted on at the annual meeting of SAFLINK stockholders and at a special meeting of SSP stockholders. The date, times and places of the meetings are as follows:

For SAFLINK Stockholders:

[Day of Week], [Month] [Day], 2004 at [Time], local time

[Address]

[City, State ZIP]

For SSP Stockholders:

[Day of Week], [Month] [Day], 2004 at [Time], local time

[Address]

[City, State ZIP]

In addition to voting on the proposed share issuance in connection with the merger, SAFLINK’s stockholders only (and not SSP’s stockholders) will be asked to approve the following proposals at the annual meeting:

•	To amend SAFLINK’s certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 500,000,000 shares; and

•	To elect five directors to serve until their respective successors are elected and qualified.

In addition to voting on the merger agreement and the merger, SSP’s stockholders only (and not SAFLINK’s stockholders) will be asked to approve the following proposal at the special meeting:

•	To approve any adjournments of the special meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement and the merger.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting of stockholders of SAFLINK or the special meeting of stockholders of SSP, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card and returning it in the pre-addressed envelope provided as soon as possible. Returning the proxy card does not deprive you of your right to attend the annual meeting of SAFLINK or the special meeting SSP and to vote your shares in person.

We urge you to read carefully this joint proxy statement/prospectus, including the section describing risk factors beginning on page 18, before voting your shares.

We enthusiastically support this combination of two great companies and join with all other members of our respective boards of directors in recommending that you vote FOR the merger proposals.

Sincerely,	Sincerely,
/s/ Glenn L. Argenbright Glenn L. Argenbright Chairman of the Board of Directors, President and Chief Executive Officer SAFLINK Corporation	/s/ Marvin J. Winkler Marvin J. Winkler Co-Chairman of the Board of Directors and Chief Executive Officer SSP Solutions, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined whether this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [Month] [Day], 2004,

and is first being mailed to stockholders on or about [Month] [Day], 2004.

SAFLINK CORPORATION

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [Day of Week], [Month] [Day], 2004

TO THE STOCKHOLDERS OF SAFLINK CORPORATION:

Notice is hereby given that the 2004 annual meeting of the stockholders of SAFLINK Corporation will be held on [Day of Week], [Month] [Day], 2004, beginning at [Time], local time, at [Address], for the following purposes:

1.	To consider and vote on a proposal to approve the issuance of shares of SAFLINK common stock pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of March 22, 2004, by and among SAFLINK, Spartan Acquisition Corporation, a wholly owned subsidiary of SAFLINK, and SSP Solutions, Inc., pursuant to which each share of SSP common stock outstanding at the effective time of the merger will be converted into the right to receive 0.6 shares of SAFLINK common stock and SSP will become a wholly owned subsidiary of SAFLINK.

2.	To consider and vote on a proposal to amend SAFLINK’s certificate of incorporation, to become effective upon completion of the merger, to increase the number of shares of common stock authorized for issuance from 100,000,000 shares to 500,000,000 shares.

3.	To elect five members of SAFLINK’s board of directors, each to hold office until his or her successor is elected and qualified.

4.	To transact any other business that properly comes before the annual meeting.

Stockholders of record at the close of business on June 28, 2004, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for examination by any SAFLINK stockholder, for any purpose relating to the meeting, during ordinary business hours at SAFLINK’s principal offices located at 777 108th Avenue NE, Suite 2100, Bellevue, Washington 98004.

By order of the Board of Directors,

Bellevue, Washington [Month] [Day], 2004	/s/ Jon C. Engman Jon C. Engman Secretary

IMPORTANT:

You are cordially invited to attend the meeting. However, whether or not you plan to attend the meeting in person, please complete, date, and sign the accompanying proxy card and mail it promptly in the return envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

SSP SOLUTIONS, INC.

17861 Cartwright Road

Irvine, California 92614

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [Day of Week], [Month] [Day], 2004

TO THE STOCKHOLDERS OF SSP SOLUTIONS, INC.:

Notice is hereby given that a special meeting of stockholders of SSP Solutions, Inc., a Delaware corporation, will be held on [Day of Week], [Month] [Day], 2004, at [Time], local time, at [Address], for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of March 22, 2004, by and among SAFLINK Corporation, Spartan Acquisition Corporation, a wholly owned subsidiary of SAFLINK, and SSP Solutions, Inc., and to approve the transactions contemplated thereby, pursuant to which each share of SSP common stock outstanding at the effective time of the merger will be converted into the right to receive 0.6 shares of SAFLINK common stock and SSP will become a wholly owned subsidiary of SAFLINK.

2.	To approve any adjournments of the special meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of the foregoing proposal.

3.	To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

SSP’s board of directors has fixed the close of business on June 15, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only holders of SSP’s common stock at the close of business on the record date are entitled to vote at the special meeting.

For ten days prior to the meeting, a complete list of stockholders entitled to vote at the special meeting will be available for inspection at SSP’s executive offices. Stockholders attending the special meeting whose shares are held in the name of a broker or other nominee should bring with them a proxy or letter from that firm confirming their ownership of shares.

Accompanying this notice are a proxy card and a joint proxy statement/prospectus. PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. As described in the joint proxy statement/prospectus, the proxy may be revoked at any time prior to its exercise at the meeting.

By order of the Board of Directors,

/s/ KRIS SHAH
Irvine, California	Kris Shah
[Month] [Day], 2004	Secretary

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the special meeting of stockholders. However, even if you do plan to attend, please promptly complete, sign, date and mail the enclosed proxy card in the envelope provided. Returning a signed proxy card will not prevent you from voting in person at the special meeting, if you so desire, but will help SSP to secure a quorum and reduce the expense of additional proxy solicitation.

ADDITIONAL INFORMATION

SAFLINK’s annual report on Form 10-K for the fiscal year ended December 31, 2003, and SSP’s annual report on Form 10-KSB for the fiscal year ended December 31, 2003, have been included with this joint proxy statement/prospectus as separate enclosures for your convenience.

This document incorporates important business and financial information about SAFLINK and SSP from documents that SAFLINK and SSP have filed with the Securities and Exchange Commission and that have not been included in or delivered with this document. Also, please see “Where You Can Find More Information” on page 134 of this joint proxy statement/prospectus.

SAFLINK Corporation

SAFLINK Corporation, which we refer to as SAFLINK, will provide you with copies of documents relating to SAFLINK that are incorporated by reference in this joint proxy statement/prospectus, without charge, upon written or oral request to:

SAFLINK Corporation

777 108th Avenue NE, Suite 2100

Bellevue, WA 98004

Attention: Investor Relations

Telephone No.: (425) 278-1100

Certain of the incorporated information also is available to investors via SAFLINK’s website, www.saflink.com. Information included in SAFLINK’s website is not incorporated by reference in this joint proxy statement/prospectus.

SSP Solutions, Inc.

SSP Solutions, Inc., which we refer to as SSP, will provide you with copies of documents relating to SSP that are incorporated by reference in this joint proxy statement/prospectus, without charge, upon written or oral request to:

SSP Solutions, Inc.

17861 Cartwright Road

Irvine, CA 92614

Attention: Investor Relations

Telephone No.: (949) 851-1085

Certain of the incorporated information also is available to investors via SSP’s website, www.ssplitronic.com. Information included in SSP’s website is not incorporated by reference in this joint proxy statement/prospectus.

In order for you to receive timely delivery of the documents in advance of the SAFLINK annual meeting and the SSP special meeting, we should receive your request for additional information no later than [Month] [Day], 2004.

“SAFLINK,” “The Power of Biometric Authentication,” “Protecting your enterprise through secure authentication” and “Identity Assurance Management” are a trademarks of SAFLINK Corporation or its subsidiaries, which may be registered in certain jurisdictions. “SSP,” “SSP Solutions,” “Litronic,” “Making the Internet a Safer Place for Business,” “Demand Your Digital Rights,” “Trusted Symbol of the Digital Economy,” “Active Cryptos,” “Advanced Cryptos,” “ Universal Secure Access Card,” “Core-to-the-Edge,” “NetSign,” “Argus,” “Maestro,” “Forté,” “Jforté,” and “Profile Manager” are trademarks of SSP Solutions, Inc. or its subsidiaries, which may be registered in certain jurisdictions. All other trademarks are owned by their respective owners.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	SAFLINK and SSP have agreed to combine under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, SAFLINK stockholders must vote to approve the issuance of shares of SAFLINK common stock in connection with the merger and SSP stockholders must vote to approve and adopt the merger agreement and the merger.

SAFLINK and SSP will hold separate meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the annual meeting of SAFLINK stockholders and the special meeting of SSP stockholders. You should read it carefully. The enclosed voting materials allow you to vote your shares of SAFLINK common stock or SSP common stock without attending your stockholders’ meeting.

Your vote is important. We encourage you to vote as soon as possible.

For specific information regarding the merger agreement, see “The Merger Agreement” beginning on page 76 of this joint proxy statement/prospectus.

Q:	Why are SAFLINK and SSP proposing the merger?

A:	SAFLINK and SSP believe that a combination of the two companies will provide substantial strategic and financial benefits to the stockholders of both companies. We both believe that a combined company will create a stronger and more competitive company in both the commercial and government sectors by enabling it to offer a solution integrating biometrics with smart cards. We both believe that the combined company will benefit from a strong balance sheet and will be able to capitalize on opportunities in the government and commercial sectors by providing biometric, smart card, and physical access control solutions.

The merger also involves risks, which are described under “Risk Factors” beginning on page 18 of this joint proxy statement/prospectus.

To review the reasons for the merger and how the boards of directors of SAFLINK and SSP evaluated the potential benefits and risks of the merger, see “The Merger—SAFLINK’s Reasons for the Merger” beginning on page 48, “Annual Meeting of SAFLINK Stockholders—Recommendation of the Board of Directors of SAFLINK” beginning on page 35, “The Merger—SSP’s Reasons for the Merger” beginning on page 59, and “The Merger—Recommendation of SSP’s Board of Directors” beginning on page 61 of this joint proxy statement/prospectus.

Q:	What will happen in the merger?

A:	The businesses of SAFLINK and SSP will be combined in a stock-for-stock transaction. At the closing, Spartan Acquisition Corporation, a newly formed, wholly owned subsidiary of SAFLINK, will merge with SSP, with SSP surviving the merger as a wholly owned subsidiary of SAFLINK. In exchange for their shares of SSP common stock, the former stockholders of SSP will receive shares of SAFLINK common stock.

Q:	What will a stockholder receive if the merger occurs?

A:	SAFLINK Stockholders:

After the merger, SAFLINK stockholders will continue to hold the shares of SAFLINK common stock that they own immediately before the merger. However, those shares will represent a smaller proportion of the outstanding shares of SAFLINK. As a result of the merger, the former SAFLINK stockholders will own approximately 51% of the common stock of the combined company following the merger, computed on a fully-diluted basis, assuming the exercise and conversion of all outstanding SAFLINK and SSP common stock, options, warrants and convertible promissory notes.

A:	SSP Stockholders:

SSP stockholders will receive 0.6 shares of SAFLINK common stock in exchange for each share of SSP common stock owned at the effective time of the merger. As a result of the merger, SSP stockholders will own approximately 49% of the common stock of the combined company following the merger, computed on a fully-diluted basis, assuming the exercise and conversion of all outstanding SAFLINK and SSP common stock, options, warrants and convertible promissory notes.

Example: If an SSP stockholder owns ten shares of SSP common stock immediately before the merger, after the merger he or she will be entitled to receive six shares of SAFLINK common stock.

Q:	How was the exchange ratio determined?

A:	The exchange ratio was determined in negotiations by the two companies and reflects the relative recent market prices of the two companies’ common stock, the number of shares outstanding and other factors that the boards of directors considered relevant.

Q:	When and where are the stockholders’ meetings?

A:	SAFLINK Annual Meeting:

The annual meeting of SAFLINK stockholders will take place at [Address] at [Time], local time, on [Day of Week], [Month] [Day], 2004.

A:	SSP Special Meeting:

The special meeting of SSP stockholders will take place at [Address] at [Time], local time, on [Day of Week], [Month] [Day], 2004.

Q:	What vote of SAFLINK stockholders is required to approve the issuance of shares of SAFLINK common stock pursuant to the merger agreement?

A:	Approval of the proposal to issue shares of SAFLINK common stock pursuant to the merger agreement requires the presence, in person or by proxy, of the holders of a majority of the shares of SAFLINK common stock outstanding as of the record date, and the affirmative vote of a majority of the total votes cast at the annual meeting. Certain executive officers, directors and stockholders of SAFLINK, representing approximately [ ]% of the shares of SAFLINK common stock outstanding as of the record date, have agreed to vote their shares in favor of the proposal to issue of shares of SAFLINK common stock pursuant to the merger agreement.

Q:	What vote of SSP stockholders is required to approve and adopt the merger agreement and the merger?

A:	Approval of the proposal to approve and adopt the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of SSP common stock outstanding as of the record date. Certain executive officers, directors and stockholders of SSP, representing approximately 35.8% of the shares of SSP common stock outstanding as of the record date, have agreed to vote their shares in favor of the proposal to approve and adopt the merger agreement and the merger.

Q:	How does the board of directors of SAFLINK or SSP recommend that I vote?

A:	SAFLINK Stockholders:

SAFLINK’s board of directors unanimously recommends that SAFLINK stockholders vote “FOR” the proposal to approve the issuance of shares of SAFLINK common stock pursuant to the merger agreement, “FOR” the proposal to amend SAFLINK’s certificate of incorporation to increase the number of authorized shares of capital stock, and “FOR” the proposal the elect five directors of SAFLINK, each to hold office until his or her successor is elected and qualified. For a more complete description of the recommendation of SAFLINK’s board of directors, see “Annual Meeting of SAFLINK Stockholders—Recommendation of the Board of Directors of SAFLINK” on page 35 of this joint proxy statement/prospectus.

A:	SSP Stockholders:

SSP’s board of directors unanimously recommends that SSP stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger, and “FOR” the proposal to approve any adjournment of the special meeting. For a more complete description of the recommendation of SSP’s board of directors, see “The Merger—Recommendation of SSP’s Board of Directors” on page 61 of this joint proxy statement/prospectus.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in this joint proxy statement/prospectus, including the annexes. There are several ways your shares can be represented at your stockholders’ meeting. You can attend your stockholders’ meeting in person or you can indicate on the enclosed proxy card how you want to vote and return it in the accompanying pre-addressed postage paid envelope. It is important that you sign, date and return each proxy card and voting instruction card you receive as soon as possible. You may choose to vote in person even if you have previously sent in your proxy card.

Q:	How do I cast my vote?

A:	If you are a holder of record, you may vote in person at your stockholders’ meeting or by granting a proxy for your stockholders’ meeting. You can grant your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares?

A:	If you hold shares in a stock brokerage account or if your shares are held by a bank or nominee (in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. You should follow the directions provided by your broker or nominee regarding how to instruct your broker to vote your shares.

Q:	Can I change my vote or voting instructions after I have delivered my proxy or voting instructions?

A:	Yes. You can change your vote or voting instructions at any time before a vote is taken at the stockholders’ meeting. You can do this one of three ways:

•	first, you can send a written notice of revocation;

•	second, you can grant a new, valid proxy or voting instructions; or

•	third, if you are a holder of record, you can attend the stockholders’ meeting and vote in person; however, your attendance alone will not revoke your proxy or voting instructions.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy or voting instructions to the corporate secretary of SAFLINK or SSP, as appropriate, before the applicable stockholders’ meeting. However, if your shares are held in a street name at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Q:	What if I do not indicate how to vote on my proxy card or in my voting instructions?

A:	If you sign, date and mail your proxy card or voting instructions without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposals.

Q:	What if I do not vote or give instructions?

A:	If you are an SSP stockholder and if you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in street name, the effect will the same as a vote against the proposal to approve and adopt the merger. Abstentions and broker non-votes have no effect on the vote for the proposal to approve any adjournment of the special meeting. A broker non-vote occurs when a broker submits a proxy card with respect to the shares held in street name but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner of the shares.

If you are a SAFLINK stockholder, the failure to cast your vote or to give voting instructions will not have any impact on the proposal to issue shares of SAFLINK common stock pursuant to the merger agreement. Abstentions will count toward the presence of a quorum, but will not be considered votes cast and will therefore have no impact on the proposal to issue shares of SAFLINK common stock pursuant to the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against the proposal to amend SAFLINK’s certificate of incorporation to increase the number of authorized capital stock if you are a SAFLINK stockholder. Abstentions and broker non-votes have no effect on the vote for directors.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, if you are an SSP stockholder, you will receive written instructions from the exchange agent on how to exchange your SSP stock certificates for certificates representing shares of SAFLINK common stock. Please do not send in your stock certificates with your proxy.

Q:	Are SSP’s stockholders entitled to appraisal rights in the merger?

A:	Yes. Holders of SSP’s common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger, except to the extent that a court or applicable legal authority rules otherwise. Please see “The Merger—Appraisal Rights” beginning on page 72 of this joint proxy statement/prospectus.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as practicable and currently expect to complete the merger in the third calendar quarter of 2004 if it is approved by stockholders. However, we cannot predict the exact timing of the completion of the merger.

Q:	Who can help answer my questions?

A:	If you have additional questions about the matters described in this joint proxy statement/prospectus or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, you should contact:

If you are a SAFLINK stockholder: SAFLINK Corporation 777 108th Avenue NE, Suite 2100 Bellevue, WA 98004 Attention: Investor Relations Telephone No.: (425) 278-1100	If you are an SSP stockholder: SSP Solutions, Inc. 17861 Cartwright Road Irvine, CA 92614 Attention: Investor Relations Telephone No.: (949) 851-1085

You may also obtain additional information about SAFLINK and SSP from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page 133 of this joint proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. SAFLINK and SSP encourage you to read carefully the remainder of this joint proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at your stockholders’ meeting. See also “Where You Can Find More Information” on page 133 of this joint proxy statement/prospectus. We have included references to other portions of this joint proxy statement/prospectus to direct you to a more complete description of the topics presented in this summary.

The Companies (see page 41)

SAFLINK Corporation

777 108th Avenue NE, Suite 2100

Bellevue, WA 98004

(425) 278-1100

SAFLINK offers software solutions that protect intellectual property, secure information assets, control access to physical facilities, and eliminate passwords. SAFLINK’s Secure Authentication Framework software provides Identity Assurance Management, allowing administrators to verify the identity of users and control their access to computer networks, physical facilities, applications, event tracking systems, and time and attendance systems. SAFLINK develops application software and resells hardware and device control software from leading manufacturers of biometric hardware devices. SAFLINK’s products may be used to protect business and personal assets and to replace passwords, keys, and personal identification numbers in order to safeguard and simplify access to electronic systems, buildings, and secure areas. Biometric technologies automatically identify computer users by electronically capturing a specific biological or behavioral characteristic of that individual, such as a fingerprint, iris pattern, voiceprint or facial feature, creating a unique digital identifier from that characteristic and then comparing it against a previously created and stored digital identifier. Because this process relies on largely unalterable human characteristics, it is both highly secure and highly convenient for the individual seeking access.

For additional information about SAFLINK and its business, see “The Merger—The Companies—SAFLINK” beginning on page 41 and “Where You Can Find More Information” on page 133 of this joint proxy statement/prospectus.

SSP Solutions, Inc.

17861 Cartwright Road

Irvine, CA 92614

(949) 851-1085

SSP provides high-grade information security solutions, designing and developing innovative data and communication security products for both corporate and government institutions. For many years, SSP has provided network security, desktop protection, and high assurance messaging systems for many organizations of the U.S. government, including the Department of Defense and the National Security Agency. SSP’s recently released NetSign Privacy Agent product is designed to provide similar levels of security to private enterprise and individual users.

SSP provides a secure operating system and software and hardware products for network communication systems, including secure instant messaging. Following are examples of the uses for these products:

•	software for the authorization, authentication, and administration of an organization’s security protocols;

•	tokens and card reader products that can be used by an organization and its members to protect digital information, thereby securing the transmission of that digital information via encryption or decryption of that information on a real-time basis and outside of the computer’s central processing unit and operating system; and

•	privacy control technology to protect the user’s digital identity, personal information, email, passwords, and files.

In addition to selling hardware and software products, SSP develops technologies and provides support and maintenance services for specific government communications programs. SSP’s products sold to government are designed and developed in the United States.

For additional information about SSP and its business, see “The Merger—The Companies—SSP” beginning on page 42 and “Where You Can Find More Information” on page 133 of this joint proxy statement/prospectus.

Spartan Acquisition Corporation

Spartan Acquisition Corporation is a Delaware corporation and a wholly owned subsidiary of SAFLINK. Spartan Acquisition Corporation was organized solely for the purpose of entering into the merger agreement with SSP and completing the merger. It has not conducted any business operations. If the merger is completed, Spartan Acquisition Corporation will cease to exist following its merger with and into SSP.

Annual Meeting of SAFLINK Stockholders (see page 35)

The 2004 annual meeting of SAFLINK stockholders, which is referred to as the SAFLINK annual meeting, will be held at [Address] at [Time], local time, on [Day of Week], [Month] [Day], 2004. At the SAFLINK annual meeting, SAFLINK stockholders will be asked to vote on a proposal to approve the issuance of SAFLINK common stock in connection with the merger and to amend SAFLINK’s certificate of incorporation to increase the number of authorized shares of SAFLINK capital stock. The affirmative vote of the holders of at least a majority of the votes cast at the SAFLINK annual meeting is required to approve the issuance of SAFLINK common stock in connection with the merger, assuming that the votes cast represent more than 50% of the SAFLINK common stock entitled to vote at the annual meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of SAFLINK common stock entitled to vote at the meeting is required to amend SAFLINK’s certificate of incorporation to increase the number of authorized shares of capital stock. If a SAFLINK stockholder abstains or does not vote at the SAFLINK annual meeting, either in person or by proxy, or if any stockholder does not instruct its broker how to vote, it will have no impact on the proposal to issue shares of SAFLINK common stock in connection with the merger, but it will have the same effect as a vote against the proposal to amend SAFLINK’s certificate of incorporation. SAFLINK reserves the right to abandon or modify the proposed amendment to the certificate of incorporation at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after the approval of stockholders has been obtained, upon approval of the board of directors of SAFLINK and as permitted by the merger agreement.

In addition, SAFLINK stockholders will be asked to elect five directors, each to serve until his or her successor is elected and qualified. If a quorum is present and voting, the five nominees for director receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes have no effect on the vote for directors.

If the merger is completed, the election of directors and any other items which may properly come before the stockholders at the annual meeting will, as a result, be superseded by the terms of the merger agreement and the effects of the merger.

Special Meeting of SSP Stockholders (see page 38)

The special meeting of the SSP stockholders, which is referred to as the SSP special meeting, will be held at [Address] at [Time], local time, on [Day of Week], [Month] [Day], 2004. At the SSP special meeting, SSP stockholders will be asked to vote on a proposal to approve and adopt the merger agreement and the merger and to approve any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger proposal. Approval and adoption of the merger agreement and the merger require the affirmative vote of the holders of at least a majority of the shares of SSP common stock that are outstanding and entitled to vote at the SSP special meeting. If an SSP stockholder abstains or does not vote at the SSP special meeting, either in person or by proxy, or if any stockholder does not instruct its broker how to vote, it will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger. The affirmative vote of the holders of at least a majority of the shares present at the SSP special meeting is required to approve any adjournment of the meeting, including for purposes of soliciting additional proxies in favor of the merger proposal, whether or not a quorum is present.

The Merger (see page 41)

SAFLINK and SSP have agreed to the combination of SAFLINK and SSP under the terms of the merger agreement described in this joint proxy statement/prospectus. We have attached the merger agreement as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

Under the terms of the merger agreement, Spartan Acquisition Corporation, a newly formed, wholly owned subsidiary of SAFLINK, will merge with and into SSP and the separate corporate existence of Spartan Acquisition Corporation will cease. SSP will be the surviving corporation in the merger and will continue as a wholly owned subsidiary of SAFLINK.

Upon completion of the merger, SSP stockholders will be entitled to receive 0.6 shares of SAFLINK common stock for each share of SSP common stock owned as of the effective time of the merger.

All shares of SSP preferred stock will be converted into shares of SSP common stock immediately prior to the merger according to the terms of SSP’s certificate of incorporation. Stockholders of SAFLINK will continue to own their existing shares of SAFLINK common stock.

The merger is subject to, among other things, the approval of the share issuance pursuant to the merger agreement by the stockholders of SAFLINK, the approval and adoption of the merger agreement and the merger by the stockholders of SSP, and other customary closing conditions. We expect the merger to be completed in the third quarter of 2004.

We encourage you to read the merger agreement carefully because it is the legal document that governs the merger and related matters.

Amendment to SAFLINK’s Certificate of Incorporation—Increase of Authorized Capital Stock (see page 108)

At SAFLINK’s annual meeting, SAFLINK stockholders will be asked to approve an amendment to SAFLINK’s certificate of incorporation increasing the number of authorized shares of common stock from 100,000,000 to 500,000,000. The proposed amendment will not change the number of authorized shares of preferred stock. Approval by SAFLINK’s stockholders of the amendment to SAFLINK’s certificate of incorporation to increase the number of authorized shares of capital stock is a condition to closing under the merger agreement. If the amendment is approved by SAFLINK stockholders and the merger is to be completed, SAFLINK plans to file the amendment to its certificate of incorporation to increase the number of authorized shares of capital stock immediately prior to the merger. If the merger and merger agreement are not approved and adopted by SSP stockholders or the merger otherwise cannot be completed, SAFLINK does not intend to file the amendment to its certificate of incorporation to increase the number of authorized shares of capital stock. SAFLINK reserves the right to abandon or modify the proposed amendment to the certificate of incorporation to increase the number of authorized shares of capital stock at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after the approval of stockholders has been obtained, upon approval of the board of directors of SAFLINK and as permitted by the merger agreement.

Stockholder Vote Required (see pages 36 and 38)

For SAFLINK Stockholders:

The affirmative vote of the holders of at least a majority of the shares cast at the SAFLINK annual meeting is required to approve the issuance of SAFLINK common stock in connection with the merger, assuming that the votes cast represent more than 50% of the SAFLINK common stock entitled to vote at the annual meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of SAFLINK common stock entitled to vote at the annual meeting is required to amend SAFLINK’s certificate of incorporation to increase the number of authorized shares of capital stock. If a SAFLINK stockholder abstains or does not vote at the SAFLINK annual meeting, either in person or by proxy, or if any stockholder does not instruct its broker how to vote, it will have no impact on the proposal to issue shares of SAFLINK common stock in connection with the merger, but it will have the same effect as a vote against the proposal to amend the certificate of incorporation. If a quorum is present and voting, the five nominees for director receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes have no effect on the vote for directors.

THE MERGER WILL NOT BE COMPLETED UNLESS SAFLINK STOCKHOLDERS APPROVE THE SHARE ISSUANCE AND THE AMENDMENT TO SAFLINK’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED CAPITAL STOCK, ALTHOUGH SAFLINK AND SSP COULD JOINTLY DETERMINE TO WAIVE THE CONDITION AS TO THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION WHETHER OR NOT STOCKHOLDER APPROVAL FOR SUCH PROPOSAL IS OBTAINED.

On the record date, directors and executive officers of SAFLINK and their affiliates beneficially owned or had the right to vote shares of SAFLINK common stock representing approximately [            ]% of the shares of SAFLINK common stock outstanding on the record date. To SAFLINK’s knowledge, directors and executive officers of SAFLINK and their affiliates intend to vote their common stock in favor of the proposals described in the two preceding paragraphs. Certain executive officers, directors and stockholders of SAFLINK, representing approximately [            ]% of the shares of SAFLINK common stock outstanding as of the record date, have agreed to vote their shares in favor of the proposal to issue of shares of SAFLINK common stock pursuant to the merger agreement.

For SSP Stockholders:

Approval and adoption of the merger agreement and the merger require the affirmative vote of the holders of at least a majority of the outstanding shares of SSP common stock. The affirmative vote of the holders of at least a majority of the shares present at the SSP special meeting is required to approve any adjournment of the meeting, including for purposes of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement and the merger, whether or not a quorum is present.

THE MERGER WILL NOT BE COMPLETED UNLESS SSP STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

On the record date, directors and executive officers of SSP and their affiliates beneficially owned or had the right to vote shares of SSP common stock representing approximately 24.5% of the shares of SSP common stock outstanding on the record date. To SSP’s knowledge, directors and executive officers of SSP and their affiliates intend to vote their common stock in favor of the proposals described in the two preceding paragraphs. Certain executive officers, directors and stockholders of SSP, representing approximately 35.8% of the shares of SSP common stock outstanding as of the record date, have agreed to vote their shares in favor of the proposal to approve and adopt the merger agreement and the merger.

Conditions to Completion of the Merger (see page 85)

Completion of the merger depends upon the satisfaction or waiver, where permitted by the merger agreement, of a number of conditions, including but not limited to the following:

•	Approval and adoption of the merger agreement and the merger by SSP stockholders;

•	Approval by SAFLINK stockholders of the issuance of shares of SAFLINK common stock in connection with the merger and the amendment of SAFLINK’s certificate of incorporation;

•	The Securities and Exchange Commission, or SEC, declaring effective the registration statement filed on Form S-4, of which this joint proxy statement/prospectus is a part;

•	Absence of any law, regulation or court order prohibiting the merger;

•	Receipt of governmental consents and authorizations;

•	Receipt of opinions of counsel to SSP and SAFLINK that the merger will qualify as a tax-free reorganization;

•	Exercise of appraisal rights by the holders of not more than 5% of the shares of SSP common stock;

•	Appointment of directors as set forth in the merger agreement;

•	Authorization by Nasdaq of the listing on the Nasdaq SmallCap Market of the shares of SAFLINK common stock to be issued in the merger;

•	The representations and warranties in the merger agreement made by each party being true and correct in all material respects as of the date made and as of the closing date (except for representations or warranties expressly made as of a specific date, which must be true and correct in all material respects as of such date);

•	Approval of those persons or entities whose consent or approval is required under certain agreements;

•	Minimum levels of cash and cash equivalent assets for SSP and SAFLINK as of the effective time;

•	Reserving or setting aside an aggregate of 3,000,000 shares of restricted stock and/or options under SAFLINK’s stock option plan for issuance after the merger to persons who were officers, directors, employees, consultants or contractors of SSP prior to the merger;

•	Exercise or modification of all warrants to purchase shares of SAFLINK’s common stock containing certain provisions;

•	Termination of SSP’s employment agreements with each of Kris Shah, Marvin J. Winkler and any other executive level employees of SSP;

•	Entering into noncompetition agreement by certain employees of SSP;

•	Termination of SSP’s employee stock purchase plan;

•	Continued effectiveness of all SSP government contracts; and

•	Neither party having suffered any change that is reasonably likely to have a material adverse effect on that party.

Each of SAFLINK and SSP can terminate the merger agreement if the merger has not closed by August 31, 2004, or by September 30, 2004, if the only closing condition that has not been satisfied or waived is the SEC declaring effective the registration statement filed on Form S-4, of which this joint proxy statement/prospectus is a part, or the receipt of other governmental approvals and consents.

Appraisal Rights (see page 72)

SAFLINK stockholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

Holders of SSP common stock will be permitted to exercise appraisal rights under the Delaware General Corporation Law in connection with the merger, except to the extent that a court or applicable legal authority rules otherwise.

Our Reasons for the Merger and Recommendations to Stockholders (see pages 48 and 59)

To SAFLINK Stockholders:

For the factors considered by SAFLINK’s board of directors in reaching its decision to approve the issuance of its common stock in connection with the merger agreement and the amendment of its certificate of incorporation, see “The Merger—SAFLINK’s Reasons for the Merger” beginning on page 48, and “Annual Meeting of SAFLINK Stockholders—Recommendation of the Board of Directors of SAFLINK” on page 35 of this joint proxy statement/prospectus.

SAFLINK’s board of directors believes that the merger agreement, the merger and the issuance of SAFLINK common stock are advisable, fair to and in the best interest of SAFLINK and SAFLINK stockholders and unanimously recommends that SAFLINK stockholders vote FOR the proposal to issue shares of SAFLINK common stock pursuant to the merger agreement and FOR the proposal to amend SAFLINK’s certificate of incorporation to increase its authorized capital stock. SAFLINK’s board of directors also unanimously recommends that SAFLINK stockholders vote FOR the proposal to elect five directors of SAFLINK, each to serve until his or her successor is elected and qualified.

To SSP Stockholders:

For the factors considered by SSP’s board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see “The Merger—SSP’s Reasons for the Merger” beginning on page 59 and “The Merger—Recommendations of SSP’s Board of Directors” on page 61 of this joint proxy statement/prospectus.

SSP’s board of directors believes that the merger agreement and the merger are advisable, fair to and in the best interest of SSP and SSP stockholders and unanimously recommends that SSP stockholders vote FOR the proposal to approve and adopt the merger agreement and the merger. SSP’s board of directors also unanimously recommends that SSP stockholders vote FOR the proposal to approve any adjournments of the special meeting.

Opinions of Financial Advisors (see pages 50 and 62)

In connection with its consideration of the merger, each of the SAFLINK and SSP boards of directors received an opinion of its respective financial advisor.

C.E. Unterberg, Towbin LLC delivered its written opinion, dated as of March 21, 2004, to the board of directors of SAFLINK that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the ratio to exchange SSP common stock for SAFLINK common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of the outstanding shares of SAFLINK common stock.

C.E. Unterberg, Towbin provided its opinion for the information and assistance of SAFLINK’s board of directors in connection with its consideration of the merger. The C.E. Unterberg, Towbin opinion is not a recommendation of how any SAFLINK or SSP stockholder should vote or act on any matter relating to the merger. The full text of the written opinion of C.E. Unterberg, Towbin, which sets forth the assumptions made, matters considered and limitations on the review undertaken with the opinion, is contained in Annex E to this joint proxy statement/prospectus. We urge you to read the opinion in its entirety.

Wedbush Morgan Securities Inc. delivered its written opinion, dated as of March 22, 2004, to the board of directors of SSP that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by SSP’s stockholders in connection with the merger was fair, from a financial point of view, to SSP stockholders.

Wedbush Morgan provided its opinion for the information and assistance of SSP’s board of directors in connection with its consideration of the merger. The Wedbush Morgan opinion is not a recommendation of how any SSP or SAFLINK stockholder should vote or act on any matter relating to the merger. The full text of the written opinion of Wedbush Morgan, which sets forth the assumptions made, matters considered and limitations on the review undertaken with the opinion, is contained in Annex F to this joint proxy statement/prospectus. We urge you to read the opinion in its entirety.

Board of Directors and Management Following the Merger (see page 105)

We have agreed that, following the merger, SAFLINK’s board of directors will have seven members. Initially, three of the members of SAFLINK’s board of directors will be current directors of SAFLINK that have been designated by SAFLINK to continue as directors following the merger, three of the members have been designated by SSP, and one member will be designated by the other six members.

Upon completion of the merger, Glenn L. Argenbright, SAFLINK’s current chairman, president and chief executive officer, will continue to serve as a director, president and chief executive officer of the combined company. Richard P. Kiphart, formerly chairman of Memphis-based Concord EFS and a managing director of William Blair & Company, LLC investment banking firm, will become chairman of the board of directors of the combined company. Kris Shah, SSP’s co-chairman and president, will maintain his role as president of SSP as a wholly owned subsidiary of SAFLINK following the merger. SAFLINK has designated Mr. Argenbright, Gordon E. Fornell, and Steven M. Oyer to serve as directors of the combined company. SSP has designated Mr. Kiphart, Mr. Shah and Marvin J. Winkler to serve as directors of the combined company.

Additional Interests of our Executive Officers and Boards of Directors in the Merger (see page 67)

The executive officers of SAFLINK and SSP and the members of the SAFLINK and SSP boards of directors have interests in the merger that are different from, or in addition to, the interests of stockholders generally. Several executive officers of SAFLINK and SSP, including officers who also are directors, have employment or severance agreements that may entitle them to payments or other benefits following the completion of the merger. In addition, certain of these executive officers are or may become entitled to specific benefits under employee benefit plans as a result of the merger.

The SAFLINK and SSP boards of directors were aware of and discussed and considered these interests when they approved the merger.

Treatment of SSP Stock Options and Warrants (see page 83)

Upon completion of the merger, SAFLINK will assume all options to purchase SSP common stock and all warrants to purchase SSP common stock then outstanding under SSP’s option agreements, stock option plans and warrant agreements. After the merger, each option and warrant will represent the right to purchase that number of shares of SAFLINK common stock equal to the number of shares of SSP common stock covered by the option or warrant, as applicable, immediately before the merger multiplied by 0.6, rounded down to the nearest whole share. The exercise price per share of SAFLINK common stock subject to each option or warrant will equal the pre-conversion price per share of SSP common stock subject to such option or warrant, as applicable, divided by the exchange ratio, rounded down to the nearest whole cent.

Tax Consequences (see page 69)

SAFLINK and SSP intend that the merger will qualify as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended. If the merger qualifies as a reorganization, SSP stockholders will generally not recognize gain or loss for United States federal income tax purposes upon the receipt of SAFLINK common stock in the merger. SAFLINK stockholders will not exchange their SAFLINK common stock in the merger and accordingly will not recognize any taxable gain or loss as a result of the merger. It is a condition to completion of the merger that SAFLINK and SSP each receive a legal opinion from its counsel that the merger will constitute a reorganization within the meaning of the Internal Revenue Code of 1986, as amended.

Tax matters are very complicated and the tax consequences of the merger to you will depend upon the facts of your situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Accounting Treatment (see page 70)

SAFLINK will account for the merger as a purchase of SSP by SAFLINK under the purchase method of accounting. Under purchase accounting, SAFLINK will record the fair value of the consideration given for the SSP common stock and for options and warrants to purchase SSP common stock assumed by SAFLINK, plus the amount of direct transaction costs as the cost of acquiring SSP. SAFLINK will allocate these costs to the individual assets and liabilities being acquired, including various identifiable intangible assets such as developed technology, acquired trade names, acquired patents, customer relationships, and non-compete agreements, based on their respective fair values.

Regulatory Approvals (see page 71)

We are not aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and compliance with applicable corporate laws of Delaware.

Restrictions on Alternative Transactions (see pages 81 and 82)

The merger agreement contains restrictions on the ability of each of SAFLINK and SSP to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in the applicable company. Notwithstanding these restrictions, the merger agreement provides that if either party receives an acquisition or takeover proposal from a third party that is a superior proposal, as defined in the merger agreement, it may, under limited circumstances, furnish non-public information to that third party, engage in negotiations regarding the superior proposal with that third party and change its recommendation in favor of the merger or the proposals submitted to stockholders in connection with the merger. Even if SAFLINK or SSP receives a proposal from a third party that is a superior proposal or changes its recommendation in favor of the merger or the related proposals, it is obligated to hold a stockholders meeting relating to the merger proposals which are the subject of this joint proxy statement/prospectus.

Termination Fee and Expenses (see page 89)

The merger agreement provides that, under specified circumstances, SAFLINK or SSP may be required to pay the other party’s expenses related to the merger and a termination fee of $2.0 million.

Summary Selected Historical Financial Data for SAFLINK

The summary selected historical financial data of SAFLINK have been derived from the audited historical consolidated financial statements and related notes of SAFLINK as of and for each of the years in the five-year period ended December 31, 2003, and from the unaudited historical consolidated financial statements as of March 31, 2004, and for the three months ended March 31, 2003, and 2004.

You should read the following information together with SAFLINK’s consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in SAFLINK’s annual report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference in this joint proxy statement/prospectus and has been included in the mailing of this joint proxy statement/prospectus for your convenience.

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(in thousands except per share data)
Summary Operating Data:
Revenue	$802	$597	$2,015	$2,006	$402	$1,523	$1,303
Net loss	$(1,987)	$(2,012)	$(10,736)	$(6,223)	$(14,138)	$(8,956)	$(3,927)
Preferred stock dividend and accretion	—	—	—	$4,731	$1,485	$348	$104
Net loss attributable to common stockholders	$(1,987)	$(2,012)	$(10,736)	$(10,954)	$(15,623)	$(9,304)	$(4,031)
Basic and diluted loss per common share:
Net loss attributed to common stockholders	$(0.07)	$(0.09)	$(0.42)	$(0.73)	$(3.47)	$(3.12)	$(1.61)
Weighted average number of common shares	29,370	21,874	25,505	14,919	4,499	2,983	2,506

	As of March 31,	As of December 31,
	2004	2003	2002	2001	2000	1999
	(in thousands except per share data)
Summary Balance Sheet Data:
Total assets	$19,332	$12,848	$8,618	$625	$7,997	$6,782
Total liabilities	$5,593	$1,747	$1,355	$5,388	$6,395	$1,184
Working capital	$11,580	$6,711	$7,064	$(3,627)	$(3,278)	$5,394
Long-term debt	—	—	—	$1,506	$1,485	—
Stockholders’ equity (deficit)	$13,739	$11,101	$7,263	$(4,763)	$1,602	$5,598

Summary Selected Historical Financial Data for SSP

The summary selected historical financial data of SSP have been derived from the audited historical consolidated financial statements and related notes of SSP as of and for each of the years in the five-year period ended December 31, 2003, and from the unaudited historical consolidated financial statements as of March 31, 2004, and for the three months ended March 31, 2003, and 2004. SSP’s consolidated financial statements as of, and for the years ended December 31, 2003, and 2002, were audited by Haskell & White LLP, and SSP’s consolidated financial statements as of, and for the years ended December 31, 2001, 2000, and 1999, were audited by KPMG LLP.

You should read the following information together with SSP’s consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in SSP’s annual report on Form 10-KSB for the fiscal year ended December 31, 2003, which is incorporated by reference in this joint proxy statement/prospectus and has been included in the mailing of this joint proxy statement/prospectus for your convenience.

	Three months ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(in thousands except per share data)
Summary Operating Data:
Revenues	$1,882	$3,300	$13,345	$11,405	$8,246	$7,424	$5,194
Loss from continuing operations	$(1,979)	$(1,512)	$(9,344)	$(7,246)	$(51,540)	$(7,618)	$(5,684)
Net loss	$(1,979)	$(1,618)	$(9,450)	$(8,556)	$(53,160)	$(41,405)	$(7,086)
Net loss attributable to common shareholders	$(2,016)	$(1,618)	$(9,589)	$(8,556)	$(53,160)	$(41,405)	$(7,086)
Basic and diluted loss per common share:
Loss from continuing operations	$(0.06)	$(0.06)	$(0.36)	$(0.34)	$(3.79)	$(0.77)	$(0.80)
Net loss attributed to common shareholders	$(0.06)	$(0.06)	$(0.36)	$(0.40)	$(3.91)	$(4.20)	$(1.00)
Weighted average number of common shares	33,792	25,056	26,317	21,648	13,585	9,862	7,056

	As of March 31,	As of December 31,
	2004	2003	2002	2001	2000	1999
	(in thousands)
Summary Balance Sheet Data:
Total assets	$32,691	$34,817	$30,011	$37,423	$11,768	$51,104
Total liabilities	$3,066	$4,046	$8,888	$19,845	$5,220	$3,171
Working capital	$4,176	$5,471	$(5,949)	$(5,779)	$4,858	$12,592
Long-term debt	$719	$915	—	$2,500	$19	—
Stockholders’ equity	$29,625	$30,771	$21,123	$17,578	$6,548	$47,933

Summary Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data

The following selected unaudited pro forma condensed combined consolidated financial data were prepared using the purchase method of accounting. The unaudited pro forma condensed combined consolidated statement of operations data combine the historical consolidated statement of operations data of SAFLINK for the year ended December 31, 2003, with the historical consolidated statement of operations of Biometric Solutions Group, Inc. (“BSG”), giving effect to the SAFLINK acquisition of assets of BSG as if it had occurred on January 1, 2003. SAFLINK acquired certain assets used by BSG pursuant to the terms of an asset purchase agreement dated as of December 28, 2003. The SAFLINK and BSG pro forma condensed combined consolidated statement of operations is combined with SSP’s historical consolidated statement of operations data for the year ended December 31, 2003, giving effect to the merger as if it had occurred on January 1, 2003. The unaudited pro forma condensed combined consolidated statement of operations as of March 31, 2004 combines the historical consolidated statement of operations data of SAFLINK, which includes operating results of BSG, for the three months ended March 31, 2004, with the historical consolidated statement of operations of SSP for the three months ended March 31, 2004. The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2004, gives effect to the proposed merger as if it occurred on March 31, 2004, and combines the historical balance sheet of SAFLINK at March 31, 2004, and the historical balance sheet of SSP at March 31, 2004.

The selected unaudited pro forma condensed combined consolidated financial data is based on estimates and assumptions that are preliminary. The data are presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of SAFLINK that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of SAFLINK.

This selected unaudited pro forma condensed combined consolidated financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma condensed combined consolidated financial statements and accompanying notes contained elsewhere in this joint proxy statement/prospectus and the separate historical consolidated financial statements and accompanying notes of SAFLINK, BSG, and SSP incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 133 of this joint proxy statement/prospectus.

	Pro Forma Combined Three Months Ended March 31, 2004	Pro Forma Combined Twelve Months Ended December 31, 2003
		(in thousands, except per share data)
Summary Operating Data:
Net revenue	$2,684	$15,507
Operating loss	$(6,081)	$(21,099)
Loss from continuing operations	$(5,434)	$(28,064)
Loss from continuing operations per share: basic and diluted	$(0.09)	$(0.48)
Shares used computing net loss per share: basic and diluted	61,469	58,721

	Pro Forma Combined As of March 31, 2004
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$17,299
Working capital	$14,240
Goodwill	$88,575
Total assets	$144,576
Long-term liabilities	$3,767
Total stockholders’ equity	$134,401

Comparative Per Share Information

The following table presents comparative historical per share data regarding the net loss from continuing operations, book value and cash dividends of each of SAFLINK and SSP and unaudited combined pro forma per share data after giving effect to the acquisition of assets of BSG by SAFLINK, and the merger as a purchase of SSP by SAFLINK, assuming the acquisition and merger had been completed on January 1, 2003. The following data assumes 0.6 shares of SAFLINK common stock will be issued in exchange for each share of SSP common stock in connection with the merger and the assumption of options and warrants to purchase common stock based upon the same exchange ratio. The data have been derived from, and should be read in conjunction with, the summary selected historical consolidated financial data and unaudited pro forma condensed combined consolidated financial statements contained elsewhere in this joint proxy statement/prospectus, and the separate historical consolidated financial statements of SAFLINK, BSG and SSP and the accompanying notes incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of SAFLINK that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of SAFLINK.

	As of or for the 3 Months Ended March 31, 2004				As of or for the 12 Months Ended December 31, 2003
	Historical		Pro Forma		Pro Forma and Historical			Pro Forma
	SAFLINK	SSP	SAFLINK	SSP Equivalent(2)	SAFLINK/BSG		SSP	SAFLINK	SSP Equivalent(2)
Net loss from continuing operations per share: basic and diluted	$(0.07)	$(0.06)	$(0.09)	$(0.05)	$(0.47	)(3)	$(0.36)	$(0.48)	$(0.29)
Book value per share at period end(1)	0.44	0.76	2.10	1.26	N/A		N/A	N/A	N/A
Cash dividends declared per share	—	—	—	—	—		—	—	—

(1)	The historical book value per share of SAFLINK common stock and SSP common stock is computed by dividing common stockholders’ equity at period end by the number of shares of common stock outstanding at the respective period end. The pro forma net book value per share of the combined company’s common stock is computed by dividing the pro forma common stockholders’ equity by the pro forma number of shares of common stock outstanding at the respective period end, assuming the merger had been completed on that date.
(2)	The pro forma loss and book value per equivalent SSP share is calculated by multiplying the pro forma per share amounts by the exchange fixed ratio of 0.6 shares of SAFLINK common stock for each share of SSP common stock.
(3)	Reflects the pro forma results of SAFLINK and BSG.

Comparative Per Share Market Price and Dividend Information

SAFLINK common stock is quoted on the Nasdaq SmallCap Market under the symbol “SFLK.” SSP common stock is quoted on the Nasdaq National Market under the symbol “SSPX.”

The following table sets forth, for each calendar quarter since the first quarter of 2001, the high and the low reported closing prices per share of the SAFLINK common stock and the SSP common stock as reported on the Nasdaq SmallCap Market and the Nasdaq National Market, respectively. SAFLINK’s fiscal year ends on December 31 of each year and SSP’s fiscal year ends on December 31 of each year.

	SAFLINK Common Stock Close Price		SSP Common Stock Close Price
	High	Low	High	Low
2001
First Quarter	$12.47	$3.50	$6.59	$2.50
Second Quarter	6.30	1.54	4.60	2.46
Third Quarter	2.59	0.56	3.99	2.01
Fourth Quarter	2.52	1.25	6.60	3.44
2002
First Quarter	$1.90	$0.96	$4.40	$2.31
Second Quarter	2.50	1.06	1.93	0.98
Third Quarter	3.00	2.10	1.54	0.95
Fourth Quarter	4.25	2.34	1.05	0.59
2003
First Quarter	$4.35	$3.76	$1.06	$0.54
Second Quarter	7.10	4.10	1.02	0.50
Third Quarter	6.40	4.16	1.17	0.73
Fourth Quarter	4.85	2.65	1.84	0.94
2004
First Quarter	$4.59	$2.60	$2.03	$1.06
Second Quarter (through June 15, 2004)	3.72	2.06	2.02	1.17

The following table sets forth the last sale price per share of SAFLINK common stock as reported on the Nasdaq SmallCap Market and of SSP common stock as reported on the Nasdaq National Market on March 22, 2004, the last full trading day prior to the announcement of the signing of the merger agreement, and [Month] [Day], 2004, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus to SAFLINK and SSP stockholders.

Date	SAFLINK Common Stock			SSP Common Stock
March 22, 2004		$2.90			$1.44
[Month] [Day], 2004	$	[	]	$	[	]

The market prices of SAFLINK and SSP common stock fluctuate. We encourage you to obtain current market price information for SAFLINK common stock and SSP common stock.

Neither SAFLINK nor SSP has ever paid any cash dividends on their shares of common stock and have no plans to do so in the future. Under the merger agreement, each of SAFLINK and SSP has agreed not to pay share dividends pending the completion of the merger without the written consent of the other.

RISK FACTORS

You should carefully consider the risks described below relating to the merger and to ownership of SAFLINK common stock before deciding how to vote your shares. In addition, you should carefully consider the risks described in SAFLINK’s most recent annual report on Form 10-K, as amended, and SSP’s most recent annual report on Form 10-KSB, as amended, relating to each company as an independent business. We have included in the mailing of this joint proxy statement/prospectus copies of SAFLINK’s most recent annual report on Form 10-K and SSP’s most recent annual report on Form 10-KSB for your convenience. You should also consider the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus (including the matters addressed in “Statements Regarding Forward-Looking Information” below). Please refer to the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 133. Although we believe that the risks described below and in SAFLINK’s Form 10-K and SSP’s Form 10-KSB referenced above represent all material risks currently applicable to the companies, additional risks and uncertainties not presently known to SAFLINK or SSP, or that currently are not believed to be important to SAFLINK or SSP, also may affect adversely the merger and SAFLINK following the merger.

Statements Regarding Forward-Looking Information

In this joint proxy statement/prospectus (and in documents that are incorporated by reference), we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of each of our companies and the combined company (see “Summary,” “The Merger—SAFLINK’s Reasons for the Merger,” “The Merger—SSP’s Reasons for the Merger,” “The Merger—Opinion of SAFLINK’s Financial Advisor” and “The Merger—Opinion of SSP’s Financial Advisors”). Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “projects,” “forecasts,” “targets” or similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of performance. The future results of the combined company could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If future events and actual performance differ from our assumptions, our actual results could vary significantly from the performance projected in the forward-looking statements. Except for ongoing obligations to disclose material information under the federal securities laws, SAFLINK and SSP undertake no obligation to disclose any revisions to any forward-looking statements or to report events or circumstances after the date of this joint proxy statement/prospectus.

You should understand that the following factors, along with the risk factors discussed elsewhere in this joint proxy statement/prospectus, and in the documents that we incorporate by reference, could affect the future results of SAFLINK, SSP or the combined company, and could cause those results to differ materially from those expressed in the forward-looking statements:

•	the poor economic conditions in the United States and Europe (and the impact such conditions may have on SAFLINK’s, SSP’s and the combined company’s sales);

•	each company’s continued ability to introduce, manufacture and deploy competitive new products and services on a timely, cost-effective basis;

•	the ability to successfully integrate the operations and businesses of acquired companies;

•	developments in technology;

•	demand and acceptance of the each company’s products by customers and end users;

•	management’s forecasts and plans;

•	the success of implementing cost-saving programs and initiatives;

•	reliance on large government and commercial customers;

•	the threat of war and terrorist activities; and

•	other factors noted in this joint proxy statement/prospectus.

SAFLINK believes it is important to communicate its expectations to investors. However, there may be events in the future that it is not able to predict accurately or over which it has no control. The risk factors listed below, as well as any cautionary language in this joint proxy statement/prospectus, provide examples of risks, uncertainties, and events that may cause SAFLINK’s actual results to differ materially from the expectations it describes in its forward-looking statements. Before making your decision regarding the merger, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this joint proxy statement/prospectus could adversely affect SAFLINK’s business, operating results and financial condition.

RISKS RELATED TO THE MERGER

The ability of SAFLINK to integrate successfully the business of SSP with its own business is uncertain.

After the merger, SAFLINK and SSP, each of which had previously operated independently, will have to integrate their operations. The integration will require significant efforts from each company, including the coordination of their research and development and sales and marketing efforts. SAFLINK may find it difficult to integrate the operations of SSP, and vice versa. The combined company will have a large number of employees in widely dispersed operations in California, Washington, Virginia and other locations, which will increase the difficulty of integrating operations. SSP personnel may leave SSP because of the merger. SSP customers, distributors or suppliers may terminate their arrangements with SSP, or demand amended terms to these arrangements. The challenges involved in this integration include, but are not limited to, the following:

•	retaining existing customers and strategic partners of SAFLINK and SSP;

•	retaining and integrating management and other key employees of each of SAFLINK and SSP;

•	coordinating research and development activities to enhance introduction of new products and technologies;

•	integrating purchasing and procurement operations in multiple locations;

•	combining product offerings and product lines effectively and quickly;

•	integrating sales efforts so that customers can do business easily with the combined company;

•	coordinating manufacturing operations in a rapid and efficient manner;

•	transitioning all facilities to a common information technology system;

•	persuading employees that the business cultures of each of SAFLINK and SSP are compatible;

•	offering products and services of SAFLINK and SSP to each other’s customers;

•	the difficulty of incorporating acquired technology and rights into the product offerings of the combined company;

•	bringing together the marketing efforts of SAFLINK and SSP so that the industry receives useful information about the merger; and

•	developing and maintaining uniform standards, controls, procedures, and policies.

It is not certain that SAFLINK and SSP can be successfully integrated in a timely manner or at all, or that any of the anticipated benefits from the merger will be realized. Risks associated with the failure to integrate SAFLINK and SSP in a timely manner, or at all, include:

•	the impairment or loss of relationships with employees, customers, and suppliers as a result of integration of management and other key personnel;

•	the disruption of the combined company’s ongoing business and distraction of its management;

•	severance payment liabilities following certain officers’ termination of employment with SAFLINK or SSP; and

•	unanticipated expenses related to integration of the two companies.

The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. Further, neither SAFLINK nor SSP can assure you that the growth rate of the combined company will equal the historical growth rates experienced by SAFLINK or SSP.

The merger may fail to achieve beneficial synergies.

The management teams of SAFLINK and SSP have entered into the merger agreement with the expectation that the merger will result in beneficial synergies. Achieving these anticipated synergies and the potential benefits underlying the two companies’ reasons for entering into the merger will depend on a number of factors, some of which include:

•	SAFLINK’s ability to timely develop new products;

•	customers of SAFLINK or SSP not deferring purchase decisions;

•	the ability of the combined company to retain key management, marketing and technical personnel after the merger;

•	the ability of the combined company to increase sales of its products; and

•	no adverse developments in competitive conditions in the information security market.

Even if the two companies are able to integrate operations, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could adversely affect the business, results of operations, and financial condition of the combined company.

The ratio for the exchange of SSP shares for SAFLINK shares is fixed.

The ratio of the number of shares of SAFLINK common stock to be exchanged for each share of SSP common stock will not change. Upon completion of the merger, each share of SSP common stock will be exchanged for 0.6 shares of SAFLINK common stock. There will be no adjustment to this exchange ratio for changes in the market price of either SAFLINK common stock or SSP common stock. In addition, neither SAFLINK nor SSP may terminate the merger agreement or “walk away” from the merger solely because of changes in the market price of either company’s common stock. Therefore, if the market value of SAFLINK common stock or SSP common stock changes relative to the market value of the other, there will not be a change, either upward or downward, in the aggregate number of shares of SAFLINK common stock to be issued to SSP stockholders in the merger. The share prices of SAFLINK common stock and SSP common stock are subject to the general price fluctuations in the market for publicly traded equity securities and have experienced significant volatility. Neither SAFLINK nor SSP can predict or give any assurances as to the relative market prices of their common stock before the closing of the merger.

The combined company’s reported financial results will suffer as a result of purchase accounting treatment, the impact of amortization of intangibles relating to the merger and the direct transaction costs of the merger, and may suffer further if goodwill is deemed in the future to have been impaired.

SAFLINK will account for the merger as a purchase of SSP by SAFLINK under the purchase method of accounting. Under purchase accounting, SAFLINK will record the fair value of the consideration given for the SSP common stock and for options and warrants to purchase SSP common stock assumed by SAFLINK, plus the amount of direct transaction costs, as the cost of acquiring SSP. SAFLINK will allocate these costs to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as developed technology, acquired trade names, acquired patents, customer relationships, and non-competition agreements, based on their respective fair values. As described in the unaudited pro forma condensed combined financial statements, intangible assets will be generally amortized over useful lives not exceeding ten years. Goodwill will be tested at least annually, and may be deemed in the future to have been impaired.

In addition, SAFLINK and SSP expect to incur direct transaction costs of approximately $4.0 million in connection with the merger. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to SAFLINK and SSP stockholders resulting from the issuance of shares in connection with the merger, the combined company’s financial results, including earnings per share, could be adversely affected.

The rights of holders of SSP common stock will be changed as a result of the merger.

Following the merger, holders of SSP common stock outstanding on the date of the merger will become holders of SAFLINK common stock. Certain differences exist between the rights of SAFLINK stockholders under SAFLINK’s certificate of incorporation and bylaws and the rights of SSP stockholders under SSP’s certificate of incorporation and bylaws. See “Comparison of Rights of Holders of SAFLINK Common Stock and Holders of SSP Common Stock” beginning on page 100 of this joint proxy statement/prospectus.

Officers and directors of SAFLINK and SSP have certain conflicts of interest that may influence them to support or approve the merger.

Some of the directors and officers of SAFLINK and SSP participate in arrangements and have continuing indemnification against liabilities that give them interests in the merger that are different from your interests, including the following:

•	some officers of SSP may be entitled to severance payments as a result of termination of existing employment agreements prior to the merger;

•	SAFLINK and SSP have agreed that SSP shall be entitled to designate three individuals to serve on SAFLINK’s board of directors; and

•	the non-employee directors of SSP have stock option agreements with vesting provisions, the effect of which is that all of their unvested options will vest upon completion of the merger.

For the above reasons, the directors and officers of SAFLINK and SSP could be more likely to vote to approve the terms of the merger agreement and the merger than if they did not have these interests. SAFLINK and SSP stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

SSP and certain of its subsidiaries are currently defendants in various lawsuits, the outcomes of which are uncertain, and the economic impact of these lawsuits cannot be predicted with any certainty.

In December 2003, Shane Brophy, a former employee of SSP, filed a lawsuit alleging causes of action for breach of employment contract, unpaid wages and wrongful termination in violation of public policy arising from SSP’s termination of his employment in July 2003. The parties agreed to dismiss the complaint against SSP and have this matter settled through binding arbitration. On or about March 2, 2004, the case was dismissed from Superior Court. Mr. Brophy has requested arbitration, but no arbitration hearing has been set. SSP cannot predict the outcome or quantify the exposure from this litigation matter. However, SSP strongly denies the claims and believes the complaint is without merit.

On February 6, 2004, SSP received notice from the Environmental Protection Agency, or EPA, regarding the Omega Chemical Superfund Site. The notice states that SSP is a potentially responsible party, or PRP, that contributed to the waste at the Omega Site. The notice also states that the amount of waste contributed to the

Omega Site was a comparatively small, or de minimis, quantity. As such, the notice offers SSP the opportunity to resolve its liability for waste allegedly disposed at the Omega Site. The notice also states that if SSP accepts the settlement offer, it can be released from further liability from the United States regarding the Omega Site as well as gaining contribution protection against lawsuits by other PRPs (see reference to Tolling Agreement below), who otherwise have claims against SSP. The settlement offer amount is $108,000, and SSP must accept and notify the EPA of such acceptance by August 7, 2004. SSP has been advised by its legal counsel and SSP believes that if it accepts the settlement offer, there would be no further liability regarding this claim from the EPA, or other PRPs. While SSP plans to evaluate settlement alternatives in conjunction with a group of other de minimis parties, SSP has recorded a $108,000 liability as a one-time, non-recurring charge, which is reflected as other expense in the statement of operations for 2003 and is included in accrued liabilities as of March 31, 2004.

Related to the Omega Site, SSP entered into a tolling and waiver agreement, dated January 1, 2004, with the Omega PRP Organized Group. The tolling agreement states that the Omega Group has expended funds in response to the Omega Site and is committed to and will expend funds in the future in connection with the Omega Site. The tolling agreement states that the Omega Group has a claim against SSP for recoupment of costs previously spent and those that will be expended in the future on the Omega Site. As such, should SSP not complete the EPA settlement described above, the tolling agreement provides that any unexpired statute of limitations shall be tolled in connection with any claims that the Omega Group and SSP have against each other in connection with the Omega Site.

Any or all of these litigation matters and claims could subject the combined company to substantial costs and liabilities and divert management’s attention and resources during SSP’s and the combined company’s current and future financial reporting periods. If SSP believes it is probable that it will incur an estimable amount of expenses in connection with a litigation matter, SSP will include the estimated amount of expenses in accounts payable or accrued liabilities. If SSP feels unable to make a reasonable judgment as to the ultimate outcome of, or to assess or quantify its exposure relating to, a litigation matter, the combined company will not include in its financial statements an estimated amount of expenses for that matter. Consequently, if the combined company is unable during any financial reporting period to accurately estimate its potential liability in connection with a litigation matter, its financial condition and results of operations in future financial reporting periods may be adversely affected when it records any unreserved costs or liabilities it actually has incurred in connection with a litigation matter.

Failure to complete the merger could adversely affect SAFLINK’s and/or SSP’s stock price, future business and operations, and financial results.

If the merger is not completed for any reason, SAFLINK and SSP may be subject to a number of material risks, including the following:

•	depending on the reasons for termination, SAFLINK may be required to pay SSP, or SSP may be required to pay SAFLINK, a termination fee of $2.0 million;

•	the price of SAFLINK and/or SSP common stock may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed and would be successful;

•	some costs related to the merger, such as legal, accounting, financial advisor and financial printing fees, must be paid even if the merger is not completed; and

•	there may be substantial disruption to the businesses of SAFLINK and SSP and distraction of their workforces and management teams.

In addition, in response to the announcement of the merger, customers or suppliers of SAFLINK and SSP may delay or defer product purchase or other decisions. Any delay or deferral in product purchase or other decisions by customers or suppliers could adversely affect the business of the relevant company, regardless of whether the merger is ultimately completed. Similarly, current and prospective SAFLINK and/or SSP employees may experience uncertainty about their future roles with SAFLINK until the merger is completed and SAFLINK’s strategies with regard to the integration of operations of SAFLINK and SSP are announced or executed. This may adversely affect SAFLINK’s and/or SSP’s ability to attract and retain key management, sales, marketing, and technical personnel.

RISKS RELATING TO THE COMBINED COMPANY AFTER THE MERGER

SAFLINK and SSP have accumulated significant losses and may not be able to generate significant revenue or any net income in the future, which would negatively impact SAFLINK’s ability to run its business.

SAFLINK has accumulated net losses of approximately $96.0 million from its inception through December 31, 2003. SSP has accumulated net losses of approximately $117.5 million from its inception through December 31, 2003. Both companies have continued to accumulate losses after December 31, 2003, and SAFLINK may be unable to generate significant revenue or any net income in the future. SAFLINK has funded its operations primarily through the issuance of equity securities to investors and may not be able to generate a positive cash flow in the future. If SAFLINK is unable to generate sufficient cash flow from operations, SAFLINK will need to seek additional funds through the issuance of additional equity or debt securities or other sources of financing. SAFLINK may not be able to secure such additional financing on favorable terms, or at all. If SAFLINK is unable to obtain necessary additional financing, it may be required to reduce the scope of, or cease, its operations.

A significant number of shares of SAFLINK’s common stock are or will be eligible for sale in the open market, which could reduce the market price for SAFLINK’s common stock and make it difficult for SAFLINK to raise capital.

As of June 15, 2004, 33,507,763 shares of SAFLINK’s common stock were outstanding, which includes 2,166,576 shares of SAFLINK’s common stock issuable in connection with the automatic conversion of 15,166 shares of SAFLINK’s Series E preferred stock on June 5, 2004. In addition, there were approximately 12,887,568 shares of SAFLINK’s common stock issuable upon exercise of outstanding options and warrants. SAFLINK has issued options and warrants to acquire shares of common stock to its employees and certain other persons at various prices, some of which have exercise prices below the current market price for SAFLINK’s common stock. As of June 15, 2004, options to acquire 5,306,090 shares of SAFLINK’s common stock were outstanding and SAFLINK’s existing stock option plan had approximately 2,339,346 shares available for issuance.

As of June 15, 2004, 46,901,033 shares of SSP’s common stock were outstanding, and there were approximately 26,125,917 shares of SSP’s common stock issuable upon exercise or conversion of outstanding options, warrants, preferred stock and convertible notes. SSP has issued options and warrants to acquire shares of common stock to its employees and certain other persons at various prices, some of which have exercise prices that, following the merger, will be below the current market price for SAFLINK’s common stock. As of June 15, 2004, options to acquire 3,916,171 shares of SSP’s common stock were outstanding. Additionally, immediately prior to closing the merger, SSP will issue 350,000 shares of common stock in payment of a portion of its investment banking fees. As a result of the merger, approximately 44,071,170 shares of SAFLINK’s common stock will be issued or reserved for issuance to SSP stockholders.

The issuance of a large number of additional shares of SAFLINK’s common stock upon the exercise or conversion of outstanding stock options, warrants or preferred stock would cause substantial dilution to existing stockholders and could decrease the market price of SAFLINK’s common stock due to the sale of a large number of shares of common stock in the market, or the perception that these sales could occur. These sales, or the perception of possible sales, could also impair SAFLINK’s ability to raise capital in the future.

Following the merger, seven stockholders will own approximately 44% of the combined company, and these stockholders could significantly influence the combined company’s affairs, which may preclude other stockholders from being able to influence stockholder votes or corporate actions.

Following the merger, seven of the combined company’s stockholders (together with their affiliates) will beneficially own approximately 44% of the combined company’s outstanding common stock. Given this substantial ownership, if they decided to act together, they would be able to significantly influence the vote on those corporate matters to be decided by the combined company’s stockholders. In addition, following the merger, these stockholders will hold options, warrants and convertible notes representing the right to acquire an additional 8,831,323 shares of SAFLINK’s combined company’s common stock, assuming these rights warrants are not exercised prior to the effective time. If these stockholders exercised their options and warrants and converted their notes in full, they would own approximately 53.6% of SAFLINK’s outstanding common stock. Such concentrated ownership may decrease the value of the SAFLINK’s common stock and could significantly influence its affairs, which may preclude other stockholders from being able to influence stockholder votes.

If the market for the combined company’s products and services does not experience significant growth or if SAFLINK’s biometric products do not achieve broad acceptance in this market, the combined company’s ability to generate significant revenue in the future would be limited and its business would suffer.

All of SAFLINK’s product revenue and a portion of its service revenue are derived from the sale of biometric products and services. Biometric solutions have not gained widespread acceptance. SAFLINK cannot accurately predict the future growth rate of this market, if any, or the ultimate size of the biometric technology market. The expansion of the market for SAFLINK products and services depends on a number of factors such as:

•	the cost, performance and reliability of SAFLINK’s products and services compared to the products and services of its competitors;

•	customers’ perception of the benefits of biometric solutions;

•	public perceptions of the intrusiveness of these solutions and the manner in which organizations use the biometric information collected;

•	public perceptions regarding the confidentiality of private information;

•	customers’ satisfaction with SAFLINK’s products and services; and

•	marketing efforts and publicity regarding SAFLINK’s products and services.

Even if biometric and PKI solutions gain wide market acceptance, SAFLINK’s products and services may not adequately address market requirements and may not gain wide market acceptance. If biometric solutions or the combined company’s products and services do not gain wide market acceptance the combined company’s business and its financial results will suffer.

Neither company has generated any significant sales of its products within the competitive commercial market, nor have they demonstrated sales techniques or promotional activities that have proven to be successful on a consistent basis, which makes it difficult to evaluate either company’s current business performance or the combined company’s future prospects.

Following the merger, the combined company will just be beginning to enter the complex and competitive commercial market for digital commerce and communications security solutions. Potential customers in the combined company’s target markets are becoming increasingly aware of the need for security products and services in the digital economy to conduct their business. Historically, only enterprises that had substantial resources developed or purchased security solutions for delivery of digital content over the Internet or through other means. Also, there is a perception that security in delivering digital content is costly and difficult to implement. Therefore, the combined company will not succeed unless it can educate its target markets about the need for security in delivering digital content and convince potential customers of its ability to provide this security in a cost-effective and easy-to-use manner. Even if the combined company convinces its target markets about the importance of and need for such security, there can be no assurance that it will result in the sale of its products. The combined company may be unable to establish sales and marketing operations at levels necessary for it to grow this portion of its business, especially if it is unsuccessful at selling its products into vertical markets. The combined company may not be able to support the promotional programs required by selling simultaneously into several markets. If the combined company is unable to develop an efficient sales system, or if its products or components do not achieve wide market acceptance, then its operating results will suffer and its earnings per share will be adversely affected.

Any acquisition SAFLINK makes, including its acquisition of assets from Biometric Solutions Group (BSG) and the completion of its merger with SSP, could disrupt its business and harm its financial condition.

In its acquisition of the assets of BSG, and in any future acquisitions or business combinations, including the proposed merger with SSP, SAFLINK is subject to numerous risks and uncertainties, including:

•	dilution of its current stockholders’ percentage ownership as a result of the issuance of stock;

•	incurrence or assumption of debt;

•	assumption of unknown liabilities;

•	incurrence of expenses related to the future impairment of goodwill and the amortization of other intangible assets; or

•	incurrence of large write-offs immediately or in the future.

After acquiring the assets of BSG, SAFLINK hired all of the personnel who supported BSG’s physical access operations. SAFLINK’s continued operation of this business involves numerous risks and uncertainties, including:

•	problems combining the BSG purchasing operations, technologies and products with SAFLINK’s operations, technologies and products;

•	unanticipated costs;

•	diversion of management’s attention from SAFLINK’s core business;

•	potential adverse effects on existing business relationships with customers;

•	risks associated with entering markets in which SAFLINK has no or limited prior experience; and

•	potential loss of key employees, particularly former BSG employees to whom we offered employment in connection with the asset acquisition.

On March 22, 2004, SAFLINK entered into an agreement and plan of merger and reorganization with SSP pursuant to which SSP would become a wholly owned subsidiary of SAFLINK. SAFLINK is subject to numerous risks and uncertainties with respect to the proposed merger, including:

•	the possibility that the merger may not close;

•	the failure of the combined company to retain key employees;

•	the failure of the combined company to manage the cost of integrating the businesses of SAFLINK and SSP;

•	problems in connection with the integration of the acquired business;

•	problems combining the technology and employees of the two companies and the realization of anticipated benefits of the transaction;

•	risks associated with the rapidly evolving market for biometric solutions and the combined company’s products and services;

•	the pace of spending and timing of economic recovery in the biometric and smart card industry;

•	the combined company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance; and

•	higher than anticipated expenses the combined company may incur in future quarters.

SAFLINK may not be able to successfully complete the integration of the business, products or technologies or personnel acquired in the asset purchase from BSG, in the proposed merger with SSP, or that SAFLINK might acquire in the future, and any failure to do so could disrupt SAFLINK’s business and seriously harm its financial condition.

The combined company’s efforts to expand its international operations are subject to a number of risks, including the combined company’s potential inability to obtain government authorization regarding exports of its products, any of which could adversely affect the combined company’s future international sales.

The combined company must comply with U.S. laws regulating the export of its products in order to ship internationally. In some cases, authorization from the U.S. government may be needed in order to export SAFLINK’s and SSP’s products. The export regimes applicable to SAFLINK’s and SSP’s businesses are subject to frequent changes, as are the governing policies. Although SSP has obtained approvals to export certain of its products, neither SAFLINK nor SSP can assure that such authorizations to export will be available to it or for its products in the future. If the combined company cannot obtain the required government approvals under these regulations, it may not be able to sell products abroad or make products available for sale internationally.

Additionally, the combined company’s international operations could be subject to a number of risks, any of which could adversely affect its future international sales, including:

•	increased collection risks;

•	trade restrictions;

•	export duties and tariffs;

•	uncertain political, regulatory and economic developments; and

•	inability to protect its intellectual property rights.

If third parties, on whom SAFLINK partly depends for its product distribution, do not promote SAFLINK’s products, its ability to generate revenue may be limited and its business and financial condition could suffer.

SAFLINK utilizes third parties such as resellers, distributors and other technology manufacturers to augment its full-time sales staff in promoting sales of its products. If these third parties do not actively promote SAFLINK’s products, its ability to generate revenue may be limited. SAFLINK cannot control the amount and timing of resources that these third parties devote to marketing activities on its behalf. Some of these business relationships are formalized in agreements that can be terminated with little or no notice, which may further decrease the willingness of such third parties to act on its behalf. SAFLINK also may not be able to negotiate acceptable distribution relationships in the future and cannot predict whether current or future distribution relationships will be successful.

SAFLINK and SSP have each depended on a limited number of customers for a substantial percentage of their revenue, and due to the non-recurring nature of these sales the combined company’s revenue in any quarter may not be indicative of future revenue.

One customer (Eli Lilly & Company) accounted for 39% of SAFLINK’s 2003 revenue. Three customers accounted for approximately 46% (Freddie Mac), 24% (Bearing Point—for the Department of Defense’s CAC program), and 11% (Kaiser Permanente) of SAFLINK’s 2002 revenue, respectively. During 2003, 28%, 18% and

12% of SSP’s consolidated total net revenue was generated from sales to agencies of the Department of Defense, General Dynamics and Micron PC, LLC, respectively. Many of SSP’s contracts with its significant customers are short-term. During 2002, 28% and 17% of SSP’s consolidated total net revenue was generated from sales to General Dynamics and Micron PC, LLC, respectively. The non-renewal of any significant contract upon expiration, or a substantial reduction in revenue from any of SSP’s or SAFLINK’s significant customers, would adversely affect the combined company’s business unless it were able to replace the revenue received from those customers. As a result of this concentration of revenue from a limited number of customers, each company’s revenue has experienced wide fluctuations, and the combined company may continue to experience wide fluctuations in the future. Many of each company’s sales are not recurring sales, and quarterly and annual sales levels could fluctuate and sales in any period may not be indicative of sales in future periods.

The combined company may be unable to keep pace with rapid technological change in the information security industry, which could lead to an increase in its costs, a loss of customers or a delay in market acceptance of its products.

Software design and the biometric and smart card technology industry are characterized by rapid development and technological improvements. Because of these changes, the combined company’s success will depend in part on its ability to keep pace with a changing marketplace, integrate new technology into its software and hardware and introduce new products and product enhancements to address the changing needs of the marketplace. Various technical problems and resource constraints may impede the development, production, distribution and marketing of the combined company’s products and services. In addition, laws, rules, regulations or industry standards may be adopted in response to these technological changes, which in turn, could materially and adversely affect how the combined company will do business.

The combined company’s future success will also depend upon its ability to develop and introduce a variety of new products and services, and enhancements to these new products and services, to address the changing and sophisticated needs of the marketplace. Frequently, technical development programs in the biometric and smart card industry require assessments to be made of the future directions of technology and technology markets generally, which are inherently risky and difficult to predict. Delays in introducing new products, services and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products and services at competitive prices may cause customers to forego purchases of the combined company’s products and services and purchase those of its competitors.

Continued participation by the combined company in the market for governmental agencies may require the investment of its resources in upgrading its products and technology for it to compete and to meet regulatory and statutory standards. The combined company may not have adequate resources available to it or may not adequately keep pace with appropriate requirements to compete effectively in the marketplace.

Provisions in SAFLINK’s certificate of incorporation may prevent or adversely affect the value of a takeover of the combined company even if a takeover would be beneficial to stockholders.

SAFLINK’s certificate of incorporation authorizes its board of directors to issue up to 1,000,000 shares of preferred stock, the issuance of which could adversely affect its common stockholders. SAFLINK can issue shares of preferred stock without stockholder approval and upon terms and conditions, and having those types of rights, privileges and preferences, as its board of directors determines. Specifically, the potential issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of SAFLINK even if the acquisition would benefit stockholders.

If SAFLINK is unable to maintain its Nasdaq SmallCap Market listing, your ability to trade shares of SAFLINK common stock could suffer.

In April 2003, SAFLINK’s common stock was approved for relisting on the Nasdaq SmallCap Market. For its common stock to remain listed on the Nasdaq SmallCap Market, SAFLINK must meet the minimum listing requirements for continued listing, including, among other requirements, minimum bid price and market value of public float requirements. If SAFLINK fails to continue to meet the minimum listing requirements, it may be delisted from the Nasdaq SmallCap Market. If SAFLINK’s common stock is delisted from the Nasdaq SmallCap Market, transactions in its common stock would likely be conducted only in the over-the counter market, or potentially on regional exchanges, which could adversely affect the trading volume and price of its common stock, and investors, including stockholders of SSP whose shares are converted in the merger, would likely find it more difficult to purchase or dispose of, or to obtain accurate quotations as to the market value of, SAFLINK’s common stock. In addition, if SAFLINK’s common stock were not listed on the Nasdaq National Market or the Nasdaq SmallCap Market and the trading price of its common stock fell below $1.00 per share, trading in SAFLINK’s common stock would also be subject to the requirements of certain rules which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a “penny stock.” In such event, the additional burdens imposed on broker-dealers to effect transactions in SAFLINK’s common stock could further limit the market liquidity of its common stock and the ability of investors to trade its common stock.

SAFLINK’s and SSP’s financial and operating results often vary significantly from quarter to quarter and may be adversely affected by a number of factors.

Both companies’ financial and operating results have fluctuated in the past and the combined company’s financial and operating results could fluctuate in the future from quarter to quarter for the following reasons:

•	reduced demand for their products and services;

•	price reductions, new competitors, or the introduction of enhanced products or services from new or existing competitors;

•	changes in the mix of products and services they or their distributors sell;

•	contract cancellations, delays or amendments by customers;

•	the lack of government demand for their products and services or the lack of government funds appropriated to purchase their products and services;

•	unforeseen legal expenses, including litigation costs;

•	expenses related to acquisitions;

•	other non-recurring financial charges;

•	the lack of availability or increase in cost of key components and subassemblies; and

•	the inability to successfully manufacture in volume, and reduce the price of, certain of their products that may contain complex designs and components.

Particularly important is the combined company’s need to invest in planned technical development programs to maintain and enhance its competitiveness, and to develop and launch new products and services. Improving the manageability and likelihood of success of such programs requires the development of budgets, plans and schedules for the execution of these programs and the adherence to such budgets, plans and schedules. The majority of such program costs are payroll and related staff expenses, and secondarily materials, subcontractors and promotional expenses. These costs will be very difficult to adjust in response to short-term fluctuations in the combined company’s revenue, compounding the difficulty of achieving profitability.

The lengthy and variable sales cycle of some of each company’s products makes it difficult to predict operating results.

Certain of each company’s products have lengthy sales cycles while customers complete in-depth evaluations of the products and receive approvals for purchase. In addition, new product introduction often centers around key trade shows and failure to deliver a product prior to such an event can seriously delay introduction of a product. As a result of the lengthy sales cycles, the combined company may incur substantial expenses before it earns associated revenues because a significant portion of its operating expenses is relatively fixed and based on expected revenues. The lengthy sales cycles make forecasting the volume and timing of orders difficult. In addition, the delays inherent in lengthy sales cycles raise additional risks that customers may cancel or change their minds. If customer cancellations or product delays occur, SAFLINK could lose anticipated sales.

Doing business with the United States government entails many risks that could adversely affect the combined company by decreasing the profitability of government contracts it is able to obtain and interfering with its ability to obtain future government contracts.

Sales to United States government agencies accounted for 37% and 18% of SSP’s consolidated net revenues for 2003 and 2002, respectively. The combined company’s sales to these agencies are subject to risks that include:

•	early termination of contracts;

•	disallowance of costs upon audit; and

•	the need to participate in competitive bidding and proposal processes, which are costly and time consuming and may result in unprofitable contracts.

In addition, the government may be in a position to obtain greater rights with respect to the combined company’s intellectual property than it would grant to other entities. Government agencies also have the power, based on financial difficulties or investigations of their contractors, to deem contractors unsuitable for new contract awards. Because the combined company will engage in the government contracting business, it will be subject to audits and may be subject to investigation by governmental entities. Failure to comply with the terms of any government contracts could result in substantial civil and criminal fines and penalties, as well as suspension from future government contracts for a significant period of time, any of which could adversely affect the combined company’s business by requiring it to spend money to pay the fines and penalties and prohibiting it from earning revenues from government contracts during the suspension period.

Furthermore, government programs can experience delays or cancellation of funding, which can be unpredictable. For example, the U.S. military’s involvement in Iraq has caused the diversion of some Department of Defense funding away from certain projects in which SSP participates, thereby delaying orders under certain of its government contracts. This makes it difficult to forecast SSP’s revenues on a quarter-by-quarter basis.

Failure of the combined company to maintain the proprietary nature of its technology and intellectual property could adversely affect its business, operating results, financial condition and stock price and on its ability to compete effectively.

Both companies principally rely upon patent, trademark, copyright, trade secret and contract law to establish and protect their proprietary rights. There is a risk that claims allowed on any patents or trademarks either company holds may not be broad enough to protect its technology. In addition, either company’s patents or trademarks may be challenged, invalidated or circumvented, and neither company can be certain that the rights granted thereunder will provide competitive advantages to them. Moreover, any current or future issued or licensed patents, or trademarks, or existing or future trade secrets or know-how, may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that certain of the companies’ already issued patents or trademarks may infringe upon third party patents or trademarks or be designed around by others. In addition, there is a risk that others may independently develop proprietary technologies and processes that are the same as, or substantially equivalent or superior to, those of either or both companies, or become available in the market at a lower price. There is a risk that either or both companies have infringed or in the future will infringe patents or trademarks owned by others, that the combined company will need to acquire licenses under patents or trademarks belonging to others for technology potentially useful or necessary to it, and that licenses will not be available to it on acceptable terms, if at all.

The combined company may have to litigate to enforce its patents or trademarks or to determine the scope and validity of other parties’ proprietary rights. Litigation could be very costly and divert management’s attention. An adverse outcome in any litigation could adversely affect the combined company’s financial results and stock price. Both companies also rely on trade secrets and proprietary know-how, which they seek to protect by confidentiality agreements with their employees, consultants, service providers and third parties. There is a risk that these agreements may be breached, and that the remedies available to the combined company may not be adequate. In addition, the companies’ trade secrets and proprietary know-how may otherwise become known to or be independently discovered by others.

SSP’s reliance on third party technologies for some specific technology elements of SSP’s products and its reliance on third parties for manufacturing may delay product launch, impair the combined company’s ability to develop and deliver products or hurt its ability to compete in the market.

The combined company’s ability to license new technologies from third parties will be critical to its ability to offer a complete suite of products that meets customer needs and technological requirements. Some of SSP’s licenses do not run for the full duration of the third party’s patent for the licensed technology. SSP may not be able to renew its existing licenses on favorable terms, or at all. If SSP loses the rights to a patented technology, it may need to stop selling or may need to redesign its products that incorporate that technology, and the combined company may lose a competitive advantage. In addition, competitors could obtain licenses for technologies for which the combined company is unable to obtain licenses, and third parties may develop or enable others to develop a similar solution to digital communication security issues, either of which events could erode the combined company’s market share. Also, dependence on the patent protection of third parties may not afford the combined company any control over the protection of the technologies upon which it relies. If the patent protection of any of these third parties were compromised, the combined company’s ability to compete in the market also would be impaired.

If SSP were to lose its eligibility as a small business under the rules of the Small Business Administration, it would incur additional costs and charges relating to disclosure, accounting and reporting to the U.S. government.

Neither SSP nor SAFLINK believes SSP’s status as a small business has had a material effect on SSP’s business. However, the loss of small business status may result in the combined company incurring additional charges and costs related to disclosure, accounting and reporting requirements applicable to a government contractor (either prime or subcontractor) not qualified as a small business. In addition, SSP would no longer be eligible for small business set asides.

If the combined company fails to attract and retain qualified senior executive and key technical personnel, its business will not be able to expand.

The combined company will be dependent on the continued availability of the services of the employees of both companies, many of whom are individually key to the combined company’s future success, and the availability of new employees to implement the combined company’s business plans. Although each company’s compensation programs are intended to attract and retain the employees required for it to be successful, there can be no assurance that the combined company will be able to retain the services of all of the key employees or a sufficient number to execute its plans, nor can there be any assurance that the combined company will be able to continue to attract new employees as required.

The combined company’s personnel may voluntarily terminate their relationship with it at any time, and competition for qualified personnel, especially engineers, is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out the combined company’s strategy could be lengthy, costly and disruptive.

If the combined company loses the services of key personnel, or fails to replace the services of key personnel who depart, it could experience a severe negative impact on its financial results and stock price. In addition, there is intense competition for highly qualified engineering and marketing personnel in the locations where the combined company will principally operate. The loss of the services of any key engineering, marketing or other personnel or the combined company’s failure to attract, integrate, motivate and retain additional key employees could adversely affect on its business and financial results and stock price.

Both companies face intense competition and pricing pressures from a number of sources, which may reduce the combined company’s average selling prices and gross margins.

The markets for both companies’ products and services are intensely competitive. As a result, they face significant competition from a number of sources. The combined company may be unable to compete successfully because many of its competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than it will have. In addition, there are several smaller and start-up companies with which each company competes from time to time. The combined company expects competition to increase as a result of consolidation in the information security technology industry.

The average selling prices for the combined company’s products may decline as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer-term purchase commitments. The pricing of products depends on the specific features and functions of the products, purchase volumes and the level of sales and service support required. As the combined company experiences pricing pressure, the average selling prices and gross margins for its products may decrease over product lifecycles. These same competitive pressures may require the combined company to write down the carrying value of any inventory on hand, which would adversely affect its operating results and adversely affect its earnings per share.

Any compromise of public key infrastructure, or PKI, technology would adversely affect the combined company’s business by reducing or eliminating demand for many of its information security products.

Many of SSP’s products are based on PKI technology, which is the standard technology for securing Internet-based commerce and communications. The security afforded by this technology depends on the integrity of a user’s private key, which depends in part on the application of algorithms, or advanced mathematical factoring equations. The occurrence of any of the following could result in a decline in demand for the combined company’s information security products:

•	any significant advance in techniques for attacking PKI systems, including the development of an easy factoring method or faster, more powerful computers;

•	publicity of the successful decoding of cryptographic messages or the misappropriation of private keys; and

•	government regulation limiting the use, scope or strength of PKI.

A security breach of either company’s internal systems or those of its customers due to computer hackers or cyber terrorists could harm the combined company’s business by adversely affecting the market’s perception of its products and services.

Since both companies provide security for Internet and other digital communication networks, the combined company may become a target for attacks by computer hackers. The ripple effects throughout the economy of terrorist threats and attacks and military activities may have a prolonged effect on its potential commercial customers, or on their ability to purchase its products and services. Additionally, because both companies provide security products to the United States government, the combined company may be targeted by cyber terrorist groups for activities threatened against United States-based targets.

The combined company will not succeed unless the marketplace is confident that it provides effective security protection for Internet and other digital communication networks. Networks protected by the combined company’s products may be vulnerable to electronic break-ins. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, the combined company may be unable to anticipate these techniques. Although neither company has experienced any act of sabotage or unauthorized access by a third party of its internal network to date, if an actual or perceived breach of security for Internet and other digital communication networks occurs in the combined company’s internal systems or those of its end-user customers, it could adversely affect the market’s perception of the combined company’s products and services. This could cause the combined company to lose customers, resellers, alliance partners or other business partners.

The combined company may be exposed to significant liability for actual or perceived failure to provide required products or services.

Products as complex as those each company offers may contain undetected errors or may fail when first introduced or when new versions are released. Despite the companies’ product testing efforts and testing by current and potential customers, it is possible that errors will be found in new products or enhancements after commencement of commercial shipments. The occurrence of product defects or errors could result in adverse publicity, delay in product introduction, diversion of resources to remedy defects, loss of or a delay in market acceptance, or claims by customers against the combined company, or could cause it to incur additional costs, any of which could adversely affect the combined company’s business. Because each company’s customers rely on the companies’ products for critical security applications, the combined company may be exposed to claims for damages allegedly caused to an enterprise as a result of an actual or perceived failure of its products. An actual or perceived breach of enterprise network or information security systems of one of the combined company’s customers, regardless of whether the breach is attributable to the combined company’s products or solutions, could adversely affect its business reputation. Furthermore, the combined company’s failure or inability to meet a customer’s expectations in the performance of its services, or to do so in the time frame required by the customer, regardless of its responsibility for the failure, could result in a claim for substantial damages against it by the customer, discourage customers from engaging it for these services, and damage its business reputation.

Delays in deliveries from suppliers or defects in goods or components supplied by vendors could cause the combined company’s revenues and gross margins to decline.

SSP relies on a limited number of vendors for certain components for the products it is developing. Any undetected flaws in components supplied by its vendors could lead to unanticipated costs to repair or replace these parts. SSP currently purchases some of its components from a single supplier, which presents a risk that the components may not be available in the future on commercially reasonable terms, or at all. For example, Atmel Corporation has completed the masks for production of a specially designed Forté microprocessor for which SSP developed the Universal Secure Access Operating Security System™. Commercial acceptance of the Forté microprocessor will depend on continued development of applications to service customer requirements. Any inability to receive or any delay in receiving adequate supplies of the Forté microprocessor, whether as a result of delays in development of applications or otherwise, would adversely affect the combined company’s ability to sell the Forté PKI card.

SSP does not anticipate maintaining a supply agreement with Atmel Corporation for the Forté microprocessor. If Atmel Corporation were unable to deliver the Forté microprocessor for a lengthy period of time or were to terminate its relationship with SSP, it would be unable to produce the Forté PKI card until it could design a replacement computer chip for the Forté microprocessor. This could take substantial time and resources to complete, resulting in delays or reductions in product shipments that could adversely affect the combined company’s business by requiring it to expend resources while preventing it from selling the Forté PKI card.

Government regulations affecting security of Internet and other digital communication networks could limit the market for the combined company’s products and services.

The United States government and foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, including encryption technology. Any additional governmental regulation of imports or exports or failure to obtain required export approval of encryption technologies could delay or prevent the acceptance and use of encryption products and public networks for secure communications and could limit the market for the combined company’s products and services. In addition, some foreign competitors are subject to less rigorous controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than the combined company in the United States and in international security markets for Internet and other digital communication networks. In addition, governmental agencies such as the Federal Communications Commission periodically issue regulations governing the conduct of business in telecommunications markets that may adversely affect the telecommunications industry and the combined company.

SSP has outsourced a portion of its commercial software development to India, which could prove to be unprofitable due to risks inherent in international business activities.

SSP has contracted portions of its commercial software development activities to India in an effort to reduce its operating expenses. SSP is subject to a number of risks associated with international business activities that could adversely affect any operations it may develop in India and could slow the combined company’s growth. These risks generally include, among others:

•	difficulties in managing and staffing Indian operations;

•	difficulties in obtaining or maintaining regulatory approvals or in complying with Indian laws;

•	reduced or less certain protection for intellectual property rights;

•	negative public perception of outsourcing and its consequences;

•	trade restrictions;

•	foreign currency fluctuations;

•	civil unrest and hostilities among neighboring countries; and

•	general economic conditions, including instability, in the Indian economy.

Any of these risks could adversely affect the combined company’s business and results of operations.

Conflicts involving India could adversely affect any operations the combined company may establish in India, which could interfere with the combined company’s ability to conduct any or all of its other operations.

South Asia has from time to time experienced civil unrest and hostilities among neighboring countries, including India and Pakistan. In April 1999, India and Pakistan conducted long-range missile tests. Since May 1999, military confrontations between India and Pakistan have occurred in disputed regions. In October 1999, the leadership of Pakistan changed as a result of a coup led by the military. Additionally, other events have heightened the tensions between India and Pakistan. If a major armed conflict or nuclear war involving India and any of its neighboring countries occurs, it could, among other things, prevent the combined company from establishing or maintaining operations in India. If the successful conduct of operations in India becomes critical to any or all of the combined company’s other operations, its business would be adversely affected to the extent it is unable to establish or maintain operations in India.

Each company is exposed to liability for actions taken by or against its domestic employees while on assignment and may also be exposed to liability for actions taken by any foreign employees the combined company may hire.

As professional services providers, a portion of the business of each company involves employing people and placing them in the workplace of other businesses. Therefore, each company is exposed to liability for actions taken by its employees while on assignment. In addition, to the extent the combined company hires employees in India or other foreign locations, it may also be exposed to liability for actions taken by those employees in the scope of their employment.

In addition, to the extent that employees of or consultants engaged by the combined company are requested to, and do, perform services in parts of the world that are characterized by violence or hostilities, the combined company could be exposed to liability if misfortune related to such violence or hostilities befalls those employees or consultants, even if not through any fault or negligence of the combined company.

Each company’s common stock price has been subject to significant volatility, which could result in substantial losses for investors in the combined company and in litigation against the combined company.

The stock market as a whole and individual stocks historically have experienced extreme price and volume fluctuations, often in part due to conditions unrelated to the performance of the related corporations. During the 52-week period ended June 15, 2004, the high and low closing sale prices of SAFLINK’s common stock were $7.10 and $2.06, and the high and low closing sale prices of SSP’s common stock were $2.03 and $0.73, respectively. The market price of the combined company’s common stock may exhibit significant fluctuations in the future in response to various factors, many of which are beyond the combined company’s control and which include:

•	variations in annual or quarterly financial results, which variations could result from, among other things, the timing, size, mix and customer acceptance of the combined company’s product and service offerings and those of its competitors, and the timing and magnitude of required capital expenditures;

•	combined company-issued earnings announcements that vary from consensus analyst estimates;

•	changes by financial research analysts in their recommendations or estimates of the combined company’s earnings;

•	conditions in the economy in general or in the information technology service sector in particular;

•	announcements of technological innovations or new products or services by the combined company or its competitors; and

•	unfavorable publicity or changes in applicable laws and regulations, or their judicial or administrative interpretations, affecting the information technology service sector and the combined company.

If the combined company’s operating results in future quarters fall below the expectations of market makers, securities analysts and investors, the price of its common stock likely will decline, perhaps substantially. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. The combined company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources. Consequently, the price at which investors purchase shares of the combined company’s common stock may not be indicative of the price that will prevail in the trading market. Investors may be unable to sell their shares of common stock at or above their purchase price, which may result in substantial losses.

ANNUAL MEETING OF SAFLINK STOCKHOLDERS

Date, Time and Place of Meeting

The SAFLINK annual meeting will be held at [Address] at [Time] local time, on [Day of Week], [Month] [Day], 2004.

Purpose of the SAFLINK Annual Meeting

At the SAFLINK annual meeting, stockholders will be asked to:

•	consider and vote on a proposal to approve the issuance of shares of SAFLINK common stock in connection with the merger agreement;

•	consider and vote on a proposal to amend SAFLINK’s certificate of incorporation to increase the number of authorized shares of capital stock;

•	elect five directors of SAFLINK, each to serve until his or her successor is elected and qualified; and

•	conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

If the merger is completed, the election of directors and any other items which may properly come before the stockholders at the annual meeting will, as a result, be superseded by the terms of the merger agreement and the effects of the merger.

Recommendation of the Board of Directors of SAFLINK

SAFLINK’s board of directors, after careful consideration, has unanimously determined that the merger, the merger agreement and the issuance of SAFLINK common stock are advisable and fair to and in the best interests of SAFLINK and its stockholders. SAFLINK’s board of directors unanimously recommends that SAFLINK stockholders vote “FOR” the proposal to approve the issuance of shares of SAFLINK common stock pursuant to the merger agreement, “FOR” the proposal to amend SAFLINK’s certificate of incorporation to increase the number of authorized shares of capital stock, and “FOR” the proposal the elect five directors of SAFLINK, each to hold office until his or her successor is elected and qualified.

Record Date and Shares Entitled to Vote

Only SAFLINK stockholders of record at the close of business on June 28, 2004, the SAFLINK record date for the annual meeting, will be entitled to notice of, and to vote at, the SAFLINK annual meeting or any adjournments or postponements of the SAFLINK annual meeting.

On the SAFLINK record date, there were [            ] shares of SAFLINK common stock entitled to vote at the SAFLINK annual meeting. SAFLINK stockholders will have one vote for each share of SAFLINK common stock that they owned on the SAFLINK record date, exercisable in person or by properly executed and delivered proxy with respect to the SAFLINK annual meeting.

Quorum

The presence of the holders of at least a majority of SAFLINK common stock outstanding on the SAFLINK record date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the SAFLINK annual meeting. All shares of SAFLINK common stock represented at the SAFLINK annual meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the SAFLINK annual meeting.

Votes Required

Required Vote for Approval of the Issuance of SAFLINK Common Stock in Connection with the Merger (Proposal 1)

The affirmative vote of the holders of at least a majority of the SAFLINK common stock cast at the annual meeting is required to approve the issuance of SAFLINK common stock in connection with the merger, assuming that the total votes cast represent more than 50% of the SAFLINK common stock entitled to vote at the SAFLINK annual meeting. An abstention from voting or a broker non-vote on Proposal 1 will have no effect on the vote on Proposal 1, other than being counted for quorum purposes.

THE MERGER WILL NOT BE COMPLETED IF SAFLINK STOCKHOLDERS DO NOT APPROVE PROPOSAL 1.

Required Vote for Amending SAFLINK’s Certificate of Incorporation to Increase the Number of Authorized Shares of Capital Stock (Proposal 2)

The affirmative vote of the holders of at least a majority of the outstanding shares of SAFLINK common stock is required to amend SAFLINK’s certificate of incorporation to increase the number of authorized shares of capital stock. Abstentions and broker non-votes will each be counted as having been present for purposes of determining the presence of a quorum but will not be counted as having been voted in favor of the proposal. Consequently, an abstention from voting or a broker non-vote on Proposal 2 will have the effect of a vote against Proposal 2.

THE MERGER WILL NOT BE COMPLETED IF SAFLINK STOCKHOLDERS DO NOT APPROVE PROPOSAL 2 UNLESS THE RELATED CONDITION IN THE MERGER AGREEMENT IS WAIVED BY SSP AND SAFLINK.

SAFLINK reserves the right to abandon or modify the proposed amendment to the certificate of incorporation to increase the number of authorized shares of capital stock at any time prior to the filing of the amendment with the Secretary of State of the State of Delaware, including after the approval of the stockholders has been obtained, upon approval of the board of directors of SAFLINK and as permitted by the merger agreement.

Required Vote for Election of Directors of SAFLINK (Proposal 3)

If a quorum is present, the five nominees for director receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes have no effect on the vote for directors.

Share Ownership of Management and Certain Stockholders

As of the record date, the directors and executive officers of SAFLINK owned approximately [            ]% of the outstanding shares entitled to vote at the annual meeting. Pursuant to voting agreements with SSP, each of SDS Merchant Fund, LP, North Sound Legacy International Ltd., North Sound Legacy Institutional Fund LLC, North Sound Legacy Fund LLC, Glenn L. Argenbright, Gregory C. Jensen, and Jon C. Engman, representing approximately [            ]% of the outstanding shares entitled to vote at the annual meeting, have agreed to vote all of their respective shares in favor of the merger.

Voting by SAFLINK Directors and Executive Officers

On June 28, 2004, the record date for the SAFLINK annual meeting, directors and executive officers of SAFLINK and their affiliates owned and were entitled to vote [            ] shares of SAFLINK common stock, or approximately [            ]% of the shares of SAFLINK common stock outstanding on that date. To SAFLINK’s knowledge, directors and executive officers of SAFLINK and their affiliates intend to vote their common stock in favor of the proposals described in the preceding paragraphs. SAFLINK cannot predict with certainty how other stockholders of SAFLINK will vote on the proposals. A more detailed description of the ownership of SAFLINK common stock by certain beneficial owners and SAFLINK’s directors and executive officers is set forth on page 116 of this joint proxy statement/prospectus.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the SAFLINK annual meeting. Your proxy can be revoked in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy bearing a later date; or (3) if you are a holder of record, you can attend the SAFLINK annual meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the corporate secretary of SAFLINK no later than the beginning of the SAFLINK annual meeting.

Solicitation of Proxies

This solicitation is made on behalf of the SAFLINK board of directors and SAFLINK will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by SAFLINK’s officers, directors and employees by mail, telephone, fax, personal interviews or other methods of communication.

Voting of Proxies

A proxy card is enclosed for your use. SAFLINK requests that you complete and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of SAFLINK common stock represented by it will be voted at the SAFLINK annual meeting in accordance with the instructions contained in the proxy.

If a signed proxy is returned without an indication as to how the shares of SAFLINK common stock represented are to be voted, the SAFLINK common stock represented by the proxy will be voted in favor of each of the proposals. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the SAFLINK annual meeting.

Stockholders of record may vote by completing and returning the enclosed proxy card prior to the SAFLINK annual meeting, voting in person at the SAFLINK annual meeting or submitting a signed proxy card at the SAFLINK annual meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the SAFLINK annual meeting in person.

SPECIAL MEETING OF SSP STOCKHOLDERS

Date, time and Place of Meeting

The SSP special meeting will be held at [Address] at [Time] local time, on [Day of Week], [Month] [Day], 2004.

Purpose of the SSP Special Meeting

At the SSP special meeting, stockholders will be asked to:

•	consider and vote on a proposal to approve and adopt the merger agreement and merger;

•	consider and vote on a proposal to approve the adjournment of the meeting, if necessary, to solicit additional proxies in favor of the proposal above; and

•	conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

Recommendation of the Board of Directors of SSP

SSP’s board of directors, after careful consideration, has unanimously determined that the merger and the merger agreement are advisable and fair to and in the best interests of SSP and its stockholders. SSP’s board of directors unanimously recommends that SSP stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger, and “FOR” the proposal to approve an adjournment or postponement of the special meeting. For a more complete description of the recommendation of SSP’s board of directors, see “The Merger—Recommendation of SSP’s Board of Directors” beginning on page 61 of this joint proxy statement/prospectus .

Record Date and Shares Entitled to Vote

Only SSP stockholders of record at the close of business on June 15, 2004, the SSP record date for the special meeting, will be entitled to notice of, and to vote at, the SSP special meeting or any adjournments or postponements of the SSP special meeting.

On the SSP record date, there were 46,901,033 shares of SSP common stock entitled to vote at the SSP special meeting. SSP stockholders will have one vote for each share of SSP common stock that they owned on the SSP record date, exercisable in person or by properly executed and delivered proxy with respect to the SSP special meeting.

Quorum

The presence of the holders of at least a majority of SSP common stock outstanding on the SSP record date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the SSP special meeting. All shares of SSP common stock represented at the SSP special meeting, but not voting, including abstentions and broker non-votes, will be treated as present for determining the presence or absence of a quorum for all matters for consideration at the SSP special meeting.

Votes Required

Required Vote for Approval and Adoption of the Merger Agreement and the Merger (Proposal 1)

The affirmative vote of holders of at least a majority of all outstanding shares of SSP common stock is required to approve and adopt the merger agreement and the merger. Abstentions and broker non-votes will each be counted as having been present for purposes of determining the presence of a quorum but will not be counted as having been voted on the proposal. Consequently, an abstention from voting or a broker non-vote on Proposal 1 will have the effect of a vote against Proposal 1.

THE MERGER WILL NOT BE COMPLETED UNLESS SSP STOCKHOLDERS APPROVE PROPOSAL 1.

Required Vote for Approval of Adjournment of Special Meeting (Proposal 2)

If necessary, the affirmative vote of the holders of a majority of the shares of SSP common stock represented at the special meeting, whether or not a quorum is present, is required to adjourn the special meeting for the purpose of soliciting additional proxies. Abstentions and broker non-votes will each be counted as having been present for purposes of determining the presence of a quorum but will not be counted as having been voted on the proposal. Consequently an abstention from voting or a broker non-vote on Proposal 2 will have the effect of a vote against Proposal 2.

Share Ownership of Management and Certain Stockholders

As of the record date, the directors and executive officers of SSP owned approximately 24.5% of the outstanding shares entitled to vote at the special meeting. Pursuant to stockholder agreements with SAFLINK, each of JAW Financial, L.P., Richard P. Kiphart, Kris & Geraldine Shah Family Trust, Leena Shah Trust, Chandra L. Shah Trust, The Winkler Childrens Trust 1998, and The Schiff Family 1998 Living Trust, representing approximately 35.8% of the outstanding shares entitled to vote at the special meeting, have each agreed to vote all of their respective shares in favor of the merger agreement and the merger.

Voting by SSP Directors and Executive Officers

On June 15, 2004, the record date for the SSP special meeting, directors and executive officers of SSP and their affiliates owned and were entitled to vote 11,512,404 shares of SSP common stock, or approximately 24.5% of the shares of SSP common stock outstanding on that date. To SSP’s knowledge, directors and executive officers of SSP and their affiliates intend to vote their common stock in favor of the proposals described in the preceding paragraphs. SSP cannot predict with certainty how other stockholders of SSP will vote on the proposals. A more detailed description of the ownership of SSP common stock by certain beneficial owners and SSP’s directors and executive officers is set forth on page 130 of this joint proxy statement/prospectus.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the SSP special meeting. Your proxy can be revoked in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy bearing a later date; or (3) if you are a holder of record, you can attend the SSP special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the corporate secretary of SSP no later than the beginning of the SSP special meeting.

Solicitation of Proxies

This solicitation is made on behalf of the SSP board of directors and SSP will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by SSP’s officers, directors and employees by mail, telephone, fax, personal interviews or other methods of communication.

YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR SHARES OF SSP WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

Voting of Proxies

A proxy card is enclosed for your use. SSP requests that you complete and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of SSP common stock represented by it will be voted at the SSP special meeting in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of SSP common stock represented are to be voted, the SSP common stock represented by the proxy will be voted in favor of each of the proposals. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the SSP’s special meeting.

Stockholders of record may vote by completing and returning the enclosed proxy card prior to the SSP special meeting, voting in person at the SSP special meeting or submitting a signed proxy card at the SSP special meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the SSP special meeting in person.

THE MERGER

This section of this joint proxy statement/prospectus describes the principal aspects of the proposed merger. While SAFLINK and SSP believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to SAFLINK stockholders and to SSP stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement and the other annexes to this joint proxy statement/prospectus carefully and in their entirety.

The Companies

SAFLINK

SAFLINK offers software solutions that protect intellectual property, secure information assets, control access to physical facilities, and eliminate passwords. SAFLINK’s Secure Authentication Framework™ software provides Identity Assurance Management™, allowing administrators to verify the identity of users and control their access to: computer networks; physical facilities; applications; event tracking systems; and time and attendance systems. SAFLINK develops application software and resells hardware and device control software from leading manufacturers of biometric hardware devices. SAFLINK’s products may be used to protect business and personal assets and to replace passwords, keys, and personal identification numbers (PINs) in order to safeguard and simplify access to electronic systems, buildings, and secure areas. Biometric technologies automatically identify computer users by electronically capturing a specific biological or behavioral characteristic of that individual, such as a fingerprint, iris pattern, voiceprint or facial feature, creating a unique digital identifier from that characteristic and then comparing it against a previously created and stored digital identifier. Because this process relies on largely unalterable human characteristics, it is both highly secure and highly convenient for the individual seeking access.

SAFLINK’s software products support a wide variety of biometric technologies and cards to improve security of workstations, computer networks, facilities and physical access points. SAFLINK designs software that will work with a variety of biometric devices, including fingerprint readers, iris cameras, facial recognition cameras and microphones using speaker verification technology. SAFLINK’s products can be divided into two groups: computer access products and physical access products.

SAFLINK’s enterprise products that are designed to operate in the computer network environment of large organizations include:

•	SAFsolution Enterprise Edition is a biometric, smart card and public key infrastructure security solution that enables users to log on to their Windows® workstations and enterprise network domains based on Microsoft’s Active Directory™ and Windows 2000/2003 Server.

•	SAFmodule for NMAS is a companion product to Novell Corporation’s Novell Modular Authentication Service™ (NMAS) security product and is fully certified and tested by Novell as an approved NMAS authentication method.

•	SAFaccess for eTrust SSO is a companion product to Computer Associates’ eTrust SSO security product. SAFaccess provides a secure and positive biometric verification of a user’s identity when he or she uses Computer Associates’ SSO product.

•	SAFauthenticator SDK is a product that enables programmers to add SAFLINK’s biometric authentication framework to any enterprise application for a more secure infrastructure.

•	SAFremote Authenticator™ enables strong authentication over remote and terminal sessions so that Citrix® MetaFrame®, Windows® Terminal Services, and Windows® XP Remote Desktop users and enterprise administrators enjoy the same high degree of security and convenience previously available to only locally secured authentication workstations.

•	SAFsolution Windows Workstation Edition provides multi-biometric logon and unlocking of Windows workstations based on Microsoft NT/2000/XP operating systems.

•	SAFpassage offers a turnkey access control solution including centralized template management, flexible access rights and time zone settings, remote system status monitoring, real-time event reporting and remote template enrollment.

•	SAFcard allows the customer to add biometric access control without replacing the entire physical security system infrastructure.

•	In addition to supplementing or replacing passwords with biometrics, SAFLINK’s enterprise network security and physical access solutions provide a number of powerful benefits for customers regardless of the industry they occupy. SAFLINK’s goal is to provide solutions that are designed to ensure protection, security, and safety for a company’s computer network, facilities, and intellectual property.

SAFLINK positions its products and features differently to address the unique requirements and business drivers of vertical markets, including healthcare, manufacturing, financial services, government and education.

SSP

SSP provides high-grade information security solutions, designing and developing innovative data and communication security products for both corporate and government institutions. For many years, SSP has provided network security, desktop protection, and high assurance messaging systems for many organizations of the U.S. government, including the Department of Defense (DoD) and the National Security Agency. SSP’s recently released NetSign Privacy Agent product is designed to provide similar levels of security to private enterprise and individual users.

SSP provides the technology, products and services necessary for most government agencies or companies to implement or manage their information security infrastructure. The open architecture of SSP’s products makes them compatible with virtually all commonly used network hardware and enables them to operate independently of algorithms, platforms, applications and tokens.

SSP provides a secure operating system and software and hardware products for network communication systems, including secure instant messaging. Following are examples of the uses for these products:

•	software for the authorization, authentication, and administration of an organization’s security protocols;

•	tokens and card reader products that can be used by an organization and its members to protect digital information, thereby securing the transmission of that digital information via encryption or decryption of that information on a real-time basis; and

•	privacy control technology to protect the user’s digital identity, personal information, email, passwords, and files.

In addition to selling hardware and software products, SSP develops technologies and provides support and maintenance services for specific government communications programs. SSP’s products sold to government are designed and developed in the United States.

SSP’s products are based upon an open standards platform, and PKI technology. PKI is the standard for securing Internet-based commerce and communications. PKI uses encryption algorithms that provide strong and persistent protection of digital content and information. SSP’s tokens can take nearly any form that meets a customer’s requirements, but most often take the form of a smart card, which makes the token portable. SSP’s smart card token combines a secure operating system and software within the hardware device. SSP’s card reader products include software that allows secure communications between a smart card and a client device, such as a desktop or laptop computer.

To provide a high-level assurance token for use in government programs and commercial markets, SSP developed the Forté® chip in conjunction with Atmel Corporation. Combining SSP’s Universal Secure Access Operating Security System (USA OSS) with the Forté chip, SSP created an embedded security system on a chip that can encrypt and decrypt streaming digital information, such as music or voice over Internet protocol. By placing the Forté chip and the USA OSS onto a smart card, SSP created the Universal Secure Access Card that allows the streaming of audio content to wireless devices and personal computers without the need for storage and redundant data processing.

SSP is a supplier of products and services to the DoD’s Defense Messaging System (DMS) and Common Access Card (CAC) programs. The products SSP supplies to these programs can be migrated, without replacing entire systems, into planned evolutions to higher assurance levels and more flexible systems.

Spartan Acquisition Corporation

Spartan Acquisition Corporation is a Delaware corporation and a wholly owned subsidiary of SAFLINK. Spartan Acquisition Corporation was organized solely for the purpose of entering into the merger agreement with SSP and completing the merger. It has not conducted any business operations. If the merger is completed, Spartan Acquisition Corporation will cease to exist following its merger with and into SSP.

Background of the Merger

SAFLINK’s goal is to build a company that offers an end-to-end security solution targeting the identity assurance and identity management needs of the enterprise customer. SAFLINK has explored a range of strategies to achieve this goal and to enhance stockholder value. SAFLINK’s management and board routinely discuss various potential acquisitions and business combinations.

SAFLINK pursued opportunities in the government sector over the past two years, and in doing so it had become increasingly apparent to management that success in the government sector would ultimately involve the integration of biometrics with smart cards. Similarly, management began to believe that many of the largest commercial sector opportunities for biometrics were also going to require solutions integrating biometric authentication with smart cards. With this in mind, SAFLINK began to analyze the possible benefits of a strategic business combination that could result in solutions protecting communications, data and networks through the use of biometrics, smart cards and PKI in the most sensitive government settings.

SAFLINK’s board and management believe that one key component to finding success in the government and commercial sectors is a solution that includes physical access biometric products and technologies. In December 2003, SAFLINK acquired the digital identity and biometric-enhanced physical access security technology of Information Systems Support and Biometric Solutions Group. SAFLINK believes that this technology and enhanced product offering will strengthen its ability to penetrate the access card initiatives in the governmental space and the manufacturing processing control opportunities in the commercial sector.

Similarly, over the years SSP has explored independently a range of strategies to enhance stockholder value. From time to time, SSP’s management and board have discussed various potential acquisitions and business combinations, particularly with regard to potential transactions that could give SSP access to biometric technologies.

During the month of August 2003, SSP engaged in discussions regarding strategic business opportunities with Jason Adelman, a managing director of Burnham Hill Partners, a division of Pali Capital, Inc., in connection with SSP’s negotiations with Mr. Adelman with respect to Burnham Hill’s services as SSP’s financial advisor. Mr. Adelman had previously provided financial advisory services to SAFLINK in connection with various financing transactions while Mr. Adelman was employed with H. C. Wainwright & Co.

On August 25, 2003, SSP retained Burnham Hill as its placement agent for a private placement and as its financial advisor in connection with a potential strategic combination with SAFLINK.

From August 26, 2003, through September 15, 2003, Mr. Adelman held several telephone calls with Mr. Winkler and, separately, several telephone calls with Mr. Argenbright, to discuss the potential consolidation of the biometrics industry and the potential synergies that could be realized in a combination of SSP and SAFLINK.

On September 10, 2003, SAFLINK and SSP entered into a mutual limited confidentiality and non-disclosure letter agreement to provide for the exchange of non-public information between the parties.

On September 25, 2003, Mr. Adelman sent an e-mail to Messrs. Winkler, Shah, Argenbright, and Thomas E. Schiff, SSP’s chief financial officer, regarding the potential strategic combination of SSP and SAFLINK. Mr. Adelman encouraged Mr. Winkler and Mr. Argenbright to contact each other to discuss each company’s products and technology and potential synergies with the two companies.

On December 2, 2003, John Pollak of C.E. Unterberg, Towbin met with Mr. Argenbright and Jon C. Engman, SAFLINK’s chief financial officer, at SAFLINK’s offices in Bellevue, Washington and engaged in discussions regarding strategic business opportunities and C.E. Unterberg Towbin’s services as SAFLINK’s financial advisor. From December 2, 2003, through March 2, 2004, C.E. Unterberg, Towbin held strategic discussions with Messrs. Argenbright and Engman regarding the potential transaction with SSP.

On December 4, 2003, Messrs. Argenbright, Engman, and Gregory C. Jensen, SAFLINK’s chief technology officer, met with Messrs. Winkler, Shah and Schiff at SSP’s offices in Irvine, California to further explore the potential transaction. During this meeting the parties provided an overview of each respective company’s technology, products and services, as well as potential synergies that might be realized with a combined company. The parties also discussed various business and marketing opportunities as well as various financial issues related to each company. Michael Abrams, a senior vice president of Burnham Hill, attended the meeting, and joined the group for dinner during which the parties continued to discuss the potential transaction.

During the months of December 2003 and January 2004, various representatives of SSP and SAFLINK met and held telephone conference calls to discuss the companies’ products and technology. During these meetings and discussions, the parties discussed potential joint participation in projects. These discussions led to further review of potential integration of commercial sector solutions with government sector solutions.

On December 12, 2003, Messrs. Argenbright and Engman held a telephone call with Mr. Pollak to discuss the terms of an engagement for financial advisory services. SAFLINK’s legal advisors also delivered a draft merger agreement to Mr. Adelman.

On December 31, 2003, SAFLINK’s legal advisors delivered a proposed term sheet to representatives of Burnham Hill.

On January 14, 2004, Messrs. Argenbright, Engman and Jensen met with Messrs. Winkler, Shah and Schiff at SSP’s offices in Irvine, California to discuss a proposed joint marketing agreement between the two companies.

From mid-January 2004 through late February 2004, the parties and their legal and financial advisors discussed certain business terms regarding a possible merger, including the concept of a fixed exchange ratio and the trading prices of SAFLINK and SSP common stock in the period prior to execution of a definitive agreement.

The parties, having conducted preliminary due diligence in late December 2003, began discussions in early January 2004 to seek to reach a common understanding regarding an appropriate exchange ratio prior to engaging in a more substantial due diligence investigation of the other party that would, among other things, involve the disclosure to the other party of highly confidential information. SAFLINK was assisted in these discussions by its legal counsel and financial advisor, and SSP was assisted by Burnham Hill. These discussions considered a number of factors relevant to determining the exchange ratio, including relative contributions of the two enterprises in terms of assets, earnings, revenues and share values as determined by daily trading on the Nasdaq SmallCap Market with respect to SAFLINK and on the Nasdaq National Market with respect to SSP. Various time periods for assessing the relative contributions were also discussed. In the course of these negotiations, the parties discussed exchange ratios that were higher than and lower than the exchange ratio provided in the merger agreement.

Beginning in the first week of January 2004 and continuing through mid-March 2004, representatives of SAFLINK and SSP conducted due diligence investigations on the other party. As part of these due diligence investigations, representatives of SAFLINK and SSP reviewed legal, financial and operations data relating to the other company. Members of each company’s management, with the assistance of outside advisors, met with one another and engaged in financial due diligence. Each of SAFLINK and SSP also made available to the other company’s representatives its material contracts and information relating to its litigation, intellectual property, regulatory compliance and employment benefit arrangements.

During February 2004, Messrs. Argenbright, Winkler and Shah had a series of discussions regarding the strategic rationale and the financial terms of the merger.

On February 3, 2004, Messrs. Argenbright, Adelman, Richard Levy, managing member of Crestview Capital Partners, LLC, and Richard P. Kiphart, managing director of William Blair & Company, LLC and a significant SSP stockholder, met in Chicago to further discuss a possible strategic combination of the two companies, its value to the companies and the stockholders of each company, the structure it would take, its timing and process and corporate governance aspects of the combined company.

On February 13, 2004, SAFLINK’s board of directors met telephonically to discuss the status of discussions with SSP related to the proposed merger. Representatives from Gray Cary Ware & Freidenrich LLP reviewed the terms of a revised term sheet in connection with the proposed merger and provided materials to the board of directors related to its fiduciary duties in the context of a merger transaction.

On February 18, 2004, Mr. Argenbright met in Dana Point, California with Messrs. Winkler, Shah and Schiff at the Roth Capital Conference to discuss the merits of the proposed merger and plans for leadership and governance of the combined company.

On February 23, 2004, Mr. Argenbright sent a revised draft term sheet to Mr. Shah. As had been discussed between the parties, the draft term sheet contemplated a transaction structure whereby SAFLINK would be the surviving parent company following the merger.

From February 23, 2004, through February 27, 2004, SAFLINK and SSP exhibited products in SSP’s booth at the RSA Conference in San Francisco, California.

On February 25, 2004, SAFLINK’s board of directors met telephonically and was updated on the status of the merger discussions and authorized and directed management to continue its discussions with SSP regarding the term sheet for the proposed merger.

On February 26, 2004, SAFLINK’s board of directors met telephonically and was updated on the status of the merger discussions and on financial, legal and operational due diligence activities that had been ongoing.

On February 27, 2004, Messrs. Winkler, Shah and Schiff met in Bellevue, Washington with Messrs. Argenbright, Engman and Jensen at SAFLINK’s principal offices to discuss the proposed merger and the integration of the two companies’ operations.

On March 2, 2004, SAFLINK finalized its agreement retaining C.E. Unterberg, Towbin as its financial advisor in connection with the proposed merger with SSP.

On March 3, 2004, SAFLINK and SSP executed a non-binding term sheet for a proposed merger pursuant to which a wholly owned merger subsidiary of SAFLINK would merge with and into SSP, with SSP surviving the merger as a wholly owned subsidiary of SAFLINK. SAFLINK’s legal advisors sent a draft merger agreement to SSP’s legal advisors.

From March 3, 2004, through March 22, 2004, the parties and their legal and financial advisors engaged in extensive negotiations regarding the terms and conditions of the definitive agreements relating to the proposed merger.

On March 10, 2004, Mr. Pollak met in Bellevue, Washington with representatives of SAFLINK to conduct due diligence.

On March 11, 2004, SSP engaged Wedbush Morgan to render a fairness opinion on the proposed transaction.

On March 11, 2004, Messrs. Argenbright, Engman, Jensen and Robert L. Turbeville, Jr., SAFLINK’s senior vice president of physical access systems, met in Irvine, California with Mr. Winkler together with representatives of C.E. Unterberg, Towbin and representatives of Wedbush Morgan to discuss potential benefits and opportunities of a combined company and plans for leadership and corporate governance of the combined company.

On March 16, 2004, the members of the board of directors of SAFLINK met with representatives of Gray Cary Ware & Freidenrich LLP, SAFLINK’s outside legal counsel, together with representatives of C.E. Unterberg, Towbin. At this meeting the representatives of C.E. Unterberg, Towbin made a presentation related to its financial analysis of SSP and the merger and other information with respect to the proposed transaction. Representatives of Gray Cary Ware & Freidenrich LLP made a presentation on the terms of the proposed transaction and the merger agreement and the board of directors’ duties with respect to consideration of the transaction. SAFLINK’s legal and financial advisors answered questions posed by SAFLINK’s board of directors. SAFLINK’s board of directors authorized and instructed management to continue negotiation of a definitive merger agreement with SSP.

On March 18, 2004, SSP’s board of directors met informally via telephone conference and was updated on the status of the merger discussions. At this meeting, Gregg Amber, a member of SSP’s board of directors and an attorney with Rutan & Tucker, LLP, SSP’s outside legal counsel, discussed with the board its fiduciary obligations in connection with the merger, the specific terms and conditions contained in the merger agreement and the status of the legal due diligence investigation of SAFLINK. During part of this telephone conference, representatives of Wedbush Morgan made a preliminary presentation related to its financial analysis of SAFLINK and the merger consideration. Following extensive discussion, SSP’s board of directors authorized the company’s management to continue negotiations with SAFLINK.

On March 19, 2004, Ron R. Goldie, a member of the board of directors of SSP, met in Bellevue, Washington with Mr. Argenbright and various members of SAFLINK’s management team to continue SSP’s due diligence investigation of SAFLINK.

On March 20, 2004, senior management of SSP and SAFLINK, together with representatives of their respective legal counsel and financial advisors, held an extended conference telephone call to discuss open terms in the merger agreement. Mr. Argenbright also held several telephone calls with Messrs. Winkler and Shah to discuss certain open terms in the merger agreement and to continue negotiations regarding the merger.

On March 21, 2004, SAFLINK’s board of directors met telephonically to consider adoption of the merger and the merger agreement and approval of the issuance of shares of SAFLINK common stock pursuant to the merger agreement. At this meeting, representatives of C.E. Unterberg, Towbin presented its financial analysis and other financial information with respect to SSP, SAFLINK and the proposed transaction. At the meeting, C.E. Unterberg, Towbin rendered an oral opinion, subsequently confirmed by a written opinion dated as of March 21, 2004, that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of the outstanding shares of SAFLINK common stock. Legal counsel to SAFLINK presented information to the board of directors regarding the terms and conditions to the merger that had changed since the board last met on March 16, 2004, and advised the board regarding legal considerations relating to the transaction, including a review of the fiduciary obligations of the members of SAFLINK’s board.

Following these presentations by representatives of C.E. Unterberg, Towbin and Gray Cary Ware & Freidenrich, the board of directors had the opportunity to ask questions of, and discuss the transaction with, these advisors. After detailed discussion and consideration, SAFLINK’s board of directors unanimously determined that the merger, the merger agreement and the issuance of shares of SAFLINK common stock as a result of the merger, the amendment to SAFLINK’s certificate of incorporation to increase its authorized capital stock and the other transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, SAFLINK and its stockholders, unanimously approved the merger and the merger agreement and determined to recommend that the stockholders of SAFLINK vote in favor of the issuance of SAFLINK common stock pursuant to the merger agreement and the amendment to SAFLINK’s certificate of incorporation to increase its authorized capital stock and directed that the merger agreement be finalized and executed and that the proposal to approve the share issuance be presented to SAFLINK’s stockholders for approval.

On March 22, 2004, the SSP board of directors held a meeting to consider approval and adoption of the merger agreement and the merger. During this meeting, Mr. Amber reviewed with the SSP board of directors the terms of the merger agreement, which had been distributed to board members prior to the meeting, and the resolution of issues that had been unresolved as of the prior board meeting. Representatives of Wedbush Morgan provided the SSP board of directors with a detailed financial analysis of the proposed transaction, and delivered the oral opinion of Wedbush Morgan, subsequently confirmed in writing, that, as of that date and subject to the assumptions, considerations, and limitations set forth in its opinion, the consideration to be received by SSP’s stockholders in connection with the merger was fair to such stockholders from a financial point of view.

Following additional discussion, SSP’s board of directors unanimously determined that the merger and the terms of the merger agreement were advisable and fair to, and in the best interests of, SSP and its stockholders, unanimously approved the merger and the merger agreement, and determined to recommend that the stockholders of SSP vote in favor of the merger agreement and the merger.

Following the approvals of the merger and related transactions by the respective boards of directors of SAFLINK and SSP, representatives of SAFLINK and SSP negotiated the remaining open items and finalized the definitive merger agreement in the early afternoon of March 22, 2004, at which time, SAFLINK and SSP executed the merger agreement, dated as of March 22, 2004. Following execution of the merger agreement, SAFLINK and SSP issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

Certain statements made in the following paragraphs regarding the potential benefits that could result from the merger are forward-looking statements based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties are set forth under “Risk Factors” and elsewhere in this joint proxy statement/prospectus.

The board of directors of SAFLINK, at a meeting held on March 21, 2004, determined that the merger, the merger agreement, the exchange ratio and the transactions contemplated by the merger agreement are fair to, and in the best interests of, SAFLINK and its stockholders, authorized the merger agreement to be signed and resolved to recommend that SAFLINK stockholders approve the issuance of shares of SAFLINK common stock pursuant to the terms of the merger agreement. The board of directors of SSP, at a meeting held on March 22, 2004, determined that the merger, the merger agreement, the exchange ratio and the transactions contemplated by the merger agreement are fair to, and in the best interests of, the stockholders of SSP, authorized the merger agreement to be signed and resolved to recommend that SSP stockholders approve the merger agreement and the merger.

In reaching their separate decisions, each board consulted with its senior management and financial and legal advisors, and considered a number of factors, as discussed below. Each board also considered historical information concerning the businesses, operations, financial condition, results of operations, technology, management, competitive positions and prospects of SAFLINK and SSP as stand-alone companies, including results of operations during their most recent fiscal periods. In view of the complexity and wide variety of information and factors, both positive and negative, considered by each board, neither board found it practical to quantify, rate or otherwise assign any relative or specific weights to the factors it considered. In addition, neither board reached any specific conclusion with respect to each of the factors it considered, or any aspect of any particular factor. Instead, each board conducted an overall analysis of the factors it considered. In considering these factors, individual members of each board may have given differing weight to different factors. Each board considered all these factors as a whole and concluded that these factors supported its decision.

SAFLINK’s Reasons for the Merger

SAFLINK’s board of directors believes that over the past few years SAFLINK has successfully moved toward its goal to build an end-to-end security solution targeting the identity assurance and identity management needs of the enterprise customer. Despite SAFLINK’s success to date in building an integrated solution designed to protect the enterprise at the doorway, at the network, and at the PC, it became apparent to SAFLINK’s board of directors that virtually every major biometric initiative in the government sector involved the integration of biometrics with smart cards. In addition, SAFLINK believes that similar demand for the integration of biometrics with smart cards now exists in many of the largest commercial opportunities as well. As such, SAFLINK’s management has considered a number of alternatives for enhancing SAFLINK’s solutions to address the needs of the government and large enterprise customers. SAFLINK’s board of directors determined that the acquisition of a company that participates in the smart card and PKI space could extend SAFLINK’s market presence in the commercial sector and provide expanded opportunities in the government sector by enabling it to offer a solution integrating biometrics with smart cards. SAFLINK’s board of directors believes that the merger with SSP best positions SAFLINK to expand its market presence and to capitalize on opportunities in the government and commercial sectors by providing biometric, smart card, and physical access control solutions.

In addition, with SAFLINK’s recent financing, SAFLINK’s management believes that it has built a sound balance sheet to provide a strong working capital foundation for combining and operating the combined company in the future.

In reaching its determination to approve the merger, and to recommend that the SAFLINK stockholders vote to approve the issuance of shares of SAFLINK common stock pursuant to the terms of the merger agreement, SAFLINK’s board of directors identified several potential benefits of the merger for SAFLINK and its stockholders. These potential benefits include the following:

•	creating a leading provider of secure biometric identity and information assurance solutions as a result of the strategic fit between SAFLINK’s biometric software products and SSP’s identity management products;

•	providing SAFLINK with access to significant new opportunities as a result of SSP’s customer base of government organizations;

•	enabling SAFLINK to utilize SSP’s significantly larger revenues and customer base to enhance the overall performance of the combined company;

•	strengthening SAFLINK’s balance sheet and cash position as a result of the combination of the two companies;

•	providing SAFLINK cost-saving opportunities as redundant operations are eliminated or streamlined; and

•	improving SAFLINK’s competitive position in the increasingly competitive and consolidating enterprise security industry through the integration of biometrics, smart cards and PKI technology.

SAFLINK’s board of directors also considered the following potentially positive factors, among others, in connection with its review and analysis of the merger. The conclusion reached by SAFLINK’s board of directors with respect to each of the following factors supported its determination that the merger agreement, the exchange ratio and the transactions contemplated by the merger agreement are fair to, and in the best interests of, SAFLINK and its stockholders:

•	the views of SAFLINK management as to the prospective businesses, competitive position, financial condition, and results of operations of the combined company following the merger and SAFLINK as a stand-alone entity and, in particular, the view that, in light of industry and market conditions, the ability to leverage SSP’s historical customer base of government organizations to increase sales of SAFLINK’s products and services, the other synergies expected to be realized from the merger, and other relevant considerations, the prospective businesses, competitive position, financial condition, and results of operations of the combined company would be better than the prospective business, competitive position, financial condition, and results of operations of SAFLINK as a stand-alone entity;

•	the belief of SAFLINK management that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•	the analyses prepared by C.E. Unterberg, Towbin and presented to the SAFLINK board of directors, and the opinion of C.E. Unterberg, Towbin confirmed in writing on March 21, 2004, that as of March 21, 2004, and based upon and subject to the factors and assumptions set forth in C.E. Unterberg, Towbin’s opinion (the full text of which is attached as Annex E to this joint proxy statement/prospectus), the exchange ratio was fair, from a financial point of view, to the holders of the outstanding shares of SAFLINK common stock, as described more fully under “Opinion of SAFLINK’s Financial Advisor”;

•	historical and recent financial data concerning SAFLINK’s and SSP’s respective businesses and financial performance;

•	the addition of Richard P. Kiphart, former chairman of Memphis-based Concord EFS and a managing director of William Blair & Company, LLC investment banking firm, as chairman of the board of directors of the combined company;

•	the fact that, because the exchange ratio is fixed in the merger agreement and will not change with increases or decreases in the market price of either company’s stock before closing of the merger, the total number of shares of SAFLINK common stock issued as consideration to SSP stockholders will not be subject to fluctuations in the market value of SAFLINK common stock and SSP common stock; and

•	the impact of the merger on SAFLINK’s customers and employees.

SAFLINK’s board of directors also considered a number of risks, uncertainties and potentially negative factors in its deliberations concerning the merger. The risks, uncertainties and potentially negative factors considered by the SAFLINK board of directors included:

•	the risk that the merger might not be completed in a timely manner or at all;

•	the challenges of integrating the management teams, strategies, cultures and organizations of the two companies, especially in light of the physical distance between SAFLINK’s headquarters in Bellevue, Washington and SSP’s headquarters in Irvine, California;

•	the diversion of management’s time and attention from SAFLINK’s existing business;

•	the risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger;

•	the substantial accounting charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•	the risk that the merger may not be well received by customers, suppliers or employees of the two companies;

•	the risk that, despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

•	the possibility that, because the exchange ratio is fixed in the merger agreement and will not change with increases or decreases in the market price of either company’s stock before closing of the merger, the exchange ratio will yield stock consideration with a dollar value of more than $1.44 per SSP share of common stock at the time of the closing of the merger, which was the closing price of SSP’s common stock on March 22, 2004, the last trading day prior to the public announcement of the merger;

•	the risk that the potential benefits sought in the merger may not be fully realized, if at all; and

•	other risks described under “Risk Factors” beginning on page 18 of this joint proxy statement/prospectus.

SAFLINK’s board of directors concluded that the potential benefits of the merger outweighed these potentially negative factors.

The foregoing discussion, information and factors considered by SAFLINK’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by SAFLINK’s board of directors. In view of the wide variety of factors considered by SAFLINK’s board of directors, SAFLINK’s board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, SAFLINK’s board of directors did not reach any specific conclusions on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of SAFLINK’s board of directors may have given different weight to different factors. However, after taking into account all of the factors set forth above, SAFLINK’s board of directors unanimously agreed that the merger agreement, the merger and the exchange ratio were fair to, and in the best interests of, SAFLINK and its stockholders and that SAFLINK should proceed with the merger.

Opinion of SAFLINK’s Financial Advisor

C.E. Unterberg, Towbin acted as financial advisor to the board of directors of SAFLINK in connection with the merger and evaluated the fairness of the exchange ratio of 0.6 to exchange SSP common stock for SAFLINK common stock that will result in the SAFLINK stockholders owning approximately 51% of the combined company’s fully-converted shares at closing, from a financial point of view, to the holders of the outstanding shares of SAFLINK common stock, assuming each company’s capital structure remains constant.

In a meeting of SAFLINK’s board of directors on March 21, 2004, held to evaluate the proposed transaction, C.E. Unterberg, Towbin delivered to SAFLINK’s board of directors its oral opinion, subsequently followed by delivery of a written opinion, that, as of that date and based on the assumptions made, the matters considered and the limitations on the review undertaken and described orally to the board and in the written opinion, the exchange ratio was fair, from a financial point of view, to the holders of the outstanding shares of SAFLINK common stock. The exchange ratio was determined through negotiations between the respective managements of SAFLINK and SSP. C.E. Unterberg, Towbin assisted SAFLINK management in the negotiations leading to an agreement on the principal structural terms of the merger.

The full text of the C.E. Unterberg, Towbin opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex E. The summary of the C.E. Unterberg, Towbin opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the C.E. Unterberg, Towbin opinion. We encourage you to read the C.E. Unterberg, Towbin opinion in its entirety. The C.E. Unterberg, Towbin opinion was prepared for the benefit and use of SAFLINK’s board of directors in connection with its evaluation of the merger and is not intended to be and does not constitute a recommendation to any stockholder of SAFLINK or SSP as to how such stockholder should vote, or take any other action, with respect to the merger.

The C.E. Unterberg, Towbin opinion does not address:

•	the relative merits of the merger and the other business strategies that SAFLINK’s board of directors has considered or may be considering; or

•	the decision of SAFLINK’s board of directors to proceed with the merger, or any alternative transaction.

C.E. Unterberg, Towbin did not express any opinion as to:

•	the value of any employee agreement or other arrangement entered into in connection with the merger;

•	any tax or other consequences that might result from the merger; or

•	the value of SAFLINK common stock when issued to SSP’s stockholders pursuant to the merger or the price at which shares of SAFLINK common stock may be traded in the future.

The trading price of SAFLINK common stock may be affected by a number of factors, including but not limited to:

•	dispositions of SAFLINK common stock by stockholders within a short period of time after the effective time of the merger;

•	changes in prevailing interest rates and other factors which generally influence the price of securities;

•	adverse changes in the current capital market, generally and/or in the sectors of which either SAFLINK or SSP is a part;

•	the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of SAFLINK or SSP or in their respective product markets;

•	any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

•	timely completion of the merger on terms and conditions that are acceptable to all parties at interest.

In connection with the preparation of the C.E. Unterberg, Towbin opinion, C.E. Unterberg, Towbin, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of SAFLINK and SSP;

•	reviewed certain internal financial statements, forecasts and other financial and operating data concerning SAFLINK and SSP prepared by the managements of SAFLINK and SSP, respectively;

•	reviewed with the management of SAFLINK certain publicly available estimates of research analysts relating to SAFLINK;

•

held discussions with the respective managements of SAFLINK and SSP concerning the businesses, past and current operations, financial conditions and future prospects of both SAFLINK and SSP, independently and combined, including discussions with the managements of SAFLINK and SSP concerning synergies that are expected to result from the merger as well as their views regarding the strategic rationale for the merger;

•	reviewed the financial terms and conditions set forth in the merger agreement as of March 21, 2004;

•	reviewed the stock prices and trading histories of SAFLINK common stock and SSP common stock;

•	compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that C.E. Unterberg, Towbin deemed relevant;

•	performed a pro forma merger analysis of the combined company;

•	prepared an analysis of the relative contributions of SAFLINK and SSP;

•	prepared an analysis of the stock price performance of SAFLINK common stock and SSP common stock with that of certain other publicly traded companies comparable with SAFLINK and SSP respectively and the NASDAQ composite index;

•	participated in discussions and negotiations among representatives of SAFLINK and SSP and their financial and legal advisors; and

•	made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

In its review and analysis, and in arriving at its opinion, C.E. Unterberg, Towbin assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of SAFLINK and SSP) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any such information. C.E. Unterberg, Towbin relied upon the assurances of the managements of SAFLINK and SSP that they were not aware of any facts that would make such information inaccurate or misleading.

Furthermore, C.E. Unterberg, Towbin did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of SAFLINK or SSP, nor was C.E. Unterberg, Towbin furnished with any such evaluation or appraisal. C.E. Unterberg, Towbin assumed that all material assets and liabilities (contingent or otherwise) of SAFLINK and SSP were as set forth in their respective financial statements or other information made available to C.E. Unterberg, Towbin. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of SAFLINK and SSP that C.E. Unterberg, Towbin reviewed, upon the advice of the managements of SAFLINK and SSP, C.E. Unterberg, Towbin assumed that such forecasts and projections had been reasonably prepared in good faith on the basis of reasonable assumptions and reflected the best currently available estimates and judgments as to the future financial condition and performance of SAFLINK and SSP, respectively. C.E. Unterberg, Towbin further assumed that such projections and forecasts would be realized in the amounts and in the time periods then estimated.

In addition, C.E. Unterberg, Towbin assumed that the merger would be consummated upon the terms set forth in the last draft of the merger agreement reviewed by C.E. Unterberg, Towbin without material alteration thereof or waiver of any material terms thereof, including, among other things, that the merger would be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. C.E. Unterberg, Towbin expressed no opinion regarding whether the necessary approvals or other conditions to the merger would be obtained or satisfied and assumed that obtaining any necessary regulatory approvals or third party consents would not have an adverse effect on the merger or any parties thereto. In addition, C.E. Unterberg, Towbin assumed that the historical financial statements of each of SAFLINK and SSP reviewed by C.E. Unterberg, Towbin had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied and that the representations and warranties of each party contained in the merger agreement were true and correct. C.E. Unterberg, Towbin relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

The C.E. Unterberg, Towbin opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to C.E. Unterberg, Towbin as of, the date of the its opinion. Subsequent developments may affect the conclusion expressed in the opinion and C.E. Unterberg, Towbin has disclaimed any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The C.E. Unterberg, Towbin opinion is limited to the fairness of the exchange ratio, from a financial point of view and as of the date thereof, to the holders of the outstanding shares of SAFLINK common stock.

Summary of C.E. Unterberg, Towbin’s Financial Analyses

The following is a summary of the material financial analyses performed by C.E. Unterberg, Towbin in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all the analyses performed by C.E. Unterberg, Towbin. Certain of the information in this section is presented in a tabular form. In order to understand the financial analyses performed by C.E. Unterberg, Towbin better, these tables must be read together with the text of each summary. The C.E. Unterberg, Towbin opinion is based upon the totality of the various analyses performed by C.E. Unterberg, Towbin and no particular portion of the analyses has any merit standing alone.

Historical Exchange Ratio Analysis. C.E. Unterberg, Towbin compared the average ratio of the closing price of SAFLINK common stock to the closing price of SSP common stock over various periods ending March 19, 2004, as set forth in the following table. C.E. Unterberg, Towbin observed that the exchange ratio of 0.6 was higher than the average ratios of the closing prices of SAFLINK common stock compared to SSP common stock for the various periods ending March 19, 2004. C.E. Unterberg, Towbin also observed that the 0.6 exchange ratio resulted in an implied value of SSP common stock of $1.89 per share on March 19, 2004.

Trading Days Prior to March 19, 2004	Average Ratio of Closing Price of SAFLINK common stock compared to SSP common stock
1 Trading Day	0.432x
5 Trading Days	0.421x
10 Trading Days	0.406x
20 Trading Days	0.375x
30 Trading Days	0.355x
60 Trading Days	0.416x
90 Trading Days	0.396x
254 Trading Days	0.265x

Comparable Companies Analysis. Using publicly available information, C.E, Unterberg, Towbin compared certain financial measures and metrics of SSP to those of the following publicly traded companies in a similar sector to SSP. The financial measures and metrics included market value, enterprise value, enterprise value as a multiple of revenue and price as a multiple of earnings per share.

•	ActivCard Corp.

•	Aladdin Knowledge Systems Ltd.

•	Datakey Inc.

•	Drexler Technology Corp.

•	Entrust Inc.

•	Gemplus International SA

•	Identix Inc.

•	RSA Security Inc.

•	SafeNet Inc.

•	SCM Microsystems Inc.

•	Secure Computing Corp.

•	VASCO Data Security International Inc.

•	Viisage Technology Inc.

C.E. Unterberg, Towbin concluded that these companies trade primarily based on the individual company’s ratio of enterprise value to revenue.

The following table reflects the means, medians and range of ratios of enterprise values as a multiple of revenue for the above companies:

Comparable Companies	Mean	Median	High	Low
2003 Estimated and Actual Revenues	5.0x	3.6x	21.0x	0.8x
2004 Estimated Revenues	2.9x	3.2x	5.4x	0.9x
2005 Estimated Revenues	2.7x	2.8x	4.3x	1.1x

C.E. Unterberg, Towbin then compared the range of enterprise values as a multiple of revenue to the 5.5x multiple of SSP’s enterprise value as of March 19, 2004, as a multiple of SSP’s estimated calendar year 2003 revenue. C.E. Unterberg, Towbin observed that this 5.5x multiple was within the range of comparable company multiples. C.E. Unterberg, Towbin also compared the range of enterprise values as a multiple of revenue to the 4.4x multiple of SSP’s enterprise value as of March 19, 2004, as a multiple of SSP’s estimated calendar year 2004 revenue. C.E. Unterberg, Towbin observed that this 4.4x multiple was within the range of comparable company multiples. C.E. Unterberg, Towbin also compared the range of enterprise values as a multiple of revenue to the 3.1x multiple of SSP’s enterprise value as of March 19, 2004, as a multiple of SSP’s estimated calendar year 2005 revenue. C.E. Unterberg, Towbin observed that this 3.1x multiple was within the range of comparable company multiples.

Based on this analysis and a review of market conditions, C.E. Unterberg, Towbin applied a range of ratios of enterprise value to revenue of 4.0x to 8.0x to estimated 2003 revenues for SSP, ratios of 3.0x to 5.5x to estimated 2004 revenues and ratios of 2.0x to 4.5x to estimated 2005 revenues to reach a range of implied equity values for SSP, as set forth in the following table:

Comparable Companies	SSP Revenue	Multiple Range	Implied SSP Enterprise Value	Implied SSP Equity Value (1)
2003 Estimated and Actual Revenues	$13.3	4.0x - 8.0x	$53.4 - $106.8	$57.4 - $110.8
2004 Estimated Revenues	16.8	3.0x - 5.5x	$50.3 - $ 92.2	$54.3 - $ 96.2
2005 Estimated Revenues	23.9	2.0x - 4.5x	$47.9 - $107.8	$51.9 - $111.8

Note:

(1)	Equity value excludes net debt of ($4.0) million.

C.E. Unterberg, Towbin observed that the transaction equity value of $115.0 million was above the range of implied equity values based on the comparable company analysis. This transaction equity value was calculated based on the number of shares of common stock of SSP outstanding on a fully diluted basis, assuming an implied value of SSP common stock of $1.89 per share, multiplied by the exchange ratio of 0.6 and the SAFLINK common stock closing price per share of $3.15 on March 19, 2004.

No company compared in the comparable companies analysis is identical to SSP. Accordingly, an analysis of the results of the foregoing is not entirely mathematical and involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or SSP.

Precedent Transaction Analysis. Using publicly available information, C.E. Unterberg, Towbin analyzed the consideration offered and the implied transaction value premiums or discounts paid or proposed to be paid in selected merger transactions in the technology industry, including:

•	NetScreen Technologies, Inc. / Juniper Networks, Inc. (February 9, 2004)

•	Ubizen N.V. / Bank One Corporation (January 16, 2004)

•	Business Layers, Inc. / Netegrity, Inc. (January 3, 2004)

•	Blick plc / The Stanley Works (December 18, 2003)

•	Zone Labs, Inc. / Check Point Software Technologies, LTD. (December 15, 2003)

•	ON Technology Corporation / Symantec Corporation (October 27, 2003)

•	Rainbow Technologies, Inc. / SafeNet, Inc. (October 22, 2003)

•	OEM Business of SSH Communications Security Corporation / SafeNet, Inc. (October 14, 2003)

•	EdgeTech Services, Inc. / Hollingsworth Rothwell and Roxford (July 30, 2003)

•	N2H2 Inc. / Secure Computing Corporation (July 29, 2003)

•	Valicert, Inc. / Tumbleweed Communications Corp. (February 18, 2003)

•	Nexland, Inc. / Symantec Corporation (February 13, 2003)

•	Inktomi Corporation / Yahoo! Inc. (December 23, 2002)

•	Cylink Corporation / SafeNet, Inc. (October 30, 2002)

•	ONTRACK Data International, Inc. / Kroll Inc. (April 2, 2002)

In analyzing these “precedent transactions,” C.E. Unterberg, Towbin compared, among other things, the premiums paid to the one-day and one-month prior closing prices. All premiums for the precedent transactions were based on public information available at the time of the announcements of the respective transactions.

The following table represents the premiums for the precedent transactions:

Premiums Paid	Mean	Median	High	Low
1 Day Prior Stock Price	95.6%	35.9%	566.7%	2.9%
1 Month Prior Stock Price	122.7%	75.2%	525.0%	17.4%

C.E. Unterberg, Towbin observed that the premium paid to SSP’s one-day prior stock price of $1.36 was 39.0% as of March 19, 2004, based on the implied price of $1.89, and that this premium was within the range of comparable premiums paid to the one-day prior stock prices in the selected transactions. C.E. Unterberg, Towbin observed that the premium paid to the one-month prior stock price of $1.33 was 42.1% as of March 19, 2004, based on the implied price of $1.89, and that this premium was within the range of comparable premiums paid to the one-month prior stock prices in the selected transactions.

Based on this information and other publicly available information, the following tables illustrate the implied enterprise valuations, the implied equity valuations and the implied equity valuations per share for SSP derived from applying a range of premiums that C.E. Unterberg, Towbin derived from the precedent transactions:

Premium Paid	SSP Stock Price	Premium Range			Implied SSP Enterprise Value	Implied SSP Equity Value (1,2)
		Premium		Premium
1 Day Prior Stock Price	$1.36	30.0%	-	70.0%	$ 96.3 - $127.2	$100.4 - $131.3
1 Month Prior Stock Price	$1.33	40.0%	-	100.0%	$101.9 - $147.4	$106.0 - $151.4

Notes:

(1)	Equity value excludes net debt of ($4.0) million.
(2)	Based on SSP’s fully diluted treasury shares of 56.77 million.

C.E. Unterberg, Towbin observed that the transaction equity value of SSP of $115.0 million based on the exchange ratio of 0.6 was within the range of implied equity values that resulted from applying the range of premiums derived from the precedent transactions.

No transaction compared in the precedent transaction analysis is identical to the merger of SAFLINK and SSP. Accordingly, an analysis of the results of the foregoing is not based entirely on the premium of any one transaction or all the transactions to which they are being compared.

Contribution Analysis. Based upon the companies’ internal forecasts and Wall Street financial analyst estimates, C.E. Unterberg, Towbin analyzed the respective contributions of SAFLINK and SSP to the estimated revenues, gross profits, operating income, GAAP net income, and cash earnings of the combined company for the fourth quarter of calendar year 2003, calendar year 2003, the first quarter of calendar year 2004, calendar year 2004 and calendar year 2005.

C.E. Unterberg, Towbin also compared the relative contributions of SAFLINK and SSP to the pro forma revenues, gross profits, operating income, GAAP net income and cash earnings of the combined company to the relative pro forma ownership interests in the combined company, as set forth in the following table. C.E. Unterberg, Towbin focused on the relative contribution of revenues and gross profit for determining the pro forma SAFLINK ownership percentage of the combined company and the exchange ratio. C.E. Unterberg, Towbin noted that the relative ratios of contributions of operating losses, GAAP net losses and cash losses were not meaningful to the contribution analysis. Taken on an absolute basis, the magnitude of losses created a false impression because they implied that SAFLINK should receive a larger ownership stake in the combined company based on SAFLINK’s larger operating losses, GAAP net losses and cash losses.

	Saflink (1)		SSP (1)
	Amount	%	Amount	%
Revenues
Fourth Quarter 2003	$0.5	16.8%	$2.4	83.2%
First Quarter 2004	1.5	38.4%	2.4	61.6%
Calendar year 2003	2.0	13.1%	13.3	86.9%
Calendar year 2004	18.2	52.1%	16.8	47.9%
Calendar year 2005	42.3	63.9%	23.9	36.1%

Gross Profit
Fourth Quarter 2003	$0.3	18.6%	$1.1	81.4%
First Quarter 2004	0.8	27.5%	2.1	72.5%
Calendar year 2003	1.2	12.3%	8.8	87.7%
Calendar year 2004	9.7	44.2%	12.3	55.8%
Calendar year 2005	23.4	56.0%	18.3	44.0%

Operating Income
Fourth Quarter 2003	$(2.9)	NMF	$(1.4)	NMF
First Quarter 2004	(2.7)	NMF	(1.1)	NMF
Calendar year 2003	(10.8)	NMF	(2.4)	NMF
Calendar year 2004	(6.2)	NMF	(2.3)	NMF
Calendar year 2005	3.8	82.3%	0.8	17.7%

GAAP Net Income
Fourth Quarter 2003	$(2.9)	NMF	$(2.0)	NMF
First Quarter 2004	(2.7)	NMF	(1.3)	NMF
Calendar year 2003	(10.7)	NMF	(6.6)	NMF
Calendar year 2004	(6.2)	NMF	(2.9)	NMF
Calendar year 2005	3.9	85.5%	0.7	14.5%

Cash Earnings
Fourth Quarter 2003	$(2.8)	NMF	$(1.2)	NMF
First Quarter 2004	(2.6)	NMF	(1.1)	NMF
Calendar year 2003	(9.7)	NMF	(6.5)	NMF
Calendar year 2004	(5.6)	NMF	(2.8)	NMF
Calendar year 2005	4.5	84.4%	0.8	15.6%
Mean		45.8%		54.2%
Median		44.2%		55.8%
High		85.5%		87.7%
Low		12.3%		14.5%

(1)	Figures based on management estimates. For purposes of this table, “NMF” means non-meaningful figure.

In making the determination that the contribution of operating losses, GAAP net losses and cash losses were not meaningful, C.E. Unterberg, Towbin examined the relationship and trend of the operating losses, GAAP net losses and cash losses to the cash balances of SAFLINK and SSP. C.E. Unterberg, Towbin noted that SAFLINK’s estimated cash and cash equivalents balance of $13.5 million as of February 29, 2004, was 2.5x larger than SSP’s estimated cash and cash equivalents balance of $5.4 million as of January 31, 2004. Furthermore, C.E. Unterberg, Towbin noted that SAFLINK’s operating losses, GAAP net losses and cash losses relative to SSP’s operating income, GAAP net income and cash earnings were 3.3x, 2.6x and 2.7x larger on average over the time periods analyzed. C.E. Unterberg, Towbin noted that the trend of the operating losses, GAAP net losses and cash losses was improving proportionately for both SAFLINK and SSP. Although C.E. Unterberg, Towbin concluded that the operating losses, GAAP net losses and cash losses would not be meaningful in determining the relative pro forma ownership of the combined company, the analysis was used to support the overall contribution of each company.

C.E. Unterberg, Towbin compared the respective contributions of SAFLINK and SSP to the ownership of the combined company that would result from the exchange ratio. C.E. Unterberg, Towbin observed that the estimated revenue contribution of SAFLINK to the combined company for the fourth quarter of 2003, the first quarter of 2004 and calendar years 2003, 2004 and 2005 ranged from 13.1% to 63.9% and that the proposed ownership ratio for SAFLINK in the transaction of 51% of the combined company’s outstanding fully-converted shares at closing was within this range. C.E. Unterberg, Towbin also observed that the proposed ownership ratio for SAFLINK was within the range of 12.3% to 56.0% estimated gross profit contribution for the same periods.

Pro Forma Analysis. C.E. Unterberg, Towbin analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected revenues per share and cash earnings per share of the combined company for calendar years 2004 and 2005. C.E. Unterberg, Towbin observed that the merger is 37.1% accretive to calendar year 2004 projected cash earnings per share and 48.9% dilutive to calendar year 2005 projected cash earnings per share and 18.3% and 33.3% dilutive to calendar years 2004 and 2005 projected revenue per share, respectively. C.E. Unterberg, Towbin did not take into consideration any potential benefits to projected cash earnings or projected revenue per share that would result from the merger with SSP.

Other Factors and Comparative Analysis. In rendering its opinion, C.E. Unterberg, Towbin considered certain other factors and conducted certain other comparative analyses, including, among other things a review of:

•	the history of trading prices and volume for SAFLINK common stock for the period from March 19, 2003, to March 19, 2004;

•	the history of trading prices and volume for SSP common stock for the period from March 19, 2003, to March 19, 2004; and

•	selected published analysts’ reports on SAFLINK.

The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by C.E. Unterberg, Towbin. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by C.E. Unterberg, Towbin are based on all analyses and factors taken as a whole and also on the application of C.E. Unterberg, Towbin’s experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. C.E. Unterberg, Towbin therefore gives no opinion as to the value or merit of any one or more parts of the analysis that it performed standing alone. In performing its analyses, C.E. Unterberg, Towbin considered general economic, market and financial conditions and other matters, many of which are beyond the control of SAFLINK and SSP. The analyses performed by C.E. Unterberg, Towbin are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.

C.E. Unterberg, Towbin was retained based on its experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. C. E. Unterberg, Towbin is a nationally recognized investment banking firm. As part of its investment banking business, C.E. Unterberg, Towbin is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

The engagement letter between C.E. Unterberg, Towbin and SAFLINK provides that, for its services, C.E. Unterberg, Towbin received an engagement fee of $100,000 upon execution of the engagement letter and $500,000 payable upon delivery of its opinion regardless of the conclusion expressed. SAFLINK has also agreed to reimburse C.E. Unterberg, Towbin for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless C.E. Unterberg, Towbin and its affiliates and any director, employee or agent of C.E. Unterberg, Towbin or any of its affiliates, or any person controlling C.E. Unterberg, Towbin or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by C.E. Unterberg, Towbin as financial advisor to SAFLINK. The terms of the fee arrangement with C.E. Unterberg, Towbin, which SAFLINK and C.E. Unterberg, Towbin believe are customary in transactions of this nature, were negotiated at arm’s length between SAFLINK and C.E. Unterberg, Towbin, and the SAFLINK board was aware of such fee arrangements. In the ordinary course of its business, C.E. Unterberg, Towbin may trade in SAFLINK’s securities and SSP’s securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in SAFLINK’s securities and SSP’s securities. SAFLINK previously paid a banking fee to C.E. Unterberg, Towbin in connection with investment banking services rendered during the period November 27, 2002, to November 27, 2003.

SSP’s Reasons for the Merger

SSP’s board of directors believes that, despite SSP’s success to date in marketing and selling its products and services to government customers, its efforts to expand into the commercial marketplace have not yet been successful. In addition, increasing competition and industry consolidation have made it increasingly important for SSP to grow and gain critical mass in order to compete with larger companies with substantially greater financial resources, well established commercial sales and marketing teams, and broader, integrated product offerings. SSP’s board of directors identified several potential benefits for SSP’s stockholders, employees and customers that it believes could result from a merger with SAFLINK. These potential benefits include:

•	the ability to expand its marketing efforts to important government customers by being able to add a much requested component—biometrics—to its product line without the lengthy research and development lead times ordinarily associated with this type of endeavor;

•	providing SSP stockholders with shares of SAFLINK in a tax free exchange at a premium over the prevailing market price for SSP common stock immediately prior to the announcement of the merger;

•	enabling the combined company to offer complementary product lines, including, in particular, the addition of biometrics to SSP’s existing products, which presents the opportunity to increase the breadth of products offered;

•	enabling the combined company to take advantage of certain economies of scale and general and administrative efficiencies, with the expectation of reducing selling, general and administrative expenses as a percentage of revenues;

•	gaining access to an established and experienced commercial sales force; and

•	potentially greater access to capital than either company could obtain on its own.

SSP’s board of directors believes that the exchange ratio will result in a financial premium and is fair to SSP’s stockholders. Although the specific amount of the premium depends on the value of SAFLINK stock and SSP stock on the closing date, based upon the closing price of SAFLINK common stock on March 22, 2004, of $2.90, the transaction implied a $1.74 share price for SSP, representing a premium of 20.8% over SSP’s closing price on March 22, 2004, of $1.44 and a premium of 30.4% over SSP’s average share price of $1.33 for the 30 calendar days ending March 22, 2004.

Historically, one of the greatest risks to SSP stockholders has been SSP’s inability to break into the commercial markets in any significant way. SSP had hoped and expected that its merger with BIZ Interactive Zone in 2001 would increase SSP’s access to potential commercial customers through BIZ’s relationships with Electronic Data Systems and Wave Systems Corp.; however neither of these relationships has met expectations. SSP recently introduced its NetSign® Privacy Agent product, which it believes has considerable commercial potential, but SSP still lacks the strong commercial sales force necessary to obtain rapid commercial acceptance of this product.

SSP’s board of directors believes that the combination of the two companies will accelerate commercial acceptance of SSP’s products for at least two reasons. First, SAFLINK has an established commercial sales force that should be able to exploit SSP’s product line. Second, SAFLINK’s highly regarded biometric solutions should be integrable into SSP’s NetSign Privacy Agent, giving SAFLINK’s commercial sales force an even more robust and wider range product line to offer to commercial customers seeking logical access protection as part of their overall data security programs.

In the course of its deliberations, SSP’s board of directors, including the board’s independent negotiating committee, reviewed with SSP’s management and outside advisors a number of factors relevant to the merger, including the strategic overview and prospects for SSP. SSP’s board of directors also considered the following potentially positive factors, among others, in connection with its review and analysis of the merger. The conclusion reached by SSP’s board of directors with respect to each of the factors supported its determination that the merger agreement and the merger were fair to, and in the best interests of, SSP and its stockholders:

•	historical information concerning SAFLINK’s and SSP’s respective businesses, financial performance and condition, operations, technology, management and competitive position;

•	SSP management’s view as to the financial condition, results of operations and businesses of SAFLINK and SSP before and after giving effect to the merger based on management due diligence and publicly available earnings estimates and, in particular, the view that, in light of, among other things, market and industry conditions, the potential synergy and compatibility between SSP and SAFLINK, the cash position of SAFLINK and the ability to leverage the SAFLINK sales network to increase sales of SSP’s products, the long-term financial condition, results of operations, prospects and competitive position of the combined company would be better than the long-term financial condition, results of operations, prospects and competitive position of SSP on a stand-alone basis;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•	the analyses prepared by Wedbush Morgan and presented to SSP’s board of directors, and the oral opinion of Wedbush Morgan, subsequently confirmed in writing, that as of March 22, 2004, and based upon and subject to certain considerations set forth in Wedbush Morgan’s opinion (the full text of which is attached as Annex F to this joint proxy statement/prospectus), the merger consideration was fair, from a financial point of view, to the holders of SSP common stock, as described more fully under “Opinion of SSP’s Financial Advisor”;

•	the impact of the merger on SSP’s customers and employees; and

•	reports from management, legal advisors and financial advisors as to the results of their due diligence investigations of SAFLINK.

SSP’s board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by SSP’s board of directors included:

•	the risk that the combination with SAFLINK would dramatically increase the length of time to “break even” because, although SAFLINK had more cash and cash equivalents than SSP, its historical revenues were far less and its operating expenses far greater than those of SSP;

•	the risk that, because the exchange ratio will not be adjusted for changes in the market price of either SAFLINK common stock or SSP common stock, the per share value of the consideration to be received by SSP stockholders might be less than the price per share implied by the exchange ratio immediately before the announcement of the merger due to fluctuations in the market value of SAFLINK common stock and SSP common stock;

•	the risk that the merger might not be completed in a timely manner or at all;

•	the negative impact of any customer or supplier confusion after announcement of the proposed merger;

•	the challenges relating to the integration of the two companies;

•	the loss of control over the future operations of SSP following the merger;

•	the possibility of management and employee disruption associated with the potential merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key management, marketing, technical and administrative personnel of SSP might not continue with the combined company;

•	certain terms of the merger agreement and related agreements that prohibit SSP and its representatives from soliciting third party bids or from entering into discussions regarding, accepting, approving or recommending unsolicited third party bids except in very limited circumstances, which terms would reduce the likelihood that a third party would make a bid for SSP;

•	the termination fee payable by SSP in certain circumstances;

•	the risks relating to SAFLINK’s business and how they would affect the operations of the combined company; and

•	the other risks described above under “Risk Factors” starting on page 18 of this joint proxy statement/prospectus.

SSP’s board of directors believed that these risks were outweighed by the potential benefits of the merger.

The foregoing discussion, information and factors considered by SSP’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by SSP’s board of directors. In view of the wide variety of factors considered by SSP’s board of directors, SSP’s board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, SSP’s board of directors did not reach any specific conclusions on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of SSP’s board of directors may have given different weight to different factors. However, after taking into account all of the factors set forth above, SSP’s board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of SSP and its stockholders and that SSP should proceed with the merger.

Recommendation of SSP’s Board of Directors

SSP’s board of directors believes that the merger is fair to SSP stockholders and in their best interest and, after careful consideration, unanimously approved and adopted the merger agreement and the merger. SSP’s board of directors unanimously recommends that SSP stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger.

SSP’s Financial Advisors

SSP retained Burnham Hill Partners, a division of Pali Capital, Inc., to provide investment banking services in connection with several transactions relating to SSP, including the merger. Pursuant to SSP’s agreement with Burnham Hill Partners, contingent upon the closing of the merger, Burnham Hill Partners, or parties affiliated with Burnham Hill Partners who are designated by Burnham Hill Partners, will be entitled to receive, immediately prior to the effective time of the merger, a cash payment of $650,000, and 350,000 shares of SSP common stock as consideration for Burnham Hill Partners’ services in connection with the merger.

SSP also retained William Blair & Company, L.L.C. to provide investment banking services in connection with the merger. Pursuant to SSP’s agreement with William Blair & Company, L.L.C., contingent upon the closing of the merger, William Blair & Company, L.L.C. will be entitled to receive, immediately prior to the effective time of the merger, a total fee of $350,000 which may be paid in full in cash, or, at SSP’s option, up to one-half in shares of common stock of SSP and the remainder in cash. If any portion of the fee payable to William Blair & Company, L.L.C. is paid in shares of SSP common stock, the number of shares of SSP common stock will be determined based upon the average closing sale price of SSP common stock during the ten trading days immediately prior to the issuance of such shares.

Opinion of SSP’s Financial Advisor

Wedbush Morgan rendered its opinion to SSP’s board of directors that, as of March 22, 2004, and based upon and subject to the factors and assumptions discussed in its opinion, the consideration to be paid by SAFLINK pursuant to the merger agreement, is fair, from a financial point of view, to the holders of SSP common stock.

The full text of the written opinion of Wedbush Morgan, dated March 22, 2004, which includes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex F and is incorporated in this joint proxy statement/prospectus by reference. You should read the opinion in its entirety. Wedbush Morgan provided its opinion for the information and assistance of SSP’s board of directors in connection with its consideration of the transactions contemplated by the merger agreement. The Wedbush Morgan opinion is not a recommendation as to how any holder of SSP or SAFLINK common stock should vote with respect to the transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Wedbush Morgan reviewed, among other things:

•	the merger agreement;

•	the annual reports to stockholders and annual reports on Form 10-KSB or 10-K of SSP and SAFLINK for the five years ended December 31, 2003;

•	certain interim reports to stockholders and quarterly reports on Form 10-QSB or 10-Q of SSP and SAFLINK;

•	certain other communications from SSP and SAFLINK to their respective stockholders; and

•	certain internal financial analyses and forecasts for SSP and SAFLINK prepared by their respective managements and provided for the use of Wedbush Morgan, including certain strategic benefits of the business combination projected by the managements of SSP and SAFLINK to result from the transactions contemplated by the merger agreement.

Wedbush Morgan also held discussions with members of the senior managements of SSP and SAFLINK regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Wedbush Morgan:

•	reviewed the reported price and trading activity for SSP common stock and SAFLINK common stock;

•	compared certain financial and stock market information for SSP and SAFLINK with similar information for certain other companies the securities of which are publicly traded; and

•	reviewed the financial terms of certain recent business combinations of selected companies deemed to be comparable to either SSP or SAFLINK and performed such other studies and analyses as Wedbush Morgan considered appropriate.

Wedbush Morgan relied upon the accuracy and completeness of the representations and warranties of the respective parties to the merger agreement and of all of the financial, accounting and other information discussed with or reviewed by Wedbush Morgan, and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Wedbush Morgan assumed with SSP’s consent that the internal financial forecasts for SSP and SAFLINK provided by the managements of SSP and SAFLINK, including certain strategic benefits projected by the managements of SSP and SAFLINK to result from the transactions contemplated by the merger agreement, were reasonably prepared on a basis reflecting the best currently available judgments and estimates of SSP and SAFLINK. Wedbush Morgan also assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the transactions contemplated by the merger agreement will be obtained without any adverse effect on SSP, SAFLINK or on the contemplated benefits of the transactions contemplated by the merger agreement. Wedbush Morgan did not perform an independent evaluation or appraisal of the assets and liabilities of SSP or SAFLINK and Wedbush Morgan was not furnished with any such evaluation or appraisal.

The following is a summary of the material financial analyses used by Wedbush Morgan in connection with providing its opinion to SSP’s board of directors on March 22, 2004. The following summary, however, does not purport to be a complete description of the financial analyses performed by Wedbush Morgan. The order of analyses described does not represent relative importance or weight given to those analyses by Wedbush Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the text of each summary and are alone not a complete description of Wedbush Morgan’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 19, 2004, and is not necessarily indicative of current market conditions.

Comparable Companies Analysis. Using publicly available information, Wedbush Morgan analyzed and compared, among other things, the trading multiples of SAFLINK and SSP to the corresponding trading multiples of selected publicly traded companies that Wedbush Morgan believed were generally comparable to SAFLINK and SSP, respectively. These comparable companies are set forth in the tables below.

Publicly Traded Companies Comparable to SAFLINK

•	ActivCard Corp.

•	Aladdin Knowledge Systems

•	Check Point Software Technologies Ltd.

•	Entrust, Inc.

•	Identix Incorporated

•	Internet Security Systems, Inc.

•	RSA Security Inc.

•	Secure Computing Corporation

Publicly Traded Companies Comparable to SSP

•	ActivCard Corp.

•	Aladdin Knowledge Systems

•	Rainbow Technologies, Inc.

•	RSA Security, Inc.

•	VASCO Data Security International, Inc.

The purpose of the comparable company analysis was to establish mean and median trading multiples for publicly traded companies that are comparable to the SAFLINK and SSP businesses. This was accomplished by determining the market value plus debt and preferred stock, less cash, as a multiple of each company’s comparable companies’ revenues, commonly referred to as enterprise value. Wedbush Morgan also reviewed the earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, earnings before interest and taxes, commonly referred to as EBIT, of each company. As appropriate, Wedbush Morgan applied the multiples derived from this analysis to certain financial data of both SAFLINK and SSP.

Results of Wedbush Morgan’s comparable company analysis of SAFLINK’s implied enterprise value are summarized as follows:

($ in millions)	SAFLINK Value	Enterprise Value/ Revenue Multiple		Implied Enterprise Value
		Median	Mean
2003 Revenue	$2.01	3.2x	4.0x	$6.44	$8.06
2004 Projected Revenue	$18.24	2.8x	3.6x	$51.06	$65.65
2005 Projected Revenue	$42.32	2.4x	3.0x	$101.57	$126.96

Median				$51.06	$65.65
Mean				$53.03	$66.89

Selected Enterprise Value Range				$50.00	$65.00

Results of Wedbush Morgan’s comparable company analysis of SSP’s implied enterprise value are summarized as follows:

($ in millions)	SSP Value	Enterprise Value/ Revenue Multiple		Implied Enterprise Value
		Median	Mean
2003 Revenue	$13.35	2.5x	2.4x	$33.36	$32.03
2004 Projected Revenue	$16.76	1.9x	2.1x	$31.84	$35.19
2005 Projected Revenue	$23.95	1.9x	1.8x	$45.50	$43.11

Median				$33.36	$35.19
Mean				$36.90	$36.78

Selected Enterprise Value Range				$30.00	$35.00

Comparable Transaction Analysis. Wedbush Morgan reviewed certain publicly available information regarding selected merger and acquisition transactions involving companies engaged in similar businesses to SAFLINK and SSP that were announced between January 1, 2001, and March 19, 2004. The selection of the comparable transactions involves complex considerations and judgments concerning similarities and differences in financial, operational and other characteristics. None of the acquired companies utilized in the selected merger and acquisition comparison valuation were identical to the SSP or SAFLINK business and none of the transactions were identical to the transactions contemplated by the merger agreement.

For each of the comparable merger transactions, Wedbush Morgan analyzed the total invested capital (defined as market equity plus debt and preferred stock) as a multiple of latest twelve month, commonly referred to as LTM, revenues, LTM EBIT and LTM EBITDA. As appropriate, Wedbush Morgan applied the multiples derived from this analysis to certain financial data of both SAFLINK and SSP.

The results of Wedbush Morgan’s comparable transaction analysis of SAFLINK’s implied enterprise value are summarized as follows:

($ in millions)	SAFLINK Value	Enterprise Value/ Revenue Multiple		Implied Enterprise Value
		Median	Mean
2003 Revenue	$2.01	3.6x	6.8x	$7.25	$13.70
2004 Projected Revenue	$18.24	3.6x	6.8x	$65.65	$124.01
2005 Projected Revenue	$42.32	3.6x	6.8x	$152.35	$287.78

Median				$65.65	$124.01
Mean				$75.09	$141.83

Selected Enterprise Value Range				$65.00	$140.00

The results of Wedbush Morgan’s comparable transaction analysis of SSP’s implied enterprise value are summarized as follows:

($ in millions)	SAFLINK Value	Enterprise Value/ Revenue Multiple		Implied Enterprise Value
		Median	Mean
2003 Revenue	$13.35	3.6x	6.8x	$48.04	$90.75
2004 Projected Revenue	$16.76	3.6x	6.8x	$60.33	$113.95
2005 Projected Revenue	$23.95	3.6x	6.8x	$86.22	$162.85

Median				$60.33	$113.95
Mean				$64.86	$122.52

Selected Enterprise Value Range				$60.00	$120.00

Summary Range of Implied Enterprise Values. The following table displays a summary range of the implied enterprise value for SAFLINK based on the foregoing comparable companies analysis and the comparable transactions analysis:

The following table displays a summary range of the implied enterprise value for SSP based on the foregoing comparable companies analysis and the comparable transactions analysis:

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary provided above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Wedbush Morgan’s opinion. In arriving at its fairness determination, Wedbush Morgan considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Wedbush Morgan made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to SAFLINK or SSP or the merger.

Wedbush Morgan prepared these analyses solely for purposes of Wedbush Morgan’s providing its opinion to SSP’s board of directors as to the fairness, from a financial point of view of the consideration to be paid by SAFLINK in the merger to the holders of SSP common stock. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of SSP, SAFLINK, Wedbush Morgan or any other person assumes responsibility if future results are materially different from those forecasted.

As described above, Wedbush Morgan’s opinion to SSP’s board of directors was one of many factors taken into consideration by SSP’s board of directors in making its determination to approve the merger agreement. The exchange ratio and other terms of the proposed merger were determined through arm’s length negotiations between SSP and SAFLINK and were approved by SSP’s board of directors. Wedbush Morgan did not recommend any specific exchange ratio or other form of consideration to SSP or suggest any specific exchange ratio or that the proposed form of consideration constituted the only appropriate consideration for the proposed merger. The foregoing summary does not purport to be a complete description of the analysis performed by Wedbush Morgan in connection with such opinion and is qualified by reference to the written opinion of Wedbush Morgan attached to this joint proxy statement/prospectus as Annex F.

Wedbush Morgan was retained based on Wedbush Morgan’s experience in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions. Wedbush Morgan, as part of its investment banking business, is also continually engaged in performing financial analyses with respect to negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Wedbush Morgan may provide investment banking services to SSP or SAFLINK in the future.

Wedbush Morgan provides a full range of financial advisory, financing and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of SSP or SAFLINK for its own account and for the accounts of customers.

Pursuant to the engagement agreement between Wedbush Morgan and SSP, Wedbush Morgan received a fee of $200,000 for rendering a fairness opinion, of which $100,000 was paid upon execution of the engagement agreement and $100,000 was paid upon delivery of the opinion. Whether or not the merger is completed, SSP has agreed to indemnify and hold harmless Wedbush Morgan and its affiliates and their respective officers, directors, partners, members, managers, counsel, employees or agents for certain losses, claims, damages, expenses and liabilities relating to or arising out of its engagement by SSP. The terms of the fee arrangement with Wedbush Morgan, which SSP and Wedbush Morgan believe are customary in transactions of this nature, were negotiated at arm’s length between SSP and Wedbush Morgan.

Interests of Certain Persons in the Merger

Interests of Certain SAFLINK Directors and Officers in the Merger

Certain members of SAFLINK’s management and SAFLINK’s board of directors may be deemed to have interests in the merger which are in addition to their interests as stockholders of SAFLINK. SAFLINK’s board of directors was aware of these interests and considered them, among other matters, in approving the merger and the issuance of shares of SAFLINK common stock pursuant to the merger agreement.

Accelerated Vesting of Stock Options

SAFLINK’s stock incentive plan provides that, in the event of a change of control, if a director’s or officer’s service with SAFLINK is terminated for reasons other than cause within twelve months following the change of control, then all of the officer’s or director’s stock options or stock purchase rights will become fully vested and immediately exercisable.

The completion of the merger will constitute a change of control for purposes of SAFLINK’s stock incentive plan if there is a change in the composition of SAFLINK’s board of directors a result of which is that fewer than a majority of the directors following the merger are not elected or nominated by SAFLINK’s current board of directors. However, SAFLINK has agreed that, following the merger, the board of directors will consist of seven members, each of whom will be elected or nominated by SAFLINK’s current board of directors, such that the merger will not constitute a change of control for the purposes of SAFLINK’s stock incentive plan.

Interests of Certain SSP Directors and Officers in the Merger

Certain members of SSP’s management and SSP’s board of directors may be deemed to have interests in the merger which are in addition to their interests as stockholders of SSP. SSP’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. The completion of the merger will constitute a change of control for purposes of each of the plans and agreements described below.

Accelerated Vesting of Stock Options

SSP’s equity compensation plans for its employees provide that, in the event of a change of control, including the consummation of the merger, all stock options granted thereunder will terminate, unless provision for conversion or exchange is made by the acquiring company in the merger. SAFLINK will assume and convert all outstanding SSP stock options such that they become options to purchase shares of SAFLINK common stock. However, Gregg Amber, Ron R. Goldie and David A. Janes, constituting all of the non-employee members of SSP’s board of directors, each have stock option agreements with SSP providing that their stock options will immediately vest in full and be fully exercisable upon a change of control, which will occur if the merger with SAFLINK is completed.

The following table identifies, for Messrs. Amber, Goldie and Janes, as of June 15, 2004, the aggregate number of shares subject to outstanding options of SSP common stock that contain the acceleration of vesting benefits described above, the aggregate number of shares subject to outstanding but unvested options of SSP common stock, and the weighted-average exercise price of such outstanding stock options.

Name	Number of Shares Underlying Options Unexercised		Weighted-average Exercise Price of Unvested Options

	Vested	Unvested
Gregg Amber	90,250	72,750	$0.73
Ron R. Goldie	37,500	112,500	$0.60
David A. Janes	31,250	93,750	$0.80

Indemnification and Directors’ and Officers’ Liability Insurance

Following the merger, the certificate of incorporation and bylaws of SAFLINK will continue to include provisions with respect to indemnification of directors and officers. Prior to the merger, SSP will purchase directors’ and officers’ and fiduciary liability insurance policy coverage for a period of six years for persons who were directors or officers of SSP prior to the merger for the actions taken by such directors and officers in their capacities as directors and officers of SSP prior to the merger. The policy will provide for at least $5.0 million of aggregate coverage on terms and conditions no less advantageous to the covered officers and directors than the terms and conditions of the policies SSP maintained on March 22, 2004. SAFLINK will pay one-half of the premium for this policy.

Employment Agreements

In March 2003, Marvin J. Winkler and Kris Shah each entered into three-year employment agreements with SSP. The employment agreements became effective on November 20, 2003, and provide that, at the election of the executive, SSP shall maintain all medical and life insurance to which the executive was entitled immediately prior to the change of control until the earlier of (i) 12 months, or (ii) the date or dates that the executive’s continued participation in such plans is not possible. In April 2003, Thomas E. Schiff entered into an employment agreement with SSP containing similar terms to the agreements of Messrs. Winkler and Shah, except that Mr. Schiff’s agreement became effective on November 20, 2003, and is terminable “at will.”

If Mr. Winkler’s employment with SSP is terminated for any reason other than cause, incapacity or death, he is entitled to receive his then-current base salary during the remainder of the term of his agreement, or for a two-year period, whichever is longer. If Mr. Shah’s employment with SSP is terminated for any reason other than cause, incapacity or death, he is entitled to receive his then-current base salary during the remainder of the term of his agreement, or for a two-year period, whichever is longer. If Mr. Schiff’s employment with SSP is terminated for any reason other than cause, incapacity or death, he is entitled to receive $160,000, payable in twelve equal monthly installments beginning one month from termination.

Although the severance obligations contained in the employment agreements between SSP and Messrs. Winkler, Shah and Schiff are not triggered as a result of a change of control, SAFLINK’s obligation to complete the merger is subject to, among other things, SSP having terminated the employment agreements between Messrs. Winkler and Shah and any other executive level employees of SSP, and SSP having paid to such persons any and all amounts necessary to settle all obligations of SSP under such agreements, including any severance obligations, as described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 85 of this joint proxy statement/prospectus.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval and adoption of the merger agreement and merger by the stockholders of SSP and the approval of the share issuance and amendment to SAFLINK’s certificate of incorporation by the stockholders of SAFLINK. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or as provided in the certificate of merger. SAFLINK and SSP are working toward completing the merger as quickly as practicable and expect to complete the merger during the third calendar quarter of 2004 if the merger is approved by stockholders.

Structure of the Merger and Conversion of SSP Stock

The merger agreement provides for the merger of Spartan Acquisition Corporation, a newly formed, wholly owned subsidiary of SAFLINK, with and into SSP. Upon completion of the merger, SSP will be a wholly owned subsidiary of SAFLINK. As a result of the merger, each share of SSP common stock outstanding at the effective time of the merger will be converted into the right to receive 0.6 shares of SAFLINK common stock. In addition, upon completion of the merger, SAFLINK will assume outstanding options and warrants to purchase SSP common stock and promissory notes convertible into shares of SSP common stock as described in the sections entitled “The Merger Agreement—Treatment of SSP Stock Options” on page 83, “The Merger Agreement—Treatment of SSP Warrants” on page 83, and “The Merger Agreement—Treatment of SSP Convertible Notes” beginning on page 84 of this joint proxy statement/prospectus.

Business Relationship Between SAFLINK and SSP

Effective as of May 3, 2004, SAFLINK and SSP entered into a non-exclusive reseller agreement in order to permit SAFLINK to sell SSP’s products in North America. The agreement will expire on October 31, 2004.

Material U.S. Federal Income Tax Consequences of the Merger

In the opinions of Gray Cary Ware & Freidenrich LLP and Rutan & Tucker, LLP, the following are the material United States federal income tax consequences of the merger to SSP stockholders. The following discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.

This section does not discuss all United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her personal circumstances or to stockholders subject to special treatment under the federal income tax laws, including:

•	dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	tax-exempt organizations;

•	non-United States persons or entities;

•	financial institutions or insurance companies;

•	stockholders who acquired SSP common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	stockholders who hold SSP common stock as part of an integrated investment, including a “straddle,” comprised of shares of SSP common stock and one or more other positions.

In addition, this section does not discuss the tax consequences of the merger under foreign, state or local tax law. This discussion assumes that SSP stockholders hold their shares of SSP common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (generally, as property held as an investment).

Accordingly, you are urged to consult your tax advisors as to the specific tax consequences to you of the merger, including any applicable federal, state, local and foreign tax consequences.

No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters discussed below. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the tax consequences set forth below. It is a condition to the obligation of SAFLINK to consummate the merger that SAFLINK receive an opinion from its counsel, Gray Cary Ware & Freidenrich LLP, and it is a condition to the obligation of SSP to consummate the merger that SSP receive an opinion from its counsel, Rutan & Tucker, LLP, in each case, to the effect that, based upon certain facts, representations and assumptions, the merger will constitute a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended. The issuance of the opinions is conditioned on, among other things, the receipt by Gray Cary Ware & Freidenrich LLP and Rutan & Tucker, LLP, of representation letters from each of SAFLINK, SSP and Spartan Acquisition Corporation, in each case, in form and substance reasonably satisfactory to Gray Cary Ware & Freidenrich LLP and Rutan & Tucker, LLP. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. The following summary assumes that the merger will be completed as described in the merger agreement and this joint proxy statement/prospectus and that the merger will constitute a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended:

•	SSP stockholders will not recognize any gain or loss upon the receipt of SAFLINK common stock in exchange for SSP common stock in connection with the merger, except in connection with cash received instead of a fractional share of SAFLINK common stock or if appraisal rights are exercised;

•	the aggregate tax basis of the SAFLINK common stock received by an SSP stockholder in connection with the merger, including any fractional share of SAFLINK common stock not actually received, will be equal to the aggregate tax basis of the SSP common stock surrendered in exchange for SAFLINK common stock;

•	the holding period of the SAFLINK common stock received by an SSP stockholder in connection with the merger will include the holding period of the SSP common stock surrendered in connection with the merger;

•	cash payments received by an SSP stockholder for a fractional share of SAFLINK common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by SAFLINK, and SSP stockholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share; and

•	SAFLINK, Spartan Acquisition Corporation and SSP will not recognize gain or loss as a result of the merger.

Holders of existing SSP common stock who dissent with respect to the merger as discussed in “The Merger—Appraisal Rights” beginning on page 72 of this joint proxy statement/prospectus, and who receive cash in respect of their shares of existing SSP common stock, will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

The preceding discussion is not a complete analysis or discussion of all potential tax effects relevant to the merger. Holders of SSP common stock are urged to consult their own tax advisers as to the specific consequences of the merger to them, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effects of any proposed changes in the tax laws.

Accounting Treatment of the Merger

SAFLINK intends to account for the merger as a “purchase” of SSP by SAFLINK for financial reporting and accounting purposes, in accordance with generally accepted accounting principles. The purchase accounting transaction will result in a purchase price in excess of net assets acquired. The purchase price is expected to be approximately $122.6 million based on the average closing price of SAFLINK common stock for a period before and after March 22, 2004, the value of the net assets, the value of the assumed options and warrants, and merger related costs. The allocation of the purchase price among net tangible assets acquired, patents, tradenames, developed technology, customer relationships, non-competition agreements, deferred stock-based compensation, and goodwill will be based on the estimated fair value of the respective assets.

Amortizable identifiable intangible assets, currently estimated at $33.0 million, will generally be amortized over useful lives not exceeding ten years. Goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The amount of the estimated purchase price allocated to goodwill, which is based on certain assumptions, is estimated to be approximately $86.4 million. If SAFLINK management should change the assumptions used in the allocation of the purchase price, amounts allocated to identifiable intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of identifiable intangible assets.

If the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The amounts listed in the above paragraph are only preliminary estimates, however, and actual amounts may differ from these estimates.

Board of Directors and Management Following the Merger

We have agreed that following the merger the board of directors of SAFLINK will have seven members. Initially, three of the members of the board of directors of SAFLINK will be current directors of SAFLINK that have been designated by SAFLINK to continue as directors following the merger, three of the members have been designated by SSP, and one member will be designated by the other six members.

SSP has designated the following individuals to serve on SAFLINK’s board of directors following completion of the merger:

•	Richard P. Kiphart, formerly chairman of Memphis-based Concord EFS and a managing director of William Blair & Company, LLC investment banking firm, who will become chairman of the board of directors of the combined company;

•	Kris Shah, SSP’s co-chairman, president, chief operating officer and secretary; and

•	Marvin J. Winkler, SSP’s co-chairman and chief executive officer.

One member of the board will be designated by the other six members prior to the closing of the merger.

Upon completion of the merger, Glenn L. Argenbright, SAFLINK’s current chairman, president and chief executive officer, will continue to serve as president and chief executive officer of the combined company. The other current executive officers of SAFLINK as constituted immediately prior to the merger will continue to be the executive officers of the combined company following the merger. Kris Shah, SSP’s co-chairman, president, chief operating officer and secretary, will maintain his role as president of SSP as a wholly owned subsidiary of SAFLINK following the merger.

Regulatory Filings and Approvals Required to Complete the Merger

We are not aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and compliance with the Delaware General Corporation Law.

Restrictions on Sales of Shares by Affiliates

The shares of SAFLINK common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, or Securities Act, and will be freely transferable under the Securities Act, except for shares of SAFLINK common stock issued to any person who is deemed to be an “affiliate” of either SSP or SAFLINK at the time of the SAFLINK annual meeting or the SSP special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of, either SSP or SAFLINK and may include our executive officers and directors, as well as our significant stockholders.

Affiliates of SSP may not sell their shares of SAFLINK common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

SAFLINK’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover the resale of shares of SAFLINK common stock to be received by SSP’s affiliates in the merger.

Appraisal Rights

SAFLINK stockholders are not entitled to dissenters’ rights of appraisal for their shares under the Delaware General Corporation Law in connection with the merger.

If the merger is completed, SSP stockholders will be entitled to seek an appraisal of, and be paid in cash the “fair value” of, their shares instead of receiving the merger consideration that they would otherwise be entitled to under the merger agreement. These rights are commonly referred to as “appraisal rights.” Section 262 of the Delaware General Corporation Law sets forth the requirements that must be satisfied and the procedures that must be followed properly to exercise appraisal rights. Section 262 is reproduced in Annex G to this joint proxy statement/prospectus. SSP stockholders should read Annex G in its entirety for a more complete description of their appraisal rights under Delaware law. The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full terms of section 262.

Any stockholders who are entitled to appraisal rights must, in order to exercise such rights, demand and perfect such rights in accordance with section 262. Failure to satisfy the requirements and follow the procedures set forth in section 262 may result in a loss of appraisal rights. If you demand appraisal but it is determined that you are not entitled to such rights or otherwise lose such rights, you will be entitled to receive the merger consideration (without interest) that you would have been entitled to under the terms of the merger agreement if you had not sought to exercise appraisal rights.

Appraisal rights are available only to record holders of shares of SSP stock. If you are not a record holder and you wish to exercise appraisal rights in respect of shares in which you have a beneficial interest and which are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in section 262 to perfect your appraisal rights.

Section 262 requires us to notify SSP stockholders, at least 20 days before the special meeting, as to the availability of appraisal rights and to provide SSP stockholders with a copy of section 262. This joint proxy statement/prospectus, including Annex G, serves as the required notice.

To exercise your appraisal rights, you must:

•	deliver to SSP before the vote on the merger agreement a written demand for an appraisal of your shares;

•	continuously hold your shares from the date you deliver a written demand for an appraisal through the effective date of the merger; and

•	not vote in favor of the merger agreement.

In addition, if neither any stockholder who has demanded appraisal rights nor SSP has filed a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares seeking appraisal within 120 days after the effective date of the merger, then all stockholders’ appraisal rights will be lost. SSP has no obligation and does not intend to file such an appraisal petition. Accordingly, it is the obligation of the stockholders seeking appraisal to file an appropriate appraisal petition with the Court of Chancery within the 120-day time period prescribed by section 262.

Any demand for an appraisal must be in writing, signed and mailed or delivered to:

SSP Solutions, Inc.

17861 Cartwright Road

Irvine, CA 92614

Attn: Thomas E. Schiff

A written demand must reasonably inform SSP of the identity of the stockholder and of the stockholder’s intent to demand appraisal of his, her or its shares of SSP’s stock. Voting against the merger or otherwise failing to vote for the merger will not by itself constitute a demand for an appraisal or sufficient notice of an election to exercise appraisal rights. If you sell or otherwise transfer or dispose of your shares before the effective time of the merger, you will lose your appraisal rights with respect to those shares.

A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise appraisal rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being sought. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

If the merger is completed, SAFLINK will send, within ten days after the effective date of the merger, notice of the effective date of the merger to each SSP stockholder who has properly demanded appraisal rights under section 262 and has not voted in favor of the merger agreement. If your shares are held in brokerage accounts or other nominee forms and you wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

If you have complied with the requirements for exercising appraisal rights, then, during the 120 days following the effective date of the merger, you may request from us a statement as to the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been timely received and the number of former holders of those shares. Upon receiving any such request, which must be made in writing, SAFLINK will mail a statement of that information to you within ten days.

If a petition for an appraisal is filed within the 120-day period prescribed by section 262 and a copy thereof is served upon SSP, SAFLINK will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly certified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of SSP common stock and with whom agreements as to the value of their shares have not been reached. After notice to such holders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may hold a hearing on the petition to determine the stockholders who have complied with section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the former stockholders who demanded appraisal of their shares of SSP common stock to submit their stock certificate to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such former stockholder. After determining the former stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares of SSP common stock. The determination of fair value will not include any element of value arising from the accomplishment or expectation of the merger. The court will also determine a fair rate of interest, if any, to be paid upon the amount determined to be the fair value of the shares. The court may determine that the fair value of the shares is more than, the same as or less than the value of the consideration that you otherwise would have been entitled to receive under the merger agreement. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties, as the court deems equitable in the circumstances. Upon application of a stockholder, the court may order that all or a portion of the expenses incurred by any stockholder in an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

If you have duly demanded an appraisal of your shares in compliance with section 262 and have not effectively withdrawn such demand for appraisal, you will not, after the effective date of the merger, be entitled to vote those shares for any purpose, nor will you be entitled to the payment of dividends or other distributions on those shares, except for dividends or other distributions payable to stockholders as of a record date before the effective date of the merger.

You may withdraw your demand for appraisal of your shares within 60 days after the effective date of the merger. Any attempt to withdraw your demand more than 60 days after the effective date of the merger will require our written approval. Once a petition for appraisal is filed with the Delaware Court of Chancery, the appraisal proceeding may not be dismissed without court approval. If your demand for appraisal rights has been effectively withdrawn, you will receive the consideration in the merger that you would otherwise be entitled to (without interest), based on the elections, if any, you made and the treatment of other stockholders who made or did not make any such elections.

Nasdaq SmallCap Listing of SAFLINK Common Stock Issued to SSP Stockholders in the Merger

SAFLINK has agreed to use commercially reasonable efforts to cause the shares of SAFLINK common stock issued to SSP stockholders in connection with the merger to be authorized for listing on the Nasdaq SmallCap Market before the completion of the merger, subject to official notice of issuance.

Delisting and Deregistration of SSP Common Stock After the Merger

When the merger is completed, SSP common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, or Exchange Act.

SAFLINK Stockholder Agreements

Each of SDS Merchant Fund, LP, North Sound Legacy International Ltd., North Sound Legacy Institutional Fund LLC, North Sound Legacy Fund LLC, Glenn L. Argenbright, Gregory Jensen, and Jon C. Engman, who collectively beneficially owned as of June 28, 2004, the record date for the SAFLINK annual meeting, approximately [            ] shares of SAFLINK common stock (or approximately [            ]% of the outstanding shares of SAFLINK common stock), has entered into a stockholder agreement with SSP, agreeing to vote all of their respective shares of SAFLINK common stock, including shares of SAFLINK common stock acquired after the date of the voting agreements, approving the issuance of SAFLINK common stock pursuant to the merger agreement.

Each of these stockholders has also granted to SSP an irrevocable proxy to vote the shares of SAFLINK common stock subject to the stockholder agreements in accordance with its terms. The stockholder agreements and irrevocable proxies terminate upon the earlier of the termination of the merger agreement or the effective time of the merger.

The voting agreements prohibit the signing stockholders from selling or disposing of any shares or options of SAFLINK common stock beneficially owned by the signing stockholders. In addition, the signing stockholders shall not initiate or solicit, directly or indirectly, any proposal to acquire all or substantially part of the business, properties or capital stock of SAFLINK.

SSP Stockholder Agreements

Each of JAW Financial, L.P., Richard P. Kiphart, Kris & Geraldine Shah Family Trust, Leena Shah Trust, Chandra L. Shah Trust, The Winkler Childrens Trust 1998, and The Schiff Family 1998 Living Trust, who collectively beneficially owned as of June 15, 2004, the record date for the SSP special meeting, approximately 16,804,347 shares of SSP common stock (or approximately 35.8% of the outstanding shares of SSP common stock), has entered into a stockholder agreement with SAFLINK and Spartan Acquisition Corporation, agreeing to vote all of his or her shares of SSP common stock, including shares of SSP common stock acquired after the date of the stockholder agreements, as follows:

•	in favor of the adoption of the merger agreement, and in favor of each of the other actions contemplated by the merger agreement and the proxy attached to the voting agreement and any action required to further the merger or these actions; and

•	against any proposal for any recapitalization, merger, sale of assets or other business combination between SSP and any person or entity other than SAFLINK and Spartan Acquisition Corporation

Each of these stockholders has also granted to SAFLINK an irrevocable proxy to vote the shares of SSP common stock subject to the stockholder agreements in accordance with its terms. The stockholder agreements and irrevocable proxies terminate upon the earlier of the termination of the merger agreement, the written agreement to cancel the stockholder agreement among the parties to thereto, or the effective time of the merger.

The stockholder agreements prohibit the signing stockholders from selling or disposing of any shares or options of SSP common stock beneficially owned by the signing stockholders, except that JAW Financial was permitted to transfer 80,000 shares of SSP common stock. In addition, the signing stockholders shall not initiate or solicit, directly or indirectly, any proposal to acquire all or substantially part of the business, properties or capital stock of SSP.

The stockholder agreements provide that the stockholder agreements will not, and it was the intent of the parties that the stockholder agreements would not, preclude the board of directors of SSP or any member of SSP’s board of directors from exercising their fiduciary duties as required by applicable law.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

General

The merger agreement provides for the merger of Spartan Acquisition Corporation, a newly formed, wholly owned subsidiary of SAFLINK, with and into SSP. SSP will survive the merger as a wholly owned subsidiary of SAFLINK.

Closing Matters

We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 85 of this joint proxy statement/prospectus are satisfied or waived, including approval of the issuance of shares of SAFLINK common stock in connection with the merger by the stockholders of SAFLINK and approval and adoption of the merger agreement and the merger by the stockholders of SSP. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or such later time as SAFLINK and SSP agree and set forth in the certificate of merger.

We are working to complete the merger as quickly as possible. We currently plan to complete the merger during the third calendar quarter of 2004 if the merger is approved by stockholders. Because completion of the merger is subject to governmental and regulatory approvals and other conditions, however, we cannot predict the exact timing.

Conversion of SSP Common Stock and Assumption of SSP Stock Options, Warrants and Convertible Promissory Notes in the Merger

Upon completion of the merger, each share of SSP common stock outstanding immediately prior to the effective time of the merger for which appraisal rights have not been exercised will be canceled and extinguished and automatically converted into the right to receive 0.6 shares of SAFLINK common stock upon surrender of the certificate representing such share of SSP common stock in the manner provided in the merger agreement. Upon completion of the merger, SAFLINK also will assume outstanding options and warrants to purchase SSP common stock and convertible promissory notes as described in the sections entitled “The Merger Agreement—Treatment of SSP Stock Options” on page 83, “The Merger Agreement—Treatment of SSP Warrants” beginning on page 83 and “The Merger Agreement—Treatment of SSP Convertible Notes” on page 84 of this joint proxy statement/prospectus.

The exchange ratio in the merger (0.6 shares of SAFLINK common stock for each share of SSP common stock) will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into SAFLINK common stock or SSP common stock), reorganization, recapitalization, reclassification or other like change with respect to SAFLINK common stock or SSP common stock occurring on or after the date of the merger agreement and prior to completion of the merger.

Each share of SSP common stock held by SSP or owned by SAFLINK or any of their direct or indirect wholly owned subsidiaries immediately prior to the merger will be automatically canceled and extinguished, and none of SSP, SAFLINK or any of their direct or indirect subsidiaries will receive any securities of SAFLINK or other consideration in exchange for those shares.

Based on the exchange ratio and the number of shares of SSP common stock and preferred stock, options and warrants to purchase SSP common stock, and SSP convertible notes outstanding as of June 15, 2004, the record date for the SSP special meeting, a total of approximately 33,964,040 shares of SAFLINK common stock will be issued in connection with the merger to holders of SSP common stock and a total of approximately 10,107,130 shares of SAFLINK common stock will be reserved for issuance upon the exercise of options and warrants to purchase SSP common stock, employee stock purchase shares that will be issued up to and through closing, and conversion of convertible notes assumed by SAFLINK in connection with the merger.

Fractional Shares

SAFLINK will not issue any fractional shares of its common stock in connection with the merger. Instead, each holder of SSP common stock exchanged in connection with the merger who would otherwise be entitled to receive a fraction of a share of common stock of SAFLINK will receive cash, without interest, in an amount equal to the fraction multiplied by the closing price of one share of SAFLINK common stock on the Nasdaq SmallCap Market on the date on which the merger is completed, as reported on the Nasdaq SmallCap Market.

Exchange of SSP Stock Certificates for SAFLINK Stock Certificates

Promptly following completion of the merger, the exchange agent for the merger will mail to each record holder of SSP common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for a certificate representing SAFLINK common stock. Only those holders of SSP common stock who properly surrender their SSP stock certificates in accordance with the exchange agent’s instructions will receive

•	a certificate representing SAFLINK common stock,

•	cash in lieu of any fractional share of SAFLINK common stock, and

•	any dividends or other distributions to which they are entitled under the terms of the merger agreement.

The surrendered certificates representing SSP common stock will be canceled. After the effective time of the merger, each certificate representing shares of SSP common stock that has not been surrendered will represent only the right to receive each of the items enumerated in the preceding sentence. Following the completion of the merger, SSP will not register any transfers of SSP common stock on its stock transfer books.

Holders of SSP common stock should not send in their SSP stock certificates until they receive a letter of transmittal from the exchange agent for the merger, with instructions for the surrender of SSP stock certificates.

Distributions with Respect to Unexchanged Shares

Holders of SSP common stock are not entitled to receive any dividends or other distributions on SAFLINK common stock until the merger is completed. After the merger is completed, holders of SSP common stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of SAFLINK common stock which they are entitled to receive upon exchange of their SSP stock certificates, but they will not be paid any dividends or other distributions on the SAFLINK common stock until they surrender their SSP stock certificates to the exchange agent in accordance with the exchange agent instructions.

Transfers of Ownership and Lost Stock Certificates

SAFLINK will issue only (i) a stock certificate representing shares of SAFLINK common stock, (ii) cash in lieu of a fractional share and (iii) any dividends or distributions that may be applicable in a name other than the name in which a surrendered SSP stock certificate is registered if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If an SSP stock certificate is lost, stolen or destroyed, the holder of such certificate may need to deliver an affidavit and/or bond prior to receiving any statement indicating book-entry ownership of SAFLINK common stock or SAFLINK stock certificate.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties made by SAFLINK, on the one hand, and SSP, on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters with respect to each party:

•	corporate existence qualification to conduct business and corporate standing and power;

•	capital structure;

•	corporate authority to enter into and perform obligations under the merger agreement and enforceability of the merger agreement;

•	filing with the SEC;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	absence of certain changes or events;

•	absence of undisclosed liabilities;

•	absence of litigation or any judgments, decrees or orders;

•	absence of restrictions on business activities;

•	governmental authorizations obtained and effectiveness;

•	ownership of property;

•	intellectual property matters;

•	compliance with third party privacy obligations;

•	environmental matters;

•	tax matters;

•	employee benefits matters;

•	government contracts matters;

•	absence of entitlements benefits or payments due to the merger;

•	employee matters;

•	absence of indebtedness to interested parties;

•	insurance policies;

•	compliance with laws;

•	completeness and accuracy of minute books;

•	complete copies of requested materials provided;

•	payment of fees to finders or brokers in connection with the merger agreement;

•	accuracy of the information supplied for this joint proxy statement/prospectus;

•	opinion of financial advisor;

•	board approval of the merger;

•	required vote of stockholders to approve the merger;

•	execution of stockholder agreement and proxies;

•	inapplicability of anti-takeover statutes;

•	quantity and quality of inventory;

•	accuracy of accounts receivable;

•	relationships with customers and suppliers;

•	compliance with export laws and regulations; and

•	completeness of representations and disclosures.

The representations and warranties of SAFLINK and SSP contained in the merger agreement expire upon completion of the merger.

Conduct of Business Before Completion of the Merger

Each of SAFLINK and SSP has agreed on behalf of itself and its subsidiaries that, until the earlier of the completion of the merger or termination of the merger agreement, or unless the other party consents in writing, it will:

•	carry on its business, in the ordinary course, in substantially the same manner as previously conducted and in material compliance with all applicable laws and regulations;

•	pay its debts and taxes when due, subject to good faith disputes over such debts or taxes;

•	pay or perform other material obligations when due; and

•	use its reasonable best efforts, consistent with past practices and policies, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.

Each of SAFLINK and SSP has also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless the other consents in writing, it will conduct its business in compliance with specific restrictions relating to the following:

•	amending its certificate of incorporation or bylaws;

•	declaring or paying any dividends on or making any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchasing or otherwise acquiring, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

•	accelerating, amending or changing the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

•	entering into any contract or commitment, or violating, amending or otherwise modifying or waiving any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice;

•	issuing, delivering or selling or authorizing or proposing the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

•	transferring or licensing to any person or entity any rights to any intellectual property other than the license of non-exclusive rights to intellectual property in the ordinary course of business consistent with past practice, placing any intellectual property into a source-code escrow, or granting any source-code license of any kind;

•	entering into or amending any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

•	selling, leasing or licensing or otherwise disposing of or encumbering any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole, except in the ordinary course of business consistent with past practice;

•	incurring any indebtedness for borrowed money or guarantee any such indebtedness or issuing or selling any debt securities or guaranteeing any debt securities of others;

•	entering into any operating lease in excess of $50,000;

•	paying, discharging or satisfying in an amount in excess of $200,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business;

•	making any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $25,000 individually or $100,000 in the aggregate;

•	materially reducing the amount of any material insurance coverage provided by existing insurance policies;

•	terminating or waiving any right of substantial value;

•	adopting or amending any employee benefit or stock purchase or option plan or hiring any new director level or officer level employee, paying any special bonus or special remuneration to any employee or director, or increasing the salaries or wage rates of its employees other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with past practices;

•	granting any severance, termination pay or payments or benefits payable as a result of the merger (i) to any director or officer, or (ii) to any other employee except payments made pursuant to outstanding written agreements;

•	commencing a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where such party in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party prior to the filing of such a suit, (iii) for a breach of the merger agreement, or (iv) to clarify such party’s obligations under the merger agreement;

•	acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

•	other than in the ordinary course of business, making or changing any material election in respect of taxes, adopting or changing any accounting method in respect of taxes, filing any material tax return or any amendment to a material tax return, entering into any closing agreement, settling any claim or assessment in respect of taxes, or consenting to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	revaluing any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

•	making any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles; and

•	taking or agreeing in writing or otherwise to take, any of the actions described above.

SSP is Prohibited from Soliciting Other Offers

Subject to certain exceptions described below, SSP has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, employees or other agents of theirs to, directly or indirectly:

•	solicit, initiate, encourage or agree to any acquisition proposal by a third party of the type described below; or

•	participate in any discussions or negotiations with any third party regarding, or furnish to any person any non-public information, where such person or third party has advised SSP that it may be considering making, or has made, an acquisition proposal of the type described below.

As defined in the merger agreement, an acquisition proposal is any indication of interest, offer or proposal by a third party or group with respect to SSP or any of its subsidiaries that would result in any of the following:

•	the acquisition of 15% or more of the total outstanding shares of capital stock of SSP;

•	any merger or other business combination involving SSP or any of its subsidiaries; or

•	any acquisition of a significant portion of SSP’s or its subsidiaries’ assets.

SSP agreed to cease all existing discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any acquisition proposal.

SSP is obligated, as promptly as practicable, and in any event within 24 hours, to advise SAFLINK of any request for non-public information made by a person that has advised SSP that it has made, or may be considering making, an acquisition proposal.

SSP has also agreed to keep SAFLINK informed in all material respects of the status and details (including material amendments) of any such acquisition proposal.

Notwithstanding the prohibitions contained in the merger agreement with respect to the type of acquisition proposals described above, if, prior to the adoption of the merger agreement by SSP stockholders, SSP receives an unsolicited written offer that its board of directors concludes in good faith, following the receipt of the advice of its financial advisor, that the proposed acquisition would result in a transaction more favorable to SSP’s stockholders from a financial point of view than the merger with SAFLINK, then SSP may furnish information to, and engage in negotiations with, the third party making the acquisition proposal, if each of the following conditions is satisfied:

•	SSP’s board of directors determines in good faith, following consultation with its outside legal counsel, that failure to do so is reasonably likely to result in a breach of its fiduciary obligations to SSP stockholders;

•	SSP notifies SAFLINK of its intention to furnish information to or engage in discussions or negotiations with a third party and provides SAFLINK with a copy of the acquisition proposal;

•	SSP receives from the third party an executed confidentiality agreement on terms no less favorable than the confidentiality agreement between SAFLINK and SSP; and

•	if SSP provides any non-public information to the third party, it provides the same information to SAFLINK, unless previously provided.

SAFLINK is Prohibited from Soliciting Takeover Proposals

Subject to certain exceptions described below, SAFLINK has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, employees or other agents of theirs to, directly or indirectly:

•	solicit, initiate, encourage or agree to any takeover proposal by a third party of the type described below; or

•	participate in any discussions or negotiations with a third party regarding, or furnish to any person any non-public information, where such person or third party has advised SAFLINK that it may be considering making, or has made, any takeover proposal of the type described below.

As defined in the merger agreement, a takeover proposal is any indication of interest, offer or proposal by a third party or group with respect to SAFLINK or any of its subsidiaries that would result in any of the following:

•	a merger, or other business combination involving SAFLINK or any of its subsidiaries consisting of the acquisition of 50% or more of the outstanding shares of capital stock of SAFLINK; or

•	a sale or other disposition by SAFLINK of a significant portion of its assets.

SAFLINK agreed to cease all existing discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any takeover proposal.

SAFLINK is obligated, as promptly as practicable, and in any event within 24 hours, to advise SSP of any request for non-public information made by a person that has advised SAFLINK that it has made, or may be considering making, a takeover proposal.

SAFLINK also agreed to keep SSP informed in all material respects of the status and details (including material amendments) of a takeover proposal.

Notwithstanding the prohibition contained in the merger agreement with respect to the type of takeover proposals described above, if, prior to approval of the issuance of shares of SAFLINK common stock and the approval of the increase in the number of authorized shares of SAFLINK common stock by SAFLINK stockholders, SAFLINK receives an unsolicited written offer that its board of directors concludes in good faith, following the receipt of the advice of its financial advisor, that the takeover proposal would result in a transaction more favorable to SAFLINK stockholders from a financial point of view than the merger with SSP, then SAFLINK may furnish information to, and engage in negotiations with, the third party making the takeover proposal, if each of the following conditions is satisfied:

•	SAFLINK’s board of directors determines in good faith, following consultation with its outside legal counsel, that failure to do so is reasonably likely to result in a breach of its fiduciary obligations to SAFLINK stockholders;

•	SAFLINK notifies SSP of its intention to furnish information to or engage into discussion or negotiations with a third party and provides SAFLINK with a copy of the takeover proposal;

•	SAFLINK receives from the third party an executed confidentiality agreement on terms no less favorable than the confidentiality agreement between SAFLINK and SSP; and

•	if SAFLINK provides any non-public information to the third party, it provides the same information to SSP, unless previously provided.

Agreement Regarding Recommendations to Stockholders and Stockholder Meetings

SAFLINK’s board of directors and SSP’s board of directors have each agreed to call and hold a meeting of their respective stockholders as promptly as practicable, and in any event within 45 days after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the SEC. SSP’s board of directors also agreed to recommend the adoption of the merger agreement to SSP’s stockholders and to take all action necessary or advisable to obtain the required stockholder approval to adopt the merger agreement. Notwithstanding SSP’s board of directors’ obligations described in this paragraph, in response to a third party acquisition proposal deemed by SSP’s board of directors to be a superior offer, SSP’s board of directors may not agree to or endorse the superior proposal or withdraw its recommendation of the merger and adoption of the merger agreement unless SSP has provided SAFLINK with at least three days’ prior notice of any such intent to agree or endorse the superior proposal or withdraw its recommendation.

SAFLINK’s board of directors has agreed to recommend that the SAFLINK stockholders vote to approve the issuance of shares of SAFLINK common stock in connection with the merger and to take all action necessary or advisable to obtain the required stockholder approval of the issuance of shares of SAFLINK common stock in connection with the merger agreement. Notwithstanding SAFLINK’s board of directors’ obligations described in this paragraph, in response to a third party takeover proposal deemed by SAFLINK’s board of directors to be a superior proposal, SAFLINK’s board of directors may not agree to or endorse the superior proposal or withdraw its recommendation of the issuance of shares of SAFLINK common stock in connection with the merger agreement unless SAFLINK has provided SSP with at least three days’ prior notice of any such intent to agree or endorse the superior proposal or withdraw its recommendation.

Treatment of SSP Stock Options

If the merger is completed, SAFLINK will assume all outstanding options to purchase shares of SSP common stock and convert them into options to purchase shares of SAFLINK common stock. SAFLINK will convert each assumed SSP option into an option to purchase that number of shares of SAFLINK common stock equal to the number of shares of SSP common stock subject to the SSP option immediately prior to the effective time of the merger, multiplied by the exchange ratio, rounded down to the nearest whole number of shares of SAFLINK common stock. The exercise price per share of the assumed options will be equal to the exercise price per share of SSP common stock divided by the exchange ratio, rounded down to the nearest whole cent. The exchange ratio is 0.6. Each assumed SSP option will be subject to all other terms and conditions set forth in the applicable documents evidencing such option immediately prior to the effective time of the merger, including any repurchase rights or vesting provisions. As of June 15, 2004, options for approximately 3,916,171 shares of SSP common stock were outstanding in the aggregate under or outside of various SSP stock option plans, which would become options to purchase an aggregate of approximately 2,349,703 shares of SAFLINK common stock upon the effectiveness of the merger.

The parties intend that the outstanding SSP options assumed in connection with the merger will qualify following the effective time of the merger as incentive stock options as defined in section 422 of the Internal Revenue Code of 1986, as amended, to the extent such assumed SSP options qualified as incentive stock options prior to the effective time of the merger.

SAFLINK has agreed to file, within ten business days following the closing of the merger, a registration statement on Form S-8 with the SEC, to the extent available, for the shares of SAFLINK common stock issuable with respect to outstanding SSP options assumed by SAFLINK in connection with the merger.

Treatment of SSP Warrants

If the merger is completed, SAFLINK will assume all outstanding warrants to purchase shares of SSP common stock and convert them into warrants to purchase shares of SAFLINK common stock. SAFLINK will convert each assumed SSP warrant into a warrant to purchase that number of shares of SAFLINK common stock equal to the number of shares of SSP common stock subject to the SSP warrant immediately prior to the effective time of the merger, multiplied by the exchange ratio, rounded down to the nearest whole number of shares of SAFLINK common stock. The exercise price per share of the assumed warrants will be equal to the exercise price per share of SSP common stock divided by the exchange ratio, rounded down to the nearest whole cent. The exchange ratio is 0.6. Each assumed SSP warrant will be subject to all other terms and conditions set forth in the applicable document evidencing such warrant immediately prior to the effective time of the merger. As of June 15, 2004, warrants for approximately 11,494,046 shares of SSP common stock were outstanding in the aggregate, which would become warrants for an aggregate of approximately 6,896,428 shares of SAFLINK common stock upon the effectiveness of the merger.

SAFLINK has agreed to file, within ten business days following the closing of the merger, a registration statement on Form S-3 with the SEC, to the extent available, for the resale of shares of SAFLINK common stock issuable with respect to outstanding SSP warrants assumed by SAFLINK in connection with the merger.

Treatment of SSP Convertible Promissory Notes

If the merger is completed, SAFLINK will assume all outstanding convertible promissory notes convertible into shares of SSP common stock and convert them into convertible promissory notes convertible into shares of SAFLINK common stock. SAFLINK will convert each assumed SSP convertible promissory note into a convertible promissory note convertible into that number of shares of SAFLINK common stock equal to the number of shares of SSP common stock issuable upon conversion of such SSP convertible promissory note immediately prior to the effective time of the merger, multiplied by the exchange ratio, rounded down to the nearest whole number of shares of SAFLINK common stock. The exchange ratio is 0.6. Each assumed SSP convertible promissory note will be subject to all other terms and conditions set forth in the applicable documents evidencing such convertible promissory note immediately prior to the effective time of the merger. As of June 15, 2004, SSP convertible promissory notes in the aggregate principal amount of $1,360,000, convertible into approximately 1,360,000 shares of SSP common stock, were outstanding, which would become convertible into approximately 816,000 shares of SAFLINK common stock upon the effectiveness of the merger.

SAFLINK has agreed to file, within ten business days following the closing of the merger, a registration statement on Form S-3 with the SEC, to the extent available, for the resale of shares of SAFLINK common stock issuable upon conversion of outstanding SSP convertible promissory notes assumed by SAFLINK in connection with the merger.

Treatment of SSP 401(k) and Employee Stock Purchase Plan

Unless otherwise requested by SAFLINK, SSP will terminate its 401(k) plan (and any and all other plans intended to include an Internal Revenue Code Section 401(k) arrangement) and its employee stock purchase plan prior to the effective time of the merger.

Compensation and Benefits for SSP Employees

SSP and SAFLINK have agreed to confer and work together to agree upon mutually acceptable employee benefit and compensation arrangements for employees of SSP following the completion of the merger. SSP employees will receive employee benefit and compensation arrangements comparable to similarly situated SAFLINK employees. SSP employees will be granted credit for service with SSP, its subsidiaries or affiliates under each current employee benefit plan, program or arrangement of SAFLINK or its affiliates in which such employees are eligible to participate for purposes of eligibility and vesting, except to the extent such service credit will result in the duplication of benefits.

The statements in the preceding paragraph regarding employee compensation are statements of intent only, and no SSP employee or other person or entity, including SSP, has any rights of enforcement relating to those statements and no SSP employee or other person or entity, including SSP, is intended to be a contractual beneficiary of the statements.

SSP Directors and Officers Liability Insurance

Prior to the merger, SSP will purchase directors’ and officers’ liability insurance policy coverage for a period of six years for persons who were directors or officers of SSP prior to the merger for the actions taken by such directors and officers in their capacities as directors and officers of SSP prior to the merger. The policy will provide for $5.0 million of aggregate coverage on terms and conditions no less advantageous to the covered officers and directors than the terms and conditions of the policies SSP maintained on March 22, 2004. The premium for the six-year extension is expected to be approximately $700,000. SAFLINK will pay one-half of the premium for this policy.

Board of Directors of SAFLINK Following the Merger

SAFLINK has agreed to take all actions necessary, including expanding the number of authorized directors, such that, immediately following completion of the merger, SAFLINK’s board of directors will include three persons designated by SSP, three persons designated by SAFLINK and one person designated by a majority of the foregoing six persons.

Conditions to Completion of the Merger

The respective obligations of SAFLINK and Spartan Acquisition Corporation, on the one hand, and SSP, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement and the merger having been approved and adopted by the holders of a majority of the outstanding shares of SSP common stock;

•	the issuance of the shares of SAFLINK common stock pursuant to the merger having been approved by a majority of the votes cast at the annual meeting, assuming a quorum is present;

•	the SEC having declared the registration statement effective, and no stop order suspending the effectiveness of the registration statement or any part thereof having been issued and no proceeding for that purpose, and no similar proceeding in respect of the joint proxy statement/prospectus, having been initiated or threatened by the SEC, and all requests for additional information on the part of the SEC having been complied with;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the completion of the merger being in effect, nor any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing being pending; nor any action having been taken, or any statute, rule, regulation or order having been enacted, entered, enforced or deemed applicable to the merger, which makes the completion of the merger illegal;

•	all required government approvals, waivers and consents, if any, necessary for completion of or in connection with the merger, including such approvals, waivers and consents as may be required under the Securities Act, and under state Blue Sky laws, having been obtained;

•	SAFLINK and SSP having each received from its respective tax counsel an opinion to the effect that the merger will constitute a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and such opinions having not been withdrawn;

•	holders of not more than 5% of the shares of SSP common stock shall have exercised their appraisal rights and demanded payment for their shares under the Delaware General Corporation Law;

•	SSP and SAFLINK having taken all requisite action to cause SAFLINK’s board of directors to be comprised, as of the effective time of the merger, of three directors nominated by SSP, three directors nominated by SAFLINK, and one director nominated by a majority of SSP’s and SAFLINK’s nominees; and

•	the shares of SAFLINK common stock to be issued in connection with the merger having been authorized for listing on the Nasdaq SmallCap Market.

SSP’s obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of SAFLINK in the merger agreement being true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified being true and correct in all respects) both when made and on and as of the effective time of the merger as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date being true and correct as of such date) and SAFLINK and Spartan Acquisition Corporation having performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by them as of the effective time of the merger;

•	SSP having been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval is required in connection with the merger;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting SAFLINK’s conduct or operation of the business of SAFLINK and its subsidiaries, following the merger being in effect, nor any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing pending;

•	there having not occurred any material adverse effect on SAFLINK, or any change that has a material adverse effect on SAFLINK;

•	SAFLINK having specified minimum cash and cash equivalent assets at the effective time;

•	the board of directors of SAFLINK having adopted resolutions reserving or setting aside an aggregate of 3,000,000 shares of restricted stock and/or options under SAFLINK’s stock incentive plan for issuance after the effective time of the merger to persons who were officers, directors, employees, consultants or contractors of SSP prior to the merger and who continue to provide services to the surviving corporation or SAFLINK as an officer, director, employee, consultant or contractor after the merger;

•	SSP having obtained a fairness opinion from Wedbush Morgan, SSP’s financial advisor in connection with the merger;

•	all outstanding shares of SAFLINK’s Series E preferred stock having been converted into shares of SAFLINK common stock without the triggering of any liquidation preferences or rights to demand cash payment; and

•	all outstanding warrants to purchase shares of SAFLINK’s common stock containing provisions regarding cash exchange at a Black-Scholes value having been exercised or such cash exchange terms having been waived.

SAFLINK’S obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•

the representations and warranties of SSP in the merger agreement being true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified being true and correct in all respects) both when made and on and as of the effective time of the merger as though such representations and warranties were made on and as of such time (provided that those representations and warranties that address matters only as of a particular date being true and correct as of such date) and SSP having performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by it as of the effective time of the merger;

•	SAFLINK having been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval is required in connection with the merger;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting SSP’s conduct or operation of the business of SSP and its subsidiaries following the merger being in effect, nor any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing pending;

•	there not having occurred any material adverse effect on SSP, or any change that has a material adverse effect on SSP;

•	prior to the effective time of the merger, SSP having terminated the employment agreements between SSP and each of Kris Shah, Marvin J. Winkler and any other executive level employees of SSP, and SSP having paid to such persons any and all amounts necessary to settle all obligations of SSP, including any severance obligations, in connection with such termination and obtained a general waiver and release of claims arising out of such individual’s employment with SSP;

•	prior to the effective time, each of Kris Shah, Marvin J. Winkler and Thomas E. Schiff having executed a new employment or consulting agreement with SAFLINK in a form reasonably acceptable to that individual and SAFLINK;

•	SSP’s board of directors having taken all action necessary to prevent the cancellation or termination of options under SSP’s stock option plans upon the closing of the merger and to allow such options to be assumed by SAFLINK;

•	there not being any outstanding shares of SSP’s preferred stock;

•	SSP having provided evidence in a form satisfactory to SAFLINK that all debts of SSP secured by any of the SSP’s assets, other than promissory notes being assumed by SAFLINK, have been fully satisfied or terminated, and that the security interest in SSP’s assets held by the holders of secured debt has been released;

•	SSP having taken all action necessary to terminate SSP’s employee stock purchase plan prior to the effective time of the merger;

•	there not being any unresolved actions, suits, proceedings, claim, arbitrations, audits or investigations against SSP that in the reasonable judgment of SAFLINK could have a material adverse effect on SSP, and SSP having taken all steps necessary to complete the wind-up and dissolution of all of its subsidiaries unless in the reasonable judgment of SAFLINK the failure to do so would not have a material adverse effect on SSP;

•	prior to the effective time, SSP having filed all tax returns and paid all tax obligations that are due prior to the closing date;

•	SSP having specified minimum cash and cash equivalent assets at the effective time of the merger; and

•	all government contracts of SSP with terms that extend beyond the effective time of the merger continuing to be effective, and SSP having not received any indication that any governmental authority, prime contractor or higher-tier subcontractor of any governmental authority intends to terminate any agreement or business relationship with SSP upon or following the effective time of the merger.

Definition of Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either SAFLINK or SSP is defined to mean any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of that company and its subsidiaries, taken as a whole.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the adoption of the merger agreement by SSP stockholders or the approval of the issuance of shares of SAFLINK common stock to SSP stockholders by SAFLINK stockholders in connection with the merger:

•	by the mutual consent of SAFLINK and SSP;

•	by SAFLINK or SSP if the merger is not completed by August 31, 2004, or by September 30, 2004, if the merger has not been completed because the Form S-4 registration statement has not been declared effective by the SEC or other government approvals have not been obtained, except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been the cause of or resulted in the failure of the merger to occur on or before that date, and the action or failure to act constitutes a breach of the merger agreement;

•	by SAFLINK or SSP if the required votes of SAFLINK or SSP stockholders in connection with the merger are not obtained, except that the right to terminate the merger agreement is not available to SAFLINK or SSP where the failure to obtain stockholder approval was caused by SAFLINK or SSP’s action or failure to act and the action or failure to act constitutes a breach by SAFLINK or SSP of a representation, warranty, covenant or agreement contained in the merger agreement;

•	by SAFLINK if any of the following “triggering events” occur with respect to SSP:

•	SSP, or any of its directors, officers, employees or other agent, breaches its obligations regarding not soliciting an acquisition proposal by a third party; or

•	a third party, with the purpose or intent to change or influence control of SSP, acquires securities representing 15% or more of SSP or commences a tender or exchange offer or other publicly announced initiative that would result in such third party and its affiliates beneficially owning securities representing 15% or more of SSP, or SSP receives an offer or proposal for, or any indication of interest in, a merger or other business combination involving SSP or the acquisition of 15% or more of the outstanding shares of capital stock of SSP or a significant portion of the assets of SSP, from a third party and SSP’s board of directors recommends, endorses, accepts or agrees to the third party offer or proposal or fails within ten business days after such occurrence to reconfirm its approval and recommendation of the merger and reject such third party offer or proposal;

•	by SSP if any of the following “triggering events” occur with respect to SAFLINK:

•	SAFLINK, or any of its directors, officers, employees or other agent, breaches its obligations regarding not soliciting an acquisition proposal by a third party; or

•

a third party, with the purpose or intent to change or influence control of SAFLINK, acquires securities representing 50% or more of SAFLINK or commences a tender or exchange offer or other publicly announced initiative that would result in such third party and its affiliates beneficially owning securities representing 50% or more of SAFLINK, or SAFLINK receives an offer or proposal for, or any indication of interest in, a merger or other business combination involving SAFLINK or the acquisition of 50% or more of the outstanding shares of capital stock of SAFLINK or a significant portion of the assets of SAFLINK, from a third party in each case in which the proposed terms of such transaction reflect a discount from the market value of the capital stock or assets of SAFLINK that are to be disposed of in the transaction, and SAFLINK’s board of directors recommends, endorses, accepts or agrees to the third party offer or proposal or fails within ten business days after such occurrence to reconfirm its approval and recommendation of the merger and reject such third party offer or proposal;

•	by SSP or SAFLINK upon a breach of any representation, warranty, covenant or agreement on the part of the other party in the merger agreement or if any representation or warranty of the other party has become untrue so that the condition to completion of the merger regarding the other party’s representations and warranties or covenants would not be met. However, if the breach or inaccuracy was not willful and is curable by the other party, then SSP may not terminate the merger agreement for ten days after delivery of written notice to the other party of the breach. If the breach is cured during those ten days, SSP may not exercise this termination right;

•	by SAFLINK or SSP if there is any final and nonappealable order, decree, ruling or action taken by any governmental entity of competent jurisdiction having the effect of permanently restraining, enjoining or prohibiting the completion of the merger;

•	by SAFLINK or SSP if the other party fails to call and hold its required stockholders’ meeting by August 15, 2004, or by September 15, 2004, if the Form S-4 registration statement has not been declared effective by the SEC or other government approvals have not been obtained;

•	by SAFLINK, if SSP’s board of directors withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to SAFLINK, or resolves to do so; or

•	by SSP, if SAFLINK’s board of directors withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to SSP, or resolves to do so.

Payment of Termination Fee

SSP has agreed to pay to SAFLINK a cash termination fee of $2.0 million if the merger agreement is terminated by SAFLINK because of the occurrence of a “triggering event” in relation to it as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 88 of this joint proxy statement/prospectus.

SAFLINK has agreed to pay to SSP a cash termination fee of $2.0 million if the merger agreement is terminated by SSP because of the occurrence of a triggering event in relation to it as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 88 of this joint proxy statement/prospectus.

Extension, Waiver and Amendment of the Merger Agreement

SAFLINK and SSP may amend the merger agreement before completion of the merger by mutual written consent.

Either of SAFLINK or SSP may, to the extent legally allowed, extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

On March 22, 2004, SAFLINK entered into an agreement and plan of merger and reorganization with SSP and Spartan Acquisition Corporation, a wholly-owned subsidiary of SAFLINK. Pursuant to the terms of the agreement, SAFLINK will acquire all of the outstanding shares of SSP and assume all outstanding stock options and warrants in a stock-for-stock transaction where each share of SSP common stock will be exchanged for 0.6 shares of SAFLINK common stock. Given the current capital structures of both companies, upon completion of the merger, the security holders of SSP would receive approximately 49% of the combined company’s outstanding fully-converted shares at closing and the security holders of SAFLINK would continue to hold the remaining 51% of the combined company’s outstanding fully-converted shares at closing.

The following unaudited pro forma condensed combined consolidated financial statements gives effect to the proposed merger of SSP and SAFLINK. The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standard (SFAS) No. 141, “Business Combinations” (SFAS 141). For accounting purposes SAFLINK is deemed the acquirer. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of SSP acquired in connection with the merger, based on their fair values as of the completion of the merger. Independent valuation specialists are currently conducting an independent valuation in order to assist management of SAFLINK in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values, which cannot be made prior to the completion of the merger, will include management’s consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets and liabilities of SSP that exist as of the date of completion of the merger.

On December 29, 2003, SAFLINK acquired certain assets used by Biometric Solutions Group, Inc., or BSG, pursuant to the terms of an asset purchase agreement, dated as of December 28, 2003. The purchase price paid in the acquisition was approximately $3.9 million, which consisted of $500,000 in cash, 1,122,855 shares of SAFLINK’s common stock and $262,000 in direct acquisition fees. The fair value of the common stock issued by SAFLINK in the acquisition was $2.76 per share, based on the average market price for a period before and after December 29, 2003. The unaudited pro forma condensed combined consolidated statement of operations data combine the historical consolidated statement of operations data of SAFLINK for the year ended December 31, 2003, with the historical consolidated statement of operations of BSG, giving effect to the SAFLINK acquisition of assets of BSG as if it had occurred on January 1, 2003. The results of BSG are included in the results of SAFLINK for the three months ended March 31, 2004.

The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2004, gives effect to the proposed merger as if it occurred on March 31, 2004, and combines the historical balance sheet of SAFLINK at March 31, 2004, and the historical balance sheet of SSP at March 31, 2004. The SAFLINK consolidated balance sheet information was derived from its unaudited March 31, 2004, consolidated balance sheet included in its quarterly report on Form 10-Q for the three months ended March 31, 2004, and incorporated herein by reference. The SSP balance sheet information included herein was derived from its unaudited March 31, 2004, consolidated balance sheet included in its quarterly report on Form 10-QSB for the three months ended March 31, 2004, and incorporated herein by reference. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2003, is presented as if the merger was completed on January 1, 2003. The statement combines the historical results of SAFLINK for the year ended December 31, 2003, with the historical results of BSG for the year ended December 31, 2003, as if the acquisition of assets of BSG by SAFLINK was completed on January 1, 2003. The ensuing SAFLINK pro forma data combines with the historical results of SSP for the year ended December 31, 2003. The results were derived from the companies’ consolidated statements of operations for those respective periods included in their respective 2003 annual reports on Form 10-K and 10-KSB, as amended, incorporated herein by reference and the results of BSG were derived from its consolidated statement of operations included in SAFLINK’s amendment to its current report on Form 8-K/A filed with the SEC on March 15, 2004, and incorporated herein by reference. The unaudited pro forma condensed combined consolidated statement of operations for the three months ended March 31, 2004, is presented as if the merger was completed on January 1, 2003. The statement combines the historical results of SAFLINK for the three months ended March 31, 2004, which includes operating results of BSG, with the historical results of SSP for the three months ended March 31, 2004. The results were derived from the companies’ unaudited consolidated statements of operations for those respective periods included in their respective quarterly reports on Form 10-Q and 10-QSB for the three months ended March 31, 2004, incorporated herein by reference.

The unaudited pro forma condensed combined consolidated financial statements have been prepared by SAFLINK management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had SAFLINK, BSG and SSP been a combined company during the specified periods. The pro forma adjustments are based on the information available at the time of the preparation of this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidated financial statements, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of SAFLINK included in its annual report on Form 10-K for its fiscal year ended December 31, 2003, filed with the SEC on March 30, 2004, as amended, the historical consolidated financial statements of SAFLINK included in its first quarter report on Form 10-Q for its three months ended March 31, 2004, filed with the SEC on May 17, 2004, the historical consolidated financial statements of SSP included in its annual report on Form 10-KSB for its fiscal year ended December 31, 2003, filed with the SEC on March 30, 2004, as amended, and the historical consolidated financial statements of SSP included in its quarterly report on Form 10-QSB for the three months ended March 31, 2004, filed with the SEC on May 17, 2004.

Further, the unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of SAFLINK and SSP are in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to SSP employees, costs of vacating certain leased facilities of SSP or other costs associated with exiting activities of SSP that would affect amounts in the pro forma condensed combined consolidated financial statements. In addition, SAFLINK may incur significant restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation costs related to SAFLINK employees, costs of vacating certain leased facilities of SAFLINK or other costs associated with exiting activities of SAFLINK. Also, since deferred compensation associated with stock options is calculated at closing, the amount allocated to deferred stock compensation could materially change depending on the price of SAFLINK common stock or the number of SSP unvested options outstanding at the time of close.

These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the merger and other changes in SSP’s net tangible and intangible assets that occur prior to completion of the merger could cause material differences in the information presented.

SAFLINK CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

BALANCE SHEETS

March 31, 2004

(In thousands)

	SAFLINK	SSP	Pro Forma Adjustments			Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$12,400	$4,899	$			$17,299

Accounts receivable, net	778	818				1,596
Inventory	256	458				714
Other current assets	691	348				1,039

Total current assets	14,125	6,523		—		20,648
Furniture and equipment, net	616	90				706
Other long term assets	884	—		(884	)(a)	—
Intangible assets, net	1,549	—		32,950	(b)	34,499
Goodwill	2,158	25,930		86,417	(b)	88,575
				(25,930	)(c)
Other assets	—	148				148

Total assets	$19,332	$32,691		$92,553		$144,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$473	$1,105	$			$1,578
Accrued expenses	1,851	1,200		516	(a)	4,567
				1,000	(n)
Deferred revenue	221	39				260
Current maturities of long-term debt	—	3				3

Total current liabilities	2,545	2,347		1,516		6,408
Deferred tax liability	13	—				13
Long term debt—warrants	3,035	—				3,035
Long term debt	—	719				719

Total liabilities	5,593	3,066		1,516		10,175

Stockholders’ equity:
Preferred stock	—	—				—
Common stock	313	389		321 (389	(a) )(d)	634
Additional paid-in capital	111,425	148,843		92,766 22,238 5,884 (148,843	(a) (a) (a) )(d)	232,313
Deferred compensation	(27)	(79)		(547 79	)(b) (d)	(574)
Accumulated deficit	(97,972)	(119,528)		119,528	(d)	(97,972)

Total stockholders’ equity	13,739	29,625		91,037		134,401

Total liabilities and stockholders’ equity	$19,332	$32,691		$92,553		$144,576

See notes to unaudited pro forma condensed combined consolidated financial statements.

SAFLINK CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For the Twelve Months Ended December 31, 2003

(In thousands, except per share data)

	SAFLINK	BSG	Pro Forma Adjustments		Pro Forma SAFLINK	SSP Solutions, Inc	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Product	$787	$128	$(15	)(h)	$900	$6,188	2,386	(e)	$9,474
Service	1,228	157	(123	)(h)	1,262	4,771			6,033
License	—	—	—		—	2,386	(2,386	)(e)	—

Total revenue	2,015	285	(138)		2,162	13,345	—		15,507
Cost of revenue:
Product	300	1,011	(15	)(h)	1,146	2,276	458	(e)	3,880
			(150	)(i)
Service	478	104	(123	)(h)	459	1,833	—		2,292
License	—	—	—		—	458	(458	)(e)	—
Amortization of Intangibles	—	—	188	(j)	188	—	4,898	(f)	5,086

Total cost of revenue	778	1,115	(100)		1,793	4,567	4,898		11,258

Gross profit	1,237	(830)	(38)		369	8,778	(4,898)		4,249
Operating expenses:
Product development	2,474	452	—		2,926	4,194	119	(g)	7,239
Sales and marketing	5,437	44	—		5,481	—	84	(g)	5,565
General and administrative	4,113	526	(80	)(i)	4,599	6,959	783	(f)	12,544
			55	(j)
			(15	)(k)
							203	(g)

Total operating expenses	12,024	1,022	(40)		13,006	11,153	1,189		25,348

Operating loss	(10,787)	(1,852)	2		(12,637)	(2,375)	(6,087)		(21,099)
Interest expense	(14)	(416)	416	(k)	(14)	(717)	—		(731)
Non-cash interest and financing expense	—	—	—		—	(3,535)	—		(3,535)
Loss on conversion of debt	—	—	—		—	(2,306)	—		(2,306)
Other income (expense), net	65	3	—		68	(408)	—		(340)

Loss before provision for income taxes	(10,736)	(2,265)	418		(12,583)	(9,341)	(6,087)		(28,011)
Income tax expense	—	—	(50	)(l)	(50)	(3)	—	(l)	(53)

Loss from continuing operations	$(10,736)	$(2,265)	$368		$(12,633)	$(9,344)	$(6,087)		$(28,064)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.42)				$(0.47)	$(0.36)			$(0.48)

Weighted average number of common shares outstanding	25,505		1,11	7 (m)	26,622	26,317	32,099	(m)	58,721
							(26,317	)(d)

See notes to unaudited pro forma condensed combined consolidated financial statements.

SAFLINK CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2004

(In thousands, except per share data)

	SAFLINK (includes BSG)	SSP Solutions, Inc	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Product	$464	$208	1,007	(e)	$1,679
Service	338	667	—		1,005
License	—	1,007	(1,007	)(e)	—

Total revenue	802	1,882	—		2,684
Cost of revenue:
Product	342	68	4	(e)	414
Service	173	468	—		641
License	—	4	(4	)(e)	—
Amortization of intangibles	47	—	1,224	(f)	1,271

Total cost of revenue	562	540	1,224		2,326

Gross profit	240	1,342	(1,224)		358
Operating expenses:
Product development	855	1,170	14	(g)	2,039
Sales and marketing	1,397	—	10	(g)	1,407
General and administrative	1,010	1,763	196	(f)	2,993
			24	(g)

Total operating expenses	3,262	2,933	244		6,439

Operating loss	(3,022)	(1,591)	(1,468)		(6,081)
Interest expense	(1)	(6)	—		(7)
Non-cash interest and financing expense	—	(113)	—		(113)
Loss on conversion of debt	—	(371)	—		(371)
Other income (expense), net	15	105	—		120
Change in fair value of outstanding warrants	1,034	—	—		1,034

Loss before provision for income taxes	(1,974)	(1,976)	(1,468)		(5,418)
Income tax expense	(13)	(3)	—	(l)	(16)

Loss from continuing operations	$(1,987)	$(1,979)	$(1,468)		$(5,434)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.07)	$(0.06)			$(0.09)

Weighted average number of common shares outstanding	29,370	33,792	32,099	(m)	61,469
			(33,792	)(d)

See notes to unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

The following adjustments were applied to the historical financial statements of SAFLINK and SSP to arrive at the unaudited pro forma condensed combined financial information:

(a)	Represents the determination of the purchase price, including approximately $1.4 million of estimated merger related costs, of which $884,000 was either paid or accrued for as of March 31, 2004. The estimated merger costs primarily consist of legal, financial advisory and accounting fees and other directly related costs. The fair value of the common stock issued by SAFLINK upon the acquisition was $2.90 per share based on the average closing price for a period before and after March 22, 2004, the date of the merger agreement. The number of shares assumed to be issued by SAFLINK to holders of SSP common stock in connection with the merger is estimated to be 32,099,000 based on the number of SSP common shares and equivalent common shares outstanding at March 22, 2004, plus commitments to issue additional shares contingent upon completion of the merger.

A summary of the components of the estimated purchase price for the acquisition, in thousands, is as follows:

Fair value of common stock assumed to be issued	$93,087
Fair value of SSP stock options assumed	5,884
Fair value of SSP warrants assumed	22,238
Estimated merger related costs ($133 paid and $751 accrued as of March 31, 2004)	1,400

Total	$122,609

The fair value of options and warrants assumed was determined using the fair value of SAFLINK common stock of $2.90 per share and a Black-Scholes model with the following assumptions: Options—an expected dividend yield of 0.0%, a risk-free interest rate between 1%–3%, volatility between 68%–140%, and an expected life between 1–6 years. Warrants—an expected dividend yield of 0.0%, a risk-free interest rate between 1%–3%, volatility between 70%–140%, and an expected life between 0–5 years.

(b)	The following, in thousands, represents the preliminary allocation of the purchase price to the acquired assets of SSP and is for illustrative purposes only. This allocation is based on the estimated fair value of the assets and liabilities of SSP as of March 31, 2004, and may not be indicative of the final allocation of purchase price consideration. The excess of the purchase price over the fair value of net identifiable assets acquired is reflected as goodwill:

Net tangible assets	$2,695
Identifiable intangible assets:
Patents	500
Tradenames	3,000
Developed technology	23,000
Customer relationships	5,000
Non-competition agreements	1,450
Goodwill	86,417
Deferred stock compensation	547

Total	$122,609

Net tangible assets of $2.7 million excludes goodwill of $25.9 million recorded on the SSP historical financial statements and reflects cash commitments discussed further in note n below.

The $547,000 in deferred stock compensation represents the unearned portion of the intrinsic value of SSP’s common stock options assumed in the merger. The actual value of deferred stock compensation will be derived based on the fair value of SAFLINK’s common stock at closing of the merger. The deferred stock compensation is being amortized on an accelerated basis over the remaining vesting period of one to four years consistent with the graded vesting approach described in FASB Interpretation No. 28.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization of identifiable intangible assets has been provided over the following estimated useful lives: patents—8 years; tradenames—10 years; developed technology—4 to 7 years; customer relationships—4 years; and non-competition agreements—3 years. The following represents annual amortization of identifiable intangible assets for the combined company following the acquisition:

Fiscal Year	(in thousands)
Year 1	$5,681
Year 2	5,681
Year 3	5,681
Year 4	5,198
Year 5	3,899
Year 6	3,375
Year 7	2,472
Year 8	363
Year 9	300
Year 10	300

$32,950

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets. The unaudited pro forma condensed combined statements of operations do not reflect the amortization of goodwill acquired consistent with the guidance in the Financial Accounting Standards Board (FASB), Statement No. 142, Goodwill and Other Intangible Assets.

(c)	Represents the elimination of goodwill historically recorded by SSP.

(d)	Represents the elimination of historical SSP stockholders’ equity and deferred compensation reflected on the March 31, 2004, balance sheet.

(e)	Represents the reclassification of SSP license revenue and license cost of revenue to product revenue and product cost of revenue.

(f)	Represents the amortization of acquired intangible asset values associated with SAFLINK’s merger with SSP assuming the transaction occurred on January 1, 2003.

(g)	Represents the amortization of the intrinsic value of SSP’s unvested options.

(h)	Represents the elimination of the intercompany transactions that occurred between SAFLINK and BSG for the year ending December 31, 2003. BSG had revenues derived from sales as a subcontractor to SAFLINK of $138,000 that were recorded by SAFLINK as cost of sales of $138,000.

(i)	Represents the elimination of BSG’s historical amortization of intangible assets.

(j)	Represents the amortization of acquired intangible asset values associated with SAFLINK’s acquisition of BSG assuming the transaction occurred on January 1, 2003. These assets include existing technologies and a non-compete agreement which are being amortized over eight and two years, respectively.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(k)	Represents the elimination of costs associated with BSG’s financing activities. In the acquisition, SAFLINK did not acquire any of the BSG long-term debt to which these costs are associated. Therefore, all costs associated with financing activities were eliminated.

(l)	Represents the income tax effect of goodwill amortization. For tax purposes the goodwill is amortized over 15 years, whereas for book purposes goodwill is not amortized, but instead tested at least annually for impairment. The effective tax rate applied to the goodwill amortization deductible for tax purposes was 36%. Under the structure of the merger agreement with SSP, SAFLINK will carry over SSP’s tax basis in the assets acquired and liabilities assumed.

(m)	Unaudited pro forma basic and diluted loss from continuing operations per share are computed by dividing the unaudited pro forma net loss attributable to common shareholders by the unaudited pro forma weighted average number of common shares outstanding. The number of weighted-average shares outstanding is adjusted by approximately 1,117,000 weighted-average shares related to the acquisition of BSG to reflect the assumption that 1,122,855 shares were issued January 1, 2003, rather than December 29, 2003. The number of weighted-average shares outstanding is also adjusted by 32,099,000 shares estimated to be issued to holders of SSP common stock in connection with the merger. Potentially dilutive securities were not included in the computation of pro forma basic and diluted loss from continuing operations per share because their effect would be antidilutive.

(n)	SSP has entered into an agreement with two financial advisors who have provided investment banking services in connection with various transactions related to SPP and the merger with SAFLINK. The agreements require SPP, contingent upon the closing of the merger with SAFLINK, to make payments of $1,000,000, of which $175,000 may be paid in shares of SSP common stock, and issue 350,000 shares of SSP common stock. Both cash payments and shares of SSP common stock would be due immediately prior to the effective time of the merger with SAFLINK. For purposes of preparing the pro forma financial statements, it is assumed that SSP will settle these agreements by paying $1,000,000 in cash and issuing 350,000 shares of SSP common stock immediately prior to the effective time of the merger. The shares to be issued, as converted, are included in the 32,099,000 shares assumed to be issued by SAFLINK to holders of SSP common stock in connection with the merger.

DESCRIPTION OF SAFLINK CAPITAL STOCK

The following is a summary of the material terms of SAFLINK’s capital stock before the completion of the merger, which, except as noted, also summarizes the material terms of SAFLINK’s capital stock after the merger. It is only a summary; therefore, it is not meant to be complete and does not contain all of the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of SAFLINK’s certificate of incorporation and bylaws.

Authorized Capital Stock

Prior to Completion of the Merger

Under SAFLINK’s certificate of incorporation, SAFLINK’s authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of June 15, 2004, there were 33,507,763 shares of SAFLINK common stock outstanding, including 2,166,576 shares of SAFLINK’s common stock issuable in connection with the automatic conversion of 15,166 shares of SAFLINK’s Series E preferred stock on June 5, 2004.

After the Completion of the Merger

If SAFLINK’s certificate of incorporation is amended as proposed, SAFLINK’s authorized capital stock would consist of 500,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. If it is not amended, its authorized capital stock would remain unchanged.

Giving effect to the merger, SAFLINK estimates that there will be (i) approximately 67,516,803 shares of SAFLINK common stock outstanding; (ii) approximately 7,655,793 shares of SAFLINK common stock issuable upon exercise of options; (iii) approximately 14,477,906 shares of SAFLINK common stock issuable upon conversion of warrants; (iv) approximately 816,000 shares of SAFLINK common stock issuable upon conversion of convertible notes; and (v) no shares of preferred stock outstanding.

SAFLINK Common Stock

SAFLINK Common Stock Outstanding

The outstanding shares of SAFLINK common stock are, and the shares of SAFLINK common stock issued in the merger will be, duly authorized, validly issued, fully paid and non-assessable.

Voting Rights

Each SAFLINK stockholder is entitled to one vote for each share of SAFLINK common stock held of record on the applicable record date on all matters submitted to a vote of the stockholders.

Dividend Rights; Rights Upon Liquidation

The holders of SAFLINK common stock are entitled to receive, from funds legally available for the payment thereof, dividends when, as and if declared by resolution of SAFLINK’s board of directors, subject to any preferential dividend rights granted to the holders of any outstanding SAFLINK preferred stock. In the event of a liquidation, dissolution or winding up of SAFLINK, each share of SAFLINK common stock is entitled to share pro rata in any distribution of SAFLINK’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding SAFLINK preferred stock.

Preemptive Rights

Holders of SAFLINK common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

SAFLINK Preferred Stock

Under SAFLINK’s certificate of incorporation, SAFLINK’s board of directors is authorized, subject to any limitations prescribed by law, to issue SAFLINK preferred stock in one or more series. Each series shall have the rights, preferences, privileges and restrictions, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the right to increase or decrease the number of shares of any series, as SAFLINK’s board of directors shall determine. SAFLINK’s board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change of control of SAFLINK and could adversely affect the market price of the SAFLINK common stock and the voting and other rights of the holders of SAFLINK common stock. As of June 15, 2004, there were no shares of preferred stock outstanding.

COMPARISON OF RIGHTS OF SAFLINK STOCKHOLDERS AND SSP STOCKHOLDERS

This section of this joint proxy statement/prospectus describes material differences between the rights of stockholders of SAFLINK and the rights of stockholders of SSP. The rights compared are those found in the respective companies’ charter documents. While SAFLINK believes that these descriptions address the material differences, this summary may not contain all of the information that is important to the stockholders of SAFLINK and SSP. SAFLINK and SSP stockholders should read this entire document and the documents referred to in this summary carefully for a more complete understanding of the differences between the rights of SAFLINK stockholders, on the one hand, and the rights of SSP stockholders, on the other.

SAFLINK and SSP are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of SAFLINK capital stock and SSP capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, holders of SSP capital stock will become holders of SAFLINK capital stock and their rights will be governed by Delaware law, the certificate of incorporation of SAFLINK, and the bylaws of SAFLINK. This section of this joint proxy statement/prospectus describes the material differences between the rights of SAFLINK stockholders and SSP stockholders.

Because this summary does not provide a complete description of these documents, all SAFLINK stockholders and SSP stockholders are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and bylaws of each of SAFLINK and SSP. Copies of the certificate of incorporation and bylaws of SSP will be sent to SSP and SAFLINK stockholders, upon request. Copies of the certificate of incorporation and bylaws of SAFLINK will be sent to SSP and SAFLINK stockholders, upon request. See “Where You Can Find More Information” on page 133 of this joint proxy statement/propectus.

For additional information regarding the specific rights of holders of SAFLINK common stock, you should read the section of this joint proxy statement/prospectus entitled “Description of SAFLINK Capital Stock” beginning on page 98.

Capitalization

SAFLINK

The authorized capital stock of SAFLINK consists of:

•	100,000,000 shares of common stock, par value $0.01 per share; and

•	1,000,000 shares of preferred stock, par value $0.01 per share.

SSP

The authorized capital stock of SSP consists of:

•	100,000,000 shares of common stock, par value $0.01 per share; and

•	5,000,000 shares of preferred stock, par value $0.01 per share.

If the amendment to SAFLINK’s certificate of incorporation to increase the number of authorized shares of SAFLINK’s capital stock is approved by the SAFLINK stockholders and filed with the Delaware Secretary of State, the authorized capital stock of SAFLINK SSP will consist of:

•	500,000,000 shares of common stock, par value $0.01 per share; and

•	1,000,000 shares of preferred stock, par value $0.01 per share.

Number and Election of Directors

General

Under Delaware law, stockholders do not have cumulative voting rights for the election of directors unless the corporation’s certificate of incorporation so provides.

SAFLINK

The SAFLINK bylaws provide that the SAFLINK board of directors will consist of a number of directors between four and seven, to be fixed from time to time by the directors then in office. The board of directors of SAFLINK currently has five members. Upon completion of the merger, the board of directors of SAFLINK will be increased to seven members.

Members of SAFLINK’s board of directors are elected to serve a term of one year and until their successors are elected and qualified.

SSP

The SSP bylaws provide that SSP’s board of directors will consist of a number of directors between one and eleven, with such number to be set by a majority of the board of directors. The board of directors of SSP currently has five members.

SSP’s certificate of incorporation provides for SSP’s board of directors to be divided into three classes, with one class being elected annually. Members of SSP’s board of directors are elected to serve a term of three years and until their successors are elected and qualified.

Vacancies on the Board of Directors and Removal of Directors

General

Delaware law provides that, unless otherwise stated in the certificate of incorporation, if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the outstanding voting stock of the corporation having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

SAFLINK

Vacancies on the board of directors of SAFLINK, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum, except as otherwise required by law.

SAFLINK’s bylaws provide that a director may be removed without cause by the holders of shares representing a majority of the voting power of SAFLINK entitled to vote at an election of directors.

SSP

Vacancies on the board of directors of SSP, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum, except as otherwise required by law.

SSP’s bylaws provide that a director may be removed only for cause.

Amendments to Certificate of Incorporation

General

Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation’s certificate of incorporation.

SAFLINK

SAFLINK’s certificate of incorporation is silent as to the vote required for its amendment.

SSP

SSP’s certificate of incorporation provides that the affirmative vote of the holders of at least 75% of then outstanding shares of SSP Series A preferred stock is required to amend the provisions of the certificate of incorporation pertaining to the Series A preferred stock. SSP’s certificate of incorporation is silent as to amendment of the other provisions.

Ability to Call Special Meetings

General

Delaware law provides that special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the corporation’s certificate of incorporation or bylaws.

SAFLINK

Special meetings of SAFLINK stockholders may be called only by the board of directors, the chairman of the board or by the president.

SSP

Special meetings of SSP stockholders may be called by the president, the board of directors, or by one or more stockholders owning not less than 10% of issued and outstanding SSP capital stock able to vote at such meeting.

Notice of Stockholder Action

SAFLINK

Under SAFLINK’s bylaws, for a stockholder to nominate candidates for election to SAFLINK’s board of directors at any annual or any special stockholder meeting at which the board of directors has determined that directors will be elected, timely written notice must be given to the corporate secretary of SAFLINK before the annual or special meeting. Similarly, for a stockholder to propose business to be brought before any annual stockholder meeting, timely written notice must be given to the corporate secretary of SAFLINK before the annual meeting.

Under SAFLINK’s bylaws, to be timely, notice of stockholder nominations or other business to be conducted at a stockholder meeting must be received by the corporate secretary of SAFLINK no less than 120 days in advance of the first anniversary of the date that SAFLINK’s proxy statement was first sent to stockholders in connection with the previous year’s annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice of a stockholder nomination will also be timely if delivered within ten days of the date on which public announcement of the meeting was first made by SAFLINK.

A stockholder’s nomination must set forth all of the following:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of shares of capital stock entitled to vote at such meeting and intends to appear in person or by proxy to nominate the person or persons specified in the notice;

•	a description of all arrangements, understandings or relationships between the stockholder and each nominee and any other person pursuant to which the nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the board of directors; and

•	a consent signed by each such nominee to serve as a director of SAFLINK if so elected.

If the chairman of the board of directors determines that the nomination is not in compliance with SAFLINK’s advance notice procedures, the chairman may declare that the defective proposal will be disregarded.

Under SAFLINK’s bylaws, to be timely, notice of other business to be conducted at a stockholder meeting must be received by the corporate secretary of SAFLINK.

A stockholder’s notice of a proposal to conduct other business at an annual meeting must set forth all of the following:

•	a brief description of the business desired to be brought before the meeting;

•	the name and address of record of the stockholder proposing such business;

•	the class and number of shares of capital stock that are beneficially owned by the stockholder; and

•	any material interest of the stockholder in such business.

SSP

Under SSP’s bylaws, in order for a stockholder to nominate candidates for election to SSP’s board of directors at any annual or any special stockholder meeting at which the board of directors has determined that directors will be elected, timely written notice must be given to the corporate secretary of SSP before the annual or special meeting. Similarly, in order for a stockholder to propose business to be brought before any annual stockholder meeting, timely written notice must be given to the corporate secretary of SSP before the annual meeting.

Under SSP’s bylaws, to be timely, notice of stockholder nominations to be made at a stockholder meeting must be received by the corporate secretary of SSP no less than 45 days before the first anniversary of the date on which SSP sent it proxy materials to stockholders for the prior year’s annual meeting in the case of an annual meeting. However, if the date of the annual meeting has changed more than 30 days from the date of the prior year’s meeting, then notice must be received a reasonable time before SSP sends its proxy materials for the current year’s meeting. In the case of a special meeting, notice must be received within seven days of the date on which public announcement of the meeting was first made by SSP.

A stockholder’s nomination must set forth all of the following:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of shares of capital stock entitled to vote at such meeting and intends to appear in person or by proxy to nominate the person or persons specified in the notice;

•	a description of all arrangements, understandings or relationships between the stockholder and each nominee and any other person pursuant to which the nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the board of directors; and

•	a consent signed by each such nominee to serve as a director of SSP if so elected.

If the chairman of the board of directors determines that the nomination is not in compliance with SSP’s advance notice procedures, the chairman may declare that the defective proposal will be disregarded.

A stockholder’s notice of a proposal to conduct other business at an annual meeting must set forth all of the following:

•	a brief description of the business desired to be brought before the meeting;

•	the name and address of record of the stockholder proposing such business;

•	the class and number of shares of capital stock that are beneficially owned by the stockholder; and

•	any material interest of the stockholder in such business.

If the chairman determines that the proposal is not in compliance with SSP’s advance notice procedures, the chairman may declare that the defective proposal will be disregarded.

Limitation of Personal Liability of Directors and Officers

General

Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

•	a breach of the duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

SAFLINK

SAFLINK’s certificate of incorporation provides that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director of SAFLINK will be liable to SAFLINK or its stockholders for monetary damages for breach of fiduciary duty as a director.

SSP

SSP’s certificate of incorporation provides that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, no director of SSP will be liable to SSP or its stockholders for monetary damages for breach of fiduciary duty as a director.

MANAGEMENT OF SAFLINK AFTER THE MERGER

Board of Directors of Combined Company

We have agreed that following the merger SAFLINK’s board of directors will have seven members. Initially, three of the members of SAFLINK’s board of directors will be current directors of SAFLINK that have been designated by SAFLINK to continue as directors following the merger, three of the members will be directors that have been designated by SSP, and one member will be a director designated by the other six members.

SAFLINK has designated the following individuals to serve on SAFLINK’s board of directors following completion of the merger:

•	Glenn L. Argenbright, SAFLINK’s president and chief executive officer;

•	Gordon E. Fornell; and

•	Steven M. Oyer.

SSP has designated the following individuals to serve on SAFLINK’s board of directors following completion of the merger:

•	Richard P. Kiphart, formerly chairman of Memphis-based Concord EFS and a managing director of William Blair & Company, LLC investment banking firm, who will become chairman of the board of directors of the combined company;

•	Kris Shah, SSP’s co-chairman, president, chief operating officer and secretary; and

•	Marvin J. Winkler, SSP’s co-chairman and chief executive officer.

Glenn L. Argenbright has served as a director of SAFLINK since February 2001. Mr. Argenbright was appointed interim chairman of the board, president and chief executive officer in June 2001, with such appointments being made permanent by SAFLINK’s board of directors in December 2001. From November 1999 to December 2000, Mr. Argenbright served as president and chief executive officer of Jotter Technologies, Inc., a firm whose assets were purchased by SAFLINK in 2000. From May 1998 to November 1999, Mr. Argenbright served as president and chairman of the board of Spotlight Interactive, Inc., a web-incubator and venture capital firm. From February 1999 to August 1999, while working for Spotlight, Mr. Argenbright served as a director of and consultant to Today’s Communications Inc., a provider and aggregator of web content. From May 1998 to February 1999, Mr. Argenbright was a director and executive vice president of Intelligent Communications, Inc., a company providing high-speed Internet access over satellite. Mr. Argenbright has also served on the boards of directors of Internet Presence Providers, Internet Extra, Cardzoo!, ProCheer, and AIR, Inc., and currently serves on the boards of directors of Red Cyclone and StarInsider. Mr. Argenbright received a BA from the University of California at San Diego and a JD from the University of San Diego.

Gordon E. Fornell, United States Air Force Lieutenant General (Retired) has served as a member of SAFLINK’s board of directors since August 2003. General Fornell served in senior acquisition leadership roles in the U.S. Air Force Systems Command and Air Force Material Command for more than 10 years, and worked in research, development, and acquisition positions for nearly 20 years prior. He was commander of the Electronic Systems Center at Hanscom Air Force base in Massachusetts from 1988 to 1993, and senior military assistant to the Secretary of Defense from 1987 to 1988. He also commanded the Armament Division at Eglin Air Force Base, Florida from 1985 to 1987.

Richard P. Kiphart is the head of corporate finance/investment banking of William Blair & Company LLC, a position he has held since 1995. Mr. Kiphart joined William Blair in 1965, served in the U.S. Navy as Junior Officer in 1966, then rejoined William Blair, becoming a general partner of the firm in 1972. He was head of equity trading from 1972 to 1980 and joined corporate finance/investment banking in 1980. Mr. Kiphart is chairman of Merit Music School, which provides free music lessons to over 4,000 inner city children. He also is on the board and vice chairman of the Erikson Institute, a degree granting graduate school and research school specializing in pre-school education and is vice president on the board of the Lyric Opera of Chicago.

Steven M. Oyer has served as a member of SAFLINK’s board of directors since December 2001. Mr. Oyer is the managing director of global business development and sales for Standard & Poor’s Portfolio Services. He served as SAFLINK’s interim chief financial officer from June 2001 until December 2001. Mr. Oyer also served as a director of Jotter Technologies. From October 1995 to November 2000, Mr. Oyer served as the vice president regional director for Murray Johnstone International Ltd., a Scottish investment firm, where he was responsible for the sales and marketing of international investment management services and alternative investments in North America. Mr. Oyer also serves on the board of Salton Inc., a publicly owned company, as well as other private venture partnerships.

Kris Shah is co-chairman of SSP’s board of directors, a director and SSP’s president, chief operating officer and secretary. Mr. Shah was chairman of SSP’s board of directors and a director of SSP since he founded SSP in 1970. He was SSP’s chief executive officer from SSP’s founding until August 2001 and then shared that position with Mr. Winkler from August 2001 until September 2003. Mr. Shah has served as SSP’s secretary since May 2001. In addition, Mr. Shah has served as SSP’s president and chief operating officer since September 2003 and previously served as its president from September 2000 until August 2001. Mr. Shah was assistant secretary of BIZ and held other officer and director positions at BIZ from time to time during the period from July 2000 to June 2002. Mr. Shah holds BS and MS degrees in mechanical engineering from the University of Southern California.

Marvin J. Winkler is co-chairman of the board of directors of SSP, a director and SSP’s chief executive officer, positions he has held since August 2001 following SSP’s acquisition of BIZ Interactive Zone, Inc. Mr. Winkler shared SSP’s chief executive officer position with Kris Shah from August 2001 to September 2003. Mr. Winkler was the founder, sole director and president and chief executive officer of BIZ. In June 1999, Mr. Winkler partnered with principals of Broadcom Corporation to co-found Broadband Interactive Group to demonstrate the applications for interactive television in a convergent broadband media industry. In August 1996, the Winkler family and a partner acquired Gotcha International, L.P., an apparel manufacturer, and Mr. Winkler served as its president and chief executive officer until June 2001. In August 2002, Gotcha filed for Chapter 11 bankruptcy protection in order to terminate the license of its domestic licensee. Gotcha’s reorganization plan to re-pay creditors in full plus interest was approved in July 2003.

Committees of the Board of Directors

Under SAFLINK’s bylaws, each of the committees of SAFLINK’s board of directors will be designated by SAFLINK’s board of directors. SAFLINK’s board of directors will create committees with such membership to satisfy the requirements of the Sarbanes-Oxley Act of 2002, the Exchange Act and the Nasdaq Stock Market. Such committees will include an audit committee, a compensation committee and a nominating and corporate governance committee.

Executive Officers of the Combined Company

Upon completion of the merger, Glenn L. Argenbright, SAFLINK’s current chairman, president and chief executive officer, will continue to serve as a director, president and chief executive officer of the combined company. The other current executive officers of SAFLINK as constituted immediately prior to the merger will continue to be the executive officers of the combined company following the merger. Kris Shah, SSP’s co-chairman and president, will maintain his role as president of SSP as a wholly owned subsidiary of SAFLINK following the merger.

Chairman of the Board of Directors

Upon completion of the merger, Richard P. Kiphart, formerly chairman of Memphis-based Concord EFS and a managing director of William Blair & Company, LLC investment banking firm, will become chairman of the board of directors of the combined company.

Compensation of Executive Officers

The form and amount of the compensation to be paid to each of SAFLINK’s executive officers in any future period will be determined by the compensation committee of SAFLINK’s board of directors. For information concerning the compensation paid to, and the employment agreements with, the chief executive officer and the other four most highly compensated executive officers of SAFLINK for the 2003 fiscal year, see “SAFLINK’s Board of Directors and Management—Executive Compensation” on page 118 of this joint proxy statement/prospectus. For information concerning the compensation paid to, and the employment agreements with, the chief executive officer and the other three most highly compensated executive officers of SSP for the 2003 fiscal year, see SSP’s annual report on Form 10-KSB for the fiscal year ended December 31, 2003, which is incorporated by reference in this joint proxy statement/prospectus and a copy of which has been included in the mailing of this joint proxy statement/prospectus for your convenience.

Employment and Consulting Agreements

As contemplated by the merger agreement, SSP expects to terminate the existing employment agreements between SSP and each of Messrs. Winkler, Shah and Schiff, and any other executive level employees of SSP prior to the merger. SAFLINK expects to enter into new employment agreements with each of Messrs. Shah and Schiff in a form acceptable to such individual and SAFLINK.

Certain Relationships and Related Transactions

For information concerning certain relationships and related transactions for SAFLINK’s executive officers and members of the board of directors that will be designated by SAFLINK to continue as directors following the merger, see “SAFLINK’s Board of Directors and Management—Certain Relationships and Related Transactions” beginning on page 122 of this joint proxy statement/prospectus.

For information concerning certain relationships and related transactions for Richard P. Kiphart, Marvin J. Winkler and Kris Shah, see SSP’s annual report on Form 10-KSB for the fiscal year ended December 31, 2003, which is incorporated by reference in this joint proxy statement/prospectus and has been included in the mailing of this joint proxy statement/prospectus for your convenience.

MATTERS BEING SUBMITTED TO A VOTE OF SAFLINK STOCKHOLDERS ONLY

Proposal No. 1—Approval of the Issuance of Shares of SAFLINK Common Stock Pursuant to the Merger Agreement

Please refer to the section entitled “The Merger” beginning on page 41 of this joint proxy statement/prospectus.

SAFLINK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF SHARES OF SAFLINK COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

Proposal No. 2—Approval of an Amendment to SAFLINK’s Certificate of Incorporation to Increase the Number of Authorized Shares of Capital Stock

Background

Under Delaware law, SAFLINK may only issue shares of common stock to the extent such shares have been authorized for issuance under SAFLINK’s certificate of incorporation. The certificate of incorporation currently authorizes the issuance by SAFLINK of up to 100,000,000 shares of common stock. However, as of June 15, 2004:

•	33,507,763 shares of SAFLINK common stock were outstanding, which includes 2,166,576 shares of SAFLINK’s common stock issuable in connection with the automatic conversion of 15,166 shares of SAFLINK’s Series E preferred stock on June 5, 2004;

•	7,645,436 unissued shares of common stock were reserved for issuance under SAFLINK’s stock incentive plan;

•	7,581,478 unissued shares of common stock were reserved for issuance upon conversion of outstanding warrants; and

•	approximately 44,071,170 shares of common stock are proposed to be issued pursuant to the merger or reserved for issuance to SSP security holders.

As a result, approximately 7,194,153 shares of common stock are unissued and unreserved under SAFLINK’s certificate of incorporation, an amount that the board believes to be inadequate for future purposes. In order to ensure that sufficient shares of common stock will be available for issuance by SAFLINK, SAFLINK’s board of directors has approved, subject to stockholder approval, an amendment to SAFLINK’s certificate of incorporation to increase the number of shares of common stock authorized for issuance to 500,000,000 shares.

Purpose and Effect of the Amendment

The purpose of the proposed amendment to SAFLINK’s certificate of incorporation is to authorize additional shares of common stock which will be available in the event SAFLINK’s board of directors determines that it is necessary or appropriate to issue additional shares in connection with a stock dividend, raising additional capital, acquiring other businesses, establishing strategic relationships with corporate partners or providing equity incentives to employees and officers or for other corporate purposes. The availability of additional shares of common stock is particularly important if SAFLINK needs to undertake any of the foregoing actions on an expedited basis and wishes to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock. SAFLINK has no present agreement or arrangement to issue any of the shares for which approval is sought. If the amendment is approved by the stockholders, the board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or the requirements of the Nasdaq Stock Market.

The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the board will have the authority to issue common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that additional shares are issued in the future, they would decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of SAFLINK without further action by the stockholders. Shares of authorized and unissued common stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of SAFLINK more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of SAFLINK. SAFLINK’s board of directors is not currently aware of any attempt to take over or acquire SAFLINK. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by management.

If the proposed amendment is approved by SAFLINK’s stockholders, the first paragraph of Article IV of SAFLINK’s certificate of incorporation will be amended in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 501,000,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), and (ii) 500,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”).”

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares of outstanding common stock is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present but will have the same effect as a negative vote on this proposal.

SAFLINK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO SAFLINK’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 SHARES TO 500,000,000 SHARES.

Proposal No. 3—Election of Directors

SAFLINK currently has a board of directors consisting of five directors, who will serve until the SAFLINK annual meeting and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of one year to succeed those directors whose terms expire at the annual meeting dates.

The terms of SAFLINK’s current directors will expire on the date of the upcoming annual meeting. Accordingly, five persons are to be elected to serve as members of SAFLINK’s board of directors at the meeting. SAFLINK’s nominating and corporate governance committee has nominated for election by the stockholders the current members of SAFLINK’s board of directors: Glenn L. Argenbright, Frank M. Devine, Gordon E. Fornell, Terry N. Miller, and Steven M. Oyer. If elected, the nominees will serve as directors until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as SAFLINK may designate.

If the merger is completed, the board of directors elected at the annual meeting will be reconstituted pursuant to the terms of the merger agreement.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the five nominees for director receiving the highest number of votes will be elected as SAFLINK’s directors. Abstentions and broker non-votes have no effect on the vote.

SAFLINK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

SAFLINK’S BOARD OF DIRECTORS AND MANAGEMENT

Board of Directors of SAFLINK

The following table sets forth SAFLINK’s current directors’ information with respect to their ages and background.

Name	Position With SAFLINK	Age	Director Since
Glenn L. Argenbright	Director, Chief Executive Officer and President	38	2001
Frank M. Devine	Director	61	1997
Gordon E. Fornell	Director	67	2003
Terry N. Miller	Director	48	2003
Steven M. Oyer	Director	48	2001

Glenn L. Argenbright—for a biographical summary of Mr. Argenbright, see “Management of SAFLINK After the Merger” on page 105 of this joint proxy statement/prospectus.

Frank M. Devine has served as a member of SAFLINK’s board of directors since June 1997. Mr. Devine also serves as a business consultant for various entities. Mr. Devine founded Bachmann-Devine, Incorporated, a venture capital firm, and co-founded Shapiro, Devine & Craparo, Inc., a manufacturers’ agency serving the retail industry. Mr. Devine also serves on the board of directors of these companies. Since December 1994, Mr. Devine has served as a member of the board of directors of Salton, Inc., a publicly owned company that markets and sells electrical appliances to the retail trade under various brand names. Mr. Devine received a BS from Iowa State University.

Gordon E. Fornell, United States Air Force Lieutenant General (Retired)—for a biographical summary of General Fornell, see “Management of SAFLINK After the Merger” on page 105 of this joint proxy statement/prospectus.

Terry N. Miller has served as member of SAFLINK’s board of directors since April 2003. Since May 2001, Mr. Miller has been managing partner of CRM Group LLC, a consulting firm concentrating on customer acquisition and retention services. From April 1996 to January 2001, Mr. Miller served in various executive positions for a number of Paul Allen funded companies, including executive vice president of Mercata.com from September 1998 to January 2001, vice president of sales of Supercede Inc. from June 1997 to August 1998, and as vice president of sales of Click2Learn.com (formerly Asymetrix Corporation) from April 1996 to May 1997. Mr. Miller received a BA from the University of Minnesota.

Steven M. Oyer—for a biographical summary of Mr. Oyer, see “Management of SAFLINK After the Merger” on page 105 of this joint proxy statement/prospectus.

Executive Officers of SAFLINK

SAFLINK’s executive officers are generally elected annually at the meeting of SAFLINK’s board of directors held in conjunction with the annual meeting of stockholders. The following are SAFLINK’s current executive officers and their ages as of June 15, 2004:

Name	Age	Officer	Position Since
Glenn L. Argenbright	38	President and Chief Executive Officer	2001
Steven D. Rishel	52	Chief Operating Officer	2004
Jon C. Engman	40	Chief Financial Officer and Secretary	2002
Gregory C. Jensen	37	Chief Technology Officer	2000
Todd S. Dewey	45	Senior Vice President of Sales and Marketing	2003
Robert L. Turbeville, Jr.	47	Senior Vice President of Physical Access Systems	2003
Walter G. Hamilton	60	Vice President of Business Development	2000

The following sets forth the business experience, principal occupations and employment of each of SAFLINK’s current executive officers who do not serve on the board (see above for such information with respect to Mr. Argenbright):

Steven D. Rishel joined SAFLINK as vice president of customer services in October 2003 and was appointed chief operating officer in April 2004. He leads SAFLINK’s technical support, implementation services, technical training, fulfillment and IT departments. Prior to joining SAFLINK, Mr. Rishel ran Paragon Operations Partnership, offering consulting services to technology companies in the areas of support operations, supply chain management, order fulfillment, and cross-functional integration. Mr. Rishel has extensive experience in executive management, including roles of increasing responsibility at Captaris, Inc., a software company specializing in voice and fax message management, finishing his over 10 year tenure there as senior vice president of operations.

Jon C. Engman joined SAFLINK as chief financial officer in April 2002. Prior to joining SAFLINK, Mr. Engman served as chief financial officer for two companies (Reflex Communications and iAsiaworks) in the respective portfolios of the Sprout Group and Enterprise Partners, on an interim basis. From September of 1996 through August of 2000, Mr. Engman held various executive and management positions in Paul Allen’s Vulcan Inc. portfolio, including vice president of finance for Mercata.com, which pioneered demand aggregation on the web. From April 1990 through August 1996, Mr. Engman served in several finance and management roles at Captaris Inc., (a voice messaging and message management software company), including corporate controller. Mr. Engman worked as an auditor for Arthur Andersen from June 1986 through March 1990, specializing in high-tech and communications industries. Mr. Engman received a BA in business administration, with a concentration in accounting, from the University of Washington.

Gregory C. Jensen joined SAFLINK in August 1992 and has served as its chief system engineer, director of technical services, vice president of engineering, and is currently SAFLINK’s chief technology officer. The board appointed him as a corporate officer in March 2000. Prior to joining SAFLINK, Mr. Jensen was a member of the technical staff of TRW, Inc., involved in the research and development of image processing, signal processing, high volume data storage, and high bandwidth data communication technologies. Mr. Jensen received a BS in electrical engineering from California Institute of Technology.

Todd S. Dewey joined SAFLINK as senior vice president of sales and marketing in March 2003. He leads all of SAFLINK’s worldwide sales, marketing, channels and custom product development initiatives. Mr. Dewey has more than 19 years of sales and sales leadership experience in the enterprise software area, most recently as vice president of global sales for PeopleSupport, Inc., a managed services supplier of eCRM solutions to Fortune 500 companies. Mr. Dewey received a BS in business management and product marketing from Cornell University and has completed advanced management studies at Cornell University’s Johnson School of Business.

Robert L. Turbeville, Jr. joined SAFLINK as senior vice president of physical access systems in December 2003. Prior to joining SAFLINK, Mr. Turbeville served as senior vice president and chief technology officer for Information Systems Support, Inc. (ISS). While at ISS, Mr. Turbeville was responsible for managing technical services deliveries to the company’s federal government base, developing the company’s operating contracts with the Department of Defense biometrics management office and biometric fusion center, developing the smartcard, biometric and systems integrations practices of the company, and managing the acquisition and integration of several smaller companies. Mr. Turbeville received a BSEE from the University of Virginia.

Walter G. Hamilton joined SAFLINK as director of business development in December 1995. Mr. Hamilton served as SAFLINK’s vice president of sales and marketing from August 1999 through August 2000. In September 2000, Mr. Hamilton was appointed vice president of business development. Prior to joining SAFLINK, Mr. Hamilton was employed by Unisys Corporation and its successor, Loral Corporation, for 34 years. He served as director of business development for the worldwide postal automation business segment, after holding various sales management and product management related assignments with both domestic and international responsibilities. Mr. Hamilton received a BS in business administration from the University of Southern Mississippi.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with, except that Mr. Fornell filed one late report with respect to his initial statement of beneficial ownership and one late report with respect to one transaction.

Board Meetings and Committees

SAFLINK’s board of directors held five meetings during fiscal 2003. SAFLINK’s board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the board of directors and all of the committees of the board of directors on which such director served held during that period.

Audit Committee. The members of SAFLINK’s audit committee during fiscal 2003 were Steven M. Oyer (Chairman) and Frank M. Devine. Terry N. Miller was appointed to the audit committee in April 2003. Mr. Devine and Mr. Miller are independent for purposes of the Nasdaq rules as they apply to audit committee members. Mr. Oyer is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission. SAFLINK’s board of directors determined that exceptional circumstances exist such that it is in the best interests of SAFLINK and SAFLINK’s stockholders to appoint Mr. Oyer to the audit committee despite that Mr. Oyer is not deemed independent for purposes of the Nasdaq rules as they apply to audit committee members because of his employment with SAFLINK within the past three years. The board determined that Mr. Oyer’s service on the audit committee is in the best interests of SAFLINK and SAFLINK’s stockholders given Mr. Oyer’s industry expertise, financial literacy, financial oversight experience and knowledge of SAFLINK’s company, and that Mr. Oyer’s independent judgment would not be adversely affected by his having been employed by SAFLINK within the past three years.

The functions of the audit committee include retaining SAFLINK’s independent auditors, reviewing their independence, reviewing and approving the planned scope of SAFLINK’s annual audit, reviewing and approving any fee arrangements with SAFLINK’s auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing SAFLINK’s critical accounting policies and reviewing and approving any related party transactions. The audit committee held three meetings during fiscal 2003.

Compensation Committee. The members of SAFLINK’s compensation committee during fiscal 2003 were Frank M. Devine (Chairman) and Gordon E. Fornell. Each of the members of the compensation committee is independent for the purposes of the Nasdaq rules. The compensation committee determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. In addition, the compensation committee reviews and approves salary and bonus criteria for other executive officers, and approves stock option grants to executive officers. The compensation committee held one meeting during fiscal 2003.

Nominating and Corporate Governance Committee. SAFLINK did not have a nominating committee or a committee performing the functions of a nominating committee during fiscal 2003. SAFLINK’s board of directors established a nominating and corporate governance committee for fiscal 2004. The members of the nominating and corporate governance committee are Frank M. Devine (Chairman), Gordon E. Fornell and Terry N. Miller. Each of the members of the nominating and corporate governance committee is independent for purposes of the Nasdaq rules. The nominating and corporate governance committee identifies individuals qualified to become board members and makes recommendations concerning such candidates, develops and oversees the regular evaluation of SAFLINK’s directors, and develops corporate governance principles for recommendation to SAFLINK’s board of directors.

Director Nominations

Nominations of candidates for election as directors may be made by SAFLINK’s board of directors or stockholders. The nominating and corporate governance committee is responsible for, among other things, the selection and recommendation to SAFLINK’s board of directors of nominees for election as directors.

SAFLINK’s stockholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in SAFLINK’s bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the bylaws. In summary, a stockholder desiring to nominate one or more candidates for election at SAFLINK’s next annual meeting must submit written notice of such nomination to SAFLINK’s corporate secretary not less than 120 days in advance of the first anniversary of the date that SAFLINK’s proxy statement was sent to stockholders in connection with the previous year’s annual meeting. The deadline for submission of any director nominations by SAFLINK’s stockholders for the next annual meeting is also set forth in the proxy statement for each annual meeting.

SAFLINK stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the stockholder’s name and address;

•	a representation that the stockholder is entitled to vote at the annual meeting and a statement of the number of shares beneficially owned by the shareholder;

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	the consent of each nominee to serve as a director if so elected.

Evaluation of any recommendations by SAFLINK stockholders of director candidates is the responsibility of SAFLINK’s nominating and corporate governance committee under its charter. SAFLINK’s stockholders may submit in writing recommendations for consideration by SAFLINK’s nominating and corporate governance committee to the attention of SAFLINK’s corporate secretary at 777 108th Avenue NE, Suite 2100, Bellevue, Washington 98004. Recommendation should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants SAFLINK’s nominating and corporate governance committee to consider.

In evaluating potential director nominees, SAFLINK’s nominating and corporate governance committee considers the following factors:

•	the appropriate size of SAFLINK’s board of directors and its committees;

•	the perceived needs of SAFLINK’s board of directors for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of the nominees and the skills, background, reputation, and business experience already possessed by other members of SAFLINK’s board of directors;

•	nominees’ independence from SAFLINK’s management, experience with accounting rules and practices and background with regard to executive compensation;

•	applicable regulatory and listing requirements;

•	the benefits of a constructive working relationship among SAFLINK directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

SAFLINK’s nominating and corporate governance committee’s goal is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although SAFLINK’s nominating and corporate governance committee may also consider such other factors as it may deem to be in the best interests of SAFLINK and its stockholders. SAFLINK’s nominating and corporate governance committee does, however, believe it is appropriate for at least one member of SAFLINK’s board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the board of directors should meet the definition of “independent director” under the Nasdaq rules. SAFLINK’s nominating and corporate governance committee also believes it is appropriate for one or more key members of SAFLINK’s management to participate as members of the board of directors.

Communications with Directors

SAFLINK’s stockholders may communicate with any and all members of SAFLINK’s board of directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the chairman of the board of directors, for a communication addressed to the entire board of directors) at the following address:

Name of the Director(s)

c/o Corporate Secretary

SAFLINK Corporation

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

Fax: (425) 278-1299

Communications from SAFLINK’s stockholders to one or more directors will be collected and organized by SAFLINK’s corporate secretary under procedures approved by SAFLINK’s board of directors. SAFLINK’s corporate secretary will forward all communications to the chairman of the board of directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently.

Director Attendance at Annual Meetings

SAFLINK believes that annual meetings provide an opportunity for stockholders to communicate with SAFLINK’s directors. SAFLINK will make every effort to schedule its annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All SAFLINK directors are encouraged to make every reasonable effort to attend SAFLINK’s annual meeting of stockholders. SAFLINK will reimburse all reasonable out-of-pocket traveling expenses incurred by its directors attending the annual meeting. Mr. Argenbright attended SAFLINK’s 2003 annual meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

SAFLINK’s board of directors has adopted a charter for each of the committees described above. A copy of SAFLINK’s audit committee charter is attached as Annex H to this joint proxy statement/prospectus. A copy of SAFLINK’s nominating and corporate governance committee charter is attached as Annex I to this joint proxy statement/prospectus. SAFLINK’s board of directors has also adopted a code of business conduct that applies to all of its employees, officers and directors and a code of ethics that applies to its senior financial officers. These materials are available free of charge by writing to SAFLINK’s corporate secretary at 777 108th Avenue NE, Suite 2100, Bellevue, Washington 98004.

Compensation of Directors

Each of SAFLINK’s non-employee directors is reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. SAFLINK’s non-employee directors receive fees of $1,000 for each board meeting attended in person, and fees of $500 for each board meeting attended telephonically.

Upon election or appointment to SAFLINK’s board of directors, each new non-employee director receives an option to purchase an aggregate number of shares of SAFLINK’s common stock under its 2000 stock incentive plan determined by the formula: X = (50,000/12)(12-Y); where X = the aggregate number of shares issuable upon exercise of such option, and Y = the number of full months elapsed since the most recent annual meeting of SAFLINK’s stockholders; at an exercise price equal to the closing price per share of SAFLINK’s common stock as reported on the Nasdaq SmallCap Market on the last trading day prior to such election or appointment. The option becomes exercisable in equal monthly installments over the period defined as (12-Y) following the date of grant if such person is still serving as a director at such time.

Each non-employee director receives an option to purchase 50,000 shares of SAFLINK’s common stock under SAFLINK’s 2000 stock incentive plan on the date of SAFLINK’s annual meeting of stockholders and at an exercise price equal to the closing price per share of SAFLINK’s common stock as reported on the Nasdaq SmallCap Market on the last trading day prior to such annual meeting, which represents the fair market value on such date. The option becomes exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time.

Each member of the audit committee receives an annual retainer $20,000 to be paid in equal quarterly installments if such person is still serving as a member of the audit committee at the time such payment is to be made. Each member of the compensation committee receives an annual retainer $15,000 to be paid in equal quarterly installments if such person is still serving as a member of the compensation committee at the time such payment is to be made. Members of SAFLINK’s board of directors will not receive more than one retainer for serving on more than one committee, but will receive the highest retainer amount allowed by the committees on which they serve. In addition, the chairman of the audit committee and the chairman of the compensation committee each receives an additional annual retainer of $5,000 to be paid in equal quarterly installments if such person is still serving as chairman at the time such payment is to be made.

Beneficial Ownership

The following table sets forth, as of June 15, 2004, certain information with respect to the beneficial ownership of SAFLINK’s common stock by (i) each stockholder known by SAFLINK to be the beneficial owner of more than 5% of SAFLINK’s common stock, (ii) each director and director-nominee, (iii) each executive officer named in the summary compensation table below, and (iv) all of SAFLINK’s directors and executive officers as a group.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Owned	Number of Shares Underlying Convertible Securities (2)	Total Number of Shares Beneficially Owned (3)	Percent of Common Stock (4)
North Sound Capital LLC (5) 53 Forest Avenue, Suite 202 Greenwich, CT 06870	7,108,945	—	7,108,945	21.22%
SDS Capital Group SPC, Ltd. (6) 53 Forest Avenue, Suite 202 Greenwich, CT 06870	5,894,989	15,386	5,910,375	17.63%
SAC Capital Associates, LLC (7) 72 Cummings Point Road Stamford, CT 06902	3,422,337	—	3,422,337	10.21%
Glenn L. Argenbright	16,572	473,192	489,764	1.44%
Frank M. Devine	—	310,223	310,223	*
Todd S. Dewey	—	55,600	55,600	*
Jon C. Engman	—	136,609	136,609	*
Gordon E. Fornell	—	41,667	41,667	*
Walter G. Hamilton	—	239,901	239,901	*
Gregory C. Jensen	—	246,043	246,043	*
Terry N. Miller	—	59,000	59,000	*
Steven M. Oyer	—	148,858	148,858	*
Former Officer:	—
Ann M. Alexander (8)	—	—	—	*
Directors, executive officers and former executive officers as a group (12 persons)	16,572	1,766,693	1,783,265	5.06%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants or upon conversion of securities convertible into common stock.
(3)	Represents the aggregate number of shares beneficially owned by each stockholder.
(4)	Calculated on the basis of 33,507,763 shares of common stock outstanding as of June 15, 2004, which includes 2,166,576 shares issuable in connection with the automatic conversion of the Series E preferred stock on June 5, 2004, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after June 15, 2004, are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(5)	To the best of SAFLINK’s knowledge, North Sound Capital, LLC was formerly known as DMG Advisors, LLC. Based on a Schedule 13G filed by DMG Advisors LLC, DMG Legacy International Ltd., and DMG Legacy Institutional Fund LLC with the SEC on February 18, 2003. North Sound Capital, LLC is the managing member of each of the following, and has shared power to vote and shared dispositive power with respect to 3,607,987 shares held by North Sound Legacy International Ltd. (formerly known as DMG Legacy International Ltd.), 3,025,466 shares held by North Sound Legacy Institutional Fund LLC (formerly known as DMG Legacy Institutional Fund LLC), and 475,492 shares held by North Sound Legacy Fund LLC (formerly known as DMG Legacy Fund LLC).
(6)	Based on a Schedule 13D filed by SDS Capital Group SPC, Ltd. with the SEC on February 10, 2004. SDS Merchant Fund, L.P. filed a Schedule 13D/A to report that on October 1, 2003, it had assigned and transferred all of its shares of our common stock to SDS Capital Group SPC, Ltd. SDS Management, LLC is the investment manager of SDS Capital Group SPC, Ltd. Steven Derby is the sole managing member of SDS Management, LLC and has shared power to vote and dispositive power with respect to all of the shares reported by SDS Capital Group SPC, Ltd. SDS Management, LLC, an affiliate of SDS Merchant Fund, L.P., has acted as an advisor to S.A.C. Capital Associates, LLC.
(7)	Based on a Form 3 filed by S.A.C. Capital Associates, LLC with the SEC on April 7, 2004. S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC are investment managers of S.A.C. Capital Associates, LLC and have shared power to vote and dispositive power with respect to all of the shares reported by S.A.C. Capital Associates, LLC. Steven A. Cohen controls both S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC.
(8)	Ms. Alexander’s employment was terminated in May 2003 pursuant to the terms of a separation agreement.

Executive Compensation

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2003, 2002, and 2001, by SAFLINK’s chief executive officer, its four other most highly compensated executive officers(1), and a former executive officer who would have been included among the four other most highly compensated executive officers had she continued to serve as an executive officer through December 31, 2003:

SUMMARY COMPENSATION TABLE

	Annual Compensation							Long Term Compensation Awards	All Other Compensation
Name and Principal Position	Year	Salary	Bonus			Other Annual Compensation		Shares Underlying Options
Glenn L. Argenbright President and Chief Executive Officer	2003 2002 2001	$216,539 204,283 58,846	$	— — 5,000	(3)	$	— — —	436,120 217,665 44,287	$22,183 — —	(2)

Todd S. Dewey (4) Senior Vice President of Sales and Marketing	2003 2002 2001	168,517 — —		12,000 — —			— — —	125,000 — —	— — —

Jon C. Engman (5) Chief Financial Officer and Secretary	2003 2002 2001	151,077 90,111 —		9,946 — —			— — —	— 182,000 —	— — —

Walter G. Hamilton Vice President of Business Development	2003 2002 2001	167,884 154,619 145,000		— — —			— — —	— 231,000 38,572	— — —

Gregory C. Jensen Chief Technical Officer	2003 2002 2001	155,000 151,327 150,000		— — —			— — —	— 231,000 38,572	— — —

Former Officer:
Ann M. Alexander (6) Former Chief Operating Officer and Secretary	2003 2002 2001	158,902 159,443 145,000		— — —			— — —	— 246,000 38,572	— — —

(1)	Robert L. Turbeville, Jr. became an executive officer following SAFLINK’s acquisition of certain assets of Information Systems Support, Inc. (ISS) and Biometric Solutions Group, Inc. in December 2003. Mr. Turbeville would have been among SAFLINK’s four most highly compensated executive officers for the fiscal year ended December 31, 2003, if his compensation paid by ISS for fiscal 2003 were taken into account.
(2)	Represents the grossed-up compensation of taxable expenses related to Mr. Argenbright’s relocation.
(3)	Mr. Argenbright received this bonus in connection with the signing of his employment agreement. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” on page 120 of this joint proxy statement/prospectus.
(4)	Mr. Dewey joined SAFLINK in March 2003 as senior vice president of sales and marketing. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” on page 120 of this joint proxy statement/prospectus.
(5)	Mr. Engman joined SAFLINK in April 2002 as chief financial officer. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” on page 120 of this joint proxy statement/prospectus.
(6)	Ms. Alexander served as SAFLINK’s chief operating officer and secretary from August 2001 until May 2003. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” on page 120 of this joint proxy statement/prospectus.

Stock Option Grants in Fiscal 2003

The following table provides the specified information concerning grants of options to purchase shares of SAFLINK common stock made during the fiscal year ended December 31, 2003, to the persons named in the summary compensation table.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Shares Underlying Options Granted (2)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Shares (3)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
					5%	10%
Glenn L. Argenbright	436,120	27.7%	$4.00	2/25/2013	$1,097,094	$2,780,252
Todd S. Dewey	125,000	7.9%	4.15	3/21/2013	326,239	826,754
Jon C. Engman	—	—	—	—	—	—
Walter G. Hamilton	—	—	—	—	—	—
Gregory C. Jensen	—	—	—	—	—	—
Former Officer:
Ann M. Alexander	—	—	—	—	—	—

(1)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules, and therefore are not intended to forecast possible future appreciation, if any, in SAFLINK’s stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(2)	All options were granted pursuant to SAFLINK’s 2000 stock incentive plan and have a 10 year term. Options granted under SAFLINK’s 2000 stock incentive plan generally become vested on a monthly basis over a 36-month period, but are not exercisable until optionee has been employed with SAFLINK for nine months, and they remain exercisable subject to the optionee’s continuous employment with SAFLINK. Under SAFLINK’s 2000 stock incentive plan, SAFLINK’s board of directors retains discretion to modify the terms, including the prices, of outstanding options.
(3)	All options were granted at market value on the date of grant.

Stock Option Exercises and Fiscal 2003 Year-End Values

The following table provides the specified information concerning exercises of options to purchase shares of SAFLINK’s common stock in the fiscal year ended December 31, 2003, and unexercised options held as of December 31, 2003, by the persons named in the summary compensation table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

			Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares acquired on Exercise	Value Realized	Exercisable(2)	Unexercisable	Exercisable	Unexercisable
Glenn L. Argenbright	—	$—	359,101	338,971	$350,999	$35,157
Todd S. Dewey	—	—	31,275	93,725	—	—
Jon C. Engman	—	—	101,192	80,808	144,705	115,555
Walter G. Hamilton	—	—	182,139	96,263	227,220	151,062
Gregory C. Jensen	—	—	188,281	96,263	259,420	151,062
Former Officer:
Ann M. Alexander	259,572	$965,595	—	—	—	—

(1)	Stock options are valued based upon the last reported sale price of a share of SAFLINK’s common stock as reported on the Nasdaq SmallCap Market on December 31, 2003 ($2.68 per share).
(2)	All options were granted pursuant to SAFLINK’s 2000 stock incentive plan. Options granted under SAFLINK’s 2000 stock incentive plan generally become vested on a monthly basis over a 36-month period, but are not exercisable until optionee has been employed with SAFLINK for nine months, and they remain exercisable subject to the optionee’s continuous employment with SAFLINK. Under SAFLINK’s 2000 stock incentive plan, SAFLINK’s board of directors retains discretion to modify the terms, including the prices, of outstanding options.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Employment Contracts. In June 2001, SAFLINK entered into an employment agreement with Glenn L. Argenbright, its president and chief executive officer. The agreement provides for the payment to Mr. Argenbright of an initial $100,000 minimum base annual salary, a $5,000 signing bonus, and a $100,000 bonus based on the achievement of certain objectives. Pursuant to the agreement, Mr. Argenbright was granted an option under SAFLINK’s 2000 stock incentive plan to purchase 35,715 shares of SAFLINK’s common stock, vesting in three equal increments on an annual basis. In the event of a sale, change of control or merger, or a termination of Mr. Argenbright’s employment with SAFLINK, his options will fully vest and become immediately exercisable. Mr. Argenbright is also entitled to receive the equivalent of twelve months’ base salary if his employment with SAFLINK is terminated for any reason other than cause or if the board of directors appoints someone else to the position of chief executive officer. On February 11, 2002, SAFLINK’s board of directors approved certain modifications to Mr. Argenbright’s compensation, including an increase in his base salary to $175,000 effective as of January 1, 2002, an option under SAFLINK’s 2000 stock incentive plan to purchase 217,665 shares of SAFLINK’s common stock at an exercise price of $1.07 per share, a salary advance of $20,000, and certain potential cash bonuses tied to SAFLINK’s performance and targeted revenue objectives. In December 2002, upon the recommendation of the compensation committee, SAFLINK’s board of directors approved an increase in Mr. Argenbright’s base annual compensation to $216,000, which increase provided for an initial lump sum payment of $27,460. In February 2003, upon the recommendation of the compensation committee, SAFLINK’s board of directors approved certain additional modifications to Mr. Argenbright’s compensation, including a $12,000 increase in Mr. Argenbright’s annual base compensation to $228,000, an option grant under SAFLINK’s 2000 stock incentive plan to purchase 436,120 shares of SAFLINK’s common stock at an exercise price of $4.00 per share, and an increase in the duration of Mr. Argenbright’s severance provision from three months to twelve months.

On April 14, 2000, SAFLINK entered into an employment agreement with Walter G. Hamilton, its vice president of business development. The agreement provides for the payment to Mr. Hamilton of an initial annual salary of $145,000. In accordance with the terms of the agreement, Mr. Hamilton’s employment with SAFLINK is “at will” and he may terminated anytime with or without cause.

On April 14, 2000, SAFLINK entered into an employment agreement with Gregory C. Jensen, its chief technology officer. The agreement provides for the payment to Mr. Jensen of an initial annual salary of $138,000. In accordance with the terms of the agreement, Mr. Jensen’s employment with SAFLINK is “at will” and he may be terminated anytime with or without cause.

On April 30, 2002, SAFLINK entered into an employment agreement with Jon C. Engman, its chief financial officer. The agreement provides for the payment to Mr. Engman of an initial annual salary of $140,000. Pursuant to the agreement, Mr. Engman was also granted an option to purchase 182,000 shares of SAFLINK’s common stock. In accordance with the terms of the agreement, Mr. Engman’s employment with SAFLINK is “at will” and he may be terminated anytime with or without cause.

On March 5, 2003, SAFLINK entered into an employment agreement with Todd S. Dewey, its senior vice president of sales and marketing. The agreement provides for the payment to Mr. Dewey of an initial annual salary of $190,000. Pursuant to the agreement, Mr. Dewey was also granted an option to purchase 125,000 shares of SAFLINK’s common stock. In accordance with the terms of the agreement, Mr. Dewey’s employment with SAFLINK is “at will” and he may be terminated at anytime with or without cause.

On December 27, 2003, SAFLINK entered into an employment agreement with Robert L. Turbeville, Jr., its senior vice president, physical access systems. The agreement provides for the payment to Mr. Turbeville of an initial annual salary of $175,000. Pursuant to the agreement, Mr. Turbeville was also granted an option to purchase 125,000 shares of SAFLINK’s common stock. Mr. Turbeville is also entitled to receive the equivalent of six months’ base salary if his employment with SAFLINK is terminated for any reason other than cause. In accordance with the terms of the agreement, Mr. Turbeville’s employment with SAFLINK may be terminated by SAFLINK immediately for cause, or without cause upon 30 days’ notice.

On October 16, 2000, SAFLINK entered into an employment agreement with Ann M. Alexander, its former chief operating officer. The agreement provided for the payment to Ms. Alexander of an initial annual salary of $145,000. Pursuant to the agreement, Ms. Alexander was also granted an option to purchase 14,286 shares of SAFLINK’s common stock. Ms. Alexander’s employment was terminated in May 2003, pursuant to the terms of a separation agreement. As part of her severance, Ms. Alexander received six months’ salary and SAFLINK agreed to pay COBRA for a period of one year from the date of termination. In addition, pursuant to terms of her retention agreement all of her unvested options were accelerated upon her date of termination.

Change-in-Control Arrangements

Retention Agreements. In addition to the employment arrangements described above, on October 31, 2002, SAFLINK entered into retention agreements with each of Ann M. Alexander, Jon C. Engman, Gregory C. Jensen, and Walter G. Hamilton. These retention agreements provide that if the employee is terminated as a result of an involuntary termination (as defined in the retention agreements), then he or she shall be entitled to receive the compensation, accrued but unused vacation and benefits earned through the date of termination of employment, and severance payments equal to four months’ salary, payable in accordance with SAFLINK’s standard payroll practices. However, if the employee is terminated as a result of an involuntary termination within two months prior to, upon or within twelve months following a change-of-control, then he or she will be entitled to receive the following: (a) the compensation, accrued but unused vacation and benefits earned through the date of termination; (b) severance payments equal to four months salary, payable in a lump sum within thirty days of the date of termination; (c) vesting of 100% of any unvested options as of the date of termination; (d) for a period of up to twelve months after the date of termination, reimbursement of any COBRA premiums paid by the employee for continued group health insurance coverage of employee and his or her dependents; and (e) the laptop or other portable computer device used by the employee, if any, as of the date of termination.

2000 Stock Incentive Plan. Pursuant to SAFLINK’s 2000 stock incentive plan, in the event of a change-in-control, if the acquiring company does not assume, or substitute new options for, all outstanding options, all shares subject to outstanding options will become fully vested and exercisable prior to the change-in-control.

Equity Compensation Plan Information

SAFLINK currently maintains two compensation plans that provide for the issuance of SAFLINK common stock to officers and other employees, directors and consultants. These are SAFLINK’s 1992 stock incentive plan and its 2000 stock incentive plan, each of which has been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2003:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	5,446,831	$2.64	1,395,429

(1)	Includes 1,395,429 shares that are reserved for issuance under the 2000 stock incentive plan. The number of shares that may be optioned and sold under the plan is increased such that the maximum number of shares available to be optioned and sold under the plan is equal to the lesser of (i) 15,000,000 shares of SAFLINK’s common stock or (ii) 20% of the number of shares of SAFLINK’s common stock (on an as converted basis) outstanding on the immediately preceding December 31. On December 31, 2003, there were 41,949,153 shares of common stock outstanding (on an as converted basis). There are no shares available for grant under the 1992 stock incentive plan.

Certain Relationships and Related Transactions

On February 26, 2004, SAFLINK raised approximately $9.2 million through a private placement of shares of its common stock. SAFLINK sold a total of 3,080,000 shares of its common stock to a group of accredited institutional investors at a price of $3.00 per share. Investors also received warrants to purchase up to 1,232,000 additional shares of common stock. The warrants have a term of five years and an exercise price of $3.97 per share. S.A.C. Capital Associates, LLC, a beneficial owner of more than 5% of SAFLINK’s common stock, purchased 500,000 shares of common stock and 200,000 warrants to purchase shares of common stock in the financing. The placement agent for the financing was Burnham Hill Partners. The per share purchase price represented a discount of approximately 8.3% to the $3.27 per share closing sale price for shares of SAFLINK’s common stock as reported on the Nasdaq SmallCap Market on February 25, 2004, the trading day prior to the closing of the financing.

On December 29, 2003, SAFLINK acquired certain assets and rights used in connection with the digital identity and biometric-enhanced physical access security business of Information Systems Support and Biometric Solutions Group. Mr. Turbeville, SAFLINK’s senior vice president of physical access systems, served as senior vice president and chief technology officer for Information Systems Support prior to the acquisition. Mr. Turbeville is also a shareholder of Biometric Solutions Group, Inc. SAFLINK paid approximately $4.1 million for the acquired assets, which consisted of $500,000 in cash and 1,122,855 shares of SAFLINK’s common stock. Subject to certain transfer restrictions, Information Systems Support and Biometric Solutions

Group have agreed not to sell the shares of common stock received in the transaction for a period of three years. At closing of the transaction, SAFLINK placed approximately 47% of the purchase price, comprising 600,000 shares of SAFLINK common stock, into an escrow for the purpose of securing the indemnification obligations of Information Systems Support and Biometric Solutions Group. Subject to certain exceptions, 300,000 of the shares will remain in escrow for a period of one year from the closing date, and the balance of the shares will remain in escrow for a period of two years from the closing date, and in each case until all pending claims for indemnification, if any, have been resolved.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees SAFLINK’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. KPMG LLP is responsible for performing an independent audit of SAFLINK’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report on its audit.

The audit committee currently consists of three directors, two of whom, in the judgment of SAFLINK’s board, are “independent directors.” SAFLINK’s board of directors determined that exceptional circumstances existed such that in order for SAFLINK to comply with NASD Rules, it was in the best interests of SAFLINK and its stockholders to appoint to the audit committee a director who was not independent within the meaning of NASD Rule 4200(a)(14). Although Steven M. Oyer was not an independent director within the meaning of NASD Rule 4200(a)(14) by virtue of his having been employed by SAFLINK within the past three years, the board determined that, pursuant to the exception to audit committee composition requirements set forth in NASD Rule 4350(d)(2)(B), membership on the audit committee by Mr. Oyer was in the best interests of SAFLINK and its stockholders, given Mr. Oyer’s industry expertise, financial literacy, financial oversight experience and knowledge of the company, and that Mr. Oyer’s independent judgment would not be adversely affected by his having been employed by SAFLINK within the past three years.

The functions of the audit committee include retaining SAFLINK’s independent auditors, reviewing their independence, reviewing and approving the planned scope of SAFLINK’s annual audit, reviewing and approving any fee arrangements with SAFLINK’s auditors, overseeing their audit work, reviewing and pre-approving any non-audit service that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing SAFLINK’s critical accounting policies and reviewing and approving any related party transactions. The audit committee acts pursuant to a written charter that has been adopted by SAFLINK’s board of directors. A copy of this charter is attached to this joint proxy statement/prospectus as Annex H. In fulfilling its oversight responsibilities, the audit committee received and discussed SAFLINK’s audited financial statements in its annual report with management, including a discussion of the quality of the accounting principles and policies, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee has discussed and reviewed with SAFLINK’s independent auditors, who are responsible for auditing its financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee has met with KPMG LLP, with and without management present, to discuss the overall scope of KPMG LLP’s audit, the results of its examinations, its evaluations of SAFLINK’s internal controls and the overall quality of its financial reporting.

The audit committee has received from SAFLINK’s auditors a formal written statement describing all relationships between the auditors and SAFLINK that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the audit committee recommended to SAFLINK’s board of directors that SAFLINK’s audited financial statements be included in its annual report on Form 10-K for the fiscal year ended December 31, 2003.

AUDIT COMMITTEE

Frank M. Devine

Terry N. Miller

Steven M. Oyer

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to SAFLINK for the fiscal years ended December 31, 2003, and 2002, by KPMG LLP, its independent auditors:

	Fiscal 2003	Fiscal 2002
Audit Fees (1)	$259,575	$221,787
Audit-Related Fees	$—	$—
Tax Fees (2)	$30,775	$13,000
All Other Fees	$—	$—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of SAFLINK’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and international tax planning.

SAFLINK’s audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by SAFLINK’s independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular category of services. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The chairman of the audit committee is also authorized, pursuant to delegated authority, to pre-approve additional services and such approvals are communicated to the full audit committee at its next meeting.

The audit committee has considered the role of KPMG LLP in providing tax services to SAFLINK and has concluded that such services are compatible with KPMG’s independence as its auditors.

For the fiscal years ended December 31, 2003, and 2002, the audit committee pre-approved all services described above in the captions Audit Fees and Tax Fees. For fiscal 2003, no hours expended on KPMG LLP’s engagement to audit SAFLINK’s financial statements were attributed to work performed by persons other than full-time, permanent employees of KPMG LLP.

The audit committee has selected KPMG LLP to be its independent auditors for fiscal 2004. Stockholder ratification of the selection of KPMG LLP as SAFLINK’s independent auditors is not required by SAFLINK’s bylaws or otherwise. SAFLINK is not submitting the selection of KPMG LLP to its stockholders for ratification due to the length and complexity of this joint proxy statement/prospectus. A representative of KPMG LLP is expected to be present at the annual meeting and is expected to be available to respond to appropriate questions and to make a statement if he or she desires to do so.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The compensation committee of SAFLINK’s board of directors is comprised of non-employee members of its board of directors. The members of the compensation committee during fiscal 2003 were Frank M. Devine and Gordon E. Fornell. The compensation committee sets the salary and bonus earned by the chief executive officer, reviews and approves salary and bonus criteria for other executive officers, and approves stock option grants to executive officers.

The goals of SAFLINK’s executive officer compensation policies are to attract, retain and reward executive officers who contribute to its success, to align executive officer compensation with its performance and to motivate executive officers to achieve its business objectives. SAFLINK uses salary, bonus compensation, option grants, SARs, performance share awards and restricted stock awards to attain these goals.

SAFLINK strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders, and therefore the compensation committee makes periodic grants of stock options under SAFLINK’s stock incentive plans. The size of an option grant to an executive officer has generally been determined with reference to competitive practice, the responsibilities and expected future contributions of the executive officer, previous grants to that officer, as well as recruitment and retention considerations.

Mr. Argenbright was appointed as SAFLINK’s interim president and chief executive officer in June 2001, with such appointment being made permanent in December 2001. Mr. Argenbright’s compensation was established considering his contacts and experience in SAFLINK’s industry and with its potential customers and suppliers, as well as its cash flow position and prospects for raising additional cash. Following the appointment as its president and chief executive officer in December 2001, Mr. Argenbright’s compensation remained as set in June 2001. On February 11, 2002, based on the recommendation of the compensation committee, SAFLINK’s board of directors approved certain modifications to Mr. Argenbright’s compensation, including an increase in his base salary to $175,000 effective as of January 1, 2002, an option under SAFLINK’s 2000 stock incentive plan to purchase 217,665 shares of its common stock at an exercise price of $1.07 per share, a salary advance of $20,000, and certain potential cash bonuses tied to SAFLINK’s performance and targeted revenue objectives. In December 2002, upon the recommendation of the compensation committee, SAFLINK’s Board of Directors approved an increase in Mr. Argenbright’s base annual compensation to $216,000, which increase provided for an initial lump sum payment of $27,460. In February 2003, upon the recommendation of the compensation committee, SAFLINK’s board of directors approved certain additional modifications to Mr. Argenbright’s compensation, including a $12,000 increase in Mr. Argenbright’s annual base compensation to $228,000, and a non-qualified stock option grant to Mr. Argenbright to purchase 436,120 shares of SAFLINK’s common stock, pursuant to the terms of its 2000 Stock Incentive Plan, at an exercise price of $4.00 per share.

The compensation committee has considered the provisions of section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to its chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1.0 million for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under SAFLINK’s 2000 stock incentive plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. SAFLINK expects that the compensation committee will generally be comprised of non-employee directors, and that to the extent such committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1.0 million in any year. The committee does not believe that in general other components of SAFLINK’s compensation will be likely to exceed $1.0 million for any executive officer in the foreseeable future and therefore concluded that no further action wit respect to qualifying such compensation for deductibility was necessary at this time. In the future, the committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMMITTEE

Frank M. Devine

Gordon E. Fornell

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on SAFLINK common stock with the cumulative total returns of the CRSP Total Return Index for the Nasdaq Stock Market and the Nasdaq Computer and Data Processing Stocks Index for the period commencing December 31, 1998.

Comparison of Five-Year Cumulative Total Returns

Performance Graph for

SAFLINK CORPORATION

MATTERS BEING SUBMITTED TO A VOTE OF SSP STOCKHOLDERS ONLY

Proposal No. 1—Approval and Adoption of the Merger Agreement and Merger

Please refer to the section entitled “The Merger” beginning on page 41 of this joint proxy statement/prospectus.

THE SSP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

Proposal No. 2—Approval of Any Adjournments

If at the SSP special meeting the number of shares of SSP common stock represented in person or by proxy and voting in favor of and adoption of the merger agreement and the merger is insufficient to approve and adopt the merger proposal under Delaware law, SSP’s management intends to move to adjourn or postpone the special meeting in order to enable the SSP board of directors to solicit additional proxies. In that event, SSP will ask its stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, SSP is asking you to authorize the holder of any proxy solicited by the SSP board of directors to vote in favor of granting discretionary authority to Marvin J. Winkler and Thomas E. Schiff to adjourn or postpone the SSP special meeting for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, SSP could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if SSP had received proxies representing a sufficient number of votes against the merger to defeat the merger proposal, SSP could adjourn or postpone the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of approval and adoption of the merger agreement and the merger.

Vote Required; Recommendation of the Board of Directors

Under SSP’s bylaws, the adjournment proposal requires the approval of a majority of the votes cast on the proposal assuming a quorum is present to conduct business at the SSP special meeting. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked “AGAINST” approval of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” granting the discretionary authority to adjourn or postpone the special meeting to a later date.

SSP’s board of directors believes that if the number of shares of SSP common stock represented in person or by proxy at the special meeting and voting in favor of approval and adoption of the merger agreement and the merger is insufficient to approve and adopt the merger proposal, it is in the best interests of the stockholders of SSP to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of approval and adoption of the merger agreement to bring about its approval.

THE SSP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO ADJOURN OR POSTPONE THE SSP SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

OWNERSHIP OF CAPITAL STOCK

Ownership of SAFLINK Capital Stock

Please see “SAFLINK’s Board of Directors and Management—Beneficial Ownership” on page 116 of this joint proxy statement/prospectus.

Ownership of SSP Capital Stock

As of June 15, 2004, a total of 46,901,033 shares of SSP’s common stock and 935.57 shares of its Series A preferred stock were outstanding. The following table sets forth information as of June 15, 2004, regarding the beneficial ownership of SSP’s common stock (including, among other things, shares of common stock issuable on conversion of Series A preferred stock by:

•	each of SSP’s directors;

•	each of SSP’s executive officers;

•	all of SSP’s directors and executive officers as a group; and

•	each person known by SSP to beneficially own 5% or more of the outstanding shares of SSP’s common stock as of the date of the table.

Except as indicated below, the address for each named beneficial owner is the same as SSP’s. Percentages shown as an asterisk represent less than 1.00%.

Except as described in the footnotes to the table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act, and generally includes voting or investment power with respect to securities. Except as indicated below, SSP believes each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options and warrants or underlying convertible securities held by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group. The inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Share
Kris Shah	5,873,750	(1)	12.48%
Marvin J. Winkler	5,726,862	(2)	12.17%
Thomas E. Schiff	469,766	(3)	*
Gregg Amber	95,545	(4)	*
Ron R. Goldie	37,500	(5)	*
David A. Janes	31,250	(6)	*
Richard P. Kiphart	7,550,716	(7)	15.24%
Wave Systems Corp.	2,875,283	(8)	6.12%
All executive officers and directors as a group (6 persons)	12,203,423	(9)	25.62%

*	Less than 1%
(1)	Includes 435,301 shares held by Chandra L. Shah Trust, of which Mr. Shah is the trustee; 435,301 shares held by Leena Shah Trust, of which Mr. Shah is the trustee; 4,898,940 shares held by the Kris and Geraldine Shah Family Trust, of which Mr. Shah and his wife are the trustees and beneficiaries; and 104,208 shares underlying common stock purchase options. Voting and dispositive power is held by Kris and Geraldine Shah as trustees. Mr. Shah is SSP’s co-chairman, president, chief operating officer and secretary.

(2)	Includes 104,208 shares underlying common stock purchase options. JAW Financial, L.P. shares voting and dispositive power over these shares with JAW Lending, Inc., the general partner of JAW Financial, L.P., and Marvin J. Winkler, an executive officer and 50% shareholder of JAW Lending, Inc. Mr. Winkler is our co-chairman and chief executive officer.
(3)	Includes 343,655 shares underlying common stock purchase options.
(4)	Includes 90,375 shares underlying common stock purchase options.
(5)	Includes 37,500 shares underlying common stock purchase options.
(6)	Includes 31,250 shares underlying common stock purchase options.
(7)	Includes 4,940,895 outstanding shares of common stock, 1,289,704 shares of common stock underlying the principal balance of, and estimated interest on, a retained note, and 1,320,117 shares of common stock underlying warrants. If certain beneficial ownership limitations had not been in effect, Mr. Kiphart would have beneficially owned a total of 13,506,727 shares of common stock, or 24.35% of our outstanding common stock, including 8,565,832 shares of common stock underlying derivative securities, when calculated in accordance with Rule 13d-3. Mr. Kiphart’s mailing address is c/o William Blair & Company, L.L.C., 222 West Adams Street, Chicago, IL 60606.
(8)	Power to vote or dispose of the shares is held by Gerard T. Feeney as chief financial officer and Steven Sprague as chief executive officer. The address for Wave Systems Corp. is 480 Pleasant Street, Lee, MA 01238.
(9)	Includes 11,512,404 outstanding shares of common stock and 669,426 shares of common stock underlying options.

LEGAL MATTERS

The validity of the shares of SAFLINK common stock to be issued in the merger and the tax consequences of the merger will be passed upon for SAFLINK by Gray Cary Ware & Freidenrich LLP, Seattle, Washington. The tax consequences of the merger will be passed upon for SSP by Rutan & Tucker, LLP, Costa Mesa, California.

EXPERTS

The consolidated financial statements of SAFLINK as of December 31, 2003, and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Biometric Solutions Group, Inc. as of September 30, 2003, and for the year then ended have been incorporated by reference herein and in the joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Biometric Solutions Group, Inc. as of September 30, 2002, and for the period from December 21, 2001 (inception), to September 30, 2003, have been incorporated by reference herein in reliance upon the report of Aidman, Piser & Company, P.A., independent registered public accounting firm, also incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SSP as of December 31, 2003, and 2002, and for each of the years in the two- year period ended December 31, 2003, have been incorporated by reference herein and in the joint proxy statement/prospectus in reliance upon the report of Haskell & White LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Stockholder proposals may be included in SAFLINK’s proxy materials for an annual meeting so long as they are provided to SAFLINK on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included SAFLINK’s proxy materials for the annual meeting to be held in 2005, the proposal must be received at SAFLINK’s principal executive offices, addressed to the corporate secretary, no later than 120 calendar days in advance of the one year anniversary of the date SAFLINK’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. Stockholder business that is not intended for inclusion in SAFLINK’s proxy materials may be brought before the annual meeting so long as SAFLINK receives timely notice of the proposal, addressed to the secretary at SAFLINK’S principal executive offices. To be timely, notice of stockholder business must be received by SAFLINK’s corporate secretary no later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced. A stockholder’s notice to the corporate secretary must set forth as to each matter the stockholder proposes to bring before the annual or special meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the business is being brought, (iii) the class and number of shares of SAFLINK common stock which are beneficially owned by the stockholder and such other beneficial owner, and (iv) any material interest of the stockholder and such other beneficial owner in such business.

WHERE YOU CAN FIND MORE INFORMATION

SAFLINK and SSP each files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room	Midwest Regional Office
450 Fifth Street, N.W.	500 West Madison Street
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also obtain copies of this information by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

The SEC also maintains a website that contains reports, proxy statements and other information regarding companies who file information electronically with the SEC, including SAFLINK and SSP. The address of the SEC website is http://www.sec.gov.

You also may obtain printer-friendly versions of SAFLINK’s SEC reports at http://www.saflink.com and versions of SSP’s SEC reports at http://www.ssplitronic.com.

You also can inspect reports, proxy statements and other information about SSP at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SAFLINK has filed a registration statement on Form S-4 under the Securities Act to register with the SEC the SAFLINK common stock to be issued to SSP stockholders in the merger. This joint proxy statement/prospectus is part of that registration statement and constitutes a prospectus of SAFLINK in addition to being a proxy statement of SAFLINK for the annual meeting and of SSP for the special meeting. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

The SEC allows us to “incorporate by reference” information into this joint proxy statement/prospectus. This means we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. In addition, any later information that we file with the SEC will automatically update and supersede this information. This joint proxy statement/prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

All documents filed by SAFLINK or SSP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the original registration statement and before the date of each company’s stockholders’ meeting are incorporated by reference into and are deemed to be a part of this joint proxy statement/prospectus from the date of filing of those documents.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with any additional information. This joint proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of SAFLINK common stock in the merger shall create any implication to the contrary.

The following documents, which have been filed by SAFLINK with the SEC (SEC file number 000-20270), are incorporated by reference into this joint proxy statement/prospectus:

•	SAFLINK’s annual report on Form 10-K for the fiscal year ended December 31, 2003 (filing date March 30, 2004, as amended on April 29, 2004);

•	SAFLINK’s quarterly report on Form 10-Q for the three months ended March 31, 2004 (filing date May 17, 2004);

•	SAFLINK’s current report on Form 8-K dated December 28, 2003 (filing date December 31, 2003, as amended on March 15, 2004, and on April 21, 2004);

•	SAFLINK’s current report on Form 8-K dated February 26, 2004 (filing date March 2, 2004);

•	SAFLINK’s current report on Form 8-K dated March 22, 2004 (filing date March 23, 2004); and

•	SAFLINK’s current report on Form 8-K dated June 3, 2004 (filing date June 3, 2004).

The following documents, which have been filed by SSP with the SEC (SEC file number 000-26227), are incorporated by reference into this joint proxy statement/prospectus:

•	SSP’s annual report on Form 10-KSB for the fiscal year ended December 31, 2003 (filing date March 30, 2004, as amended on April 2, 2004);

•	SSP’s quarterly report on Form 10-QSB for the three months ended March 31, 2004 (filing date May 17, 2004);

•	SSP’s current report on Form 8-K dated March 22, 2004 (filing date March 24, 2004); and

•	SSP’s definitive information statement on Schedule 14C (filing date May 13, 2004).

If you are a stockholder of SAFLINK or SSP, you can obtain any of the documents incorporated by reference through SAFLINK, SSP or the SEC. Documents incorporated by reference are available from SAFLINK or SSP without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company as follows:

SAFLINK Corporation	SSP Solutions, Inc.
777 108th Avenue NE, Suite 2100	17861 Cartwright Road
Bellevue, WA 98004	Irvine, CA 92614
Attention: Investor Relations	Attention: Investor Relations
Telephone No.: (425) 278-1100	Telephone No.: (949) 851-1085

In order to ensure timely delivery of the documents, you should make your request no later than [Month] [Day], 2004.

In addition, copies of these documents may be inspected and copied at the following public reference facilities maintained by the SEC:

Public Reference Room	Midwest Regional Office
Room 1024	500 West Madison Street
450 Fifth Street, N.W.	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy/statement prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modified or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

SAFLINK CORPORATION

AND

SPARTAN ACQUISITION CORPORATION

AND

SSP SOLUTIONS, INC.

March 22, 2004

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Closing; Effective Time	2
1.3	Effect of the Merger	2
1.4	Certificate of Incorporation; Bylaws	2
1.5	Directors and Officers	2
1.6	Effect on Capital Stock	2
	(a) Conversion of Company Common Stock	2
	(b) Cancellation of Company Common Stock Owned by Parent or Company	2
	(c) Company Stock Options, Warrants to Purchase Company Common Stock and Convertible Notes	2
	(d) Capital Stock of Merger Sub	3
	(e) Adjustments to Exchange Ratio	3
	(f) No Fractional Shares	3
1.7	Surrender of Certificates	3
	(a) Exchange Agent	3
	(b) Parent to Provide Common Stock	3
	(c) Exchange Procedures	3
	(d) Distributions With Respect to Unexchanged Shares	4
	(e) Transfers of Ownership	4
	(f) No Liability	4
1.8	No Further Ownership Rights in Company Common Stock	4
1.9	Lost, Stolen or Destroyed Certificates	4
1.10	Tax Consequences	4
1.11	Withholding Rights	4
1.12	Termination of Exchange Agent Funding	5
1.13	Taking of Necessary Action; Further Action	5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY		5
2.1	Organization, Standing and Power	5
2.2	Capital Structure	6
2.3	Authority	6
2.4	SEC Documents; Financial Statements	7
2.5	Sarbanes-Oxley Act of 2002	8
2.6	Absence of Certain Changes	8
2.7	Absence of Undisclosed Liabilities	9
2.8	Litigation	9
2.9	Restrictions on Business Activities	9
2.10	Governmental Authorization	9
2.11	Title to Property	9
2.12	Intellectual Property	10
2.13	Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions	11
2.14	Environmental Matters	12
2.15	Taxes	13

2.16	Employee Benefit Plans	14
2.17	Government Contracts	16
2.18	Certain Agreements Affected by the Merger	19
2.19	Employee Matters	20
2.20	Interested Party Transactions	21
2.21	Insurance	21
2.22	Compliance With Laws	21
2.23	Minute Books	22

A-i

2.24	Complete Copies of Materials	22
2.25	Brokers’ and Finders’ Fees	22
2.26	Registration Statement; Proxy Statement/Prospectus	22
2.27	Opinion of Financial Advisor	22
2.28	Vote Required	22
2.29	Board Approval	22
2.30	Company Stockholder Agreement; Irrevocable Proxies	23
2.31	State Takeover Statutes	23
2.32	Inventory	23
2.33	Accounts Receivable	23
2.34	Customers and Suppliers	23
2.35	Export Compliance	23
2.36	Representations Complete	24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		24
3.1	Organization, Standing and Power	24
3.2	Capital Structure	25
3.3	Authority	26
3.4	SEC Documents; Financial Statements	26
3.5	Sarbanes-Oxley Act of 2002	27
3.6	Absence of Certain Changes	27
3.7	Absence of Undisclosed Liabilities	28
3.8	Litigation	28
3.9	Restrictions on Business Activities	28
3.10	Governmental Authorization	28
3.11	Title to Property	28
3.12	Intellectual Property	29
3.13	Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions	30
3.14	Environmental Matters	31
3.15	Taxes	32
3.16	Employee Benefit Plans	32
3.17	Government Contracts	35
3.18	Certain Agreements Affected by the Merger	37
3.19	Employee Matters	37
3.20	Interested Party Transactions	39
3.21	Insurance	39
3.22	Compliance With Laws	39

3.23	Complete Copies of Materials	39
3.24	Brokers’ and Finders’ Fees	39
3.25	Minute Books	40
3.26	Registration Statement; Proxy Statement/Prospectus	40
3.27	Opinion of Financial Advisor	40
3.28	Board Approval	40
3.29	Vote Required	40
3.30	Parent Stockholder Agreement; Irrevocable Proxies	40
3.31	State Takeover Statutes	40
3.32	Inventory	41
3.33	Accounts Receivable	41
3.34	Customers and Suppliers	41
3.35	Export Compliance	41
3.36	Representations Complete	42

A-ii

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME			42
4.1	Conduct of Business		42
4.2	Restrictions on Conduct of Business		42
	(a)	Charter Documents	42
	(b)	Dividends; Changes in Capital Stock	42
	(c)	Stock Option Plans, Etc.	43
	(d)	Material Contracts	43
	(e)	Issuance of Securities	43
	(f)	Intellectual Property	43
	(g)	Exclusive Rights	43
	(h)	Dispositions	43
	(i)	Indebtedness	43
	(j)	Leases	43
	(k)	Payment of Obligations	43
	(l)	Capital Expenditures	43
	(m)	Insurance	43
	(n)	Termination or Waiver	43
	(o)	Employee Benefit Plans; New Hires; Pay Increases	44
	(p)	Severance Arrangements	44
	(q)	Lawsuits	44
	(r)	Acquisitions	44
	(s)	Taxes	44
	(t)	Revaluation	44
	(u)	Accounting Policies and Procedures	44
	(v)	Other	44
4.3	No Solicitation by Company		44
4.4	No Solicitation by Parent		45

ARTICLE V ADDITIONAL AGREEMENTS			46
5.1	Proxy Statement/Prospectus; Registration Statement		46
5.2	Meeting of Stockholders		47
5.3	Access to Information		47
5.4	Confidentiality		47
5.5	Public Disclosure		47
5.6	Consents; Cooperation		48
5.7	Legal Requirements		48
5.8	Blue Sky Laws		49
5.9	Employee Benefit Plans; Assumption of Options and Warrants		49
5.10	Forms S-3 and S-8		51
5.11	Nasdaq Quotation		51
5.12	Employee Matters		51
5.13	Indemnification		51
5.14	Tax Treatment		52
5.15	Cooperation to Satisfy Government Authorities		52
5.16	Stockholder Litigation		52
5.17	Governance Matters		52
	(a)	Board of Directors	52
	(b)	Board Committees	53
5.18	Best Efforts and Further Assurances		53

A-iii

ARTICLE VI CONDITIONS TO THE MERGER			53
6.1	Conditions to Obligations of Each Party to Effect the Merger		53
	(a)	Stockholder Approval	53
	(b)	Registration Statement Effective	53
	(c)	No Injunctions or Restraints; Illegality	53
	(d)	Governmental Approvals	53
	(e)	Tax Opinion	54
	(f)	Parent Board of Directors	54
	(g)	Nasdaq Listing	54
6.2	Additional Conditions to Obligations of Company		54
	(a)	Representations, Warranties and Covenants	54
	(b)	Certificate of Parent	54
	(c)	Third Party Consents	54
	(d)	Injunctions or Restraints on Conduct of Business	54
	(e)	No Material Adverse Changes	54
	(f)	Capital Resources	54
	(g)	Options Set-Aside	54
	(h)	Fairness Opinion	55
	(i)	Series E Preferred	55
	(j)	Warrants	55
6.3	Additional Conditions to the Obligations of Parent and Merger Sub		55
	(a)	Representations, Warranties and Covenants	55
	(b)	Certificate of Company	55
	(c)	Third Party Consents	55
	(d)	Injunctions or Restraints on Conduct of Business	55
	(e)	No Material Adverse Changes	55
	(f)	Termination of Executive Employment Agreements; Retention of Key Employees	55
	(g)	Noncompetition Agreements	56
	(h)	Action Under Stock Option Plans	56
	(i)	Preferred Stock	56
	(j)	Spreadsheet	56
	(k)	Secured Debt	56
	(l)	Termination of Company ESPP	56
	(m)	Absence of Litigation and Wind-Up Expenses	56
	(n)	Tax Returns	56
	(o)	Capital Resources	56
	(p)	Lease	56
	(q)	Government Contracts	56
	(r)	Fairness Opinion	56

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER			57
7.1	Termination		57
7.2	Effect of Termination		58
7.3	Expenses and Termination Fees		58
7.4	Amendment		60
7.5	Extension; Waiver		60

ARTICLE VIII GENERAL PROVISIONS			60
8.1	Non-Survival at Effective Time		60
8.2	Notices		60
8.3	Interpretation		61
8.4	Counterparts		61

A-iv

8.5	Entire Agreement; Nonassignability; Parties in Interest	61
8.6	Severability	61
8.7	Remedies Cumulative	62
8.8	Governing Law	62
8.9	Rules of Construction	62

EXHIBITS

A-1	– Company Stockholder Agreement
A-2	– Parent Stockholder Agreement
B	– Certificate of Merger
C	– Side Letter Regarding Lease

A-v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of March 22, 2004, by and among SAFLINK Corporation, a Delaware corporation (“Parent”), Spartan Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and SSP Solutions, Inc., a Delaware corporation (“Company”).

RECITALS

A. The Boards of Directors of Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, the outstanding shares of Company Common Stock, $0.01 par value (“Company Common Stock”), shall be converted into the right to receive shares of Parent Common Stock, $0.01 par value (“Parent Common Stock”), at the rate set forth herein.

C. Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368 of the Code.

E. Concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of Company have on the date hereof entered into a stockholder agreement in the form attached hereto as Exhibit A-1 (the “Company Stockholder Agreement”) to, among other things, vote the shares of Company Common Stock owned by such persons to approve the Merger and against any competing proposals.

F. Concurrently with the execution of this Agreement and as an inducement to Company to enter into this Agreement, certain stockholders of Parent have on the date hereof entered into a stockholder agreement in the form attached hereto as Exhibit A-2 (the “Parent Stockholder Agreement”) to, among other things, vote the shares of Parent Common Stock owned by such persons to approve the issuance of shares of Parent Common Stock in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Certificate of Merger attached hereto as Exhibit B and in accordance with the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104, or at such other location as the parties hereto agree. Simultaneously with or as soon as practicable following the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Company shall be amended so as to read in its entirety as set forth in Exhibit A to the Certificate of Merger and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5 Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be those persons who were the directors of Merger Sub, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal. The officers of the Surviving Corporation shall be the initial officers of Merger Sub, until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and be converted automatically into the right to receive six tenths (0.60) of a share of Parent Common Stock, subject to any adjustments made pursuant to Section 1.6(e) (the “Exchange Ratio”), all of which shall have been registered pursuant to Section 5.1.

(b) Cancellation of Company Common Stock Owned by Parent or Company. At the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Company Stock Options, Warrants to Purchase Company Common Stock and Convertible Notes. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company Stock Option Plans (as defined below), all warrants to purchase Company Common Stock then outstanding and all promissory notes convertible into shares of Company Common Stock then outstanding shall be assumed by Parent in accordance with Section 5.9.

(d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.

(f) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq Small Cap Market on the date the Merger becomes effective.

1.7 Surrender of Certificates.

(a) Exchange Agent. Parent’s transfer agent shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time (provided that delivery of any shares that are subject to vesting and/or repurchase rights or other restrictions shall be in book entry form until such vesting and/or repurchase rights or other restrictions lapse) and cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(f).

(c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or book entries in the case of shares that are subject to vesting and/or repurchase rights or other restrictions) representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (or book entry in the case of shares that are subject to vesting and/or repurchase rights or other restrictions) representing the number of whole shares of Parent Common Stock, and the amount in cash in lieu of any fractional shares of Parent Common Stock, if any, which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive the amount in cash in lieu of any fractional shares of Parent Common Stock, if any, in accordance with Section 1.6.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

1.11 Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, such amounts as Parent and the Surviving Corporation are required, and Company acknowledges and agrees are required, to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

1.12 Termination of Exchange Agent Funding. Any certificates for shares of Parent Common Stock held by the Exchange Agent which have not been delivered to holders of Certificates pursuant to this Article I within six months after the Effective Time shall promptly be delivered to Parent, and thereafter holders of Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.7 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole. In this Agreement, any reference to a “Material Adverse Effect” with respect to any person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole.

In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after reasonable inquiry of executive officers and directors (within the meaning of Rule 405 under the Securities Act of 1933, as amended (“Securities Act”)).

Except as disclosed in that section of the document of even date herewith delivered by Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Company Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, Company represents and warrants to Parent and Merger Sub as follows:

2.1 Organization, Standing and Power. Each of Company and its subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of its jurisdiction of organization. Each of Company and its subsidiaries has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Company. Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation (the “Company Certificate of Incorporation”), and the Bylaws, or other charter documents, as applicable, of Company and each of its subsidiaries, each as amended to date. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its respective charter or bylaws or equivalent organization documents. Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Company free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Company SEC Documents (as defined in Section 2.4), Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Schedule 2.1 of the Company Disclosure Schedule lists, and Company has delivered to Parent copies of, the charters of each committee of Company’s Board of Directors and any code of conduct or similar policy adopted by Company.

2.2 Capital Structure. The authorized capital stock of Company consists of 100,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value, of which there were issued and outstanding as of the close of business on March 19, 2004, 38,138,998 shares of common stock and 1,501 shares of Series A Convertible Preferred Stock, and no additional shares of common stock or preferred stock have been issued through the date of this Agreement. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof, other than upon the exercise of options outstanding as of such date under the Company’s Second Amended and Restated 1999 Stock Option Plan, 1998 Stock Option Plan and the 2000 BIZ Stock Option Plan and pursuant to the non-plan stock option agreements listed on Schedule 2.2 (collectively, the “Company Stock Option Plans”) or pursuant to the Company’s 2001 Employee Stock Purchase Plan (the “Company ESPP”). All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Company Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. As of March 22, 2004, Company has reserved 1,000,000 shares of common stock for issuance to employees pursuant to the Company ESPP, of which 78,124 shares have been issued, and of which no more than 40,000 additional shares will be issued prior to the Effective Time, (ii) 15,130,218 shares of common stock for issuance pursuant to outstanding warrants to purchase common stock, (iv) 1,360,000 shares of common stock for issuance pursuant to outstanding convertible promissory notes and (v) 15,010,000 shares of common stock for issuance pursuant to outstanding shares of Series A Convertible Preferred Stock. Since March 22, 2004, Company has not (i) issued or granted additional options under the Company Stock Option Plans, or (ii) accepted enrollments in the Company ESPP. Except for (i) the rights created pursuant to this Agreement, the Company Stock Option Plans and the Company ESPP, (ii) the Company’s rights to repurchase any unvested shares under the Company Stock Option Plans or the stock option agreements thereunder, and (iii) the warrants and convertible securities listed on Schedule 2.2, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Company’s capital stock (i) between or among Company and any of its stockholders and (ii) to the best of Company’s knowledge, between or among any of Company’s stockholders. The terms of the Company Stock Option Plans permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities or stockholders. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plans have been made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Parent. The shares of Company Common Stock issued under the Company Stock Option Plans, as amended and under all prior versions thereof, have either been registered under the Securities Act or were issued in transactions which qualified for exemptions under, either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

2.3 Authority. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the adoption of this Agreement by Company’s stockholders holding a majority of the outstanding shares of Company Common Stock as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Company Certificate of Incorporation or Bylaws of Company or any of its subsidiaries, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. (the “NASD”) of the Proxy Statement (as defined in Section 2.26) relating to the Company Stockholders Meeting (as defined in Section 2.26); (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) such filings, if any, as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”); (v) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act; (vi) the filing of a Current Report on Form 8-K with the SEC; and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

2.4 SEC Documents; Financial Statements. Company has made available to Parent a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act, definitive proxy statement and other documents filed with the SEC by Company since January 1, 2001, and, prior to the Effective Time, Company will have furnished or made available to Parent true and complete copies of any additional documents filed with the SEC by Company prior to the Effective Time (collectively, the “Company SEC Documents”). Company has timely filed all forms, statements and documents required to be filed by it with the SEC and The Nasdaq National Market since December 31, 2002. In addition, Company has made available to Parent all exhibits to the Company SEC Documents filed prior to the date hereof, and will promptly make available to Parent all exhibits to any additional Company SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Company SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms or have been terminated or superseded as indicated in the Company SEC Documents, and neither Company nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Company SEC Documents complied in all respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. None of Company’s subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the “Company Financial Statements”) were complete and correct in all respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q or 10-QSB, as permitted by Form 10-Q or 10-QSB of the SEC). The Company Financial Statements fairly present the consolidated financial condition and operating results of Company and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

2.5 Sarbanes-Oxley Act of 2002. There has been no change in Company accounting policies since December 31, 2002 except as described in the notes to the Company Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Since December 31, 2001, neither Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of Company or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Company or any of it subsidiaries has engaged in questionable accounting or auditing practices, except for (A) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Company’s accounting or auditing practices, procedures methodologies or methods of Company or any of its subsidiaries or their respective internal accounting controls and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Company’s financial statements and periodic reports. No attorney representing Company or any of its subsidiaries, whether or not employed by Company or any such subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to any director or officer of Company or any of its subsidiaries. To the knowledge of Company and its subsidiaries, no employee of Company or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

2.6 Absence of Certain Changes. Since September 30, 2003, (the “Company Balance Sheet Date”), Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Company’s knowledge any event beyond Company’s control that is reasonably likely to result in, a Material Adverse Effect to Company; (ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock; (v) any material contract entered into by Company or any of its subsidiaries, other than in the ordinary course of business and as provided to Parent, or any amendment or termination of, or default under, any material contract to which Company or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Company Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Company to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Company’s past practices. Company has not agreed since September 30, 2003 to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

2.7 Absence of Undisclosed Liabilities. Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Company; and (iv) those incurred in connection with the execution of this Agreement.

2.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Company or any of its subsidiaries, threatened against Company or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Company or any of its subsidiaries or any of their respective assets or business, or, to the knowledge of Company and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Company. Schedule 2.8 lists all actions, suits, proceedings, claims, arbitrations, audits and investigations pending before any agency, court or tribunal that involve Company or any of its subsidiaries.

2.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries.

2.10 Governmental Authorization. Company and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s or any of its subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where the failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Company.

2.11 Title to Property. Company and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Company. The plants, property and equipment of Company and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Company and its subsidiaries are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.11 identifies each parcel of real property owned or leased by Company or any of its subsidiaries.

2.12 Intellectual Property.

(a) Company and its subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, maskworks, schematics, trade secrets, computer software programs (in both source code, except in circumstances where a license relates only to the object code form, and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) that are used in the business of Company and its subsidiaries (“Company Intellectual Property”). Company owns and possesses source code for all software owned by Company and owns or has valid licenses and possesses source code for all products owned, distributed and presently supported by Company. Company has not (i) licensed any Company Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to Company Intellectual Property. No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights (as defined below).

(b) Schedule 2.12(b) lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks included in the Company Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material non-registered Intellectual Property, (iii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property (except for non-material licenses entered into by Company in the ordinary course of business), and (iv) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party patents, trademarks or copyrights, including software (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any Company product, other than commercially available, off-the-shelf software.

(c) To Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights, or any Intellectual Property right of any third party to the extent licensed to the Company or any of its subsidiaries, by any third party, including any employee or former employee of Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, license agreements and distribution and other customer agreements, copies of which have been provided or made available to Parent.

(d) Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights.

(e) To Company’s knowledge, all patents, trademarks, service marks and copyrights held by Company are valid and subsisting. Company (i) has not been sued in any suit, action or proceeding (or received any notice or, to Company’s knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party. To Company’s knowledge, the manufacture, use, marketing, licensing or sale of Company’s products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(f) Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Company Intellectual Property of the rights to such contributions that Company does not already own by operation of law.

(g) Company has taken all reasonably necessary steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents or copyright (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

(h) There are no actions that must be taken by Company or any subsidiary within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Company Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property.

(i) Company and its subsidiaries have not received any formal written opinion of counsel stating that: (i) there is or has been any unauthorized use, disclosure, infringement, or misappropriation of any Company Intellectual Property; (ii) any of the Company Intellectual Property is invalid or unenforceable; or (iii) Company has engaged in unauthorized use, disclosure, infringement or misappropriation of any third party intellectual property.

2.13 Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions.

(a) For purposes of this Section 2.13:

(i) “Company Sites” means all of Company’s and its subsidiaries’ public sites on the World Wide Web;

(ii) “Privacy Statements” means, collectively, any and all of Company’s and its subsidiaries’ privacy policies published on the Company Sites or otherwise made available by Company or its subsidiaries regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any of the Company Sites (“Individuals”); and

(iii) “Terms and Conditions” means any and all of the visitor terms and conditions published on the Company Sites governing Individuals’ use of or access to the Company Sites.

(b) A Privacy Statement is posted and is accessible to Individuals at all times on each Company Site. Company and each of its subsidiaries maintains a hypertext link to a Privacy Statement from the homepage of each Company Site, and Company and each of its subsidiaries uses commercially reasonable efforts to include a hypertext link to a Privacy Statement from every page of the Company Sites on which personal information is collected from Individuals.

(c) The Privacy Statements are clearly written and include, at a minimum, accurate notice to Individuals about Company’s collection, retention, use and disclosure policies and practices with respect to Individuals’ personal information. The Privacy Statements are accurate and consistent with the Terms and Conditions and Company’s actual practices with respect to the collection, retention, use and disclosure of Individuals’ personal information.

(d) Company and each of its subsidiaries (i) complies with the Privacy Statements as applicable to any given set of personal information collected by Company and its subsidiaries from Individuals; (ii) to Company’s knowledge complies with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personal information; and (iii) takes appropriate measures to protect and maintain the confidential nature of the personal information provided to Company or its subsidiaries by Individuals. Company and each of its subsidiaries has adequate technological and procedural measures in place to protect personal information collected from Individuals against loss, theft and unauthorized access or disclosure. Neither the Company nor any of its subsidiaries knowingly collects information from or targets children under the age of thirteen. Neither

Company nor any of its subsidiaries sells, rents or otherwise make available to third parties any personal information submitted by Individuals.

(e) The Company’s and each of its subsidiaries’ collection, retention, use and distribution of all personal information collected by Company from Individuals is governed by the Privacy Statement pursuant to which the data was collected. All versions of the Privacy Statements currently used by Company and its subsidiaries are attached hereto in Schedule 2.13. Other than as constrained by the Privacy Statements and by applicable laws and regulations, neither Company nor any of its subsidiaries is restricted in its use and/or distribution of personal information collected by Company and its subsidiaries.

(f) Company and each of its subsidiaries has the full power and authority to transfer all rights Company and its subsidiaries have in all Individuals’ personal information in their possession and/or control to Parent and Merger Sub, to the extent permitted by applicable law. The Company is not a party to any contract, or is subject to any other obligation that, following the date of this Agreement, would prevent Parent and/or its affiliates from using the information governed by the Privacy Statements in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of information. No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof or of any of the foregoing.

(g) Company and each of its subsidiaries has complied in all material respects with and, to Company’s knowledge, is not in violation of any applicable privacy obligations under any legal requirements or under any contract to which Company or any of its subsidiaries is a party or by which their properties are bound (“Third Party Privacy Obligations”). Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will violate, contravene or conflict with the Third Party Privacy Obligations. No claims or controversies have arisen regarding the Third Party Privacy Obligations or of the implementation thereof or of any of the foregoing.

(h) The Terms and Conditions are posted and are accessible to Individuals at all times on the Company Sites. No claims or controversies have arisen regarding the Terms and Conditions or the implementation thereof or of any of the foregoing.

2.14 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental and Safety Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

(ii) “Company Facilities” shall mean all buildings and improvements on the Company Property.

(iii) “Governmental Entity” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

(iv) “Hazardous Materials” shall mean any man-made or naturally occurring substance, material product, by-product, waste, emission, residual or odor that is described as a toxic or hazardous substance, waste, material, pollutant, contaminant, infectious waste, designated waste or words of similar import, in any of the Environmental and Safety Laws, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity and includes, without limitation, asbestos, asbestos-containing materials, lead-based paint, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, waste oil, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, otherwise regulated or listed materials and chemicals which may cause cancer or reproductive toxicity.

(v) “Legal Rules” shall mean codes, statutes, ordinances, orders, judgments, decrees, injunctions, determinations, approvals, rules, regulations, permits, licenses and authorizations of all Governmental Entities with jurisdiction.

(vi) “Company Property” shall mean all real property leased or owned by Company or its subsidiaries either currently or in the past.

(b) To Company’s knowledge, except in all cases as, in the aggregate, would not have a Material Adverse Effect on Company, (i) the Company Property and Company Facilities, and the present and former activities of Company and its subsidiaries thereon, comply in all material respects with all applicable Environmental and Safety Laws; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) Company and its subsidiaries have received no notice (oral or written) of any noncompliance of the Company Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Company’s knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to Company’s knowledge, neither Company nor any of its subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (vi) Company and its subsidiaries have received no notice that any of them are the subject of any federal, state or local order, agreement or investigation concerning any use, release, discharge, storage, generation or disposal of any Hazardous Materials; (vii) except in material compliance with all Legal Rules and except for possible small operational releases, no Hazardous Materials have been released in, on, or about the Company Property or any other location; (viii) Company and its subsidiaries have received no written notice that a lien in favor of any Governmental Entity for (A) any liability under any Environmental and Safety Laws or (B) damages arising from or costs incurred in responses to a release of any Hazardous Materials into the environment has been filed against Company’s interest in the Company Property; and (ix) Company and its subsidiaries have all the permits and licenses required to be issued under applicable Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits and licenses.

2.15 Taxes.

(a) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax authority”) responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement. “Tax Return” shall mean any return, statement, report or form (including, without limitation estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

(b) Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any of its subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. All unpaid Taxes of Company and its subsidiaries for periods through September 30, 2003, are reflected in the Company Balance Sheet. The Company has no liability for unpaid Taxes accruing after September 30, 2003, other than Taxes arising in the ordinary course of its business subsequent to September 30, 2003.

(c) There is (i) no claim for Taxes that is a lien against the property of Company or any of its subsidiaries or is being asserted against Company or any of its subsidiaries other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Company or any of its subsidiaries that is being conducted by a Tax authority that is currently pending; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Company or any of its subsidiaries and that is currently in effect; and (iv) no agreement, contract or arrangement to which Company or any of its subsidiaries is a party that obligates the Company to make a payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Neither Company nor any of its subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(d) There are no Tax sharing or Tax allocation agreements to which Company or any of its subsidiaries is a party or to which it or any of them is bound. Neither Company nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Company nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation. Company and each of its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities.

(e) Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f) Company and each of its subsidiaries has withheld (and paid over to the appropriate governmental authorities) with respect to either its employees or any third party all Taxes required to be withheld, including, but not limited to, FICA and FUTA.

(g) Neither Company nor any of its subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897 of the Code.

2.16 Employee Benefit Plans.

(a) Schedule 2.16(a) lists, with respect to Company, any subsidiary of Company and any trade or business (whether or not incorporated) which is treated as a single employer with Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) other than Foreign Plans (as defined below)); (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements; and (v) any current or former employment or executive compensation, change in control or severance agreements, written or otherwise, as to which unsatisfied obligations of Company remain for the benefit of, or relating to, any present or former employee, consultant or director of Company (together, the “Company Employee Plans”).

(b) Company has furnished or made available to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code. Company has also furnished Parent with the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any such Company Employee Plan. Company has also furnished Parent with all registration statements and prospectuses prepared in connection with each Company Employee Plan.

(c) (i) None of the Company Employee Plans (including but not limited to Foreign Plans, as that term in defined in paragraph 2.16 (i) below) promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Company, and Company and each subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither Company nor any subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by Company or any subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither Company nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent greater than an aggregate of $5,000 (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan, except where the failure to do so would not have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to Company’s knowledge is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Company to any employee will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(d) With respect to each Company Employee Plan, Company and each of its United States subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Company, with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations (including proposed regulations) thereunder. Schedule 2.16(d) describes all obligations of the Company as of the date of this Agreement under any of the provisions of COBRA and the Family and Medical Leave Act of 1993.

(e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Company, any Company subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider under any Company Employee Plan.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by Company, any Company subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in Company’s financial statements.

(g) Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h) Neither Company nor any Company subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(i) With regard to each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the “Foreign Plans”), (i) each of the Foreign Plans is listed in Schedule 2.16(i) and is in material compliance with the provisions of the laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans; (ii) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet; (iii) Company, each Company subsidiary and ERISA Affiliates have materially complied with all applicable reporting and notice requirements, and all of the Foreign Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan; (iv) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) there are no pending investigations by any governmental body involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Plan or asserting any rights or claims to benefits under any Foreign Plan; (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Foreign Plan other than the triggering of payment to participants; and (vii) the benefits available under any Foreign Plan in the aggregate do not provide substantially greater benefits to employees of Company or any of its subsidiaries participating in such plans than the benefits available under Company Employee Plans for employees of Company in the United States.

(j) Schedule 2.16(j) identifies each employee of any of the Company who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

2.17 Government Contracts.

(a) For purposes of this Agreement, the term “Government Contract” means any Government Prime Contract, Government Subcontract, Bid or Teaming Agreement. “Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made, between a party and either the U.S. Government or a State Government. “Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made, between a party and any prime contractor to either the U.S. Government or a State Government or any subcontractor with respect to a Government Prime Contract. “State Government” means any state, territory or possession of the United States or any department, agency or instrumentality thereof, or any department or agency of any of the above with statewide jurisdiction and responsibility, or any municipal or local government, department, agency or instrumentality. “Teaming Agreement” has same meaning as the term “contractor team arrangement(s)” as defined in the Federal Acquisition Regulation (FAR) Subpart 9.601. “U.S. Government” means the United States Government or any department, agency or instrumentality thereof. “Government Authority” means the U.S. Government or a State Government or any officer, official, employee or agent of the U.S. Government or a State Government.

(b) No Government Authority, prime contractor, subcontractor or other person has notified Company or any of its subsidiaries, orally or in writing, that Company or any of its subsidiaries has breached or violated any statute, rule, regulation, certification, representation, clause, provision, requirement or implied duty and Company and each of its subsidiaries has not had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract. A list of each and every Government Contract to which Company and each of its subsidiaries is a party is set forth in Schedule 2.17.

(c) Company and each of its subsidiaries has complied in all material respects with all legal requirements and conditions with respect to all Government Contracts including all clauses, provisions, conditions and requirements incorporated expressly, by reference or by operation of law therein.

(d) Company and each of its subsidiaries has fully complied with all requirements of statute, rule, regulation, order or agreement pertaining to its Government Contracts and has not, in obtaining or performing any Government Contract, violated (i) the Truth in Negotiations Act of 1962, as amended, (ii) the Service Contract Act of 1963, as amended, (iii) the Contract Disputes Act of 1978, as amended, (iv) the Office of Federal Procurement Policy Act, as amended, (v) the Federal Acquisition Regulation (the “FAR”) or any applicable agency supplement thereto, (vi) the cost accounting standards of the relevant Government Authority, (vii) the Defense Industrial Security Manual (DOD 5220.22-M), (viii) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (ix) any other applicable federal assistance, technology transfer, procurement law or regulation or other legal requirement.

(e) All facts set forth in or acknowledged by Company and each of its subsidiaries in any certification, representation or disclosure statement submitted by it with respect to any Government Contract were current, accurate and complete as of the date of submission;

(f) To the best of Company’s knowledge, neither Company and each of its subsidiaries nor any of their Affiliates nor any of their directors, officers, employees, agents or consultants is (or for the last five (5) years has been) under administrative, civil or criminal investigation, indictment, information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(g) Neither Company and each of its subsidiaries nor any of their directors, officers, employees, agents or consultants has been debarred or suspended from doing business with any Governmental Authority, and no circumstances exist that would warrant the institution of debarment or suspension proceedings against Company or any of its subsidiaries or any of their directors, officers, employees, agents or consultants.

(h) No negative determinations of responsibility have been issued against Company or any of its subsidiaries in connection with any Government Contract.

(i) No termination for convenience, termination for default, cure notice, show cause notice or notice of breach of contract has been or was issued on any of Company’s and each of its subsidiaries’ Government Contracts.

(j) No direct or indirect costs incurred by Company have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Authority.

(k) No Governmental Authority, and no prime contractor or higher-tier subcontractor of any Governmental Authority, has withheld or set off, or, to Company’s knowledge, threatened to withhold or set off, any amount due to Company or any of its subsidiaries under any Government Contract.

(l) There are not and have not been any irregularities, misstatements or omissions relating to any Government Contract that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, legal proceeding or indictment involving Company and each of its subsidiaries or any of their employees, (B) the questioning or disallowance of any costs submitted for payment by Company and each of its subsidiaries, (C) the recoupment of any payments previously made to Company and each of its subsidiaries, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of Company or any of its subsidiaries, or (E) the assessment of any penalties or damages of any kind against Company or any of its subsidiaries.

(m) There is not and has not been any (A) outstanding claim against Company or any of its subsidiaries by, or dispute involving Company or any of its subsidiaries with, any prime contractor, subcontractor, vendor or other person arising under or relating to the award or performance of any Government Contract, (B) facts known by Company and each of its subsidiaries upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, or (C) final decision of any Governmental Authority against Company or any of its subsidiaries.

(n) Company and each of its subsidiaries has no reason to believe that any employee, agent, consultant, representative or affiliate is in receipt or possession of any competitor or government proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

(o) Company and each of its subsidiaries is not undergoing nor has undergone any audit, and there is no basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business).

(p) Company and each of its subsidiaries has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract.

(q) No payment has been made by Company and each of its subsidiaries or by any person acting on Company’s or any of its subsidiaries’ behalf to any person (other than to any of their bona fide employees or agents (as defined in subpart 3.4 of the FAR)) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other legal requirement.

(r) Company’s and each of its subsidiaries’ cost accounting system is in compliance with applicable regulations and other applicable legal requirements, and has not been determined by any Governmental Authority not to be in compliance with any legal requirement

(s) Company and each of its subsidiaries has complied with all applicable regulations and other legal requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on the Intellectual Property.

(t) In each case in which Company and each of its subsidiaries has delivered or otherwise provided any Intellectual Property to any Governmental Authority in connection with any Government Contract, Company and each of its subsidiaries has marked such Intellectual Property with all markings and legends (including any “restricted rights” legend and any “government purpose rights” legend) necessary to ensure (under the FAR or other applicable legal requirements) that no person acquired or is able to acquire unlimited rights, or, in the case of commercial items, identified them as subject to non-disclosure agreement or license agreement in a manner that ensures that no Governmental Authority or other person is able to acquire any unlimited rights or government purpose rights with respect to that which is disclosed.

(u) Company and each of its subsidiaries has not made any disclosure to any Governmental Authority pursuant to any voluntary disclosure agreement.

(v) Company and each of its subsidiaries, as applicable, has reached agreement with the cognizant government representatives approving final indirect cost rates charged to Government Contracts and all final invoices have been submitted and paid accordingly.

(w) The responsible government representatives have agreed with Company and each of its subsidiaries, as applicable, on the “forward pricing rates” that Company and each of its subsidiaries has charged on cost-type Government Contracts.

(x) Company and each of its subsidiaries is not and will not be required to make any filing with or give any notice to, or to obtain any consent from, any Governmental Authority under or in connection with any Government Contract as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Transaction.

(y) Company and each of its subsidiaries has not put its rights, title and interests in and to the Company Intellectual Property at risk as a result of a failure to disclose any invention disclosure, elect title to an invention or file and prosecute a patent application within the time periods required by the applicable legal requirements and/or Governmental Authority.

(z) No Government Authority has exercised any “march-in rights” as set forth in the Bayh-Dole Act, 35 U.S.C. §203, or under any Government Contract with a “march-in rights” clause, against Company or any of its subsidiaries, and Company and each of its subsidiaries is not aware of any pending or future exercise of any “march-in rights”, and there is no basis for any Governmental Authority to exercise any “march-in rights” against Company and each of its subsidiaries.

(aa) Company and each of its subsidiaries has complied with all obligations under Government Contracts to manufacture substantially in the United States and has met all requirements concerning the preference for United States industry and U.S. competitiveness.

(ab) Company and each of its subsidiaries has materially complied with the rights in technical data and patent rights clauses in all Government Contracts to which they are a party. Company and each of its subsidiaries has not failed to disclose, elect and obtain title in all patents, that arise from or relate to inventions first conceived or reduced to practiced in the performance of a Government Contract.

2.18 Certain Agreements Affected by the Merger Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any entitlement, payment or benefit (including, without limitation, severance, unemployment compensation, golden parachute, bonus or benefit under any Company plan or policy or otherwise) becoming due to any current or former directors or Company Employees (defined in Section 2.19 below) of Company or any of its subsidiaries, (ii) increase the amount of any entitlements, payments or benefits otherwise payable by Company, or (iii) result in the acceleration of the time of payment or vesting of any such entitlements, payments or benefits.

2.19 Employee Matters.

(a) Schedule 2.19 contains a true, complete and accurate list (and, as indicated below, description) of (i) the names and titles of all consultants, independent contractors, full-time, part-time, temporary, contract, leased or casual employees employed by or who provided services for Company or any of its subsidiaries (collectively, “Company Employees”), together with their status and location of their employment; (ii) the date each Company Employee was hired or retained; (iii) a list of all written employment, consulting or service contracts or offer letters between Company or any of its subsidiaries and the Company Employees; (iv) the rate of annual remuneration of each Company Employee at the date hereof, any bonuses paid since the end of the last completed financial year and all other bonuses, incentive schemes and benefits to which such Company Employee is or may be entitled; (v) the annual accrual rate and the total current accrued and unused amount of vacation or paid time off for each Company Employee as of the date hereof; (vi) the names of all inactive Company Employees, the reason they are inactive Company Employees, whether they are expected to return to work, and if so when, and the nature of any benefits to which such inactive Company Employees are entitled from Company or any of its subsidiaries; (vii) any employee handbook or personnel policies or procedures manual in effect that governs the terms and conditions or privileges of employment of the Company Employees; and (viii) particulars of all other material terms and conditions of employment or engagement of the Company Employees and the positions, title or classification held by them (collectively, “Company Employee Matters”).

(b) Company has provided or made available to Parent correct and complete copies of all documents including but not limited to all agreements, correspondence, files and policies, relating to the Company Employee Matters.

(c) Company and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, verification of employment eligibility, document retention and record keeping, discrimination in employment, wages and hours, leaves of absence (including, as legally applicable, the Family and Medical Leave Act, California Family Rights Act, and Pregnancy Disability Law), classification of workers as employees and independent contractors, classification of workers as exempt or nonexempt employees, and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims, or claims reasonably expected or, to Company’s knowledge, threatened, against Company or any of its subsidiaries under any workers compensation plan or policy or long-term or short-term disability plan or policy. Neither Company nor any of its subsidiaries has any obligations under COBRA with respect to any former or current Company Employees or qualifying beneficiaries thereunder. To the knowledge of Company and its subsidiaries, there are no controversies, including claims, complaints, charges, investigations, or proceedings pending or, to Company’s knowledge, reasonably expected or threatened between Company or any of its subsidiaries, on the one hand, and any of their respective Company Employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortuous conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration, audit or investigation before any agency, court or tribunal, foreign or domestic.

(d) Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such Company Employees.

(e) No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the Company Employees has occurred, is in progress or has been, to the knowledge of Company or its subsidiaries, threatened.

(f) Company and its subsidiaries have each provided all current and former Company Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation, remuneration and benefits that became due and payable through the date hereof and has reimbursed all current and former Company Employees for all expenses incurred and due such individual.

(g) In the last five (5) years, no citation has been issued by the Occupational Safety and Health Administration (“OSHA”) or by a state or provincial occupational safety and health board or agency against Company or its subsidiaries and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving Company or any of its subsidiaries has been filed or is pending or, to the knowledge of Company or its subsidiaries, threatened against Company or its subsidiaries under OSHA or any provincial occupational safety and health board or any other applicable law relating to occupational safety and health.

(h) Neither Company nor any of its subsidiaries has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of WARN or any similar state or provincial law or that would otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.

(i) To Company’s knowledge, no Company Employees are in violation of any term of any employment contract, confidentiality agreement, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Company Employee to be employed by Company because of the nature of the business conducted or presently proposed to be conducted by Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others. No Company Employees have given notice to Company, nor is Company otherwise aware, that any such Company Employee intends to terminate his or her employment with Company or any subsidiary.

(j) Company and its subsidiaries have maintained and currently maintain adequate insurance as required by applicable law with respect to workers’ compensation claims and unemployment benefits claims. Company and its subsidiaries have paid or accrued all current assessments under workers’ compensation and unemployment legislation, and have not been subject to any special or penalty assessment under such legislation which has not been paid.

2.20 Interested Party Transactions. Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries is indebted to any director or officer of Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company or any of its subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

2.21 Insurance. Company and each of its subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Company and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.22 Compliance With Laws. Each of Company and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Company.

2.23 Minute Books. The minute books of Company and its subsidiaries made available to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Company and the respective subsidiaries during the past three years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

2.24 Complete Copies of Materials. Company has delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in connection with their legal and accounting review of Company and its subsidiaries.

2.25 Brokers’ and Finders’ Fees. Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.26 Registration Statement; Proxy Statement/Prospectus. The information supplied by Company for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the resale of shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of Company in connection with the meeting of Company’s stockholders to consider the Merger (the “Company Stockholders Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to Company’s stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Company that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any other third party that is contained in any of the foregoing documents.

2.27 Opinion of Financial Advisor. Company has been advised in writing by its financial advisor, Wedbush Morgan Securities Inc., that in such advisor’s opinion, as of the date hereof, the consideration to be received by Company’s stockholders is fair, from a financial point of view, to the those stockholders, a signed copy of which opinion will be delivered to Parent.

2.28 Vote Required. The affirmative vote of the holders of at least a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting is the only vote of the holders of any of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

2.29 Board Approval. The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of Company and are on terms that are fair to such stockholders and (iii) recommended that the stockholders of Company adopt and approve this Agreement and the consummation of the Merger.

2.30 Company Stockholder Agreement; Irrevocable Proxies. All of the persons listed on Schedule 2.30 have agreed in writing to vote for approval of the Merger pursuant to the Company Stockholder Agreement, and pursuant to an Irrevocable Proxy attached thereto as Exhibit A.

2.31 State Takeover Statutes. The Board of Directors of Company has taken all actions necessary so that the restrictions contained in Section 203 of the Delaware Law applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreement. To Company’s knowledge, no other “fair practice,” “moratorium,” “control share acquisition,” “business combination,” or other state takeover statute or similar statute or regulation applies to Company, Parent, Merger Sub, the Merger, this Agreement or the Company Stockholder Agreement.

2.32 Inventory. The inventories of Company disclosed in the Company SEC Documents as of September 30, 2003, and in any subsequently filed Company SEC Documents, are stated consistently with the audited financial statements of Company and consist of items of a quantity usable or salable in the ordinary course of business. Since September 30, 2003, Company has continued to replenish inventories in a normal and customary manner consistent with past practices. Company has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since September 30, 2003, due provision was made on the books of Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of the date hereof, Company had no inventory in the distribution channel and had no commitments to purchase inventory (other than purchases of supplies in the ordinary course).

2.33 Accounts Receivable. The accounts receivable disclosed in the Company SEC Documents as of September 30, 2003, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed Company SEC Documents, or as accrued on the books of Company in the ordinary course of business consistent with past practices in accordance with GAAP since the last filed Company SEC Documents, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discount. The amount carried for doubtful accounts and allowances disclosed in each of such Company SEC Document or accrued on such books is sufficient to provide for any losses that may be sustained on realization of the receivables.

2.34 Customers and Suppliers. None of Company’s customers that individually accounted for more than 10% of Company’s gross revenues during the 12-month period preceding the date hereof has terminated any material agreement with Company or has indicated that it will stop, or decrease the rate of, its business with Company. As of the date hereof, no material supplier of Company has indicated that it will stop, or decrease the rate of, supplying materials, products or services to Company. Company has not knowingly breached, so as to provide a benefit to Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company.

2.35 Export Compliance. Company and each of its subsidiaries is in compliance with, and at all times has complied with, United States and foreign export control regulations, including but not limited to the United States Export Administration Regulations, the Foreign Assets Control Regulations, and the International Traffic in Arms Regulations. Company and each of its subsidiaries has not exported, reexported, or transferred any good, software, or technology to any country subject to a United States trade embargo or to any resident or national of any such country, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the United States Department of Commerce or the list of “Specially Designated Nationals and Blocked Persons” maintained by the United States Department of Treasury. Company and each of its subsidiaries has not exported, reexported, or transferred any good, software or technology to any end-user engaged in activities related to weapons of mass destruction, including but not limited to: (1) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (2) the design, development, production or use of missiles or in support of missile projects; and (3) the design, development, production, or use of chemical or biological weapons. Company and each of its subsidiaries has complied with all government license, classification, notification and other authorization requirements necessary for the export of any of its goods, software, or technology. Company and each of its subsidiaries has complied with all license requirements necessary to transfer or release its software or technology to a foreign national within or outside the United States. Company and each of its subsidiaries has timely filed all required post-shipment reports for the exports of its goods, software, or technology. Company represents and warrants that:

(a) There are no pending or, to Company’s knowledge, threatened claims against Company or any of its subsidiaries with respect to any export licenses or other required approvals;

(b) There are no pending or, to Company’s knowledge, threatened proceedings, claims, suits, actions or governmental or regulatory investigations of any nature challenging Company’s or any of its subsidiaries’ right to use, sell, or export any products owned or licensed by any of the Company’s or its subsidiaries’ vendors;

(c) To Company’s knowledge, there are no actions, conditions or circumstances pertaining to Company’s export transactions that may give rise to any future claims; and

(d) No consents or approvals are required in connection with Company’s execution of this Agreement or the performance of its obligations hereunder, or such consents and approvals can be obtained expeditiously without material cost.

2.36 Representations Complete. None of the representations or warranties made by Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, or the Company SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. All projected, forecasted or prospective financial information provided by Company to Parent has been prepared in good faith on the basis of assumptions Company believes are reasonable and supportable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in that section of the document of even date herewith delivered by Parent to Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Parent Disclosure Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Parent represents and warrants to Company as follows:

3.1 Organization, Standing and Power. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the laws of its jurisdiction of organization. Each of Parent and its subsidiaries has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Parent has delivered to Company a true and correct copy of the Certificate of Incorporation (the “Parent Certificate of Incorporation”), and the Bylaws, or other charter documents, as applicable, of Parent and each of its subsidiaries, each as amended to date. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its respective charter or bylaws or equivalent organization documents. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Parent is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Parent free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Parent or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in Parent SEC Documents (as defined in Section 3.4), Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Schedule 3.1 of the Parent Disclosure Schedule lists, and Parent has delivered to Company copies of, the charters of each committee of Parent’s Board of Directors and any code of conduct or similar policy adopted by Parent.

3.2 Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value, of which there were issued and outstanding as of the close of business on March 19, 2004, 31,332,453 shares of common stock and 15,166 shares of Series E Convertible Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances imposed by Parent or Merger Sub. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof, other than pursuant to the exercise of options outstanding as of such date under Parent’s 2000 Stock Incentive Plan (the “Parent Stock Option Plan”). All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. As of the date hereof, there are 9,299,809 shares of common stock reserved for issuance to employees, consultants and directors pursuant to the Parent Stock Option Plan, of which 1,617,150 shares have been issued pursuant to option exercises or direct stock purchases, 5,188,904 shares are subject to outstanding, unexercised options, no shares are subject to outstanding stock purchase rights, and 2,493,755 shares are available for issuance thereunder. Since March 19, 2004, Parent has not issued or granted additional options under the Parent Stock Option Plan. Except for (i) the rights created pursuant to this Agreement and the Parent Stock Option Plan and (ii) Parent’s rights to repurchase any unvested shares under the Parent Stock Option Plan or the stock option agreements thereunder, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Parent’s capital stock (i) between or among Parent and any of its stockholders and (ii) to the best of Parent’s knowledge, between or among any of Parent’s stockholders. True and complete copies of all agreements and instruments relating to or issued under the Parent Stock Option Plan have been made available to Company and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Company. The shares of Parent Common Stock issued under the Parent Stock Option Plan as amended and under all prior versions thereof, have either been registered under the Securities Act or were issued in transactions which qualified for exemptions under, either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans.

3.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or any of its subsidiaries, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; (ii) the filing with the SEC and NASD of the Registration Statement; (iii) the filing of a Form 8-K with the SEC and NASD within 15 days after the Closing Date; (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (v) such filings, if any, as may be required under HSR; (vi) the filing with the Nasdaq Small Cap Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans assumed by Parent; ), (vii) the filing with the SEC and any applicable state securities authorities of a registration statement on Form S-8 or other applicable form covering the shares of Parent Common Stock issuable pursuant to the Assumed Options (as defined in Section 5.9) for which a Form S-8 registration statement is available, (viii) the filing with the SEC and any applicable state securities authorities of a registration statement on Form S-3 or other applicable form covering the shares of Parent Common Stock issuable pursuant to Assumed Options granted to entities or to individuals for whom a Form S-8 registration statement is not available and the shares of Parent Common Stock isusable pursuant to the Assumed Warrants and Assumed Notes (as such terms are defined in Section 5.9); and (ix) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

3.4 SEC Documents; Financial Statements. Parent has made available to Company a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other documents filed with the SEC by Parent since January 1, 2001, and, prior to the Effective Time, Parent will have furnished or made available to Company true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the “Parent SEC Documents”). Parent has timely filed all forms, statements and documents required to be filed by it with the SEC and the Nasdaq Small Cap Market since December 31, 2002. In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Parent SEC Documents complied in all respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

3.5 Sarbanes-Oxley Act of 2002. There has been no change in Parent accounting policies since December 31, 2002 except as described in the notes to the Parent Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Since December 31, 2001, neither Parent nor any of its subsidiaries nor, to the knowledge of the Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of it subsidiaries has engaged in questionable accounting or auditing practices, except for (A) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Parent’s accounting or auditing practices, procedures methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Parent’s financial statements and periodic reports. No attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any such subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent or any of its subsidiaries. To the knowledge of Parent and its subsidiaries, no employee of Parent or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

3.6 Absence of Certain Changes. Since September 30, 2003, (the “Parent Balance Sheet Date”), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, or to the best of Parent’s knowledge any event beyond Parent’s control that is reasonably likely to result in, a Material Adverse Effect to Parent; (ii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its subsidiaries’ assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock; (v) any material contract entered into by Parent or any of its subsidiaries, other than in the ordinary course of business and as provided to Company, or any amendment or termination of, or default under, any material contract to which Parent or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to Parent’s Certificate of Incorporation or Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s past practices. Parent has not agreed since September 30, 2003 to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

3.7 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Parent Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Parent, and (iv) those incurred in connection with the execution of this Agreement.

3.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. There is no injunction, judgment, decree, order or regulatory restriction imposed upon Parent or any of its subsidiaries or any of their respective assets or business, or, to the knowledge of Parent and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Parent. Schedule 3.8 lists all actions, suits, proceedings, claims, arbitrations, audits and investigations pending before any agency, court or tribunal that involve Parent or any of its subsidiaries.

3.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries.

3.10 Governmental Authorization. Parent and each of its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Parent or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent’s or any of its subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called “Parent Authorizations”), and all of such Parent Authorizations are in full force and effect, except where the failure to obtain or have any of such Parent Authorizations or where the failure of such Parent Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Parent.

3.11 Title to Property. Parent and its subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Parent Balance Sheet or acquired after the Parent Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Parent Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Parent Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Parent. The plants, property and equipment of Parent and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect. All properties used in the operations of Parent and its subsidiaries are reflected in the Parent Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 3.11 identifies each parcel of real property owned or leased by Parent or any of its subsidiaries.

3.12 Intellectual Property.

(a) Parent and its subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use, all Intellectual Property used in the business of Parent and its subsidiaries (“Parent Intellectual Property”). Parent owns and possesses source code for all software owned by Parent and owns or has valid licenses and possesses source code for all products owned, distributed and presently supported by Parent. Parent has not (i) licensed any Parent Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to Parent Intellectual Property. No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property Rights (as defined below).

(b) Schedule 3.12(b) lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks included in the Parent Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material non-registered Intellectual Property, (iii) all licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which any person is authorized to use any Parent Intellectual Property (except for non-material licenses entered into by Parent in the ordinary course of business), and (iv) all licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any Third Party Intellectual Property Rights which are incorporated in, are, or form a part of any Parent product, other than commercially available, off-the-shelf software.

(c) To Parent’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Parent Intellectual Property rights, or any Intellectual Property right of any third party to the extent licensed to the Parent or any of its subsidiaries, by any third party, including any employee or former employee of Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, license agreements and distribution and other customer agreements, copies of which have been provided or made available to Company.

(d) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Parent Intellectual Property or Third Party Intellectual Property Rights.

(e) To Parent’s knowledge, all patents, trademarks, service marks and copyrights held by Parent are valid and subsisting. Parent (i) has not been sued in any suit, action or proceeding (or received any notice or, to Parent’s knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Parent Intellectual Property or breach of any license or agreement involving Parent Intellectual Property against any third party. To Parent’s knowledge, the manufacture, use, marketing, licensing or sale of Parent’s products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(f) Parent has secured valid written assignments from all consultants and employees who contributed to the creation or development of Parent Intellectual Property of the rights to such contributions that Parent does not already own by operation of law.

(g) Parent has taken all reasonably necessary steps to protect and preserve the confidentiality of all Parent Intellectual Property not otherwise protected by patents or copyright (“Parent Confidential Information”). All use, disclosure or appropriation of Parent Confidential Information owned by Parent by or to a third party has been pursuant to the terms of a written agreement between Parent and such third party. All use, disclosure or appropriation of Parent Confidential Information not owned by Parent has been pursuant to the terms of a written agreement between Parent and the owner of such Parent Confidential Information, or is otherwise lawful.

(h) There are no actions that must be taken by Parent or any subsidiary within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Parent Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Parent Intellectual Property.

(i) Parent and its subsidiaries have not received any formal written opinion of counsel stating that: (i) there is or has been any unauthorized use, disclosure, infringement, or misappropriation of any Parent Intellectual Property; (ii) any of the Parent Intellectual Property is invalid or unenforceable; or (iii) Parent has engaged in unauthorized use, disclosure, infringement or misappropriation of any third party intellectual property.

3.13 Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions.

(a) For purposes of this Section 3.13:

(i) “Parent Sites” means all of Parent’s and its subsidiaries’ public sites on the World Wide Web;

(ii) “Privacy Statements” means, collectively, any and all of Parent’s and its subsidiaries’ privacy policies published on the Parent Sites or otherwise made available by Parent or its subsidiaries regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any of the Parent Sites (“Individuals”); and

(iii) “Terms and Conditions” means any and all of the visitor terms and conditions published on the Parent Sites governing Individuals’ use of or access to the Parent Sites.

(b) A Privacy Statement is posted and is accessible to Individuals at all times on each Parent Site. Parent and each of its subsidiaries maintains a hypertext link to a Privacy Statement from the homepage of each Parent Site, and Parent and each of its subsidiaries uses commercially reasonable efforts to include a hypertext link to a Privacy Statement from every page of the Parent Sites on which personal information is collected from Individuals.

(c) The Privacy Statements are clearly written and include, at a minimum, accurate notice to Individuals about Parent’s collection, retention, use and disclosure policies and practices with respect to Individuals’ personal information. The Privacy Statements are accurate and consistent with the Terms and Conditions and Parent’s actual practices with respect to the collection, retention, use and disclosure of Individuals’ personal information.

(d) Parent and each of its subsidiaries (i) complies with the Privacy Statements as applicable to any given set of personal information collected by Parent and its subsidiaries from Individuals; (ii) to Parent’s knowledge complies with all applicable privacy laws and regulations regarding the collection retention, use and disclosure of personal information; and (iii) takes appropriate measures to protect and maintain the confidential nature of the personal information provided to Parent or its subsidiaries by Individuals. Parent and each of its subsidiaries has adequate technological and procedural measures in place to protect personal information collected from Individuals against loss, theft and unauthorized access or disclosure. Neither the Parent nor any of its subsidiaries knowingly collects information from or targets children under the age of thirteen. Neither Parent nor any of its subsidiaries sells, rents or otherwise make available to third parties any personal information submitted by Individuals.

(e) Parent’s and each of its subsidiaries’ collection, retention, use and distribution of all personal information collected by Parent from Individuals is governed by the Privacy Statement pursuant to which the data was collected. All versions of the Privacy Statements currently used by Parent and its subsidiaries are attached hereto in Schedule 3.13. Other than as constrained by the Privacy Statements and by applicable laws and regulations, neither Parent nor any of its subsidiaries is restricted in its use and/or distribution of personal information collected by Parent and its subsidiaries.

(f) Parent and each of its subsidiaries has the full power and authority to transfer all rights Parent and its subsidiaries have in all Individuals’ personal information in their possession and/or control to Parent and Merger Sub, to the extent permitted by applicable law. Parent is not a party to any contract, or is subject to any other obligation that, following the date of this Agreement, would prevent Parent and/or its affiliates from using the information governed by the Privacy Statements in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of information. No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof or of any of the foregoing.

(g) Parent and each of its subsidiaries has complied in all material respects with and, to Parent’s knowledge, is not in violation of any applicable privacy obligations under any legal requirements or under any contract to which Parent or any of its subsidiaries is a party or by which their properties are bound (“Third Party Privacy Obligations”). Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will violate, contravene or conflict with the Third Party Privacy Obligations. No claims or controversies have arisen regarding the Third Party Privacy Obligations or of the implementation thereof or of any of the foregoing.

(h) The Terms and Conditions are posted and are accessible to Individuals at all times on the Parent Sites. No claims or controversies have arisen regarding the Terms and Conditions or the implementation thereof or of any of the foregoing.

3.14 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Parent Facilities” shall mean all buildings and improvements on the Parent Property.

(ii) “Parent Property” shall mean all real property leased or owned by Parent or its subsidiaries either currently or in the past.

(b) To Parent’s knowledge, except in all cases as, in the aggregate, would not have a Material Adverse Effect on Parent, (i) the Parent Property and Parent Facilities, and the present and former activities of Parent and its subsidiaries thereon, comply in all material respects with all applicable Environmental and Safety Laws; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) Parent and its subsidiaries have received no notice (oral or written) of any noncompliance of the Parent Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Parent’s knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to Parent’s knowledge, neither Parent nor any of its subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (vi) Parent and its subsidiaries have received no notice that any of them are the subject of any federal, state or local order, agreement or investigation concerning any use, release, discharge, storage, generation or disposal of any Hazardous Materials; (vii) except in material compliance with all Legal Rules and except for possible small operational releases, no Hazardous Materials have been released in, on or about the Parent Property or any other location; (viii) Parent and its subsidiaries have received no written notice that a lien in favor of any Governmental Entity for (A) any liability under any Environmental and Safety Laws or (B) damages arising from or costs incurred in responses to a release of any Hazardous Materials into the environment has been filed against Parent’s interest in the Parent Property; and (ix) Parent and its subsidiaries have all the permits and licenses required to be issued under applicable Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits and licenses.

3.15 Taxes.

(a) Parent and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Parent or any of its subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. All unpaid Taxes of Parent and its subsidiaries for periods through September 30, 2003, are reflected in the Parent Balance Sheet. The Parent has no liability for unpaid Taxes accruing after September 30, 2003, other than Taxes arising in the ordinary course of its business subsequent to September 30, 2003.

(b) There is (i) no claim for Taxes that is a lien against the property of Parent or any of its subsidiaries or is being asserted against Parent or any of its subsidiaries other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Parent or any of its subsidiaries that is being conducted by a Tax authority that is currently pending; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Parent or any of its subsidiaries and that is currently in effect; and (iv) no agreement, contract or arrangement to which Parent or any of its subsidiaries is a party that obligates Parent to make a payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Neither Parent nor any of its subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(c) There are no Tax sharing or Tax allocation agreements to which Parent or any of its subsidiaries is a party or to which it or any of them is bound. Neither Parent nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Parent nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Parent was not the ultimate parent corporation. Parent and each of its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities.

(d) Parent has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Parent and each of its subsidiaries has withheld (and paid over to the appropriate governmental authorities) with respect to either its employees or any third party all Taxes required to be withheld, including, but not limited to, FICA and FUTA.

(f) Neither Parent nor any of its subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897 of the Code.

3.16 Employee Benefit Plans.

(a) Schedule 3.16(a) lists, with respect to Parent, any subsidiary of Parent and any trade or business (whether or not incorporated) which is treated as a single employer with Parent (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) other than Foreign Plans (as defined in Section 2.16)); (ii) each loan to a non-officer employee in excess of $50,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements; and (v) any current or former employment or executive compensation, change in control or severance agreements, written or otherwise, as to which unsatisfied obligations of Parent remain for the benefit of, or relating to, any present or former employee, consultant or director of Parent (together, the “Parent Employee Plans”).

(b) Parent has furnished or made available to Parent a copy of each of the Parent Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Parent Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code. Parent has also furnished Parent with the most recent Internal Revenue Service determination letter issued with respect to each such Parent Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any such Parent Employee Plan. Parent has also furnished Parent with all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

(c) (i) None of the Parent Employee Plans (including but not limited to Foreign Plans) promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Employee Plan; (iii) each Parent Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Parent, and Parent and each subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Parent Employee Plans; (iv) neither Parent nor any subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Parent Employee Plans; (v) all material contributions required to be made by Parent or any subsidiary or ERISA Affiliate to any Parent Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Parent Employee Plan for the current plan years; (vi) with respect to each Parent Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Parent Employee Plan is covered by, and neither Parent nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent greater than an aggregate of $5,000 (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event). With respect to each Parent Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Parent has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Parent Employee Plan, except where the failure to do so would not have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to Parent’s knowledge is threatened, against or with respect to any such Parent Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Parent to any employee will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(d) With respect to each Parent Employee Plan, Parent and each of its United States subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent, with (i) the applicable health care continuation and notice provisions of

COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of HIPAA and the regulations (including proposed regulations) thereunder. Schedule 3.16(d) describes all obligations of Parent as of the date of this Agreement under any of the provisions of COBRA and the Family and Medical Leave Act of 1993.

(e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Parent, any Parent subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider under any Parent Employee Plan.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent, any Parent subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Parent Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in Parent’s financial statements.

(g) Parent does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h) Neither Parent nor any Parent subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(i) With regard to Foreign Plans, (i) each of the Foreign Plans is listed in Schedule 3.16(i) and is in material compliance with the provisions of the laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans; (ii) all material contributions to, and material payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Parent Balance Sheet; (iii) Parent, each Parent subsidiary and ERISA Affiliates have materially complied with all applicable reporting and notice requirements, and all of the Foreign Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan; (iv) each of the Foreign Plans has been administered in all material respects at all times in accordance with its terms and applicable law and regulations; (v) there are no pending investigations by any governmental body involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Plan or asserting any rights or claims to benefits under any Foreign Plan; (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Foreign Plan other than the triggering of payment to participants; and (vii) the benefits available under any Foreign Plan in the aggregate do not provide substantially greater benefits to employees of Parent or any of its subsidiaries participating in such plans than the benefits available under Parent Employee Plans for employees of Parent in the United States.

(j) Schedule 3.16(j) identifies each employee of Parent or any subsidiary of Parent who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

3.17 Government Contracts.

(a) No Government Authority, prime contractor, subcontractor or other person has notified Parent or any of its subsidiaries, orally or in writing, that Parent or any of its subsidiaries has breached or violated any statute, rule, regulation, certification, representation, clause, provision, requirement or implied duty and Parent and each of its subsidiaries has not had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract. A list of each and every Government Contract to which Parent and each of its subsidiaries is a party is set forth in Schedule 3.17.

(b) Parent and each of its subsidiaries has complied in all material respects with all legal requirements and conditions with respect to all Government Contracts including all clauses, provisions, conditions and requirements incorporated expressly, by reference or by operation of law therein.

(c) Parent and each of its subsidiaries has fully complied with all requirements of statute, rule, regulation, order or agreement pertaining to its Government Contracts and has not, in obtaining or performing any Government Contract, violated (i) the Truth in Negotiations Act of 1962, as amended, (ii) the Service Contract Act of 1963, as amended, (iii) the Contract Disputes Act of 1978, as amended, (iv) the Office of Federal Procurement Policy Act, as amended, (v) the FAR or any applicable agency supplement thereto, (vi) the cost accounting standards of the relevant Government Authority, (vii) the Defense Industrial Security Manual (DOD 5220.22-M), (viii) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (ix) any other applicable federal assistance, technology transfer, procurement law or regulation or other legal requirement.

(d) All facts set forth in or acknowledged by Parent and each of its subsidiaries in any certification, representation or disclosure statement submitted by it with respect to any Government Contract were current, accurate and complete as of the date of submission;

(e) To the best of Parent’s knowledge, neither Parent and each of its subsidiaries nor any of their Affiliates nor any of their directors, officers, employees, agents or consultants is (or for the last five (5) years has been) under administrative, civil or criminal investigation, indictment, information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(f) Neither Parent and each of its subsidiaries nor any of their directors, officers, employees, agents or consultants has been debarred or suspended from doing business with any Governmental Authority, and no circumstances exist that would warrant the institution of debarment or suspension proceedings against Parent or any of its subsidiaries or any of their directors, officers, employees, agents or consultants.

(g) No negative determinations of responsibility have been issued against Parent or any of its subsidiaries in connection with any Government Contract.

(h) No termination for convenience, termination for default, cure notice, show cause notice or notice of breach of contract has been or was issued on any of Parent’s and each of its subsidiaries’ Government Contracts.

(i) No direct or indirect costs incurred by Parent have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Authority.

(j) No Governmental Authority, and no prime contractor or higher-tier subcontractor of any Governmental Authority, has withheld or set off, or, to Parent’s knowledge, threatened to withhold or set off, any amount due to Parent or any of its subsidiaries under any Government Contract.

(k) There are not and have not been any irregularities, misstatements or omissions relating to any Government Contract that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, legal proceeding or indictment involving Parent and each of its subsidiaries or any of their employees, (B) the questioning or disallowance of any costs submitted for payment by Parent and each of its subsidiaries, (C) the recoupment of any payments previously made to Parent and each of its subsidiaries, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of Parent or any of its subsidiaries, or (E) the assessment of any penalties or damages of any kind against Parent or any of its subsidiaries.

(l) There is not and has not been any (A) outstanding claim against Parent or any of its subsidiaries by, or dispute involving Parent or any of its subsidiaries with, any prime contractor, subcontractor, vendor or other person arising under or relating to the award or performance of any Government Contract, (B) facts known by Parent and each of its subsidiaries upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, or (C) final decision of any Governmental Authority against Parent or any of its subsidiaries.

(m) Parent and each of its subsidiaries has no reason to believe that any employee, agent, consultant, representative or affiliate is in receipt or possession of any competitor or government proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

(n) Parent and each of its subsidiaries is not undergoing nor has undergone any audit, and there is no basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business).

(o) Parent and each of its subsidiaries has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract.

(p) No payment has been made by Parent and each of its subsidiaries or by any person acting on Parent’s or any of its subsidiaries’ behalf to any person (other than to any of their bona fide employees or agents (as defined in subpart 3.4 of the FAR)) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other legal requirement.

(q) Parent’s and each of its subsidiaries’ cost accounting system is in compliance with applicable regulations and other applicable legal requirements, and has not been determined by any Governmental Authority not to be in compliance with any legal requirement

(r) Parent and each of its subsidiaries has complied with all applicable regulations and other legal requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on the Intellectual Property.

(s) In each case in which Parent and each of its subsidiaries has delivered or otherwise provided any Intellectual Property to any Governmental Authority in connection with any Government Contract, Parent and each of its subsidiaries has marked such Intellectual Property with all markings and legends (including any “restricted rights” legend and any “government purpose rights” legend) necessary to ensure (under the FAR or other applicable legal requirements) that no person acquired or is able to acquire unlimited rights, or, in the case of commercial items, identified them as subject to non-disclosure agreement or license agreement in a manner that ensures that no Governmental Authority or other person is able to acquire any unlimited rights or government purpose rights with respect to that which is disclosed.

(t) Parent and each of its subsidiaries has not made any disclosure to any Governmental Authority pursuant to any voluntary disclosure agreement.

(u) Parent and each of its subsidiaries, as applicable, has reached agreement with the cognizant government representatives approving final indirect cost rates charged to Government Contracts and all final invoices have been submitted and paid accordingly.

(v) The responsible government representatives have agreed with Parent and each of its subsidiaries, as applicable, on the “forward pricing rates” that Parent and each of its subsidiaries has charged on cost-type Government Contracts.

(w) Parent and each of its subsidiaries is not and will not be required to make any filing with or give any notice to, or to obtain any consent from, any Governmental Authority under or in connection with any Government Contract as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Transaction.

(x) Parent and each of its subsidiaries has not put its rights, title and interests in and to the Parent Intellectual Property at risk as a result of a failure to disclose any invention disclosure, elect title to an invention or file and prosecute a patent application within the time periods required by the applicable legal requirements and/or Governmental Authority.

(y) No Government Authority has exercised any “march-in rights” as set forth in the Bayh-Dole Act, 35 U.S.C. §203, or under any Government Contract with a “march-in rights” clause, against Parent or any of its subsidiaries, and Parent and each of its subsidiaries is not aware of any pending or future exercise of any “march-in rights”, and there is no basis for any Governmental Authority to exercise any “march-in rights” against Parent and each of its subsidiaries.

(z) Parent and each of its subsidiaries has complied with all obligations under Government Contracts to manufacture substantially in the United States and has met all requirements concerning the preference for United States industry and U.S. competitiveness.

(aa) Parent and each of its subsidiaries has materially complied with the rights in technical data and patent rights clauses in all Government Contracts to which they are a party. Parent and each of its subsidiaries has not failed to disclose, elect and obtain title in all patents, that arise from or relate to inventions first conceived or reduced to practiced in the performance of a Government Contract.

3.18 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any entitlement, payment or benefit (including, without limitation, severance, unemployment compensation, golden parachute, bonus or benefit under any Parent or Parent subsidiary plan or policy or otherwise) becoming due to any current or former director or employee of Parent or any of its subsidiaries, (ii) increase the amount of any entitlements, payments or benefits otherwise payable by Parent, or (iii) result in the acceleration of the time of payment or vesting of any such entitlements, payments or benefits.

3.19 Employee Matters.

(a) Schedule 3.19 contains a true, complete and accurate list (and, as indicated below, description) of (i) the names and titles of all consultants, independent contractors, full-time, part-time, temporary, contract, leased or casual employees employed by or who provided services for Parent or any of its subsidiaries (collectively, “Parent Employees”), together with their status and location of their employment; (ii) the date each Parent Employee was hired or retained; (iii) a list of all written employment, consulting or service contracts or offer letters between Parent or any of its subsidiaries and the Parent Employees; (iv) the rate of annual remuneration of each Parent Employee at the date hereof, any bonuses paid since the end of the last completed financial year and all other bonuses, incentive schemes and benefits to which such Parent Employee is or may be entitled; (v) the annual accrual rate and the total current accrued and unused amount of vacation or paid time off for each Parent

Employee as of the date hereof; (vi) the names of all inactive Parent Employees, the reason they are inactive Parent Employees, whether they are expected to return to work, and if so when, and the nature of any benefits to which such inactive Parent Employees are entitled from Parent or any of its subsidiaries; (vii) any employee handbook or personnel policies or procedures manual in effect that governs the terms and conditions or privileges of employment of the Parent Employees; and (viii) particulars of all other material terms and conditions of employment or engagement of the Parent Employees and the positions, title or classification held by them (collectively, “Parent Employee Matters”).

(b) Parent has provided or made available to Company correct and complete copies of all documents including but not limited to all agreements, correspondence, files and policies, relating to the Parent Employee Matters.

(c) Parent and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, verification of employment eligibility, document retention and record keeping, discrimination in employment, wages and hours, leaves of absence (including, as legally applicable, the Family and Medical Leave Act, California Family Rights Act, and Pregnancy Disability Law), classification of workers as employees and independent contractors, classification of workers as exempt or nonexempt employees, and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. Parent has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Parent is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims, or claims reasonably expected or, to Parent’s knowledge, threatened, against Parent or any of its subsidiaries under any workers compensation plan or policy or long-term or short-term disability plan or policy. Neither Parent nor any of its subsidiaries has any obligations under COBRA with respect to any former or current Parent Employees or qualifying beneficiaries thereunder. To the knowledge of Parent and its subsidiaries, there are no controversies, including claims, complaints, charges, investigations, or proceedings pending or, to Parent’s knowledge, reasonably expected or threatened between Parent or any of its subsidiaries, on the one hand, and any of their respective Parent Employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortuous conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration, audit or investigation before any agency, court or tribunal, foreign or domestic.

(d) Neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such Parent Employees.

(e) No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the Parent Employees has occurred, is in progress or has been, to the knowledge of Parent or its subsidiaries, threatened.

(f) Parent and its subsidiaries have each provided all current and former Parent Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation, remuneration and benefits that became due and payable through the date hereof and has reimbursed all current and former Parent Employees for all expenses incurred and due such individual.

(g) In the last five (5) years, no citation has been issued by OSHA or by a state or provincial occupational safety and health board or agency against Parent or its subsidiaries and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving Parent or any of its subsidiaries has been filed or is pending or, to the knowledge of Parent or its subsidiaries, threatened against Parent or its subsidiaries under OSHA or any provincial occupational safety and health board or any other applicable law relating to occupational safety and health.

(h) Neither Parent nor any of its subsidiaries has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of WARN or any similar state or provincial law or that would otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.

(i) To Parent’s knowledge, no Parent Employees are in violation of any term of any employment contract, confidentiality agreement, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Parent Employee to be employed by Parent because of the nature of the business conducted or presently proposed to be conducted by Parent or any of its subsidiaries or to the use of trade secrets or proprietary information of others. No Parent Employees have given notice to Parent, nor is Parent otherwise aware, that any such Parent Employee intends to terminate his or her employment with Parent or any subsidiary.

(j) Parent and its subsidiaries have maintained and currently maintain adequate insurance as required by applicable law with respect to workers’ compensation claims and unemployment benefits claims. Parent and its subsidiaries have paid or accrued all current assessments under workers’ compensation and unemployment legislation, and have not been subject to any special or penalty assessment under such legislation which has not been paid.

3.20 Interested Party Transactions. Except as disclosed in the Parent SEC Documents, neither Parent nor any of its subsidiaries is indebted to any director or officer of Parent or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent or any of its subsidiaries, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

3.21 Insurance. Parent and each of its subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Parent and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.22 Compliance With Laws. Each of Parent and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Parent.

3.23 Complete Copies of Materials. Parent has delivered or made available true and complete copies of each document that has been requested by Company or its counsel in connection with their legal and accounting review of Parent and its subsidiaries.

3.24 Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.25 Minute Books. The minute books of Parent and its subsidiaries made available to Company contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Parent and the respective subsidiaries during the past three years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.26 Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent and Merger Sub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Company’s stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub shall promptly inform Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Company or any other third party that is contained in any of the foregoing documents.

3.27 Opinion of Financial Advisor. Parent has been advised in writing by its financial advisor, C.E. Unterberg, Towbin LLC, that in such advisor’s opinion, as of March 21. 2004, the Exchange Ratio is fair, from a financial point of view, to the holders of Parent Common Stock, a signed copy of which opinion will be delivered to Company.

3.28 Board Approval. The Board of Directors of Parent has (i) approved this Agreement and the Merger, (ii) approved the issuance of the shares of Parent Common Stock pursuant to Section 1.6(a), (iii) approved an amendment to Parent’s Certificate of Incorporation increasing the number of authorized shares of Parent Common Stock to 500,000,000 shares (the “Parent Share Increase”), and (iv) recommended that the stockholders of Parent approve the issuance of the shares of Parent Common Stock pursuant to Section 1.6(a) and the Parent Share Increase. The Board of Directors of Merger Sub has approved this Agreement and the Merger, and recommended that the sole stockholder of Merger Sub approve this Agreement and the Merger.

3.29 Vote Required. The affirmative vote of the Parent’s stockholders holding a majority of the outstanding shares of Parent Common Stock outstanding on the record date set for the Parent Stockholders Meeting approving the issuance of the shares of Parent Common Stock pursuant to Section 1.6(a) and the affirmative vote of Parent as sole stockholder of Merger Sub are the only vote of the holders of any of Parent’s or Merger Sub’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

3.30 Parent Stockholder Agreement; Irrevocable Proxies. All of the persons listed on Schedule 3.30 have agreed in writing to vote for approval of the issuance of the shares of Parent Common Stock pursuant to Section 1.6(a) pursuant to the Parent Stockholder Agreement, and pursuant to an Irrevocable Proxy attached thereto as Exhibit A-2.

3.31 State Takeover Statutes. The Board of Directors of Parent has taken all actions necessary so that the restrictions contained in Section 203 of the Delaware Law applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Parent Stockholder Agreement. To Parent’s knowledge, no other “fair practice,” “moratorium,” “control share acquisition,” “business combination,” or other state takeover statute or similar statute or regulation applies to Parent, Parent, Merger Sub, the Merger, this Agreement or the Parent Stockholder Agreement.

3.32 Inventory. The inventories of Parent disclosed in the Parent SEC Documents as of September 30, 2003, and in any subsequently filed Parent SEC Documents, are stated consistently with the audited financial statements of Parent and consist of items of a quantity usable or salable in the ordinary course of business. Since September 30, 2003, Parent has continued to replenish inventories in a normal and customary manner consistent with past practices. Parent has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Parent, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since September 30, 2003, due provision was made on the books of Parent in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of the date hereof, Parent had no inventory in the distribution channel and had no commitments to purchase inventory (other than purchases of supplies in the ordinary course).

3.33 Accounts Receivable. The accounts receivable disclosed in the Parent SEC Documents as of September 30, 2003, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed Parent SEC Documents, or as accrued on the books of Parent in the ordinary course of business consistent with past practices in accordance with GAAP since the last filed Parent SEC Documents, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discount. The amount carried for doubtful accounts and allowances disclosed in each of such Parent SEC Document or accrued on such books is sufficient to provide for any losses that may be sustained on realization of the receivables.

3.34 Customers and Suppliers. None of Parent’s customers that individually accounted for more than 10% of Parent’s gross revenues during the 12-month period preceding the date hereof has terminated any material agreement with Company or has indicated that it will stop, or decrease the rate of, its business with Parent. As of the date hereof, no material supplier of Parent has indicated that it will stop, or decrease the rate of, supplying materials, products or services to Parent. Parent has not knowingly breached, so as to provide a benefit to Parent that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Parent.

3.35 Export Compliance. Parent and each of its subsidiaries is in compliance with, and at all times has complied with, United States and foreign export control regulations, including but not limited to the United States Export Administration Regulations, the Foreign Assets Control Regulations, and the International Traffic in Arms Regulations. Parent and each of its subsidiaries has not exported, reexported, or transferred any good, software, or technology to any country subject to a United States trade embargo or to any resident or national of any such country, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the United States Department of Commerce or the list of “Specially Designated Nationals and Blocked Persons” maintained by the United States Department of Treasury. Parent and each of its subsidiaries has not exported, reexported, or transferred any good, software or technology to any end-user engaged in activities related to weapons of mass destruction, including but not limited to: (1) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (2) the design, development, production or use of missiles or in support of missile projects; and (3) the design, development, production, or use of chemical or biological weapons. Parent and each of its subsidiaries has complied with all government license, classification, notification and other authorization requirements necessary for the export of any of its goods, software, or technology. Parent and each of its subsidiaries has complied with all license requirements necessary to transfer or release its software or technology to a foreign national within or outside the United States. Parent and each of its subsidiaries has timely filed all required post-shipment reports for the exports of its goods, software, or technology. Parent represents and warrants that:

(a) There are no pending or, to Parent’s knowledge, threatened claims against Parent or any of its subsidiaries with respect to any export licenses or other required approvals;

(b) There are no pending or, to Parent’s knowledge, threatened proceedings, claims, suits, actions or governmental or regulatory investigations of any nature challenging Parent’s or any of its subsidiaries’ right to use, sell, or export any products owned or licensed by any of the Parent’s or its subsidiaries’ vendors;

(c) To Parent’s knowledge, there are no actions, conditions or circumstances pertaining to Parent’s export transactions that may give rise to any future claims; and

(d) No consents or approvals are required in connection with Parent’s execution of this Agreement or the performance of its obligations hereunder, or such consents and approvals can be obtained expeditiously without material cost.

3.36 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent or Merger Sub pursuant to this Agreement, or the Parent SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. All projected, forecasted or prospective financial information provided by Parent to Company has been prepared in good faith on the basis of assumptions Parent believes are reasonable and supportable.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Parent and Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its and its subsidiaries’ business in the ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries’ present business organizations, use its reasonable best efforts consistent with past practice to keep available the services of its and its subsidiaries’ present officers and key employees and use its reasonable best efforts consistent with past practice to preserve its and its subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries’ goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Parent and Company agrees to promptly notify the other of any material event or occurrence not in the ordinary course of its or its subsidiaries’ business, and of any event that would have a Material Adverse Effect on Parent or Company.

4.2 Restrictions on Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, each of Parent and Company shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws (other than any amendment to the Company’s Certificate of Incorporation in connection with changes necessary to ensure that there is no preferred stock of Company outstanding immediately prior to the Effective Time, or an amendment to Parent’s Certificate of Incorporation for the purpose of effecting the Parent Share Increase and an amendment to Parent’s Bylaws to increase the number of directors on Parent’s Board of Directors);

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

(c) Stock Option Plans, Etc. Except as required by Section 5.9 hereof, take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans; provided, that the Assumed Options may be amended to accelerate the vesting of such options on the same terms and subject to the same conditions as provided in the Parent Stock Option Plan.

(d) Material Contracts. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of supplies in the ordinary course) involve the payment by Parent or Company, as applicable, or their respective subsidiaries in excess of $150,000;

(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its common stock pursuant to the conversion of preferred stock, or exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

(f) Intellectual Property. Transfer or license to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property in the ordinary course of business consistent with past practice, place any Intellectual Property into a source-code escrow, or grant any source-code license of any kind;

(g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole, except in the ordinary course of business consistent with past practice;

(i) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(j) Leases. Enter into any operating lease in excess of $50,000;

(k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $200,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Parent Financial Statements or the Company Financial Statements, as applicable;

(l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $25,000 individually or $100,000 in the aggregate;

(m) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(n) Termination or Waiver. Terminate or waive any right of substantial value;

(o) Employee Benefit Plans; New Hires; Pay Increases. Except as required by Section 5.9(c) hereof, adopt or amend any employee benefit or stock purchase or option plan or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Company’s past practices;

(p) Severance Arrangements. Grant any severance, termination pay or payments or benefits payable as a result of the Merger (i) to any director or officer, or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof;

(q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where such party in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party prior to the filing of such a suit, (iii) for a breach of this Agreement, or (iv) to clarify such party’s obligations under this Agreement;

(r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

(s) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(u) Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

(v) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

4.3 No Solicitation by Company. Company and its subsidiaries and the officers, directors, employees or other agents of Company and its subsidiaries (collectively, “Company Representatives”) will not, directly or indirectly, (i) take any action to solicit, initiate or encourage or agree to any Company Takeover Proposal (as defined in Section 7.3(f)), or (ii) subject to the terms of the immediately following sentence, engage in any discussions or negotiations with, or disclose any nonpublic information relating to Company or any of its subsidiaries to, or afford access to the properties, books or records of Company or any of its subsidiaries to, any person that has advised Company that it may be considering making, or that has made, a Company Takeover Proposal; provided, that nothing herein shall prohibit Company’s Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if, prior to adoption of this Agreement by Company stockholders, an unsolicited written Company Takeover Proposal shall be received by the Board of Directors of Company, then, to the extent the Board of Directors of Company believes in good faith (after advice from its financial advisor and after considering all terms and conditions of such written Company Takeover Proposal, including the likelihood and timing of its consummation) that such Company Takeover Proposal would result in a transaction more favorable to Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Company Takeover Proposal being referred to in this Agreement as a “Superior Company Proposal”) and the Board of Directors of Company determines in good faith after advice from outside legal counsel that it is necessary to do so in order for the Board of Directors of Company to comply with its fiduciary duties to stockholders under applicable law, then Company Representatives may furnish in connection therewith information to the party making such Superior Company Proposal and, subject to the provisions hereof, engage in negotiations with such party, and such actions shall not be considered a breach of this Section 4.3 or any other provisions of this Agreement; provided that in each such event Company notifies Parent of such determination by the Company Board of Directors and provides Parent with a true and complete copy of the Superior Company Proposal received from such third party, and provides (or has provided) Parent with all documents containing or referring to non-public information of Company that are supplied to such third party; provided, however, that Company provides such non-public information only pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreement (as defined in Section 5.4) is on Parent; and provided further that Company Representatives shall not agree to or endorse any Company Takeover Proposal and the Company Board of Directors shall not withdraw its recommendation of the Merger and adoption of this Agreement unless Company has provided Parent at least three (3) days prior notice of any such intent to agree or endorse such Company Takeover Proposal or to withdraw such recommendation. Company will promptly (and in any event within 24 hours) notify Parent after receipt of any Company Takeover Proposal or any notice that any person is considering making a Company Takeover Proposal or any request for non-public information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries by any person that has advised Company that it may be considering making, or that has made, a Company Takeover Proposal, or whose efforts to formulate a Company Takeover Proposal would be assisted thereby (such notice to include the identity of such person or persons), and will keep Parent fully informed of the status and details of any such Company Takeover Proposal notice, request or correspondence or communications related thereto, and shall provide Parent with a true and complete copy of such Company Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to a Company Takeover Proposal.

4.4 No Solicitation by Parent. Parent and its subsidiaries and the officers, directors, employees or other agents of Parent and its subsidiaries (collectively, “Parent Representatives”) will not, directly or indirectly, (i) take any action to solicit, initiate or encourage or agree to any Parent Takeover Proposal (as defined in Section 7.3(f)), or (ii) subject to the terms of the immediately following sentence, engage in any discussions or negotiations with, or disclose any nonpublic information relating to Parent or any of its subsidiaries to, or afford access to the properties, books or records of Parent or any of its subsidiaries to, any person that has advised Parent that it may be considering making, or that has made, a Parent Takeover Proposal; provided, that nothing herein shall prohibit Parent’s Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if, prior to approval of the issuance of the shares of Parent Common Stock pursuant to Section 1.6(a) and the Parent Share Increase by Parent stockholders, an unsolicited written Parent Takeover Proposal shall be received by the Board of Directors of Parent, then, to the extent the Board of Directors of Parent believes in good faith (after advice from its financial advisor and after considering all terms and conditions of such written Parent Takeover Proposal, including the likelihood and timing of its consummation) that such Parent Takeover Proposal would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Parent Takeover Proposal being referred to in this Agreement as a “Superior Parent Proposal”) and the Board of Directors of Parent determines in good faith after advice from outside legal counsel that it is necessary to do so in order for the Board of Directors of Parent to comply with its fiduciary duties to stockholders under applicable law, then Parent Representatives may furnish in connection therewith information to the party making such Superior Parent Proposal and, subject to the provisions hereof, engage in negotiations with such party, and such actions shall not be considered a breach of this Section 4.4 or any other provisions of this Agreement; provided that in each such event Parent notifies Company of such determination by the Parent Board of Directors and provides Company with a true and complete copy of the Superior Parent Proposal received from such third party, and provides (or has provided) Company with all documents containing or referring to non-public information of Parent that are supplied to such third party; provided, however, that Parent provides such non-public information only pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreement (as defined in Section 5.4) is on Parent; and provided further that Parent Representatives shall not agree to or endorse any Parent Takeover Proposal and the Parent Board of Directors shall not withdraw its recommendation that the stockholders of Parent approve the issuance of the shares of Parent Common Stock pursuant to Section 1.6(a) and the Parent Share Increase unless Parent has provided Company at least three (3) days prior notice of any such intent to agree or endorse such Parent Takeover Proposal or to withdraw such recommendation. Parent will promptly (and in any event within 24 hours) notify Company after receipt of any Parent Takeover Proposal or any notice that any person is considering making a Parent Takeover Proposal or any request for non-public information relating to Parent or any of its subsidiaries or for access to the properties, books or records of Parent or any of its subsidiaries by any person that has advised Parent that it may be considering making, or that has made, a Parent Takeover Proposal, or whose efforts to formulate a Parent Takeover Proposal would be assisted thereby (such notice to include the identity of such person or persons), and will keep Company fully informed of the status and details of any such Parent Takeover Proposal notice, request or correspondence or communications related thereto, and shall provide Company with a true and complete copy of such Parent Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Parent shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to a Parent Takeover Proposal.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Company and Parent shall prepare, and Company and Parent shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Company and approval of the issuance of the shares of Parent Common Stock issuable pursuant to Section 1.6(a) by the stockholders of Parent. As promptly as practicable following receipt of SEC comments thereon, Company and Parent shall file with the SEC definitive proxy materials and Parent shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate) with respect to shares of Parent Common Stock issuable pursuant to Section 1.6(a), in each case which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Company and Parent will notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the proxy materials or Registration Statement or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the proxy materials, Registration Statement or other filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the proxy materials, Registration Statement or any other filing, each of Company and Parent shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Company and Parent, such amendment or supplement. Subject to Sections 4.3 and 4.4, the proxy materials shall (i) solicit the adoption of this Agreement by stockholders of Company and shall include the approval of this Agreement and the Merger by the Board of Directors of Company and the recommendation of the Board of Directors of Company to Company’s stockholders that they vote in favor of adoption of this Agreement and the Merger and (ii) solicit the approval of the Parent Share Increase and the issuance of the shares of Parent Common Stock pursuant to Section 1.6(a) by stockholders of Parent and shall include the approval of the Parent Share Increase and such issuance of shares of Parent Common Stock by the Board of Directors of Parent and the recommendation of the Board of Directors of Parent to Parent’s stockholders that they vote in favor of approval of the Parent Share Increase and such issuance of shares of Parent Common Stock. All shares of Parent Common Stock issued pursuant to Section 1.6(a) hereof shall be registered pursuant to this Section 5.1.

5.2 Meeting of Stockholders. Each of Company and Parent shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its respective Certificate of Incorporation and Bylaws to convene the Company Stockholders Meeting and a meeting of the stockholders of Parent (the “Parent Stockholders Meeting”) within 45 days of the Registration Statement being declared effective by the SEC. Each of Company and Parent shall consult with the other regarding the date of the Company Stockholders Meeting and the Parent Stockholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting or Parent Stockholders Meeting, as applicable, without the consent of the other party. Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger. Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of approval of the issuance of the shares of Parent Common Stock issuable pursuant to Section 1.6(a) and the Parent Share Increase, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

5.3 Access to Information.

(a) Except as prohibited by applicable law, each of Parent and Company shall afford the other and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of such party’s and its subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party and its subsidiaries as the other party may reasonably request. Each of Parent and Company agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(d) Each of Parent and Company shall provide the other and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of such party’s and its subsidiaries’ Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the other party or its subsidiaries: (i) a schedule of the types of Tax Returns being filed by Parent or Company, as applicable, and each of its subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction by Parent or Company, as applicable, and each of its subsidiaries, (v) a schedule of any deferred intercompany gain with respect to transactions to which Parent or Company, as applicable, or any of its subsidiaries has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

5.4 Confidentiality. The parties acknowledge that each of Parent and Company have previously executed a non-disclosure agreement, which agreement shall continue in full force and effect in accordance with its terms.

5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

5.6 Consents; Cooperation.

(a) Each of Parent and Company shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR. Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

(b) Each of Parent and Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and Company shall cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Parent nor Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the Final Date (as defined in Section 7.1(b)). Each of Parent and Company shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Parent and Company also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: entering into negotiations; providing information required by law or governmental regulation; and substantially complying with any second request for information pursuant to the Antitrust Laws.

(c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) neither Parent nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Parent or of Parent combined with the Surviving Corporation after the Effective Time and (ii) neither Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Company.

5.7 Legal Requirements. Each of Parent, Merger Sub and Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.8 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

5.9 Employee Benefit Plans; Assumption of Options and Warrants.

(a) Company represents and warrants to Parent that Schedule 5.9(a) sets forth a true and complete list as of the date hereof of all holders of (i) outstanding options under the Company Stock Option Plans, including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option and (ii) outstanding warrants to purchase shares of Company Common Stock, including the number of shares of Company Common Stock subject to each such warrant, the exercise price and the term of each such warrant. At the Effective Time, Parent shall assume each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans listed on Schedule 5.9(a) (the “Assumed Options”) and each outstanding warrant to purchase shares of Company Common Stock listed on Schedule 5.9(a) (the “Assumed Warrants”), whether vested or unvested, and each convertible promissory note listed on Schedule 5.9(a) (the “Assumed Notes”), as set forth below. Each of the Assumed Options, Assumed Warrants and Assumed Notes shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plans and the applicable stock option agreements and the applicable warrant certificates or agreements and the applicable convertible promissory notes, immediately prior to the Effective Time, except that (i) each of the Assumed Options and Assumed Warrants will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Option or Assumed Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Options and, unless otherwise provided in the terms of the Assumed Warrants, such Assumed Warrants will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which each such Assumed Option or Assumed Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole cent, and (iii) the conversion price of each of the Assumed Notes will be equal to the product of the conversion price of such Assumed Note immediately prior to the Effective Time multiplied by the Exchange Ratio. At or prior to the Closing, Company shall take all actions required to prevent the cancellation or termination of the Assumed Options, Assumed Warrants and Assumed Notes upon the closing of the Merger or the transactions contemplated hereby, and to allow such Assumed Options, Assumed Warrants and Assumed Notes at the Effective Time to be converted into options and warrants to purchase Parent Common Stock or convertible promissory notes convertible into Parent Common Stock as described above, without requiring the consent of the holders. Except as set forth in Schedule 5.9(a)(i) of the Company Disclosure Schedule, the Merger will not terminate any of the outstanding Assumed Options under the Company Stock Option Plans or accelerate the exercisability or vesting of Assumed Options and Assumed Warrants or the shares of Parent Common Stock which will be subject to the Assumed Options and Assumed Warrants upon Parent’s assumption of the Assumed Options and Assumed Warrants in the Merger. Within 30 days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of an Assumed Option, Assumed Warrant or Assumed Note a document evidencing the foregoing assumption of such Assumed Option, Assumed Warrant or

Assumed Note by Parent. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options, Assumed Warrants and Assumed Notes remain outstanding, a sufficient number of shares of Parent Common Stock for delivery upon the exercise of such Assumed Options, Assumed Warrants and Assumed Notes.

(b) Company shall use all reasonable efforts to prepare a spreadsheet in form acceptable to Parent which spreadsheet shall be certified as complete and correct by a duly elected officer of Company as of the Closing and shall list, as of the Closing, all holders of Assumed Options, Assumed Warrants and Assumed Notes and their respective addresses, the number of shares of Company Common Stock subject to issuance upon exercise or conversion of such Assumed Options, Assumed Warrants and Assumed Notes held by such persons (including the respective certificate numbers), the exercise price of such Assumed Options and Assumed Warrants and the conversion price of such Assumed Notes immediately prior to the Effective Time, the number of shares of Parent Common Stock issuable to each holder upon exercise of such Assumed Options and Assumed Warrants or conversion of such Assumed Notes after the Effective Time, the adjusted exercise price of such Assumed Options and Assumed Warrants after the Effective Time, the adjusted conversion price of such Assumed Notes after the Effective Time, and the vesting and termination terms of each such Assumed Option, Assumed Warrant and Assumed Note (the “Spreadsheet”).

(c) All outstanding rights of Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the “Repurchase Options”) shall continue in effect following the Merger and shall thereafter continue to be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio.

(d) Company’s Board of Directors shall take all action necessary to cause (i) any “Offering Period” (as defined in the Company ESPP) then in progress to be shortened by establishing a final “Exercise Date” (as also defined in the Company ESPP) as of a date prior to the Effective Time, and any Offering Periods then in progress shall end on such new final Exercise Date, and (ii) the termination of the Company ESPP effective as of a time following such new final Purchase Date but at or prior to the Effective Time. All outstanding purchase rights under the ESPP shall automatically be exercised, in accordance with the terms of the ESPP, on the final Exercise Date, and each share of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive Parent Common Stock pursuant to Section 1.6(a) of this Agreement. Company shall cause the Company ESPP to terminate with such purchase.

(e) Within five (5) business days following the date of this Agreement, each of Parent and Company shall set forth on Schedule 5.9(e) a list of all persons whom Company or Parent, as the case may be, reasonably believes are, with respect to Company or Parent, as the case may be, and as of the date of this Agreement, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). Within a reasonable period of time after the last business day of each month after the date of this Agreement and on or about the date five business days prior to the expected Closing Date, Company and Parent shall each revise Schedule 5.9(e) to reflect any additional information which Company or Parent reasonably believes would impact the determination of persons who are, with respect to Company or Parent, as the case may be, and as of the each such date, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

(f) Unless Parent and Company otherwise agree in writing, Company shall terminate, effective at least one day prior to the Closing Date, any 401(k) plan sponsored by Company. Company shall provide evidence reasonably satisfactory to Parent to (i) reflect the termination of Company’s 401(k) plan and (ii) to ensure that all liabilities of Company under all other Company Employee Plans (including any liability relating to services performed prior to the Closing Date) shall be, effective as of such Company Employee Plans’ termination, either fully extinguished at no cost, and with no liability, to Parent, or accurately accounted for on Company’s financial statements.

5.10 Forms S-3 and S-8. Parent agrees to file, no later than 30 business days after Parent’s receipt of the Spreadsheet (provided that Parent has received within 10 business days after the Closing all option documentation it requires relating to the Assumed Options), (i) a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to Assumed Options for which a Form S-8 registration statement is available and listed on Schedule 5.10(a) hereto and (ii) a registration statement on Form S-3 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to Assumed Options granted to entities or to individuals for which a Form S-8 registration statement is not available and the shares of Parent Common Stock isusable pursuant to the Assumed Warrants and Assumed Notes, which Form S-3 shall remain current for one year from the Effective Time. Company shall cooperate with and assist Parent in the preparation of such registration statements.

5.11 Nasdaq Quotation. Company and Parent agree to continue the quotation of Company Common Stock on The Nasdaq National Market, and Parent Common Stock on the Nasdaq Small Cap Market, respectively, during the term of the Agreement.

5.12 Employee Matters. Promptly after the Effective Time, employees of Company, at the option of Parent, will either (i) become eligible to participate in Parent’s standard employee benefit plans on an equivalent basis with other similarly situated employees of Parent and will receive full credit pursuant to those plans for years of service at Company; or (ii) continue to participate in employee benefit plans maintained by Company for the benefit of Company employees and in effect prior to the Effective Date and continuing in effect following the Effective Date, with full credit pursuant to such plan for years of service at Company, or (iii) any combination of options (i) and (ii). Management of Parent shall determine, as soon as reasonably practicable after the Effective Time, an appropriate employee benefits package that it deems no less favorable to employees of Parent and Company than the benefits package provided to such employees prior to the Effective Time, and such benefits package will be offered to all employees of Parent and Company on the same basis. Subject to the foregoing, all Company Employee Plans that remain effective after the Effective Time shall, to the extent permitted by their terms, and to the extent desired by Parent, be terminated as soon as practicable after Company’s employees become eligible for, and begin participation in, the employee benefit plans sponsored by Parent.

5.13 Indemnification.

(a) After the Effective Time, Parent will fulfill and honor in all respects the obligations of Company pursuant to the indemnification provisions of Company’s Certificate of Incorporation and Bylaws or any indemnification agreement with Company officers and directors to which Company is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any person so indemnified (an “Indemnified Party”) is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay as incurred such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent permitted by the Delaware Law upon receipt of any undertaking contemplated by Section 145(e) of the Delaware Law. Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation, and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the Delaware Law.

(b) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director, officer, employee, fiduciary or agent of Company occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period lasting until the expiration of five years after the Effective Time (whether arising before or after the Effective Time), in each case for which such Indemnified Party is indemnified under this Section 5.13, such Indemnified Party shall be entitled to be represented by counsel, which counsel shall be counsel of Parent (provided that if use of counsel of Parent would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Person and of Parent, the Indemnified Party shall be entitled instead to be represented by counsel selected by the Indemnified Party and reasonably acceptable to Parent) and following the Effective Time the Surviving Corporation and Parent shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made prior to the expiration of such five year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of any two or more Indemnified Parties.

(c) Company shall obtain, no later than the Closing Date, a fully paid rider continuing Company’s existing policy of directors and officers liability insurance, covering all periods prior to the Closing Date, which shall provide coverage for each person who was a director or officer of Company at the Closing. Such policy shall be maintained in effect until the expiration of six years (unless Company and Parent mutually agree to a different term) for all potential claims against such officers and directors for actions or omissions to act occurring prior to the Closing Date. Company and Parent shall each pay half of the cost of such rider, and the amounts so paid by Company and Parent shall be offset against Schedule 6.2(f) and Schedule 6.3(o) capital resources requirements; provided that Parent shall have no obligation to pay any amount prior to the Effective Time.

(d) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

5.14 Tax Treatment. For U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of the Code, and the parties hereto intend that the transactions contemplated by this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Parent will report the Merger on its income tax returns in a manner consistent with treatment of the Merger as a Code Section 368(a) reorganization. Neither Parent, the Company nor any of there respective affiliates has taken any action, nor will they take any action, that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

5.15 Cooperation to Satisfy Government Authorities. Parent and Company shall cooperate to promptly address and, to the extent commercially reasonable or practicable, resolve any concerns of any Government Authority in connection with the Merger.

5.16 Stockholder Litigation. Unless and until the Board of Directors of Company has withdrawn its recommendation of the Merger, Company shall give Parent the opportunity to participate at its own expense in the defense of any stockholder litigation against Company and/or its directors relating to the transactions contemplated by this Agreement. Unless and until the Board of Directors of Parent has withdrawn its approval of the Merger, Parent shall give Company the opportunity to participate at its own expense in the defense of any stockholder litigation against Parent and/or its directors relating to the transactions contemplated by this Agreement.

5.17 Governance Matters.

(a) Board of Directors. The Board of Directors of Parent will take all actions within its power to cause the Board of Directors of Parent, effective upon the Effective Time, to consist of seven (7) directors, three (3) of whom shall be the nominees of the directors of Company set forth on Schedule 5.17(a) (the “Company Designees”), three (3) of whom shall be nominated by the directors of Parent prior to the Effective Time (the “Parent Designees”), and one (1) of whom shall be nominated by a majority of the Company Designees and the Parent Designees, acting as a whole.

(b) Board Committees. The Board of Directors of Parent will take all actions within its power to cause the Board of Directors of Parent, effective upon the Effective Time, to create an Audit Committee, a Compensation Committee and an Nominating and Governance Committee, and such other committees of the Board of Directors of Parent as the Parent Board of Directors may determine following the Effective Time, and that the composition of such committees shall satisfy the requirements of the rules and regulations of the Sarbanes-Oxley Act, the Exchange Act and the Nasdaq Stock Market.

5.18 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Company under Delaware Law and the issuance of the shares of Parent Common Stock issuable pursuant to Section 1.6(a) shall have been approved and adopted by the requisite vote of the stockholders of Parent under Delaware Law and the rules and regulations of the Nasdaq Stock Market.

(b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

(d) Governmental Approvals. Parent, Company and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR.

(e) Tax Opinion. Parent and Company shall have received substantially similar written opinions of Gary Cary Ware & Freidenrich LLP and Rutan & Tucker, LLP, respectively, in form and substance reasonably satisfactory to them, dated on or about the date of Closing to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Parent, Merger Sub and Company. In addition, Parent and Company shall have received from such respective firms such tax opinions as may be required by the SEC in connection with the filing of the Registration Statement.

(f) Parent Board of Directors. Company and Parent shall have taken all requisite action to cause directors of Parent as of the Effective Time to be as provided in Section 5.17(a) hereof.

(g) Nasdaq Listing. The shares of Parent Common Stock issuable to stockholders of Company pursuant to this Agreement and such other shares required hereunder to be reserved for issuance in connection with the Merger (including without limitation the maximum number of shares of Parent Common Stock issuable pursuant to all Assumed Options, Assumed Warrants and Assumed Notes) and shall have been authorized for listing on the Nasdaq Small Cap Market upon official notice of issuance.

6.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by its President and Chief Financial Officer certifying that the condition set forth in Section 6.2(a) shall have been fulfilled.

(c) Third Party Consents. Company shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Parent set forth on Schedule 6.2(c).

(d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent’s conduct or operation of the business of Parent and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(e) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on Parent, or any change that has a Material Adverse Effect on Parent.

(f) Capital Resources. Parent shall have an aggregate of at least the amount set forth in Schedule 6.2(f) hereto in cash and cash equivalent assets at the Effective Time.

(g) Options Set-Aside. The Board of Directors of Parent shall have adopted resolutions reserving or setting aside an aggregate of 3,000,000 shares of restricted stock and/or options under the Parent Stock Option Plan for issuance after the Effective Time to persons who were officers, directors, employees, consultants or contractors of Company prior to the Effective Time and who continue to provide services to the Surviving Corporation or Parent as an officer, director, employee, consultant or contractor after the Effective Time.

(h) Fairness Opinion. Company shall have obtained a fairness opinion from Wedbush Morgan Securities Inc., Company’s financial advisor in connection with the Merger, dated as of the date of this Agreement.

(i) Series E Preferred. All outstanding shares of Parent’s Series E Convertible Preferred Stock shall have been converted into shares of Parent Common Stock without the triggering of any liquidation preferences or rights to demand cash payment.

(j) Warrants. All outstanding warrants to purchase shares of Parent’s Common Stock containing provisions regarding cash exchange at a Black-Scholes value shall have been exercised or such cash exchange terms shall have been waived.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its President and Chief Financial Officer certifying that the condition set forth in Section 6.3(a) shall have been fulfilled.

(c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Company set forth on Schedule 6.3(c).

(d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Company’s conduct or operation of the business of Company and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(e) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on Company, or any change that has a Material Adverse Effect on Company.

(f) Termination of Executive Employment Agreements; Retention of Key Employees. Prior to the Effective Time, Company shall have terminated the employment agreements between Company and each of Kris Shah, Marvin Winkler and any other executive level employees of Company, and Company shall have paid to such persons any and all amounts necessary to settle all obligations of Company, including any severance obligations, in connection with such termination and obtained a general waiver and release of claims arising out of such individual’s employment with the Company. Parent deems each of Kris Shah, Marvin Winkler and Tom Schiff (the “Key Employees”) as key to the success of the ongoing business of the

Company and therefore, prior to the Effective Time, each of the Key Employees shall have executed a new employment or consulting agreement with Parent in a form reasonably acceptable to such Key Employee and Parent.

(g) Noncompetition Agreements. Each of the persons named on Schedule 6.3(g) shall have executed a noncompetition agreement in a form reasonably acceptable to Parent.

(h) Action Under Stock Option Plans. The Board of Directors of Company shall have taken all action necessary to prevent the cancellation or termination of options under the Company Stock Option Plans upon the closing of the Merger and to allow such options to be assumed by Parent as described in Section 5.9.

(i) Preferred Stock. There shall not be any outstanding shares of Company’s preferred stock.

(j) Spreadsheet. Parent shall have received the Spreadsheet, which shall have been certified as true and correct by an authorized officer of Company.

(k) Secured Debt. Company shall provide evidence in a form satisfactory to Parent that all debts of the Company secured by any of the Company’s assets other than the Assumed Notes (“Secured Debt”) has been fully satisfied or terminated, and that the security interest in Company’s assets held by the holders of Secured Debt and the Assumed Notes has been released.

(l) Termination of Company ESPP. The Board of Directors of Company shall have taken all action necessary to terminate the Company ESPP prior to the Effective Time.

(m) Absence of Litigation and Wind-Up Expenses. There shall not be any unresolved actions, suits, proceedings, claim, arbitrations, audits or investigations against Company that in the reasonable judgment of Parent could have a Material Adverse Effect on Company. Company shall have taken all steps necessary to complete the wind-up and dissolution of all of its subsidiaries unless in the reasonable judgment of Parent the failure to do so would not have a Material Adverse Effect on Company.

(n) Tax Returns. Prior to the Effective Time, Company shall have filed all tax returns and paid all tax obligations that are due prior to the Closing Date.

(o) Capital Resources. Company shall have an aggregate of at least the amount set forth in Schedule 6.3(o) hereto in cash and cash equivalent assets at the Effective Time.

(p) Lease. Prior to the Effective Time, Company and KRDS, Inc. shall have executed the side letter agreement in substantially the form attached hereto as Exhibit C.

(q) Government Contracts. At the Effective Time, all Government Contracts of Company in effect as of the date of this Agreement and with terms that extend beyond the Closing Date shall continue to be effective, and Company shall not have received any indication that any Governmental Authority, prime contractor or higher-tier subcontractor of any Governmental Authority intends to terminate any agreement or business relationship with Company upon or following the Effective Time. Company shall have cooperated with Parent to take all steps reasonably necessary to obtain any government security clearance necessary to permit a representative of Parent and Parent’s counsel to obtain full access to all of Company’s Government Contracts at least thirty days prior to the Closing Date, provided that, if required, the relevant Government Authority acknowledges and agrees that Parent has a “need to know” the information. There shall not be any commitments, obligations or requirements on the part of Company or any rights, benefits, or entitlements of any Governmental Authority under Company’s Government Contracts that in the reasonable judgment of Parent could have a Material Adverse Effect on Company.

(r) Fairness Opinion. Parent shall have obtained a fairness opinion from C.E. Unterberg, Towbin LLC, Parent’s financial advisor in connection with the Merger, dated as of the date of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

(a) by mutual consent of Parent and Company;

(b) by either Parent or Company, if, without fault of the terminating party, the Closing shall not have occurred on or before July 31, 2004, or such later date as may be agreed upon in writing by the parties hereto (the “Final Date”); provided, however, that the Final Date shall be extended to August 30, 2004, if the only reason the Closing has not occurred by July 31, 2004 is the failure of the conditions set forth in Section 6.1(b) and/or Section 6.1(d) (although such extension shall not occur if the failure of such conditions has been caused or resulted from one party’s action or failure to act constituting a breach of this Agreement and the other party does not consent to such extension); and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Parent, if (i) Company breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 6.3(a) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Company of written notice of such breach (and Parent has not willfully breached any of its covenants hereunder, which breach is not cured), (ii) the Board of Directors of Company withdraws or modifies its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing, (iii) Company fails to comply with Section 4.3, (iv) the Board of Directors of Company recommends, endorses, accepts or agrees to a Company Takeover Proposal or resolves to do so, or (v) for any reason Company fails to call and hold the Company Stockholders Meeting by July 15, 2004, or if the condition set forth in Section 6.1(b) is not satisfied, by August 15, 2004, under circumstances in which it can be reasonably expected that the Final Date will be extended pursuant to the proviso set forth in Section 7.1(b);

(d) by Company, if (i) Parent breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 6.2(a)(i) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Parent of written notice of such breach (and Company has not willfully breached any of its covenants hereunder, which breach is not cured), (ii) the Board of Directors of Parent withdraws or modifies its recommendation of this Agreement or the Merger in a manner adverse to Company or resolves to do any of the foregoing, (iii) Parent fails to comply with Section 4.4, (iv) the Board of Directors of Parent recommends, endorses, accepts or agrees to a Parent Takeover Proposal or resolves to do so, and the terms on which the Parent Takeover Proposal are to be consummated reflect a discount from the market value of the capital stock or assets of Parent or its subsidiaries that are to be disposed of in the Parent Takeover Proposal or (v) for any reason Parent fails to call and hold the Parent Stockholders Meeting by July 15, 2004 or if the condition set forth in Section 6.1(b) is not satisfied, by August 15, 2004, under circumstances in which it can be reasonably expected that the Final Date will be extended pursuant to the proviso set forth in Section 7.1(b); or

(e) by Parent if (X) a Trigger Event (as defined in Section 7.3(e)) where Company is the Issuer (as defined in Section 7.3(e)) or (Y) a Company Takeover Proposal, shall have occurred and the Board of Directors of Company in connection therewith, does not within ten (10) business days of such occurrence (i) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby, and (ii) reject such Company Takeover Proposal or Trigger Event (in the case of a Trigger Event involving a tender or exchange offer); or

(f) by Company if (X) a Trigger Event where Parent is the Issuer or (Y) a Parent Takeover Proposal, shall have occurred and the Board of Directors of Parent in connection therewith, does not within ten (10) business days of such occurrence (i) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby, and (ii) reject such Parent Takeover Proposal or Trigger Event (in the case of a Trigger Event involving a tender or exchange offer) unless the terms on which the Parent Takeover Proposal are to be consummated reflect no discount from the market value of the capital stock or assets of Parent or its subsidiaries that are to be disposed of in the Parent Takeover Proposal; or

(g) by either Parent or Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) any required approval of the stockholders of Parent or Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this subsection (ii) shall not be available to Parent or Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of Parent or Company and such action or failure constitutes a breach by Parent or Company of this Agreement).

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees), this Section 7.2 and Section 8.1 (Non-Survival at Effective Time) shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall relieve any party from liability in connection with a breach by such party of the representations, warranties or covenants of such party to this Agreement.

7.3 Expenses and Termination Fees.

(a) Subject to subsections (b), (c) and (d) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Proxy Materials and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement, the Proxy Materials and the listing of additional shares pursuant to Section 6.1(g) and qualification and filing fees associated with efforts to comply with applicable state securities laws in connection with the Merger shall be shared equally by Company and Parent.

(b) If Parent terminates this Agreement pursuant to Section 7.1(c)(iii) as a result of the failure by Company, or any of its stockholders who are parties to the Company Stockholder Agreement, or any of their respective directors, officers, employees, affiliates and controlling persons, or any person authorized by such persons, to comply with the requirements of Section 4.3, or if any Company Takeover Proposal or Trigger Event (where Company is the Issuer) is consummated (as defined in Section 7.3(g)) by or with any person (or any affiliate of any person) that made a Company Takeover Proposal prior to termination of this Agreement or that caused a Trigger Event (where Company is the Issuer) prior to such termination, then Company shall promptly reimburse Parent for all of the documented out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel), and, in addition to any other remedies Parent may have, Company shall promptly pay to Parent the sum of $2,000,000.

(c) If Company terminates this Agreement pursuant to Section 7.1(d)(iii) as a result of the failure by Parent, or any of its stockholders who are parties to the Parent Stockholder Agreement, or any of their respective directors, officers, employees, affiliates and controlling persons, or any person authorized by such persons, to comply with the requirements of Section 4.4, or if any Parent Takeover Proposal or Trigger Event (where Parent is the Issuer) is consummated (as defined in Section 7.3(g)) by or with any person (or any affiliate of any person) that made a Parent Takeover Proposal prior to termination of this Agreement or that caused a Trigger Event (where Parent is the Issuer) prior to such termination, then Parent shall promptly reimburse Company for all of the out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel), and, in addition to any other remedies Company may have, Parent shall promptly pay to Company the sum of $2,000,000.

(d) If Parent terminates this Agreement pursuant to Section 7.1(c)(i) under circumstances not described in Section 7.3(b), then Company shall promptly reimburse Parent for all of the documented out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel). If Company terminates this Agreement pursuant to Section 7.1(d)(i) under circumstances not described in Section 7.3(c), then Parent shall promptly reimburse Company for all of the out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

(e) As used herein, a “Trigger Event” shall occur if any Person (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) acquires securities representing 15% with respect to Company or 50% with respect to Parent, or more, or commences a tender or exchange offer, open market purchase program or other publicly announced initiative following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 15% with respect to Company or 50% with respect to Parent, or more, of the voting power of such issuer of the securities (“Issuer”); provided, however, a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 15% with respect to Company or 50% with respect to Parent, or more of Issuer if such Person has not acquired such securities with the purpose or with the effect of changing or influencing the control of Issuer, or in connection with or as a participant in any transaction having such purpose or effect, including without limitation in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Issuer; (ii) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Issuer (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of Issuer, directly or indirectly, relating to a merger or other business combination involving Issuer or the sale or transfer of a significant portion of assets (excluding the sale or disposition of assets in the ordinary course of business) of Issuer; (iii) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Issuer, directly or indirectly, relating to a merger or other business combination involving Issuer or the sale or transfer of a significant portion of assets (excluding the sale or disposition of assets in the ordinary course of business) of Issuer; or (iv) otherwise acting, alone or in concert with others, to seek control of Issuer or to seek to control or influence the management or policies of Issuer.

(f) For purposes of this Agreement (i) “Company Takeover Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Company or any of its subsidiaries or the acquisition of 15% or more of the outstanding shares of capital stock of Company, or a significant portion of the assets of Company or any of its subsidiaries, other than the transactions contemplated by this Agreement; and (ii) “Parent Takeover Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Parent of any of its subsidiaries consisting in the acquisition of 50% or more of the outstanding shares of capital stock of Parent, or a significant portion of the assets of Parent, other than the transactions contemplated by this Agreement.

(g) For purposes of Section 7.3(c) above, (A) “consummation” of a Company Takeover Proposal or Parent Takeover Proposal shall occur on the date of closing of a written agreement entered into with respect to a merger or other business combination involving Company or Parent or the acquisition of 15% with respect to Company or 50% with respect to Parent, or more of the outstanding shares of capital stock of Company or Parent, or sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Company or Parent or any of its subsidiaries and (B) “consummation” of a Trigger Event shall occur on the date that a change in control (as contemplated in Regulation 13D-G under the Exchange Act) of Issuer occurs following the date that any Person (other than any stockholder which currently owns 15% or more of the outstanding shares of capital stock of Issuer provided such shareholder does not increase its ownership) or any of its affiliates or associates acquires beneficial ownership of securities representing 15% with respect to Company or 50% with respect to Parent, or more of the voting power of Issuer, following a tender or exchange offer.

7.4 Amendment. Any time prior to the Effective Time, the Boards of Directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Company or Merger Sub shall not, without obtaining stockholder approval of such amendment, (i) alter or change the amount or kind of consideration to be received on conversion of the Company Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Company Common Stock or Merger Sub Common Stock.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.10 (Registration on Form S-8 and Form S-3), 5.13 (Indemnification), 5.18 (Best Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

SAFLINK Corporation

777 108th Avenue NE, Suite 2100

Bellevue, WA 98004

Attention: Chief Executive Officer

Facsimile No.: (425) 278-1300

Telephone No.: (425) 278-1100

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Gray Cary Ware & Freidenrich LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104

Attention: W. Michael Hutchings, Esq.

Facsimile No.: (206) 839-4801

Telephone No.: (206) 839-4800

(b) if to Company, to:

SSP Solutions, Inc.

17861 Cartwright Road

Irvine, CA 92614

Attention: Chief Executive Officer

Facsimile No.: (949) 851-8679

Telephone No.: (949) 851-1085

with a copy (which shall not constitute notice to Company) to:

Rutan & Tucker, LLP

611 Anton Blvd., Suite 1400

Costa Mesa, CA 92626

Attention: Gregg Amber, Esq.

Facsimile No.: (714) 546-9035

Telephone No.: (714) 641-5100

8.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 22, 2004. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c) and (f), 1.7-1.9, 5.9, 5.10, 5.12 and 5.13; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

8.6 Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature page follows]

IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SSP SOLUTIONS, INC.

By:

Name:

Title:

SAFLINK CORPORATION

By:

Name:

Title:

SPARTAN ACQUISITION CORPORATION

By:

Name:

Title:

[SIGNATURE PAGE TO AGREEMENT AND

PLAN OF MERGER AND REORGANIZATION]

Annex B

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

SAFLINK CORPORATION

SAFLINK Corporation, a Delaware corporation (the “Corporation”), hereby certifies that:

1. The Corporation’s Board of Directors has duly adopted the following resolution setting forth the proposed amendment to the Corporation’s Restated Certificate of Incorporation previously filed on February 23, 2004 (the “Restated Certificate”):

RESOLVED, that the first paragraph of Article IV of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 501,000,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), and (ii) 500,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”).”

2. The foregoing amendment to the Restated Certificate has been duly approved by the Corporation’s Board of Directors.

3. The foregoing amendment to the Restated Certificate has been duly approved by the stockholders of the Corporation in accordance with Sections 242 of the Delaware General Corporation Law. The vote required under the Delaware General Corporation Law and the Restated Certificate was at least a majority of the outstanding shares of Common Stock.

The undersigned further declares that, under penalty of perjury under the laws of the State of Delaware, the matters set forth in this Certificate of Amendment are true of his own knowledge.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this     th day of                  , 2004.

SAFLINK CORPORATION

By:
Glenn L. Argenbright Chief Executive Officer

B-1

Annex C

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (the “Agreement”) is made and entered into as of March 22, 2004, between SAFLINK Corporation, a Delaware corporation (“Parent”), Spartan Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (“Stockholders”) of SSP Solutions, Inc., a corporation existing under the laws of Delaware (“Company”).

RECITALS:

WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization dated as of March 22, 2004, by and between Parent, Merger Sub and Company (such agreement as it may be amended or restated is hereinafter referred to as the (“Merger Agreement”), the parties agreed that on the signing of the Merger Agreement, Parent, Merger Sub and Stockholder would execute and deliver a Stockholder Agreement containing the terms and conditions set forth in an Exhibit to the Merger Agreement together with such other terms and conditions as may be agreed to by the parties to the Merger Agreement acting reasonably;

WHEREAS, Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Merger Sub with and into Company (the “Merger”) effected in part through the conversion of each outstanding share of capital stock of Company (the “Company Capital Stock”), into shares of common stock of Parent (the “Parent Shares”) at the rate set forth in the Merger Agreement (the “Transaction”);

WHEREAS, Stockholder is the registered and beneficial owner of such number of shares of the outstanding Company Capital Stock as is indicated on the signature page of this Agreement (the “Shares”); and

WHEREAS, in order to induce Parent to enter into the Transaction, certain stockholders of Company have agreed not to transfer or otherwise dispose of any of the Shares, or any other shares of Company Capital Stock acquired by such stockholder hereafter and prior to the Expiration Date (as defined in Section 1.1 below), and have agreed to vote the Shares and any other such shares of Company Capital Stock so as to facilitate consummation of the Transaction.

NOW, THEREFORE, the parties agree as follows:

1. Share Ownership and Agreement to Retain Shares.

1.1 Transfer and Encumbrance.

(a) Stockholder represents, warrants and covenants to Parent that (i) Stockholder is the beneficial owner of that number of Shares of Company Capital Stock set forth on the signature page hereto and, except as otherwise set forth on the signature page hereto, has held such Company Capital Stock at all times since the date set forth on such signature page; (ii) the Shares constitute the Stockholder’s entire interest in the outstanding Company Capital Stock; (iii) no other person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire the Shares or any portion of the Shares; and (iv) the Shares are and will be at all times up until the Expiration Date free and clear of any liens, claims, options, charges or other encumbrances.

(b) Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) of the Transaction, and (ii) the termination of the Merger Agreement.

1.2 New Shares. Stockholder agrees that any shares of Company Capital Stock that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Company with respect to any of the following, Stockholder shall vote the Shares and any New Shares (i) in favor of approval of the Transaction and any matter that could reasonably be expected to facilitate the Transaction and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Transaction) between Company and any person or entity other than Parent and Merger Sub.

3. Irrevocable Proxy. Stockholder is hereby delivering to Parent a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to each meeting of stockholders (or written consent in lieu thereof) of Company, such Proxy to cover the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting. Upon the execution of this Agreement by the Stockholder, the Stockholder hereby revokes any and all prior proxies given by the Stockholder with respect to the Shares and agrees not to grant any subsequent proxies with respect to the Shares or any New Shares until after the Expiration Date.

4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

(a) Until the Expiration Date, the Stockholder will not (and will use such Stockholder’s reasonable best efforts to cause Company, its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by such Stockholder or them, not to): (i) initiate or solicit, directly or indirectly, any proposal, plan of offer to acquire all or any substantial part of the business or properties or Company Capital Stock, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate Company or otherwise distribute to the Stockholders of Company all or any substantial part of the business, properties or Company Capital Stock (each, an “Acquisition Proposal”); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning Company’s business, properties or assets to any corporation, partnership, person or other entity or group (other than Parent or Merger Sub, or any associate, agent or representative of Parent or Merger Sub), under any circumstances that would reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal provided that, in the case of clauses (iii) and (iv), the foregoing shall not prevent Stockholder, in Stockholder’s capacity as a director or officer (as the case may be) of Company, from taking any actions permitted under Section 4.3 of the Merger Agreement. In the event the Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, such Stockholder shall promptly inform Parent as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Stockholder is a party or violating its fiduciary duties.

(b) Stockholder is competent to execute and deliver this Stockholder Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Stockholder Agreement has been duly and validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except that (i) the enforceability thereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect affecting creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c) The execution and delivery of this Stockholder Agreement by Stockholder does not, and the performance of this Stockholder Agreement by Stockholder shall not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance, on any of the Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

5. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

8. Confidentiality. Stockholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence, and (ii) not to divulge any such information to any third person, until such time as the Transaction has been publicly disclosed by Parent.

9. Miscellaneous.

9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is binding upon Stockholder in Stockholder’s capacity as a stockholder of Company (and not in Stockholder’s capacity as a director or officer, as the case may be, of Company) and only with respect to the specific matters set forth herein.

9.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

9.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent or Merger Sub upon any such violation, Parent and Merger Sub shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent or Merger Sub at law or in equity and the Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

9.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Stockholder Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

(a) If to the Stockholder, at the address set forth below the Stockholder’s signature at the end hereof.

(b) if to Parent or Merger Sub, to:

SAFLINK Corporation

777 108th Avenue NE, Suite 2100

Bellevue, WA 98004

Attention: Chief Executive Officer

Facsimile No.: (425) 278-1300

Telephone No.: (425) 278-1100

with a copy to:

Gray Cary Ware & Freidenrich LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104

Attention: W. Michael Hutchings, Esq.

Facsimile No.: (206) 839-4801

Telephone No.: (206) 839-4800

(c) if to Company, to:

SSP Solutions, Inc.

17861 Cartwright Road

Irvine, CA 92614

Attention: Chief Executive Officer

Facsimile No.: (949) 851-8588

Telephone No.: (949) 851-1085

with a copy to:

Rutan & Tucker, LLP

611 Anton Boulevard, 14th Floor

Costa Mesa, CA 92626

Attention: Gregg Amber, Esq.

Facsimile No.: (714) 546-9035

Telephone No.: (714) 641-3425

or to such other address as any party hereto may designate for itself by notice given as herein provided.

9.6 Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

9.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

9.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Stockholder Agreement to be executed as of the date first above written.

SAFLINK CORPORATION

By:
(Signature)

Name:

Title:

SPARTAN ACQUISITION CORPORATION

By:

Name:

Title:

Total Number of Shares of Company Capital Stock owned on the date hereof:

Common Stock:

[SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

SSP SOLUTIONS, INC.

The undersigned stockholder of SSP Solutions, Inc., a Delaware corporation (“Company”), hereby irrevocably (to the full extent permitted by the Delaware General Corporation Law) appoints the members of the Board of Directors of SAFLINK Corporation, a Delaware corporation (“Parent”), and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Irrevocable Proxy is irrevocable (to the extent provided in the Delaware Corporations Code), is coupled with an interest, including, but not limited to, that certain Stockholder Agreement dated as of even date herewith by and among Parent, Spartan Acquisition Corporation (“Merger Sub”) and the undersigned, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization between Company, Parent and Merger Sub (the “Merger Agreement”), which agreement provides for the merger of Merger Sub with and into Company (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement. This Irrevocable Proxy shall terminate on the Expiration Date.

The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware Corporations Code), at every annual, special or adjourned meeting of the stockholders of Company and in every written consent in lieu of such meeting as follows:

☒	In favor of approval of the Merger and the Merger Agreement, in favor of any matter that could reasonably be expected to facilitate the Merger and against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between Company and any person or entity other than Parent and Merger Sub, and against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under an acquisition agreement in respect of the Merger or which would result in any of the conditions to the completion of the Merger not being fulfilled.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

[Signature page follows.]

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated:                      , 2004

(Signature)

Shares beneficially owned:

             shares of Company Common Stock

Annex D

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (the “Agreement”) is made and entered into as of March 22, 2004, between SSP Solutions, Inc., a Delaware corporation (“Company”) and the undersigned stockholder (“Stockholder”) of SAFLINK Corporation, a Delaware corporation (“Parent”).

RECITALS:

WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization dated as of March 22, 2004, by and between Parent, Spartan Acquisition Corporation, a Delaware corporation (“Merger Sub”) and Company (such agreement as it may be amended or restated is hereinafter referred to as the (“Reorganization Agreement”), the parties agreed that on the signing of the Reorganization Agreement, Company and Stockholder would execute and deliver a Stockholder Agreement containing the terms and conditions set forth in an Exhibit to the Reorganization Agreement together with such other terms and conditions as may be agreed to by the parties to the Reorganization Agreement acting reasonably;

WHEREAS, Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Merger Sub with and into Company (the “Merger”) effected in part through the conversion of each outstanding share of capital stock of Company into shares of common stock of Parent (the “Parent Shares”) at the rate set forth in the Reorganization Agreement (the “Transaction”);

WHEREAS, in order to induce Company to enter into the Transaction, Parent has agreed to use its best efforts to solicit the proxy of certain stockholders of Parent on behalf of Company, and to cause certain stockholders of Parent to execute and deliver Stockholder Agreements to Company;

WHEREAS, Stockholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of Parent (the “Parent Capital Stock”) as is indicated on the signature page of this Agreement (the “Shares”); and

WHEREAS, in order to induce Company to enter into the Transaction, certain stockholders of Parent have agreed not to transfer or otherwise dispose of any of the Shares, or any other shares of Parent Capital Stock acquired by such stockholder hereafter and prior to the Expiration Date (as defined in Section 1.1 below), and have agreed to vote the Shares and any other such shares of Parent Capital Stock so as to facilitate consummation of the Transaction.

NOW, THEREFORE, the parties agree as follows:

1. Share Ownership and Agreement to Retain Shares.

1.1 Transfer and Encumbrance.

(a) Stockholder represents, warrants and covenants to Company that (i) Stockholder is the beneficial owner of that number of Shares of Parent Capital Stock set forth on the signature page hereto and, except as otherwise set forth on the signature page hereto, has held such Parent Capital Stock at all times since the date set forth on such signature page; (ii) the Shares constitute the Stockholder’s entire interest in the outstanding Parent Capital Stock; (iii) no other person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire the Shares or any portion of the Shares; and (iv) the Shares are and will be at all times up until the Expiration Date free and clear of any liens, claims, options, charges or other encumbrances.

(b) Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares

(as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time (as defined in the Reorganization Agreement) of the Transaction, and (ii) the termination of the Reorganization Agreement.

1.2 New Shares. Stockholder agrees that any shares of Parent Capital Stock that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Company with respect to any of the following, Stockholder shall vote the Shares and any New Shares in favor of approval of the issuance of the Parent Shares in connection with the Transaction.

3. Irrevocable Proxy. Stockholder is hereby delivering to Company a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to each meeting of stockholders (or written consent in lieu thereof) of Parent, such Proxy to cover the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting. Upon the execution of this Agreement by the Stockholder, the Stockholder hereby revokes any and all prior proxies given by the Stockholder with respect to the Shares and agrees not to grant any subsequent proxies with respect to the Shares or any New Shares until after the Expiration Date.

4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Company as follows:

(a) Until the Expiration Date, the Stockholder will not (and will use such Stockholder’s reasonable best efforts to cause Parent, its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by such Stockholder or them, not to): (i) initiate or solicit, directly or indirectly, any proposal, plan of offer to acquire all or any substantial part of the business or properties or Parent Capital Stock, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate Parent or otherwise distribute to the Stockholders of Parent all or any substantial part of the business, properties or Parent Capital Stock (each, an “Acquisition Proposal”); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning Parent’s business, properties or assets to any corporation, partnership, person or other entity or group (other than Company, or any associate, agent or representative of Company), under any circumstances that would reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal provided that, in the case of clauses (iii) and (iv), the foregoing shall not prevent Stockholder, in Stockholder’s capacity as a director or officer (as the case may be) of Parent, from taking any actions permitted under Section 4.4 of the Reorganization Agreement. In the event the Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, such Stockholder shall promptly inform Company as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Stockholder is a party or violating its fiduciary duties.

(b) Stockholder is competent to execute and deliver this Stockholder Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Stockholder Agreement has been duly and validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except that (i) the enforceability thereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect affecting creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c) The execution and delivery of this Stockholder Agreement by Stockholder does not, and the performance of this Stockholder Agreement by Stockholder shall not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance, on any of the Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

5. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Company, to carry out the purpose and intent of this Agreement.

6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

8. Confidentiality. Stockholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence, and (ii) not to divulge any such information to any third person, until such time as the Transaction has been publicly disclosed by Company.

9. Miscellaneous.

9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is binding upon Stockholder in Stockholder’s capacity as a stockholder of Company (and not in Stockholder’s capacity as a director or officer, as the case may be, of Company) and only with respect to the specific matters set forth herein.

9.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

9.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation, Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity and the Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

9.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Stockholder Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

(a) If to the Stockholder, at the address set forth below the Stockholder’s signature at the end hereof.

(b) if to Company, to:

SAFLINK Corporation

777 108th Avenue NE, Suite 2100

Bellevue, WA 98004

Attention: Chief Executive Officer

Facsimile No.: (425) 278-1300

Telephone No.: (425) 278-1100

with a copy to:

Gray Cary Ware & Freidenrich LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104

Attention: W. Michael Hutchings, Esq.

Facsimile No.: (206) 839-4801

Telephone No.: (206) 839-4800

(c) if to Company, to:

SSP Solutions, Inc.

17861 Cartwright Road

Irvine, CA 92614

Attention: Chief Executive Officer

Facsimile No.: 949-851-8679

Telephone No.: (949) 851-1085

with a copy to:

Rutan & Tucker, LLP

611 Anton Boulevard, 14th Floor

Costa Mesa, CA 92626

Attention: Gregg Amber, Esq.

Facsimile No.: (714) 546-9035

Telephone No.: (714) 641-3425

or to such other address as any party hereto may designate for itself by notice given as herein provided.

9.6 Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

9.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

9.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Stockholder Agreement to be executed as of the date first above written.

SSP SOLUTIONS, INC.	STOCKHOLDER

By:
(Signature)

Name:	(Print Name)

Title:	(Print Address)

(Print Telephone Number)

(Social Security or Tax I.D. Number)

Total Number of Shares of Parent Capital Stock owned on the date hereof:

Common Stock:

[SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

SAFLINK CORPORATION

The undersigned stockholder of SAFLINK Corporation, a Delaware corporation (“Parent”), hereby irrevocably (to the full extent permitted by the Delaware General Corporation Law) appoints the members of the Board of Directors of SSP Solutions, Inc., a Delaware corporation (“Company”) , and each of them, or any other designee of Company, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Irrevocable Proxy is irrevocable (to the extent provided in the Delaware Corporations Code), is coupled with an interest, including, but not limited to, that certain Stockholder Agreement dated as of even date herewith by and among Company and the undersigned, and is granted in consideration of Company entering into that certain Agreement and Plan of Merger and Reorganization between Company, Parent and Spartan Acquisition Corporation, a Delaware corporation (“Merger Sub”) (the “Reorganization Agreement”), which agreement provides for the merger of Merger Sub with and into Company (the “Merger”) and the conversion of each outstanding share of capital stock of Company into shares of common stock of Parent (the “Parent Shares”) at the rate set forth in the Reorganization Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement, and (ii) the date of termination of the Reorganization Agreement. This Irrevocable Proxy shall terminate on the Expiration Date.

The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware Corporations Code), at every annual, special or adjourned meeting of the stockholders of Company and in every written consent in lieu of such meeting as follows:

☒	In favor of approval of the issuance of the Parent Shares in connection with the Merger and against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between Company and any person or entity other than Parent and Merger Sub that would be in violation of any provision of the Reorganization Agreement, and against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under an acquisition agreement in respect of the Merger or which would result in any of the conditions to the completion of the Merger not being fulfilled.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

[Signature page follows.]

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated:                     , 2004

(Signature of Stockholder)

(Print Name of Stockholder)

Shares beneficially owned:

shares of Parent Common Stock

Annex E

C.E. UNTERBERG, TOWBIN

FOUR EMBARCADERO CENTER

SUITE 580

SAN FRANCISCO, CALIFORNIA 94111

(415) 659-2222 FAX (415) 659-2229

March 21, 2004

Board of Directors

SAFLINK Corporation

777 108th NE, Suite 2100

Bellvue, Washington 98004

Members of the Board:

We understand that SAFLINK Corporation (“Saflink”) and SSP Solutions, Inc. (“SSP Solutions”) propose to enter into an Agreement and Plan of Merger and Reorganization to be dated the date hereof (the “Agreement”) which will provide for a business combination of Saflink and SSP Solutions. Saflink has organized a newly formed, wholly owned subsidiary, Spartan Acquisition Corporation (“Merger Sub”) for the purpose of effecting the transaction. Merger Sub will be merged (“the Merger”) with and into SSP Solutions, the separate corporate existence of Merger Sub will thereupon cease and SSP Solutions will continue as the surviving corporation and a wholly owned subsidiary of Saflink. Under the terms set forth in the Agreement, at the effective time of the Merger (the “Effective Time”) each share of common stock of SSP Solutions (“SSP Solutions Common Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and be converted automatically into the right to receive 0.6000 shares (the “Exchange Ratio”) of the common stock of Saflink, par value $0.01 per share (“Saflink Common Stock”).

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to the holders of the outstanding shares of Saflink Common Stock.

For purposes of this opinion we have, among other things:

(i)	reviewed certain publicly available financial statements and other business and financial information of Saflink and SSP Solutions;

(ii)	reviewed certain internal financial statements, forecasts and other financial and operating data concerning Saflink and SSP Solutions prepared by the managements of Saflink and SSP Solutions, respectively;

(iii)	reviewed with the management of Saflink certain publicly available estimates of research analysts relating to Saflink;

(iv)	held discussions with the respective managements of Saflink and SSP Solutions concerning the businesses, past and current operations, financial conditions and future prospects of both Saflink and SSP Solutions, independently and combined, including discussions with the managements of Saflink and SSP Solutions concerning synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

(v)	reviewed the financial terms and conditions set forth in the last draft of the Agreement reviewed by us;

(vi)	reviewed the stock prices and trading histories of Saflink Common Stock and SSP Solutions Common Stock;

(vii)	compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

(viii)	performed a pro forma merger analysis of the combined entity;

(ix)	prepared an analysis of the relative contributions of Saflink and SSP Solutions;

(x)	prepared an analysis of the stock price performance of Saflink Common Stock and SSP Solutions Common Stock with that of certain other publicly traded companies comparable with Saflink and SSP Solutions respectively and the NASDAQ composite index;

(xi)	participated in discussions among representatives of Saflink and SSP Solutions and their financial and legal advisors; and

(xii)	made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us verbally or otherwise discussed with us by the managements of Saflink and SSP Solutions) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the management of Saflink and SSP Solutions that they are not aware of any facts that would make such information inaccurate or misleading.

Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Saflink or SSP Solutions, nor were we furnished with any such evaluation or appraisal. We have assumed that all material assets and liabilities (contingent or otherwise) of Saflink and SSP Solutions are as set forth in their respective financial statements or other information made available to us. With respect to the financial forecasts and projections (and the assumptions and bases therefore) for each of Saflink and SSP Solutions that we have reviewed, upon the advice of the managements of Saflink and SSP Solutions, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of Saflink and SSP Solutions, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated.

We have assumed that the Merger will be consummated upon the terms set forth in the last draft of the Agreement reviewed by us without material alteration thereof or waiver of any material terms thereof, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We express no opinion regarding whether the necessary approvals or other conditions to the Merger will be obtained or satisfied and assume that obtaining any necessary regulatory approvals or third party consents will not have an adverse effect on the Merger or any parties thereto. In addition, we have assumed that the historical financial statements of each of Saflink and SSP Solutions reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied and that the representations and warranties of each party contained in the Agreement are true and correct. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to the holders of the outstanding shares of Saflink Common Stock of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) the value of Saflink Common Stock when issued to SSP Solutions stockholders pursuant to the Merger or the price at which shares of Saflink Common Stock may be traded in the future. The trading price of Saflink Common Stock may be affected by a number of factors, including but not limited to: (i) dispositions of Saflink Common Stock by stockholders within a short period of time after the Effective Time; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital market, generally and/or in the sectors of which either Saflink or SSP Solutions are a part; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Saflink or SSP Solutions or in their respective product markets; (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

Our opinion does not address the relative merits of the Merger and the other business strategies that Saflink’s Board of Directors has considered or may be considering, nor does it address the decision of Saflink’s Board of Directors to proceed with the Merger, or any alternative transaction.

We are acting as financial advisor to Saflink in connection with the Merger, have received an engagement fee and will receive a fee contingent upon the delivery of this opinion. We have in the past and may in the future provide investment banking and financial services to Saflink and its affiliates, for which we would expect to receive compensation. In addition, Saflink has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, we may trade in Saflink’s securities and SSP Solutions’ securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Saflink’s securities and SSP Solutions’ securities.

Our opinion expressed herein is provided for the information of the Board of Directors of Saflink in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of Saflink or SSP Solutions as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be reproduced, summarized, described or referred to or furnished to any party except with our express prior written consent. However, this opinion may be included in its entirety in any filing made by Saflink in respect to the Merger with the Securities and Exchange Commission, provided this opinion is reproduced in full and any description of or reference to us or summary of this opinion and the related analysis is in a form and substance acceptable to us and our counsel.

Based upon and subject to the foregoing considerations, and based upon such other factors as we consider relevant, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of the outstanding shares of Saflink Common Stock from a financial point of view.

Very truly yours,

John C. Pollak

Managing Director

C.E. Unterberg, Towbin LLC

Annex F

March 22, 2004

Board of Directors

SSP Solutions, Inc.

17861 Cartwright Road

Irvine, CA 92614

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of SSP Solutions, Inc. (the “Company”) of the consideration to be received in connection with the proposed merger (the “Merger”) of the Company with Spartan Acquisition Corp. (the “Merger Sub”), a wholly owned subsidiary of Saflink Corporation (“Saflink”). Pursuant to the terms of the Draft Agreement and Plan of Merger (the “Agreement”) dated as of March 20, 2004 among the Company, Merger Sub and Saflink, as a result of the Merger, the Company will become a wholly owned subsidiary of Saflink, and stockholders of the Company will receive for each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) held by them, consideration equal to 0.60 (the “Exchange Ratio”) of a share of common stock, par value $0.01 per share, of Saflink (the “Saflink Common Stock”). You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of Saflink and the Company, respectively;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Saflink and the Company, respectively;

(iii)	analyzed and discussed with senior executives of Saflink certain financial forecasts for Saflink, including certain financial forecasts for Saflink prepared by the management of Saflink;

(iv)	analyzed and discussed with senior executives of the Company certain financial forecasts for the Company, including certain financial forecasts for the Company prepared by the management of the Company;

(v)	discussed the past and current operations, financial condition and prospects of Saflink and the Company with senior executives of Saflink and the Company, respectively;

(vi)	reviewed and discussed with senior executives of the Company and Saflink information prepared by managements of the Company and Saflink, respectively, relating to certain strategic, financial and operational benefits anticipated from the Merger;

(vii)	reviewed and considered information prepared by members of senior management of Saflink and the Company relating to the relative contributions of Saflink and the Company to the combined company;

MEMBER NEW YORK STOCK EXCHANGE

(viii)	reviewed the reported prices and trading activity for Saflink Common Stock and the Company Common Stock;

(ix)	compared the financial performance of Saflink and the Company and the prices and trading activity of Saflink Common Stock and the Company Common Stock with that of certain other publicly traded companies we deemed relevant;

(x)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(xi)	participated in discussions among representatives of Saflink and the Company and their financial and legal advisors;

(xii)	reviewed the Agreement and certain related documents; and

(xiii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial and operational performance of Saflink and the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Saflink, nor have we been furnished with any such appraisals, nor did we conduct a comprehensive physical inspection of any of the assets of the Company or Saflink.

We have assumed the accuracy and completeness of the representations and warranties of the respective parties to the Agreement, that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions and without any waivers thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed beyond those restrictions to which the parties would be required to agree under the terms of the Agreement or that would otherwise have a material adverse effect on the contemplated benefits expected to be derived from the proposed Merger.

We have not acted as a financial advisor to the Board of Directors of the Company in connection with the Merger. We will receive a fee for providing this opinion that is not contingent upon the conclusions reached in this opinion or the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities potentially arising out of this engagement. Wedbush Morgan Securities Inc. or its affiliates have provided and may in the future provide financial advisory and financing services for the Company and have received or may in the future receive fees for the rendering of these services. In the ordinary course of our businesses, we and our affiliates may actively trade the equity securities of Saflink and the Company for our own account or for the accounts of customers, and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation of the Merger over any alternative transactions which may be available to the Company or its stockholders, and does not address the Company’s underlying business decision to enter into the Merger. This opinion does not in any manner address the prices at which the Company Common Stock will trade following the announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how the stockholders of Saflink and the Company should vote at the respective stockholders’ meetings held in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the consideration to be received in the proposed Merger is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

WEDBUSH MORGAN SECURITIES INC.

Annex G

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex H

SAFLINK’s Audit Committee Charter

I. STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of SAFLINK Corporation (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to its stockholders or to any governmental body or the public, and on the Company’s compliance with legal and regulatory requirements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement, of the Company’s independent auditor, review the performance of the Committee’s internal audit function, and prepare any reports required of the Committee under rules of the Securities and Exchange Commission. Consistent with these functions, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s financial policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Retain the independent auditor, evaluate their independence, qualifications and performance, and approve the terms of engagement for audit service and non-audit services;

•	Review with management and the independent auditor, as appropriate, the Company’s financial reports and other financial information provided by the Company to its stockholders or to any governmental body or the public, and the Company’s compliance with legal and regulatory requirements, including the Company’s internal controls;

•	Regularly communicate with the independent auditor, and financial and senior management and report to the Board as required or appropriate;

•	Establish and observe complaint procedures regarding accounting, internal auditing controls or auditing matters; and

•	Prepare the Audit Committee report required by the Securities and Exchange Commission.

The Company shall provide appropriate funding, as determined by the Committee, to permit the Company to perform its duties under this Charter and to compensate its advisors. The Committee, at its discretion, has the authority to initiate special investigations, and, if appropriate, hire special legal, accounting or other outside advisors or experts to assist the Committee, to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

II. ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall be comprised of three or more directors, selected by the Board, each of whom shall satisfy the independence and experience requirements of The Nasdaq Stock Market, Inc. In addition, the Committee shall not include any member who:

•	Accepts any consulting, advisory, or other compensatory fee from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board, or

•	Is an affiliated person of the Company or any subsidiary of the Company.

Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, at least one member shall be a financial expert, as determined in accordance with the rules and regulations of the Securities and Exchange Commission and the rules of The Nasdaq Stock Market, Inc., including having past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual being financially sophisticated, including being or having been a chief financial, or other senior officer with financial oversight responsibilities of a public company. In addition, no Committee member should simultaneously serve on the audit committee of more than three public companies.

The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee may form and delegate authority to subcommittees when appropriate, or to one or more members of the Committee. The Committee shall meet with management, and the independent auditor in separate executive sessions as appropriate, but at least quarterly. The Committee shall meet with the independent auditor and management on a quarterly basis to review the Company’s financial statements, financial reports and other public disclosure of the Company’s financial condition and results of operations. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record its summaries of recommendations to the Board in written form, which will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITIES

A. Oversight of the Company’s Independent Auditor

The Committee shall be directly and solely responsible for the engagement and oversight of any independent auditor employed by the Company for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee. The Committee shall:

1. obtain periodically from the independent auditor a formal written statement of the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, and, in particular, describing all relationships between the auditor and the Company, and discuss with the auditor any disclosed relationships or services that may impact auditor objectivity and independence;

2. obtain and review annually a report from the independent auditor describing (i) the auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer reviews or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with such issues, and (iii) all relationships between the independent auditor and the Company;

3. evaluate annually the qualifications, performance and independence of the independent auditor, including whether the auditor’s quality control procedures are adequate; review and evaluate the lead partner of the independent auditor, taking into account the opinions of management; and report to the Board on its conclusions, together with any recommendations for additional action;

4. approve in advance the engagement of the independent auditor for all audit services and non-audit services (to the extent permitted by law and applicable rules and regulations), based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement;

5. approve, as necessary, the termination of the engagement of the independent auditor and select a replacement independent auditor;

6. regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the auditor’s national office respecting auditing or accounting issues presented by the engagement and any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the auditor to the Company; and

7. review with the independent auditor on a quarterly basis the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles that the independent auditor have discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B. Review of Financial Information, Policies, Processes and Charter

To fulfill its responsibilities and duties the Committee shall, to the extent that it deems necessary or appropriate, and in addition to the items described above:

1. review and discuss with management and the independent auditor the Company’s annual audited financial statements, and any certification, report, opinion, letter or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K;

2. review the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of the Company’s annual report on Form 10-K;

3. review and discuss with management and the independent auditor the Company’s quarterly financial statements and the Company’s disclosure under “Management’s Discussion and Analysis of Results of Operations” prior to the filing of each of the Company’s quarterly report on Form 10 Q;

4. review and discuss earnings press releases and other information provided to analysts and rating agencies, including “pro forma” or adjusted financial information, before such releases or information are released to the public, analysts or rating agencies;

5. at least quarterly, meet separately with management, and with the independent auditor;

6. review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments;

7. review annually with management its assessment of the effectiveness and adequacy of the Company’s internal controls and procedures for financial reporting, and review annually with the independent auditor the attestation to and report on the assessment of internal controls made by management, and consider whether any changes to the internal controls processes and procedures are appropriate in light of management’s assessment or the independent auditor’s report;

8. review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure and explanation of such transactions and structures in the Company’s public filings;

9. review with management and the independent auditor the effect of regulatory and accounting initiatives; consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management;

10. review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented;

11. report to the Board regarding any audit opinions that contain “going concern” qualifications; and

12. review and reassess the Charter’s adequacy at least annually, as well as when conditions dictate.

C. Risk Management, Related Party Transactions, Legal Compliance and Ethics

The Committee shall:

1. review with the principal executive and financial officers of the Company any report on significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

2. review and approve all related-party transactions after reviewing each such transaction for potential conflicts of interests and other improprieties;

3. establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns;

4. adopt a Code of Ethics for senior financial officers and review, approve and require prompt disclosure to the public of any change in, or waiver of, such Code of Ethics; review conduct alleged to be in violation of such Code of Ethics and adopt, as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct; take such actions, including review of conduct alleged to be in violation of the Company’s Code of Business Conduct and Ethics, and adoption of remedial, disciplinary, or other measures with regard to such actions, as may be necessary or appropriate under the Code of Business Conduct and Ethics;

5. discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies;

6. review management’s monitoring of compliance with the Foreign Corrupt Practices Act;

7. discuss guidelines and policies to govern the process by which risk assessment and management is undertaken and handled; discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

8. review with the Company’s legal counsel and accounting advisors, and report to the Board on, legal compliance matters, including insider trading policies and disclosure of insider and related-party transactions; meet with legal counsel and discuss any report provided by such counsel concerning evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by the Company or any agent, and adopt, as necessary, appropriate remedial measures or sanctions with respect to the violation;

9. prepare the Committee’s report required by the rules of the Securities Exchange Commission to be included in the Company’s annual proxy statement;

10. develop, in coordination with the Nomination and Corporate Governance Committee, and implement an annual performance evaluation of the Committee; and

11. review and monitor compliance with the Company’s Insider Trading Policy.

Annex I

SAFLINK CORPORATION

CHARTER OF THE NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

I.	STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of SAFLINK Corporation (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary responsibilities of the Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles applicable to the Company, and (vi) provide oversight in the evaluation of the Board and each committee.

II.	ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall be comprised of two or more directors, each of whom shall satisfy the independence requirements established by the rules of Nasdaq, provided that one director who does not meet the independence criteria of Nasdaq may, subject to the approval of the Board, serve on the Committee pursuant to, and subject to the limitation under, the “exceptional and limited circumstances” exception as provided under the rules of Nasdaq.

The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be removed or replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership. The Committee may, from time to time, delegate duties or responsibilities to subcommittees or to one member of the Committee.

A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

The Committee shall have the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties hereunder, and to determine the terms, costs and fees for such engagements. Without limitation, the Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates and to determine and approve the terms, costs and fees for such engagements. The fees and costs of any consultant or advisor engaged by the Committee to assist the Committee in performing its duties hereunder shall be borne by the Company.

III.	MEETINGS

The Committee shall meet as often as it deems necessary to fulfill its responsibilities hereunder, and may meet with management or individual directors at any time it deems appropriate to discuss any matters before the Committee.

The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

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IV.	COMMITTEE AUTHORITY AND RESPONSIBILITY

To fulfill its responsibilities and duties hereunder, the Committee shall:

a.	Nominating Functions

i.    Evaluate and select, or recommend to the Board, director nominees for each election of directors, except that if the Company is at any time legally required by contract or otherwise to provide any third party with the ability to nominate a director, the Committee need not evaluate or propose such nomination, unless required by contract or requested by the Board.

ii.    Determine criteria for selecting new directors, including desired board skills and attributes, and identify and actively seek individuals qualified to become directors.

iii.    Consider any nominations of director candidates validly made by shareholders.

iv.    Review and make recommendations to the Board concerning qualifications, appointment and removal of committee members.

b.	Corporate Governance Functions

i.    Develop, recommend for Board approval, and review on an ongoing basis the adequacy of, the corporate governance principles applicable to the Company. Such principles may include director qualification standards, director responsibilities, committee responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluation of the Board and committees.

ii.    In consultation with the Audit Committee, (a) consider and present to the Board for adoption a Code of Conduct applicable to all employees and directors which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Conduct, and (b) review such Code of Conduct periodically and recommend such changes to such Code of Conduct as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.

iii.    Review, at least annually, the Company’s compliance with the Nasdaq corporate governance listing requirements, and report to the Board regarding the same.

iv.    Assist the Board in developing criteria for the evaluation of Board and committee performance.

v.    Evaluate the Committee’s own performance on an annual basis.

vi.    Develop orientation materials for new directors and corporate governance-related continuing education for all Board members.

vii.    Make regular reports to the Board regarding the foregoing.

viii.     Review and reassess the adequacy of this Charter as appropriate and recommend any proposed changes to the Board for approval.

ix.    Perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

SAFLINK’s certificate of incorporation provides that SAFLINK shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of SAFLINK) by reason of the fact that he or she is or was a director, officer, employee or agent of SAFLINK, or is or was serving at the request of SAFLINK as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Such certificate of incorporation also provides that such indemnification rights shall not be exclusive of other indemnification rights to which those seeking indemnification may be entitled under SAFLINK’s bylaws, agreement or the vote of its stockholders or disinterested directors.

SAFLINK’s bylaws provide that SAFLINK shall, to the fullest extent authorized by the Delaware General Corporation Law, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of SAFLINK or is or was serving at the request of SAFLINK as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding. SAFLINK’s bylaws also provide that SAFLINK may enter into one or more agreements with any person which provides for indemnification rights equivalent to or, if SAFLINK’s board of directors so determines, greater than, those provided for in the bylaws.

SAFLINK intends to purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed with this registration statement:

			Incorporated by Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
2.1	Agreement and Plan of Merger and Reorganization, dated as of March 22, 2004, by and among SAFLINK Corporation, Spartan Acquisition Corporation and SSP Solutions, Inc.		8-K	2.1	000-20270	3/23/2004
2.2	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of June 18, 2004, by and among SAFLINK Corporation, Spartan Acquisition Corporation and SSP Solutions, Inc.	X

3.1	Restated Certificate of Incorporation of SAFLINK Corporation		10-K	3.1	000-20270	3/30/2004

3.2	Second Amended and Restated Bylaws of SAFLINK Corporation		10-Q	3.1	000-20270	8/14/2003

5.1	Opinion of Gray Cary Ware & Freidenrich LLP	X

Incorporated by Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
8.1	Form of Opinion of Gray Cary Ware & Freidenrich LLP, counsel to SAFLINK Corporation, as to U.S. material tax matters	X

8.2	Form of Opinion of Rutan & Tucker, LLP, counsel to SSP Solutions, Inc., as to U.S. material tax matters	X

21.1	Subsidiaries of SAFLINK Corporation		S-4	21.1	333-115552	5/17/2004

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of Haskell & White LLP	X

23.3	Consent of Independent Registered Public Accounting Firm	X

23.4	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)	X

23.5	Consent of Rutan & Tucker, LLP (included in Exhibit 8.2)	X

23.6	Consent of C.E. Unterberg, Towbin LLC	X

23.7	Consent of Wedbush Morgan Securities Inc.	X

24.1	Power of Attorney (included in the signature page of the registration statement).		S-4		333-115552	5/17/2004

99.1	Form of Proxy Card for SAFLINK Corporation	X

99.2	Form of Proxy Card for SSP Solutions, Inc.	X

99.3	Consent of Richard P. Kiphart	X

99.4	Consent of Marvin J. Winkler	X

99.5	Consent of Kris Shah	X

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registrant statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, as of June 18, 2004.

SAFLINK CORPORATION

By:	/s/ GLENN L. ARGENBRIGHT
Glenn L. Argenbright
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ GLENN L. ARGENBRIGHT Glenn L. Argenbright	President, Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2004

/s/ JON C. ENGMAN Jon C. Engman	Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2004

/s/ FRANK M. DEVINE* Frank M. Devine	Director	June 18, 2004

/s/ GORDON E. FORNELL* Gordon E. Fornell	Director	June 18, 2004

/s/ TERRY N. MILLER* Terry N. Miller	Director	June 18, 2004

/s/ STEVEN M. OYER* Steven M. Oyer	Director	June 18, 2004

*By:	/s/ GLENN L. ARGENBRIGHT
Glenn L. Argenbright
Attorney-in-fact

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

2.1	Agreement and Plan of Merger and Reorganization, dated as of March 22, 2004, by and among SAFLINK Corporation, Spartan Acquisition Corporation and SSP Solutions, Inc.		8-K	2.1	000-20270	3/23/2004

2.2	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of June 18, 2004, by and among SAFLINK Corporation, Spartan Acquisition Corporation and SSP Solutions, Inc.	X

3.1	Restated Certificate of Incorporation of SAFLINK Corporation		10-K	3.1	000-20270	3/30/2004

3.2	Second Amended and Restated Bylaws of SAFLINK Corporation		10-Q	3.1	000-20270	8/14/2003

5.1	Opinion of Gray Cary Ware & Freidenrich LLP	X

8.1	Form of Opinion of Gray Cary Ware & Freidenrich LLP, counsel to SAFLINK Corporation, as to U.S. material tax matters	X

8.2	Form of Opinion of Rutan & Tucker, LLP, counsel to SSP Solutions, Inc., as to U.S. material tax matters	X

21.1	Subsidiaries of SAFLINK Corporation		S-4	21.1	333-115552	5/17/2004

23.1	Consent of Independent Registered Public Accounting Firm	X

23.2	Consent of Haskell & White LLP	X

23.3	Consent of Independent Registered Public Accounting Firm	X

23.4	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)	X

23.5	Consent of Rutan & Tucker, LLP (included in Exhibit 8.2)	X

23.6	Consent of C.E. Unterberg, Towbin LLC	X

23.7	Consent of Wedbush Morgan Securities Inc.	X

24.1	Power of Attorney (included in the signature page of the registration statement).		S-4		333-115552	5/17/2004

99.1	Form of Proxy Card for SAFLINK Corporation	X

99.2	Form of Proxy Card for SSP Solutions, Inc.	X

99.3	Consent of Richard P. Kiphart	X

99.4	Consent of Marvin J. Winkler	X

99.5	Consent of Kris Shah	X